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Execution Version

SIXTH AMENDMENT TO ABL CREDIT AGREEMENT

This SIXTH AMENDMENT TO ABL CREDIT AGREEMENT (this “Sixth Amendment”) is entered into as of January 8, 2016, by and among Ciena Corporation, a Delaware corporation (the “Company”), Ciena Communications, Inc., a Delaware corporation (“CCI”), Ciena Government Solutions, Inc., a Delaware corporation (“CGSI” and, together with the Company and CCI, collectively, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated under the laws of Canada (the “Canadian Borrower” and, together with the U.S. Borrowers, collectively, the “Borrowers”), Deutsche Bank AG New York Branch, as administrative agent and collateral agent (in such capacities, the “Administrative Agent” and the “Collateral Agent”, respectively) and the Lenders and Issuing Lenders (in each case, as defined in the Credit Agreement referred to below) party hereto. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Credit Agreement referred to below, the U.S. Security Agreement referred to below or the U.S. Pledge Agreement referred to below, as applicable.

RECITALS
WHEREAS, the Borrowers, the Lenders, the Issuing Lenders, Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, and the other agents party thereto are parties to that certain ABL Credit Agreement, dated as of August 13, 2012 (as amended by that certain (i) First Amendment to Credit Agreement, dated as of August 24, 2012, (ii) Omnibus Second Amendment to Credit Agreement and First Amendment to U.S. Security Agreement, Canadian Security Agreement, U.S. Pledge Agreement, U.S. Guaranty and Canadian Guaranty, dated as of March 5, 2013, (iii) Third Amendment to Credit Agreement, dated as of July 15, 2014, (iv) Omnibus Fourth Amendment to Credit Agreement and First Amendment to U.S. Pledge Agreement and Canadian Pledge Agreement, dated as of April 15, 2015, and (v) Fifth Amendment to Credit Agreement, dated as of July 2, 2015, the “Credit Agreement”), pursuant to which, among other things, the Lenders and the Issuing Lenders have agreed, subject to the terms and conditions set forth therein, to make certain loans and other financial accommodations to the Borrowers;
WHEREAS, the U.S. Borrowers and the Collateral Agent are party to that certain Amended and Restated Security Agreement, dated as of July 15, 2014 (the “U.S. Security Agreement”);
WHEREAS, the U.S. Borrowers and the Collateral Agent are party to that certain Amended and Restated Pledge Agreement, dated as of July 15, 2014 (as amended by that certain Omnibus Fourth Amendment to Credit Agreement and First Amendment to U.S. Pledge Agreement and Canadian Pledge Agreement, dated as of April 15, 2015, the “U.S. Pledge Agreement”);
WHEREAS, the Borrowers, the other Credit Parties, the Administrative Agent, the Collateral Agent and each Lender and Issuing Lender party hereto desire to amend the Credit Agreement, the U.S. Security Agreement and the U.S. Pledge Agreement, as provided herein;
NOW, THEREFORE, in consideration of the foregoing, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
SECTION I.    Amendments to Credit Agreement.
A.    Each of the parties hereto agrees that, effective on the Sixth Amendment Effective Date (as defined below), the Credit Agreement shall be further amended to delete the stricken text (indicated textually

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in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the Credit Agreement attached as Exhibit A hereto.
B.    Each of the parties hereto agrees that, effective on the Sixth Amendment Effective Date, (i) each of Schedules 1.01(a), 1.01(b), 8.09, 8.10, 8.13, 8.14, 10.13 and 13.03 to the Credit Agreement shall be amended and restated in their entirety in the form attached as Exhibit B hereto and (ii) Schedule 1.01(c) shall be deleted in its entirety.
C.    Each of the parties hereto agrees that, effective on the Sixth Amendment Effective Date, (i) each of Exhibits A-1, A-2, B-1, B-2, D-1, D-2, D-3, D-4, F, K, L and N to the Credit Agreement shall be further amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of such Exhibits to the Credit Agreement attached as Exhibit C hereto and (ii) each of Exhibits B-3 and B-4 to the Credit Agreement shall be deleted in its entirety.
D.    Each of the parties hereto agrees that, effective on the Sixth Amendment Effective Date, the U.S. Security Agreement shall be amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the U.S. Security Agreement attached as Exhibit D hereto.
E.    Each of the parties hereto agrees that, effective on the Sixth Amendment Effective Date, the U.S. Pledge Agreement shall be further amended to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the double-underlined text (indicated textually in the same manner as the following example: double-underlined text) as set forth in the pages of the U.S. Pledge Agreement attached as Exhibit E hereto.
SECTION II.    Representations and Warranties.     In order to induce the Administrative Agent, the Collateral Agent, the Lenders and the Issuing Lenders to enter into this Sixth Amendment, each of the Company and each other Borrower hereby represents and warrants that:
A.    As of the Sixth Amendment Effective Date, both immediately before and immediately after giving effect to this Sixth Amendment, (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained in the Credit Agreement and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the Sixth Amendment Effective Date (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date).
B.    Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of this Sixth Amendment and has taken all necessary Business action to authorize the execution, delivery and performance by it of this Sixth Amendment. Each Credit Party has duly executed and delivered this Sixth Amendment, and this Sixth Amendment constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally

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affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
C.    Neither the execution, delivery or performance by any Credit Party of this Sixth Amendment, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject including, without limitation, the Existing Convertible Notes Indentures, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of their respective Subsidiaries.
SECTION III.     Effectiveness.        This Sixth Amendment shall become effective on the date (the “Sixth Amendment Effective Date”) when the Company, each other Borrower, each other Guarantor, the Administrative Agent, the Collateral Agent, each Lender and each Issuing Lender shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered by way of “.pdf” via email transmission the same to the Administrative Agent, c/o White & Case LLP, 1155 Avenue of the Americas, New York, New York 10036, Attention: Samantha Seeto and May Yip-Daniels (e-mail addresses: samantha.seeto@whitecase.com and myip@whitecase.com), and when each of the following conditions are satisfied:
A.    Indebtedness. After giving effect to this Sixth Amendment, the Company and its Subsidiaries shall have no outstanding Indebtedness, Contingent Obligations or Preferred Equity, except (x) for Indebtedness incurred pursuant to the Credit Documents, (y) the Permitted Convertible Notes and (z) such other existing Indebtedness (including, without limitation, Qualified Preferred Stock of the Company) and Contingent Obligations as are permitted under the Credit Documents (including to the extent permitted under Section 10.04 of the Credit Agreement as amended hereby).
B.    PATRIOT Act. Not later than the fifth Business Day prior to the Sixth Amendment Effective Date, the Agents, the Issuing Lenders and the Lenders shall have received from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the PATRIOT Act.
C.    Borrowing Base Certificate. On or prior to the Sixth Amendment Effective Date, the Administrative Agent shall have received the Borrowing Base Certificate meeting the requirements of Section 9.01(h) of the Credit Agreement in respect of the Company’s fiscal month ending on or about November 30, 2015.
D.    Fees, Expenses and Interest. On the Sixth Amendment Effective Date, the Borrowers shall have paid (i) to the Agents (and their relevant affiliates) and each Lender all costs, duties, fees and expenses and other compensation contemplated hereby or separately agreed in writing payable to the Agents (and/or their relevant affiliates) or such Lender to the extent due and (ii) all unpaid interest and Fees (other than administrative agent Fees payable pursuant to Section 4.01(f) of the Credit

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Agreement) that have accrued under the Credit Agreement through the Sixth Amendment Effective Date whether or not due and payable at such time pursuant to the terms of the Credit Agreement.
E.    Representations and Warranties. All representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the Sixth Amendment Effective Date (both immediately before and after giving effect to the Sixth Amendment) (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date).
F.    No Default or Event of Default. Both immediately before and after giving effect to this Sixth Amendment, no Default or Event of Default shall have occurred and be continuing.
G.    Borrowing Notices; Borrowing Limitations. (1) To the extent any Credit Event is to occur on the Sixth Amendment Effective Date, the Administrative Agent shall have received the notices required to be delivered pursuant to Section 7.02 of the Credit Agreement in accordance with the terms thereof and (2) the Borrowers shall be in compliance with the requirements of Section 7.03 of the Credit Agreement.
H.    Certificates and Opinions. The Credit Parties shall have delivered to the Administrative Agent (1) a solvency certificate from the chief financial officer of the Company substantially in the form and substance of Exhibit J to the Credit Agreement, (2) customary officers’ certificates, board of director (or equivalent governing body) resolutions, evidence of good standing (to the extent available under applicable law) and opinions of counsel (which, in each case, shall be in form and substance reasonably satisfactory to the Administrative Agent (including, with respect to authorizing resolutions and opinions relating to the amended and restated Security Documents referenced in clause (I) of this Section V) and substantially similar to such certificates, resolutions and opinions delivered on the Effective Date pursuant to Section 6.03 and 6.04 of the Credit Agreement) and (3) the Company shall have delivered a certificate executed by an Authorized Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (A), (E), (F) and (G)(2).
I.    Amendments to Canadian Security Documents. The Credit Parties shall have delivered to the Collateral Agent fully executed copies of (1) that certain Second Amended and Restated Canadian Security Agreement, dated as of the date hereof, between the Canadian Borrower and the Collateral Agent and (2) that certain Second Amended and Restated Canadian ABL Pledge Agreement, dated as of the date hereof, between the Company and the Collateral Agent, in each case, reflecting amendments consistent with Exhibits D and E hereto, as applicable.
SECTION IV.    Confirmation of Guarantees and Security Interest. By signing this Sixth Amendment, each Credit Party hereby consents to the terms of this Sixth Amendment and confirms that (x) the obligations of the Credit Parties under the Credit Agreement, the U.S Security Agreement, and the U.S. Pledge Agreement, in each case, as modified or supplemented hereby and the other Credit Documents (i) are entitled to the benefits of the guarantees and the security interests set forth or created in the Guaranty Agreement, the U.S. Security Agreement, the Canadian Security Agreement, the U.S. Pledge Agreement, the Canadian Pledge Agreement, the other Security Documents and the other Credit Documents, and (ii) constitute “Obligations” or such other similar term for purposes of the Credit Agreement, the U.S. Guaranty, the Canadian Guaranty,

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the U.S. Security Agreement, the Canadian Security Agreement, the U.S. Pledge Agreement, the Canadian Pledge Agreement, each other Foreign Pledge Agreement and all other Security Documents and all other Credit Documents and (y) notwithstanding the effectiveness of the terms hereof, the U.S. Guaranty, the Canadian Guaranty, the U.S. Security Agreement, the Canadian Security Agreement, the U.S. Pledge Agreement, each other Foreign Pledge Agreement, each other Security Document and each other Credit Document are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects and the terms of this Sixth Amendment shall not affect in any way its obligations and liabilities under any Credit Document (including, without limitation, the Guaranty and the grant of security interests and pledges pursuant to the Security Documents) to which it is a party (as such Credit Documents are amended or otherwise expressly modified by this Sixth Amendment). Each Credit Party ratifies and confirms that all Liens granted, conveyed, or assigned to the Collateral Agent by such Person pursuant to any Credit Document to which it is a party remain in full force and effect, are not released or reduced, and continue to secure full payment and performance of the Obligations. Each Credit Party further ratifies and confirms that the priority of security and other terms of the Intercreditor Agreement remain in full force and effect, are not affected by this Sixth Amendment and continue to govern, among other things, the priority of the Collateral as between the Secured Creditors and the secured creditors party to the 2014 Term Facility or secured thereunder.
SECTION V.    AMENDMENTS TO SECURITY DOCUMENTS AGREEMENTS. By its execution hereof, each Credit Party, each Lender and each Issuing Lender party hereto hereby consents and agrees that the Administrative Agent, the Collateral Agent and the respective Credit Parties party thereto may at any time on or after the Sixth Amendment Effective Date enter into amendments or supplements to the Canadian Security Agreement and the Foreign Pledge Agreements, in substance consistent with Exhibits D and E hereto, as applicable, in a manner reasonably satisfactory to the Administrative Agent, the Collateral Agent and each Credit Party party thereto and without the need to obtain any further consent of any Lender or Issuing Lender.
SECTION VI.    Reference To and Effect Upon the Credit Documents.
A.    From and after the Sixth Amendment Effective Date, (i) the term “Agreement,” in the Credit Agreement, and all references to the Credit Agreement in any other Credit Document, shall mean the Credit Agreement as modified hereby (including, without limitation, amendments and modifications to Schedules and Exhibits to the Credit Agreement effected hereby), (ii) the term “U.S. Security Agreement,” in the Credit Agreement, the term “Agreement” in the U.S. Security Agreement, and all references to the U.S. Security Agreement in any other Credit Document, shall mean the U.S. Security Agreement as modified hereby, (iii) the term “U.S. Pledge Agreement,” in the Credit Agreement, the term “Agreement” in the U.S. Pledge Agreement, and all references to the U.S. Pledge Agreement in any other Credit Document, shall mean the U.S. Pledge Agreement as modified hereby, and (iv) this Sixth Amendment shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.
B.    This Sixth Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Credit Agreement, the U.S. Security Agreement the U.S. Pledge Agreement or any other Credit Document or a novation of existing obligations and liabilities under the Credit Documents. The Credit Agreement and each of the other Credit Documents, as specifically amended by this Sixth Amendment, are and shall continue to be in full force and effect and are hereby in all respects ratified and confirmed.
SECTION VII.    Counterparts, Etc.    This Sixth Amendment may be executed in any number of counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument, and all signatures need not appear on any one counterpart. Any party

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hereto may execute and deliver a counterpart of this Sixth Amendment by delivering by facsimile or other electronic transmission a signature page of this Sixth Amendment signed by such party, and any such facsimile or other electronic signature shall be treated in all respects as having the same effect as an original signature. Section headings in this Sixth Amendment are included herein for convenience of reference only and shall not constitute part of this Sixth Amendment for any other purpose. A complete set of counterparts of this Sixth Amendment shall be lodged with the Borrowers and Administrative Agent.
SECTION VIII.     Governing Law.     This Sixth Amendment and the rights and obligations of the parties under this Sixth Amendment shall be governed by, and construed and interpreted in accordance with, the law of the State of New York; provided that the provisions of Section IV of this Sixth Amendment and the rights and obligations of the parties under such Section IV as relates to each Credit Document shall be governed by, and construed and interpreted in accordance with, the governing law applicable to such Credit Document in accordance with the terms thereof.
[Signature Pages to follow]

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Sixth Amendment as of the date first above written.

CIENA CORPORATION
By: /s/ Elizabeth Dolce Name: Elizabeth Dolce Title: Vice President and Treasurer

CIENA COMMUNICATIONS, INC.
By: /s/ Elizabeth Dolce Name: Elizabeth Dolce Title: Vice President and Treasurer

CIENA CANADA, INC.
By: /s/ Elizabeth Dolce Name: Elizabeth Dolce Title: Vice President and Treasurer

DEUTSCH BANK AG NEW YORK BRANCH, as Administrative Agent, as Collateral Agent, as a Lender and as an Issuing Lender
By: /s/ Philip Saliba Name: Philip Saliba Title: Director
By: /s/ Frank Fazio Name: Frank Fazio Title: Managing Director

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SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

NAME OF INSTITUTION:
Bank of America, N.A. as a Lender and an Issuing Lender
By: /s/ John Olsen Name: John Olsen Title: Senior Vice President

SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

NAME OF INSTITUTION:
Bank of America, N.A. (acting through its Canada Branch) as a Lender and an Issuing Lender
By: /s/ Sylwia Durkiewicz Name: Sylwia Durkiewicz Title: Vice President

SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

NAME OF INSTITUTION:
MORGAN STANLEY BANK, N.A. as a Lender
By: /s/ Lisa Hanson Name: Lisa Hanson Title: Vice President

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SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

WELLS FARGO BANK, NATIONAL ASSOCIATION, as a Lender and an Issuing Lender
By: /s/ Tony Leadbetter Name: Tony Leadbetter Title: Duly Authorized Signatory

SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

WELLS FARGO CAPITAL FINANCE CORPORATION CANADA as a Lender
By: /s/ David G. Philips Name: David G. Philips Title: Credit Officer, Canada

SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

NAME OF INSTITUTION:
JPMORGAN CHASE BANK, N.A. as a Lender
By: /s/ Robert A. Kaulius Name: Robert A. Kaulius Title: Authorized Officer

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SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

NAME OF INSTITUTION:
JPMORGAN CHASE BANK, N.A., TORONTO BRANCH as a Lender
By: /s/ Michael N. Tam Name: Michael N. Tam Title: Senior Vice President

SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

NAME OF INSTITUTION:
CITIBANK, N.A. as a Lender
By: /s/ Shane V. Azzara Name: Shane V. Azzara Title: Director & Vice President

SIGNATURE PAGE TO SIXTH AMENDMENT to ABL CREDIT AGREEMENT, DATED AS OF THE DATE FIRST WRITTEN ABOVE, AMONG CIENA CORPORATION, CIENA COMMUNICATIONS, INC., CIENA GOVERNMENT SOLUTIONS, INC., CIENA CANADA, INC., THE LENDERS AND ISSUING LENDERS PARTY THERETO AND DEUTSCHE BANK AG NEW YORK BRANCH, AS ADMINISTRATIVE AGENT AND AS COLLATERAL AGENT

NAME OF INSTITUTION:
SUNTRUST BANK as a Lender
By: /s/ Chris Curtis Name: Chris Curtis Title: Director

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EXHIBIT A
[See attached conformed Credit Agreement]

~~[CONFORMED COPY THROUGH AMENDMENT NO. 5]~~
~~[FOR REFERENCE PURPOSES ONLY]~~

________________________________________________________________________________
ABL CREDIT AGREEMENT
among
CIENA CORPORATION,
CIENA COMMUNICATIONS, INC.,
CIENA ~~CANADA~~GOVERNMENT SOLUTIONS, INC.,
CIENA CANADA, INC.,
VARIOUS LENDERS,
DEUTSCHE BANK AG NEW YORK BRANCH,
as ADMINISTRATIVE AGENT and COLLATERAL AGENT,
~~BANK OF AMERICA~~BANK OF AMERICA, N.A.,
as SYNDICATION AGENT,
and
~~MORGAN STANLEY SENIOR FUNDING, INC.~~
MORGAN STANLEY SENIOR FUNDING, INC.
and
~~WELLS FARGO BANK, NATIONAL ASSOCIATION,~~
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as CO-DOCUMENTATION AGENTS
________________________________
Dated as of August 13, 2012
_________________________________

DEUTSCHE BANK SECURITIES INC.,
MERRILL LYNCH, ~~PIERCE~~PIERCE, FENNER & SMITH ~~INCORPORATED~~INCORPORATED, MORGAN STANLEY SENIOR FUNDING, INC.
and
~~MORGAN STANLEY SENIOR FUNDING, INC.,~~
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as JOINT LEAD ARRANGERS and JOINT BOOK RUNNERS

________________________________________________________________________________

ABL CREDIT AGREEMENT, dated as of August 13, 2012, among Ciena Corporation, a Delaware corporation (the “Company”), Ciena Communications, Inc., a Delaware corporation (“CCI”), Ciena Government Solutions, Inc., a Delaware corporation (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms hereof, collectively, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated under the laws of Canada (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms hereof, collectively, the “Canadian Borrowers”, and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the Lenders party hereto from time to time, Deutsche Bank AG New York Branch, as Administrative Agent and Collateral Agent, Bank of America, N.A., as Syndication Agent, and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents. All capitalized terms used herein and defined in Section 1.01 are used herein as therein defined.
WHEREAS, subject to and upon the terms and conditions set forth herein, the Lead Arrangers have arranged, and the Lenders are willing to make available to the Borrowers, the credit facilities provided for herein;
NOW, THEREFORE, IT IS AGREED:
SECTION 1.    Definitions and Accounting Terms.
1.01.    Defined Terms. As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):
~~“2013 Convertible Notes” shall mean the Company’s 0.25% senior convertible notes due May 1, 2013, issued pursuant to the 2013 Convertible Notes Indenture.~~
~~“2013 Convertible Notes Documents” shall mean the 2013 Convertible Notes and the 2013 Convertible Notes Indenture.~~
~~“2013 Convertible Notes Indenture” shall mean the Indenture, dated as of April 10, 2006, between the Company, as issuer, and The Bank of New York, as trustee, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.~~
“2014 Term Facility” shall have the meaning provided in Section 10.04(n).
~~“2015 Convertible Notes” shall mean the Company’s 4.00% senior convertible notes due March 15, 2015, issued pursuant to the 2015 Convertible Notes Indenture.~~
~~“2015 Convertible Notes Documents” shall mean the 2015 Convertible Notes and the 2015 Convertible Notes Indenture.~~
~~“2015 Convertible Notes Indenture” shall mean the Indenture, dated as of March 15, 2010, between the Company, as issuer, and The Bank of New York Mellon, as trustee, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.~~
“2017 Convertible Notes” shall mean the Company’s 0.875% senior convertible notes due June 15, 2017, issued pursuant to the 2017 Convertible Notes Indenture.

“2017 Convertible Notes Documents” shall mean the 2017 Convertible Notes and the 2017 Convertible Notes Indenture.
“2017 Convertible Notes Indenture” shall mean the Indenture, dated as of June 11, 2007, between the Company, as issuer, and The Bank of New York, as trustee, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“2018 Convertible Notes” shall mean the Company’s 3.75% senior convertible notes due October 15, 2018, issued pursuant to the 2018 Convertible Notes Indenture.
“2018 Convertible Notes Documents” shall mean the 2018 Convertible Notes and the 2018 Convertible Notes Indenture.
“2018 Convertible Notes Indenture” shall mean the Indenture, dated as of October 18, 2010, between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“2020 Convertible Notes” shall mean the Company’s 4.00% senior convertible notes due December 15, 2020, issued pursuant to the 2020 Convertible Notes Indenture.
“2020 Convertible Notes Documents” shall mean the 2020 Convertible Notes and the 2020 Convertible Notes Indenture.
“2020 Convertible Notes Indenture” shall mean the Indenture, dated as of December 27, 2012, between the Company, as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“90-Day Excess Availability” shall mean, on a given date, the quotient obtained by dividing (a) the sum of each day’s Excess Availability during the 90 consecutive day period immediately preceding such date (or, if shorter, the period commencing on the ~~Third~~Sixth Amendment Effective Date and ending on the day immediately preceding such date) by (b) 90 (or, if applicable, the number of days (which is less than 90) from the ~~Third~~Sixth Amendment Effective Date to the day immediately preceding such date).
“ABL Priority Collateral” shall mean (i) at any time when no Permitted Additional Secured Indebtedness is outstanding, the Collateral, and (ii) at all times when any Permitted Additional Secured Indebtedness is outstanding, “ABL Priority Collateral” as defined in the Intercreditor Agreement (which shall be defined on a basis customary for transactions of this type and, in any event, shall include all cash and Cash Equivalents (other than cash and Cash Equivalents that constitute proceeds of any Permitted Additional Secured Indebtedness Priority Collateral), Accounts, Inventory, assets related to Accounts and Inventory and proceeds thereof of the Credit Parties).
“Account” shall mean an “account” as such term is defined in Article 9 of the UCC or the PPSA, as applicable, and any and all supporting obligations in respect thereof.
“Account Debtor” shall mean each Person who is obligated on an Account.
“Acquired Entity or Business” shall mean either (x) all or substantially all of the assets of, or the assets constituting a business, division or product line of, any Person not already a Subsidiary of the Company or (y) 100% of the Equity Interests of any such Person, which Person shall, as a result of the acquisition of such Equity Interests, become a Wholly-Owned Subsidiary of the Company (or shall be merged with and into a Borrower or a Wholly-Owned Subsidiary of the Company; provided that, in the case of any merger involving (x) the Company, the Company shall be the surviving or continuing Person, (y) another Borrower, such Borrower shall be the surviving or continuing Person, and (z) a Subsidiary Guarantor, a Subsidiary Guarantor shall be the surviving or continuing Person (or if such surviving or continuing Person is not a Subsidiary Guarantor, it shall become a Subsidiary Guarantor contemporaneously with the consummation of such merger)).
“Additional Convertible Notes” shall mean unsecured senior convertible notes of the Company issued pursuant to, and containing the requirements of, clause (y) of Section 10.04(l) or Section 10.04(n), which unsecured senior convertible notes are convertible into shares of Company Common Stock.
“Additional Convertible Notes Documents” shall mean any Additional Convertible Notes and any Additional Convertible Notes Indenture.
“Additional Convertible Notes Indenture” shall mean each indenture (or similar document) pursuant to which any Additional Convertible Notes are issued.
“Additional Margin” shall have the meaning provided in Section 2.14(a).
“Additional Security Documents” shall have the meaning provided in Section 9.12.
“Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.
“Administrative Agent” shall mean DBNY, in its capacity as Administrative Agent for the Lenders hereunder and under the other Credit Documents, and shall include any successor to the Administrative Agent appointed pursuant to Section 12.09.
“Affiliate” shall mean, with respect to any Person, any other Person directly or indirectly controlling (including, but not limited to, all directors and officers of such Person), controlled by, or under direct or indirect common control with, such Person. A Person shall be deemed to control another Person if such Person possesses, directly or indirectly, the power (i) to vote 10% or more of the securities having ordinary voting power for the election of directors (or equivalent governing body) of such Person or (ii) to direct or cause the direction of the management and policies of such other Person, whether through the ownership of voting securities, by contract or otherwise; provided, however, that none of the Administrative Agent, any Lender or any of their respective Affiliates shall be considered an Affiliate of the Company or any Subsidiary thereof.
“Agent Advance” shall have the meaning provided in Section 2.01(e).
“Agent Advance Amount” shall have the meaning provided in Section 2.01(e).
“Agent Advance Period” shall have the meaning provided in Section 2.01(e).
“Agents” shall mean and include the Administrative Agent, the Collateral Agent, the Syndication Agent and the Co-Documentation Agents.
“Aggregate Canadian Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all Canadian Borrower Revolving Loans ~~(including the Face Amount of all Bankers’ Acceptance Loans incurred by a Canadian Borrower)~~ outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars)~~,~~ and (b) the aggregate amount of all Letter of Credit Outstandings (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars) at such time in respect of Letters of Credit issued for the account of any Canadian Borrower (exclusive of such Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Borrower Revolving Loans ~~or Canadian Borrower Swingline Loans) and (c) the aggregate principal amount of all Canadian Borrower Swingline Loans (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars) outstanding at such time (exclusive of Canadian Borrower Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of Canadian Borrower Revolving Loans).~~).
“Aggregate Exposure” shall mean, at any time, the sum of (a) the Aggregate U.S. Borrower Exposure at such time and (b) the Aggregate Canadian Borrower Exposure at such time.
“Aggregate U.S. Borrower Exposure” shall mean, at any time, the sum of (a) the aggregate principal amount of all U.S. Borrower Revolving Loans outstanding at such time~~,~~ and (b) the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit issued for the account of any U.S. Borrower (exclusive of such Letter of Credit Outstandings which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans ~~or U.S. Borrower Swingline Loans) and (c) the aggregate principal amount of all U.S. Borrower Swingline Loans outstanding at such time (exclusive of U.S. Borrower Swingline Loans which are repaid with the proceeds of, and simultaneously with the incurrence of, the respective incurrence of U.S. Borrower Revolving Loans).~~).
“Agreement” shall mean this credit agreement, as modified, supplemented, amended, restated (including any amendment and restatement hereof), extended or renewed from time to time.
“Anti-Terrorism Laws” shall have the meaning provided in Section 8.23(a).
“Applicable Commitment Commission Percentage” ~~(x) initially shall mean 0.375% and (y) starting with the first full calendar quarter after the Third Amendment Effective Date, shall mean (i) for each calendar quarter during which the daily average Aggregate Exposure for such period exceeds 50% of the Total Revolving Loan Commitment, 0.25%, and (ii) for each calendar quarter during which the daily average Aggregate Exposure for such period is less than or equal to 50% of the Total Revolving Loan Commitment, 0.375~~shall mean 0.25%. From and after any Extension with respect to any Extended Revolving Loan Commitments and Extended Loans, the Applicable Commitment Commission Percentage specified for such Extended Revolving Loan Commitments and Extended Loans shall be those set forth in the applicable definitive documentation thereof.
“Applicable Eligible Jurisdiction” shall mean (i) in the case of Eligible U.S. Accounts, the United States or Canada, (ii) in the case of Eligible U.S. Inventory, the United States, and (iii) in the case of Eligible Canadian Accounts, Canada.
“Applicable Margin” initially, from and after the Sixth Amendment Effective Date, shall mean a percentage per annum equal to ~~(i)~~, in the case of Revolving Loans maintained as (A) Base Rate Loans or Canadian Prime Rate Loans, ~~1.00~~0.50%, and (B) LIBOR Loans or ~~Bankers’ Acceptance Loans, 2.00%, and (ii) in the case of Swingline Loans, 1.00~~BA Rate Loans, 1.50%. From and after each day of delivery of any certificate delivered in accordance with the first sentence of the following paragraph (each, a “Start Date”) to and including the applicable End Date described below, the Applicable Margins for such Loans (hereinafter, the “Adjustable Applicable Margins”) shall be those set forth below opposite the Historical

Excess Availability indicated to have been achieved in any certificate delivered in accordance with the first sentence of the following paragraph:

Level	Historical Excess Availability	Revolving Loans Maintained as LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans	Revolving Loans ~~and Swingline Loans~~ Maintained as Base Rate Loans or Canadian Prime Rate Loans
I	Greater than 66% of the Total Revolving Loan Commitment	~~1.50~~1.25%	~~0.50~~0.25%
II	Less than or equal to 66% of the Total Revolving Loan Commitment but greater than 33% of the Total Revolving Loan Commitment	~~1.75~~1.50%	~~0.75~~0.50%
III	Less than or equal to 33% of the Total Revolving Loan Commitment	~~2.00~~1.75%	~~1.00~~0.75%
The Historical Excess Availability used in a determination of Adjustable Applicable Margins shall be determined based on the delivery of a certificate of an Authorized Officer of the Company (each, a “Quarterly Pricing Certificate”) to the Administrative Agent (with a copy to be sent by the Administrative Agent to each Lender), within five Business Days after the last day of any fiscal quarter of the Company, which Quarterly Pricing Certificate shall set forth the calculation of the Historical Excess Availability as at the last day of such fiscal quarter of the Company. The Adjustable Applicable Margins so determined shall apply, except as set forth in the succeeding sentence, from the relevant Start Date to the earlier of (x) the date on which the next Quarterly Pricing Certificate is delivered to the Administrative Agent and (y) the date which is five Business Days following the last day of the fiscal quarter of the Company in which the previous Start Date occurred (such earlier date, the “End Date”), at which time, if no Quarterly Pricing Certificate has been delivered to the Administrative Agent (and thus commencing a new Start Date), the Adjustable Applicable Margins shall be those that correspond to a Historical Excess Availability at Level III above (such Adjustable Applicable Margins as so determined, the “Highest Adjustable Applicable Margins”). Notwithstanding anything to the contrary contained above in this definition, (i) the Adjustable Applicable Margins shall be the Highest Adjustable Applicable Margins at all times during which there shall exist any Event of Default, (ii) from and after the most recent Incremental Commitment Date for any Incremental Commitment Agreement pursuant to which the Applicable Margins and Adjustable Applicable Margins have been increased above the Applicable Margins and the Adjustable Applicable Margins in effect immediately prior to such Incremental Commitment Date, each of the Applicable Margins and the Adjustable Applicable Margins set forth above shall be increased to those respective percentages per annum set forth in the applicable Incremental Commitment Agreement, and (iii) from and after any Extension, with respect to any Extended Loans, the Applicable Margins and Applicable Margins specified for such Extended Loans shall be those specified in the applicable definitive documentation thereof.

“Asset Acquisition” shall mean any purchase of all or substantially all of the assets of, or the assets constituting a business, division or product line of, any Person not already a Subsidiary of the Company.
“Asset Sale” shall mean any sale, transfer or other disposition by the Company or any of its Subsidiaries to any Person (including by way of redemption by such Person) other than to the Company or a Wholly-Owned Subsidiary of the Company of any asset (including, without limitation, any capital stock or other securities of, or Equity Interests in, another Person), but excluding sales, transfers and other dispositions of assets pursuant to Sections 10.02(b), (c), (d), (g), (h), (i), (j), (l), (m), (n), (o), (q), (r), (s) ~~and~~, (t), (u) and (w).
“Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement substantially in the form of Exhibit L (appropriately completed).
“Authorized Officer” shall mean, with respect to (i) delivering Notices of Borrowing, Notices of Conversion/Continuation and similar notices, any person or persons that has or have been authorized by the board of directors (or equivalent governing body) of the applicable Borrower to deliver such notices pursuant to this Agreement and that has or have appropriate signature cards or certificates of incumbency on file with the Administrative Agent~~, the Swingline Lender~~ or the respective Issuing Lender, (ii) delivering financial information and officer’s certificates pursuant to this Agreement, the chief financial officer, the treasurer or the principal accounting officer of the Company, and (iii) any other matter in connection with this Agreement or any other Credit Document, any officer (or a person or persons so designated by any two officers) of the applicable Credit Party.
“Available Currency” shall mean (i) with respect to Loans to a Canadian Borrower, U.S. Dollars and Canadian Dollars, (ii) with respect to Loans to a U.S. Borrower, U.S. Dollars, and (iii) with respect to Letters of Credit issued for the account of (x) a U.S. Borrower, U.S. Dollars, Canadian Dollars, Euros, Pounds Sterling and any other freely transferable currency to the extent that such currency is approved by the respective Issuing Lender issuing the respective Letter of Credit, and (y) a Canadian Borrower, Canadian Dollars.
“Availability” at any time shall mean the lesser of (i) the Total Borrowing Base at such time and (ii) the Total Revolving Loan Commitment at such time.
“BA Rate” shall mean, with respect to each Interest Period for a BA Rate Loan, the rate per annum equal to (i) the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) for Canadian Dollar bankers’ acceptances having an identical term as the proposed BA Rate Loan displayed and identified as such on the display referred to as the “CDOR Page” of Reuters Monitor Money Rates Service (or such other page as may be selected by the Administrative Agent as a replacement page for such bankers’ acceptances if such screen is not available) as at approximately 10:00 a.m. (Toronto time) on the first day of such Interest Period (or, if such day is not a Business Day, as of 10:00 a.m. (Toronto time) on the immediately preceding Business Day), plus (ii) in the case of a Lender which is not a Schedule I chartered bank, 0.10%; provided that the BA Rate shall not be less than 0% per annum.
~~“B/A Discount Proceeds” shall mean, in respect of any Bankers’ Acceptance or Draft to be purchased by a Lender on any date pursuant to Section 2.01(a) and Schedule 1.01(b), the difference between (i) the result (rounded to the nearest whole Canadian cent, and with one‑half of one Canadian cent being rounded up) calculated on such day by dividing the aggregate Face Amount of such Bankers’ Acceptance or Draft by the sum of one plus the product of (x) the Reference Discount Rate (expressed as a decimal) applicable to such~~

~~Bankers’ Acceptance or Draft multiplied by (y) a fraction, the numerator of which is the number of days in the term of such Bankers’ Acceptance or Draft and the denominator of which is 365 (with such product being rounded up or down to the fifth decimal place and with .000005 being rounded up), and (ii) the applicable Drawing Fee.~~
~~“B/A Equivalent Note” shall have the meaning provided in Schedule 1.01(b).~~
~~“B/A Instruments” shall mean, collectively, Bankers’ Acceptances, Drafts and B/A Equivalent Notes, and, in the singular, any one of them.~~
~~“B/A Lender” shall mean any Lender that is a bank listed in Schedule I or II to the Bank Act (Canada), as amended and that is not a Non-B/A Lender.~~
“~~Bankers’ Acceptance~~BA Rate Loan” shall mean ~~a Draft drawn by a~~each Canadian Dollar Denominated Revolving Loan designated as such by the applicable Canadian Borrower ~~and accepted by a Lender pursuant to Section 2.01(a) and Schedule 1.01(b)~~at the time of the incurrence thereof or conversion thereto.
~~“Bankers’ Acceptance Loans” shall mean (i) the creation of Bankers’ Acceptances or (ii) the creation and purchase of completed Drafts and, if requested by a Non‑B/A Lender, the exchange of such Drafts for B/A Equivalent Notes, in each case as contemplated in Section 2.01(a) and Schedule 1.01(b).~~
“Bankruptcy Code” shall have the meaning provided in Section 11.05.
“Base Rate” shall mean, at any time, the highest of (i) the Prime Lending Rate at such time, (ii) ½ of 1% per annum in excess of the overnight Federal Funds Rate at such time, and (iii) the LIBO Rate for a LIBOR Loan denominated in U.S. Dollars with a one month Interest Period commencing on such day plus 1.00%. For purposes of this definition, the LIBO Rate shall be determined using the LIBO Rate as otherwise determined by the Administrative Agent in accordance with the definition of LIBO Rate, except that (x) if a given day is a Business Day, such determination shall be made on such day (rather than two Business Days prior to the commencement of an Interest Period) or (y) if a given day is not a Business Day, the LIBO Rate for such day shall be the rate determined by the Administrative Agent pursuant to preceding clause (x) for the most recent Business Day preceding such day. Any change in the Base Rate due to a change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate shall be effective as of the opening of business on the day of such change in the Prime Lending Rate, the Federal Funds Rate or such LIBO Rate, respectively.
“Base Rate Loan” shall mean ~~(i) each U.S. Dollar Denominated Swingline Loan and (ii)~~ each U.S. Dollar Denominated Revolving Loan designated or deemed designated as a Base Rate Loan by the relevant Borrower of such U.S. Dollar Denominated Revolving Loan at the time of the incurrence thereof or conversion thereto.
“Board” shall mean the Board of Governors of the Federal Reserve System of the United States.
“Borrower” and “Borrowers” shall have the meaning provided in the first paragraph of this Agreement.
“Borrower Obligations” shall mean the Canadian Borrower Obligations and/or the U.S. Borrower Obligations, as applicable.

“Borrowing” shall mean the borrowing by a Borrower of one Type of Revolving Loan from all the Lenders~~, or from the Swingline Lender in the case of Swingline Loans,~~ on a given date (or resulting from a conversion or conversions on such date) having in the case of LIBOR Loans or BA Rate Loans, as applicable, the same Interest Period, provided that Base Rate Loans and Canadian Prime Rate Loans incurred pursuant to Section 2.10(b) shall be considered part of the related Borrowing of LIBOR Loans or BA Rate Loans, as applicable.
“Borrowing Base” shall mean the Canadian Borrowing Base, the U.S. Borrowing Base and/or the Total Borrowing Base, as applicable.
“Borrowing Base Certificate” shall have the meaning provided in Section 9.01(h).
“Business” shall mean any corporation, limited liability company, partnership or other business entity (or the adjectival form thereof, where appropriate) or the equivalent of the foregoing in any foreign jurisdiction.
“Business Day” shall mean (i) for all purposes other than as covered by clauses (ii) and (iii) below, any day except Saturday, Sunday and any day which shall be in New York, New York, a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close, (ii) with respect to all notices and determinations in connection with, and payments of principal and interest on, LIBOR Loans, any day which is a Business Day described in clause (i) above and which is also a day for trading by and between banks in U.S. dollar deposits in the London interbank market, and (iii) with respect to all notices and determinations in connection with, and payments of principal ~~(or, Face Amount, as applicable)~~ and interest on, Canadian Dollar Denominated Loans, any day which is a Business Day described in clause (i) above and which is also a day which is not a legal holiday or a day on which banking institutions are authorized or required by law or other government action to close in Toronto, Ontario.
“Calculation Period” shall mean, with respect to any Permitted Acquisition, Asset Acquisition or any other event expressly required to be calculated on a Pro Forma Basis pursuant to the terms of this Agreement, the Test Period most recently ended prior to the date of such Permitted Acquisition or other event for which financial statements have been delivered to the Lenders pursuant to this Agreement.
“Call Spread Option” shall mean the call spread options on the Company Common Stock held by the Company on or after the Effective Date and, if purchased on or after the Effective Date, purchased in accordance with the terms of this Agreement relating to the Company Common Stock issuable upon conversion at final maturity of any series of Permitted Convertible Notes.
“Canadian Borrower” and “Canadian Borrowers” shall have the meaning provided in the first paragraph of this Agreement.
“Canadian Borrower Loans” shall mean each Canadian Borrower Revolving Loan ~~and each Canadian Borrower Swingline Loan~~.
“Canadian Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by any Canadian Borrower.
“Canadian Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).
“Canadian Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).

~~“Canadian Borrower Swingline Loan” shall have the meaning provided in Section 2.01(b).~~
~~“Canadian Borrower Swingline Note” shall have the meaning provided in Section 2.05(a).~~
“Canadian Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 9.01(h) equal to (a) 85% of Eligible Canadian Accounts minus (b) the Reserves (including, without limitation, the Canadian Priority Payables Reserve) then established by the Collateral Agent with respect to the Canadian Borrowing Base. The Administrative Agent shall have the right (but no obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner as it shall determine in its Permitted Discretion and the Administrative Agent will notify the Company promptly after making any such correction.
“Canadian Collection Banks” shall have the meaning provided in Section 5.03(c).
“Canadian Credit Parties” shall mean each Canadian Borrower and each Canadian Subsidiary Guarantor.
“Canadian Dollar Denominated Loans” shall mean each Loan denominated in Canadian Dollars at the time of the incurrence thereof.
“Canadian Dollar Denominated Revolving Loans” shall mean each Canadian Borrower Revolving Loan denominated in Canadian Dollars at the time of the incurrence thereof.
~~“Canadian Dollar Denominated Swingline Loans” shall mean each Canadian Borrower Swingline Loan denominated in Canadian Dollars at the time of the incurrence thereof.~~
“Canadian Dollars” and “Cdn.$” shall mean freely transferable lawful money of Canada (expressed in Canadian dollars).
“Canadian Guarantors” shall mean and include each Canadian Borrower (in its capacity as a guarantor under the Canadian Guaranty) and each Canadian Subsidiary Guarantor.
“Canadian Guaranty” shall mean the Canadian Guaranty, dated as of the Effective Date, in the form of Exhibit G-1, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Canadian Insolvency Law” shall mean any of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada), and the Winding-Up and Restructuring Act (Canada), each as now and hereafter in effect, and any successors to such statutes and any proceeding under applicable corporate law seeking an arrangement or compromise of any debts of the corporation, or a stay of proceedings to enforce any claims of the corporation’s creditors against it.
“Canadian Multiemployer Plan” shall mean a “multi-employer pension plan”, as such term is defined in the Supplemental Pension Plans Act (Quebec) or any similar plan registered under pension standards legislation of another jurisdiction in Canada.
“Canadian Pension Plan” shall mean any plan that is or is intended to be a “registered pension plan” as such term is defined in the Income Tax Act (Canada) as amended that is sponsored or maintained by or under which the Company or any of its Subsidiaries has any liability whatsoever.

“Canadian Pension Plan Event” shall mean (a) either (i) the termination in whole or in part of a Canadian Pension Plan or (ii) the cessation of participation of the Company or any of its Subsidiaries (or any Affiliate or other related party thereto with whom there is statutory joint and several liability under pension standards legislation) in any Canadian Pension Plan, including a Canadian Multiemployer Plan, in either case, for any reason and which event gives rise to an obligation on such entity to make contributions in respect of any past service unfunded liability of such plan, (b) the issuance of a notice (or a notice of intent to issue such a notice) to terminate in whole or in part any Canadian Pension Plan with a defined benefit provision or the receipt of a notice of intent from a Governmental Authority to require the termination in whole or in part of any Canadian Pension Plan, revoking the registration of same or appointing a new administrator of such a plan, (c) an event or condition which constitutes grounds under applicable pension standards or tax legislation for the issuance of an order, direction or other communication from any Governmental Authority or a notice of an intent to issue such an order, direction or other communication requiring the Company or any of its Subsidiaries to take or refrain from taking any action in respect of a Canadian Pension Plan, (d) the issuance of either any order (including an order to remit payments in respect of the PBGF) or charges which may give rise to the imposition of any fines or penalties to or in respect of any Canadian Pension Plan or the issuance of such fines or penalties, (e) the failure to remit by the Company or any of its Subsidiaries or any of their Affiliates any contribution to a Canadian Pension Plan when due or the receipt of any notice from an administrator, a trustee or other funding agent or any other Person that the Company or any of its Subsidiaries or any of their Affiliates have failed to remit any contribution to a Canadian Pension Plan or a similar notice from a Governmental Authority relating to a failure to pay any fees or other amounts (including payments in respect of the PBGF), (f) the non-compliance by the Company or any of its Subsidiaries or with any law applicable to the Canadian Pension Plans, and (g) the existence of a solvency deficiency with respect to any Canadian Pension Plan.
“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum expressed on the basis of a 365-day year equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of DB Canada (or similar entity of a successor Administrative Agent hereunder) which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers and (ii) the average rate for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on Reuters Screen CDOR Page (or such other page as may be selected by the Administrative Agent) as a replacement page for such bankers’ acceptances if such screen is not available) at approximately 10:00 A.M. (Toronto time) on such day plus the excess of the Applicable Margin for BA Rate Loans over the Applicable Margin for Canadian Prime Rate Loans, in each instance, as of such day, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances, respectively.
“Canadian Prime Rate Loans” shall mean each Canadian Dollar Denominated Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.
“Canadian Priority Payables” shall mean, at any time, with respect to any Credit Party which has employees in Canada or otherwise carries on business in Canada or which leases, sells or otherwise owns goods in Canada or has Accounts with Account Debtors located in Canada:
(i)    the amount past due and owing by such Credit Party, or the accrued amount for which such Credit Party has an obligation to remit to a Governmental Authority in Canada or in any province, municipality or other political subdivision thereof (“Canadian Governmental Authority”) or other Person pursuant to any applicable law, rule or regulation, in respect of (a) pension fund obligations, (b) Canada Pension Plan and Quebec Pension Plan, (c) unemployment insurance, (d) harmonized sales taxes, goods and services taxes, sales taxes, excise taxes, employee income taxes and other taxes payable or to be remitted or withheld, (e) workers’ compensation, (f) wages, (g) vacation pay, and (h) other like charges and demands, in each case, in respect of which any Canadian Governmental Authority or other Person may claim a security interest, lien, trust, right or other claim ranking or capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents;
(ii)    the aggregate of any other amounts for which provision for payment is required to be made pursuant to Section 6 of the Companies’ Creditors Arrangement Act (Canada) or Section 60 of the Bankruptcy and Insolvency Act (Canada) (as such provisions may be amended or re-enacted from time to time) in order to obtain the court’s sanction or approval of an arrangement, compromise or proposal; and
(iii)    the aggregate amount of any other liabilities of such Credit Party (a) in respect of which a trust has been or may be imposed on any Collateral to provide for payment, (b) which are secured by a security interest, pledge, lien, charge, right or claim on any Collateral or (c) the holder of which enjoys a right, in each case, pursuant to any applicable law, rule or regulation and which trust, security interest, pledge, lien, charge, right or claim ranks or is capable of ranking in priority to or pari passu with one or more of the Liens granted in the Security Documents.
“Canadian Priority Payables Reserve” shall mean, on any date of determination for the Canadian Borrowing Base, a reserve established from time to time by the Administrative Agent in its Permitted Discretion in such amount as the Administrative Agent may reasonably determine in respect of Canadian Priority Payables of the Canadian Credit Parties.
~~“Canadian Prime Rate” shall mean, for any day, the rate of interest per annum expressed on the basis of a 365-day year equal to the greater of (i) the per annum rate of interest quoted or established as the “prime rate” of DB Canada (or similar entity of a successor Administrative Agent hereunder) which it quotes or establishes for such day as its reference rate of interest in order to determine interest rates for commercial loans in Canadian Dollars in Canada to its Canadian borrowers and (ii) the average rate for Canadian Dollar bankers’ acceptances having a term of 30 days that appears on Reuters Screen CDOR Page (or such other page as may be selected by DB Canada (or similar entity of a successor Administrative Agent hereunder) as a replacement page for such bankers’ acceptances if such screen is not available) at approximately 10:00 A.M. (Toronto time) on such day plus the excess of the Applicable Margin for Banker’s Acceptance Loans over the Applicable Margin for Canadian Prime Rate Loans, in each instance, as of such day, adjusted automatically with each quoted or established change in such rate, all without the necessity of any notice to any Borrower or any other Person. Any change in the Canadian Prime Rate due to a change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances shall be effective as of the opening of business on the effective day of such change in the “prime rate” or the average rate for Canadian Dollar bankers’ acceptances, respectively.~~
~~“Canadian Prime Rate Loans” shall mean (a) each Canadian Dollar Denominated Swingline Loan and (b) each Canadian Dollar Denominated Revolving Loan during the period which it bears interest at a rate determined by reference to the Canadian Prime Rate.~~
“Canadian Security Agreement” shall mean the Canadian Security Agreement, dated as of the Effective Date, in the form of Exhibit I-1, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.

“Canadian Sub-Limit” shall mean the lesser of (i) $20,000,000 and (ii) the Total Revolving Loan Commitment then in effect.
“Canadian Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated, organized, or established or resident for the purposes of the Income Tax Act (Canada) as amended, in Canada or any province or territory thereof.
“Canadian Subsidiary Guarantor” shall mean each Wholly-Owned Canadian Subsidiary of the Company (other than any Canadian Borrower and any Immaterial Subsidiary), whether existing on the Effective Date or established, created or acquired after the Effective Date, in each case unless and until such time as the respective Wholly-Owned Canadian Subsidiary is released from all of its obligations under the Security Documents to which it is a party in accordance with the terms and provisions thereof.
“Capital Expenditures” shall mean, with respect to any Person, all expenditures by such Person which should be capitalized in accordance with GAAP and, without duplication, the amount of all Capitalized Lease Obligations incurred by such Person.
“Capitalized Lease Obligations” shall mean, with respect to any Person, all rental obligations of such Person which, under GAAP, are or will be required to be capitalized on the books of such Person, in each case taken at the amount thereof accounted for as indebtedness in accordance with such principles.

“Cash Equivalents” shall mean, as to any Person, (i) securities issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than 24 months from the date of acquisition, (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof maturing within 12 months from the date of acquisition thereof and, at the time of acquisition, having one of the two highest ratings obtainable from either S&P or Moody’s, (iii) U.S. Dollar-denominated time deposits, certificates of deposit and bankers acceptances of any Lender or any commercial bank having, or which is the principal banking subsidiary of a bank holding company having, a long-term unsecured debt rating of at least “A” or the equivalent thereof from S&P or “A2” or the equivalent thereof from Moody’s with maturities of not more than 12 months from the date of acquisition by such Person, (iv) repurchase obligations with a term of not more than 30 days for underlying securities of the types described in clause (i) above entered into with any bank meeting the qualifications specified in clause (iii) above, (v) commercial paper issued by any Person incorporated in the United States rated at least A-1 or the equivalent thereof by S&P or at least P‑1 or the equivalent thereof by Moody’s and in each case maturing not more than 12 months after the date of acquisition by such Person, (vi) investments in money market funds regulated under Rule 2a-7 of the Investment Company Act of 1940, (vii) securities of the types described in clause (ii) above having maturities of not more than 24 months from the date of acquisition thereof so long as such securities are fully guaranteed for both principal and interest by an irrevocable letter of credit issued by a commercial bank with a minimum credit rating of Aa3 from Moody’s or AA- from Standard & Poor’s ~~and at least $250,000,000,000 in consolidated total assets, and (viii)~~, (viii) corporate obligations issued by any Person (other than the Company or any Affiliate thereof) incorporated in the United States rated at least BBB- or the equivalent thereof by S&P or at least Baa3 or the equivalent thereof by Moody’s and in each case maturing not more than 12 months after the date of acquisition, and (ix) in the case of any Foreign Subsidiary of the Company, substantially similar investments of the type described in clauses (i) though (~~vii~~viii) above denominated in foreign currencies and from similarly capitalized and rated foreign banks or other Persons in the jurisdiction in which such Foreign Subsidiary is organized.
“Cash Management Control Agreement” shall mean a “control agreement” in form and substance reasonably acceptable to the Administrative Agent and containing terms regarding the treatment of all cash and other amounts on deposit in (or credited to) the respective Deposit Account governed by such Cash Management Control Agreement consistent with the requirements of Section 5.03.
“Change of Control” shall mean (i) the Company shall at any time cease to own, directly or indirectly, 100% of the Equity Interests of each other Borrower, (ii) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), is or shall become the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of 35% or more of the Voting Stock of the Company, (iii) during any period of 24 consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Company cease to be composed of individuals (x) who were members of that board or equivalent governing body on the first day of such period, (y) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (x) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (z) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (x) and (y) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iv) a “change of control” or similar event shall occur as provided in any Permitted Convertible Notes Document~~, any Cyan Convertible Notes Documents (other than as a result of the Cyan Acquisition)~~ or any Permitted Additional Indebtedness Document.~~.~~
“Chattel Paper” shall mean “chattel paper” (as such term is defined in Article 9 of the UCC or the PPSA, as applicable).
“Co-Documentation Agents” shall mean Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, each in its capacity as co-documentation agent for the Lenders hereunder and under the other Credit Documents.
“Code” shall mean the United States Internal Revenue Code of 1986, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Unless otherwise provided herein, section references to the Code are to the Code, as in effect at the date of this Agreement and any subsequent provisions of the Code, amendatory thereof, supplemental thereto or substituted therefor.
“Collateral” shall mean all property (whether real or personal) with respect to which any security interests have been granted (or purported to be granted) pursuant to any Security Document, including, without limitation, all Pledge Agreement Collateral, all Security Agreement Collateral, all Mortgaged Properties (if any) and all cash and Cash Equivalents delivered as collateral pursuant to Section 5.02 or 11.
“Collateral Agent” shall mean DBNY in its capacity as collateral agent for the Secured Creditors pursuant to the Security Documents and shall include any successor to the Collateral Agent as provided in Section 12.09.
“Collateralized Letters of Credit” shall have the meaning provided in Section 3.02(b).
“Collection Banks” shall mean, collectively, the U.S. Collection Banks and the Canadian Collection banks.

“Commingled Inventory” shall mean Inventory of any U.S. Borrower that is commingled (whether pursuant to a consignment, a toll manufacturing agreement or otherwise) with Inventory of another Person (other than another U.S. Borrower) at a location owned or leased by a U.S. Borrower to the extent that such Inventory of such U.S. Borrower is not readily identifiable.
“Commitment Commission” shall have the meaning provided in Section 4.01(a).
“Commodity Exchange Act” shall mean the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.
“Company” shall have the meaning provided in the first paragraph of this Agreement.
“Company Common Stock” shall have the meaning provided in Section 8.13.
“Compliance Period” shall mean, subject to Section 3.02(b), any period (a) commencing on the date on which Excess Availability is less than the greater of (i)~~12.5~~ 10% of Availability at such time or (ii) $15,000,000 for, so long as no Loans are outstanding, two consecutive Business Days (it being understood that, for the avoidance of doubt, if any Loans are so outstanding, such Compliance Period shall commence on the date on which Excess Availability is less than the greater of the amounts referred to in such clauses (i) and (ii)) and (b) ending on the first date thereafter on which Excess Availability has been equal to or greater than the greater of (i) ~~12.5~~10% of Availability at such time and (ii) $15,000,000 for 30 consecutive days.
“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period (without giving effect to (w) any extraordinary gains or losses, (x) any non-cash income, (y) any gains or losses from sales of assets other than inventory sold in the ordinary course of business, or (z) any foreign currency gains or losses) adjusted by (A) adding thereto (in each case to the extent deducted in determining Consolidated Net Income for such period), without duplication, the amount of (i) total ~~interest expense~~Interest Expense (inclusive of amortization of deferred financing fees and other original issue discount and banking fees, charges and commissions (e.g., letter of credit issuance and facing fees (including Letter of Credit Fees and Facing Fees), commitment fees and other banking transactional costs~~)~~) of the Company and its Subsidiaries determined on a consolidated basis for such period, (ii) provision for taxes based on income and foreign withholding taxes for the Company and its Subsidiaries (including state, franchise, capital and similar taxes paid or accrued) determined on a consolidated basis for such period, (iii) all depreciation and amortization expense of the Company and its Subsidiaries determined on a consolidated basis for such period, (iv) in the case of any period including the first fiscal quarter of the Company ending after the Effective Date, the amount of all fees and expenses incurred in connection with the Transaction during such fiscal quarter, (v) any unusual or non-recurring cash charges and any cash restructuring charges or reserves (which, for the avoidance of doubt, shall include retention, severance, system establishment costs, excess pension charges, contract and lease termination costs and costs to consolidate facilities and relocate employees) for such period (a) (x) incurred in connection with a Permitted Acquisition, Asset Acquisition or any other Investment permitted pursuant to Section 10.05 (other than intercompany Investments among the Company and its Subsidiaries and Investments in the ordinary course of business), in each case, consummated after the Effective Date or (y) otherwise incurred in connection with the Company’s and its Subsidiaries’ operations in an aggregate amount for all cash charges added back pursuant to this clause (v)~~(a)~~ not to exceed 10% of Consolidated EBITDA in any Test Period (calculated before giving effect to this clause (v)~~(a)) or (b) incurred during the Company’s fiscal year ended closest to October 31, 2011 in connection with the Nortel MEN acquisition,~~, (vi) any expenses incurred in connection with any actual or proposed Investment, incurrence or repayment of Indebtedness, issuance of Equity Interests or acquisition or disposition, in each case, outside the ordinary course of business for such period, (vii) expenses incurred to the extent covered by indemnification provisions in any agreement in connection with an acquisition to the extent reimbursed in cash to the Company or any of its Subsidiaries and such indemnification payments are not otherwise included in Consolidated Net Income, in each case, for such period, (viii) proceeds received by the Company or any of its Subsidiaries from any business interruption insurance to the extent such proceeds are not otherwise included in such Consolidated Net Income for such period, and (ix) all other non-cash charges of the Company and its Subsidiaries determined on a consolidated basis for such period, and (B) subtracting therefrom (to the extent not otherwise deducted in determining Consolidated Net Income for such period) the amount of all cash payments or cash charges made (or incurred) by the Company or any of its Subsidiaries for such period on account of any non-cash charges added back to Consolidated EBITDA pursuant to preceding sub-clause (A)(ix) in a previous period. For the avoidance of doubt, it is understood and agreed that, to the extent any amounts are excluded from Consolidated Net Income by virtue of the proviso to the definition thereof contained herein, any add backs to Consolidated Net Income in determining Consolidated EBITDA as provided above shall be limited (or denied) in a fashion consistent with the proviso to the definition of Consolidated Net Income contained herein.

“Consolidated Interest Expense” shall mean, for any period, (i) the total consolidated cash interest expense of the Company and its Subsidiaries (including, without limitation, all commissions, discounts and other commitment and banking fees and charges (e.g., fees with respect to Interest Rate Protection Agreements and Other Hedging Agreements, letter of credit issuance and facing fees (including Letter of Credit Fees and Facing Fees) ~~and other banking transactional costs~~) for such period, adjusted to exclude (to the extent same would otherwise be included in the calculation above in this clause (i)) the amortization of any deferred financing costs for such period and any interest expense actually “paid in kind” or accreted during such period, plus (ii) without duplication, (x) that portion of Capitalized Lease Obligations of the Company and its Subsidiaries on a consolidated basis representing the interest factor for such period and (y) the “deemed interest expense” (i.e., the interest expense which would have been applicable if the respective obligations were structured as on-balance sheet financing arrangements) with respect to all Indebtedness of the Company and its Subsidiaries of the type described in clause (viii) of the definition of Indebtedness contained herein (for the avoidance of doubt, excluding deemed interest arising from a financing arrangement constituting an operating lease) for such period.
“Consolidated Net Income” shall mean, for any period, the net income (or loss) of the Company and its Subsidiaries determined on a consolidated basis for such period (taken as a single accounting period) in accordance with GAAP (after any deduction for minority interests); provided that the following items shall be excluded in computing Consolidated Net Income (without duplication): (i) the net income (or loss) of any Person in which a Person or Persons other than the Company and its Wholly-Owned Subsidiaries has an Equity Interest or Equity Interests to the extent of such Equity Interests held by such Persons and (ii) except for determinations expressly required to be made on a Pro Forma Basis, the net income (or loss) of any Person accrued prior to the date it becomes a Subsidiary or all or substantially all of the property or assets of such Person are acquired by a Subsidiary.
“Consolidated Secured Indebtedness” shall mean, at any time, the sum of (without duplication) (i) all Indebtedness (other than Indebtedness evidenced by the Ottawa Capitalized Lease) of the Company and its Subsidiaries (on a consolidated basis) that is secured by a Lien on any asset of the Company or any of its Subsidiaries as would be required to be reflected as debt or Capitalized Lease Obligations at such time on the liability side of a consolidated balance sheet of Holdings and its Subsidiaries in accordance with GAAP, (ii) all Indebtedness of the Company and its Subsidiaries that is secured by a Lien on any asset of the Company or any of its Subsidiaries at such time of the type described in clauses (ii) and (viii) of the definition of Indebtedness and (iii) all Contingent Obligations of the Company and its Subsidiaries in respect of Indebtedness of any third Person of the type referred to in preceding clauses (i) and (ii); provided that the aggregate amount available to be drawn (i.e., unfunded amounts) under all letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations issued for the account of the Company or any of its Subsidiaries (but excluding, for avoidance of doubt, all unpaid drawings or other matured monetary obligations owing in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety bonds and similar obligations) shall not be included in any determination of “Consolidated Secured Indebtedness”~~; provided, further, that the Cyan Convertible Notes shall not be included in any determination of “Consolidated Secured Indebtedness so long as the only collateral that secures the obligations in respect of the Cyan Convertible Notes is the Pledged Collateral (as defined in the Cyan Pledge and Escrow Agreement (as in effect on the Fifth Amendment Effective Date and thereafter as amended, restated, supplemented or otherwise modified from time to time so long as such amendment, restatement, supplement or modification is not adverse to the interests of the Lenders in any material respect) that has been deposited into the Escrow Account (as defined in the Cyan Pledge and Escrow Agreement) by Cyan prior to the consummation of the Cyan Acquisition (and any investment earnings thereon)~~.
“Consolidated Total Assets” shall mean, at any time of determination thereof, the aggregate amount of all assets of the Company and its Subsidiaries as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP.
“Contingent Obligation” shall mean, as to any Person, any obligation of such Person as a result of such Person being a general partner of any other Person, unless the underlying obligation is expressly made non-recourse as to such general partner, and any obligation of such Person guaranteeing or intended to guarantee any Indebtedness, leases, dividends or other obligations (solely for the purpose of this definition, “primary obligations”) of any other Person (solely for the purpose of this definition, the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent, (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor, (ii) to advance or supply funds (x) for the purchase or payment of any such primary obligation or (y) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the holder of such primary obligation against loss in respect thereof; provided, however, that the term Contingent Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the lesser of (x) the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof (assuming such Person is required to perform thereunder) as determined by such Person in good faith and (y) the maximum amount for which the guaranteeing person may be liable pursuant to the terms of the instrument embodying such primary obligation.
“Core Canadian Deposit Account” shall have the meaning provided in Section 5.03(c).
“Core Deposit Accounts” shall mean, collectively, the Core U.S. Deposit Accounts and the Core Canadian Deposit Accounts.

“Core U.S. Deposit Account” shall have the meaning provided in Section 5.03(b).
“Credit Account” shall have the meaning provided in Section 5.03(f).
“Credit Documents” shall mean this Agreement, each Guaranty, the U.S. Pledge Agreement, each Security Agreement and, after the execution and delivery thereof pursuant to the terms of this Agreement, each Note, each Incremental Commitment Agreement, each Joinder Agreement, the Intercreditor Agreement and each other Security Document.
“Credit Event” shall mean the making of any Loan or the issuance, amendment, extension or renewal of any Letter of Credit (other than any amendment, extension or renewal that does not increase the maximum Stated Amount of such Letter of Credit).
“Credit Party” shall mean each U.S. Credit Party and each Canadian Credit Party.
“Cyan” shall mean Cyan, Inc., a Delaware corporation.
“Cyan Acquisition” shall mean (i) the acquisition by the Company of all the outstanding Equity Interests of Cyan pursuant to, and in accordance with, the terms of the Cyan Merger Agreement, pursuant to which Merger Sub shall merge with and into Cyan, with Cyan being the surviving entity, and (ii) the substantially simultaneous merger of Cyan with and into the Company, with the Company being the surviving entity.
“Cyan Inventory” shall have the meaning provided in the definition of U.S. Borrowing Base.
~~“Cyan Convertible Notes” shall mean the 8.00% senior secured convertible notes due December 15, 2019, issued by Cyan pursuant to the Cyan Indenture, and assumed by the Company upon the consummation of the Cyan Acquisition.~~
~~“Cyan Convertible Notes Documents” shall mean the Cyan Convertible Notes, the Cyan Pledge and Escrow Agreement and the Cyan Indenture, as supplemented by one or more supplemental indentures thereto, which after giving effect to any such supplemental indentures, the terms of the Cyan Indenture shall (i) not be materially more restrictive than the terms of the Cyan Indenture as in effect on the Fifth Amendment Effective Date assuming for purposes of this clause (i) the application of Section 4.14 of the Cyan Indenture has occurred as a result of a Fundamental Change (as such term is defined in the Cyan Indenture) described in clause (a) or (b) of the definition thereof (it being agreed that the Company’s guaranty of, or assumption of the obligations under, the Cyan Convertible Notes and the substitution of reference property for determination of any conversion amount are deemed not to be materially more restrictive) or (ii) otherwise be acceptable to the Administrative Agent in its reasonable discretion, pursuant to which, among other things, upon the consummation of the Cyan Acquisition, the Company may guaranty the Cyan Convertible Notes (prior to the assumption of the obligations thereof by the Company promptly after the consummation of the Cyan Acquisition) and the Company will assume the obligations of Cyan as issuer thereunder as successor by merger (which shall occur promptly after the consummation of the Cyan Acquisition).”~~
~~“Cyan Indenture” shall mean the Indenture, dated as of December 12, 2014, between Cyan, as issuer, and U.S. Bank, National Association, as trustee, as supplemented by that certain First Supplemental Indenture, dated as of April 27, 2015, and as may be further amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.~~

“Cyan Merger Agreement” shall mean the Agreement and Plan of Merger dated as of May 3, 2015, among the Company, Merger Sub and Cyan, as amended, supplemented and otherwise modified from time to time.
~~“Cyan Pledge and Escrow Agreement” shall mean the Pledge and Escrow Agreement, dated as of December 12, 2014, between Cyan and U.S. Bank, National Association, as collateral agent, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.~~
“DB Canada” shall mean Deutsche Bank AG, Canada Branch, in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise acting in respect of its Canadian banking business.
“DB Account” shall mean each DB Canadian Account and each DB U.S. Account.
“DB Canadian Account” shall have the meaning provided in Section 5.03(e).
“DB U.S. Account” shall have the meaning provided in Section 5.03(d).
“DBNY” shall mean Deutsche Bank AG New York Branch, in its individual capacity, and any successor corporation by merger, consolidation or otherwise.
“Default” shall mean any event, act or condition which with notice or lapse of time, or both, would constitute an Event of Default.
“Defaulting Lender” shall mean any Lender with respect to which a Lender Default is in effect.
“Deposit Account” shall mean a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization.
“Dilution Percentage” shall mean the average of the rolling twelve month dilution percentages, calculated to the first decimal place, determined for the Company’s most recently completed twelve month period, which shall be measured at the end of the second month of each fiscal quarter of the Company most recently ended. The dilution percentage shall equal the proportion of (a) bad debt write-downs or write-offs, discounts, returns, promotions, credits, credit memos, and other dilutive items with respect to Accounts of the U.S. Borrowers for such twelve ~~monthly~~month period, divided by (b) gross billings of the U.S. Borrowers for such twelve monthly period.
“Dilution Reserve” shall mean a reserve against the U.S. Borrowing Base in an amount equal to the percentage (calculated to the first decimal place) that the Dilution Percentage exceeds 5%.
“Dividend” shall mean, with respect to any Person, that such Person has declared or paid a dividend, distribution or returned any equity capital to its stockholders, partners or members or authorized or made any other distribution, payment or delivery of property (other than common Equity Interests of such Person) or cash to its stockholders, partners or members in their capacity as such, or redeemed, retired, purchased or otherwise acquired, directly or indirectly, for a consideration any shares of any class of its capital stock or any other Equity Interests outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests), or set aside any funds for any of the foregoing purposes, or shall have permitted any of its Subsidiaries to purchase or otherwise acquire for a consideration any shares of any class of the capital stock or any other Equity Interests of such Person outstanding on or after the Effective Date (or any options or warrants issued by such Person with respect to its capital stock or other Equity Interests). Without limiting the foregoing, “Dividends” with respect to any Person shall also include all payments made or required to be made by such Person to any other Person (solely in such other Person’s capacity as an equity holder of such Person) with respect to any stock appreciation rights, plans, equity incentive or achievement plans or any similar plans or setting aside of any funds for the foregoing purposes. For the avoidance of doubt, no conversion of Permitted Convertible Notes ~~or Cyan Convertible Notes~~ into Company Common Stock and no redemption, purchase, repayment or other acquisition or retirement of Permitted Convertible Notes ~~or Cyan Convertible Notes~~ prior to the conversion thereof into Company Common Stock shall constitute a Dividend.
“Domestic Subsidiary” of any Person shall mean any Subsidiary of such Person incorporated or organized in the United States or any State thereof or the District of Columbia (other than any such Subsidiary where all or substantially all of its assets consist of Equity Interests of one or more Foreign Subsidiaries (for this purpose, determined without giving effect to this parenthetical) that are controlled foreign corporations as defined in Section 957 of the Code).
“Dominion Period” shall mean any period (a) commencing on the date on which (x) an Event of Default has occurred and is continuing or (y) Excess Availability is less than the greater of (i) 12.5% of Availability at such time or (ii) $15,000,000 for a period of ~~three~~five consecutive Business Days and (b) ending on the first date thereafter on which (1) in the case of a Dominion Period commencing as a result of clause (a)(x) above, no Event of Default exists and (2) in the case of a Dominion Period commencing as a result of clause (a)(y) above, Excess Availability has been equal to or greater than the greater of (i) 12.5% of Availability at such time ~~and~~or (ii) $15,000,000 for 30 consecutive days.
~~“Draft” shall mean, at any time, either a depository bill within the meaning of the Depository Bills and Notes Act (Canada) as amended, or a bill of exchange, within the meaning of the Bills of Exchange Act (Canada) as amended, drawn by a Canadian Borrower in Canadian Dollars on a Lender and bearing such distinguishing letters and numbers as such Lender may determine, but which at such time has not been completed or accepted by such Lender.~~
“Drawing” shall have the meaning provided in Section 3.05(b).
~~“Drawing Date” shall mean the date on which a Draft is drawn.~~
~~“Drawing Fee” shall mean, in respect of a Draft drawn by a Canadian Borrower hereunder and accepted by a B/A Lender or a Draft (or B/A Equivalent Note exchanged therefor) purchased by a Non-B/A Lender, a fee calculated on the Face Amount of such Draft (or B/A Equivalent Note exchanged therefor) at a rate per annum equal to the Applicable Margin for Banker’s Acceptance Loans on the Drawing Date of such Draft (or B/A Equivalent Note exchanged therefor). Drawing Fees shall be calculated on the basis of the term to maturity of the Draft (or B/A Equivalent Note exchanged therefor) and a year of 365 days.~~
“ECP” shall have the meaning set forth in the definition of Excluded Swap Obligation.
“Effective Date” shall have the meaning provided in Section 13.10.
“Effective Date Projections” shall mean the projections that are contained in the Confidential Information Memorandum dated July 2012 and that were prepared by or on behalf of the Company in connection with this Agreement and delivered to the Administrative Agent and the Lenders prior to the Effective Date.

“Eligible Accounts” shall mean each Account created by one of the Borrowers in the ordinary course of its business, that arises out of its sale of goods or rendition of services, that complies in all material respects with each of the representations and warranties respecting Eligible Accounts made in the Credit Documents, that are reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.01(h) and that are not excluded as ineligible by virtue of one or more of the excluding criteria set forth below; provided, however, that such criteria may only be revised or any new criteria for Eligible Accounts may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Accounts as determined by the Administrative Agent in its Permitted Discretion. In determining the amount to be included, Eligible Accounts shall be calculated net of customer deposits, unapplied cash, any and all returns, accrued rebates, discounts (which may, at the Administrative Agent’s option in its Permitted Discretion, be calculated on shortest terms), credits or allowances of any nature at any time issued, owing, claimed by Account Debtors, granted, outstanding or payable in connection with such Accounts at such time. Eligible Accounts shall not include the following:
(a)    Accounts which either (x) are more than 90 days past due or (y) are unpaid more than 150 days after the original invoice date;
(b)    Accounts owed by an Account Debtor where 50% or more of the total amount of all Accounts owed by that Account Debtor are deemed ineligible under clause (a)(x) above;
(c)    Accounts with respect to which the Account Debtor is (i) an Affiliate of any Credit Party or (ii) an employee or agent (other than bona fide resellers) of any Credit Party;
(d)    Accounts arising in a transaction wherein goods are placed on consignment or are sold pursuant to a guaranteed sale, a sale or return, a sale on approval, a bill and hold, or any other terms by reason of which the payment by the Account Debtor may be conditional (other than, for the avoidance of doubt, a rental or lease basis although the portion (if any) of the Accounts in excess of the amount at any time and from time to time subject to a Reserve for returns in the ordinary course of business may be deemed Eligible Accounts);
(e)    Accounts that are not payable in U.S. Dollars, provided that Eligible Accounts of a Canadian Borrower also may be payable in Canadian Dollars;
(f)    Accounts with respect to which the Account Debtor is a Person other than a Governmental Authority unless: (i) the Account Debtor (A) is a natural person with a billing address in the United States or Canada, (B) maintains its Chief Executive Office in the United States or Canada, (C) is organized under the laws of the United States or Canada or any state, province, territory or other subdivision thereof or (D) is an Account Debtor named on Schedule 1.01(~~c~~b) (which schedule may be amended or otherwise modified from time to time by the Administrative Agent), provided that no more than $50,000,000 may be included as Eligible Accounts pursuant to this clause (i)(D); (ii) the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent, or (iii) such Account is subject to credit insurance payable to the Administrative Agent issued by an insurer and on terms and in an amount (net of any applicable deductibles) deemed acceptable to the Administrative Agent in its Permitted Discretion;
(g)    Accounts with respect to which the Account Debtor is the government of any country or sovereign state other than the United States or Canada, or of any state, province, municipality, or other political subdivision thereof, or of any department, agency, public corporation, or other instrumentality thereof, unless the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;
(h)    Accounts with respect to which the Account Debtor is the federal government of the United States or any department, agency or instrumentality of the United States (exclusive of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the Assignment of Claims Act of 1940 (31 USC Section 3727));
(i)    Accounts with respect to which the Account Debtor is any state government of the United States or any department, agency, municipality or political subdivision thereof (exclusive, however, of Accounts with respect to which the applicable Borrower has complied, to the reasonable satisfaction of the Administrative Agent, with the state law (if any) that is the substantial equivalent of the Assignment of Claims Act of 1940 (31 USC Section 3727)), unless the Account is supported by an irrevocable letter of credit satisfactory to the Administrative Agent, in its Permitted Discretion (as to form, substance, and issuer or domestic confirming bank), that has been delivered to the Administrative Agent and is directly drawable by the Administrative Agent;
(j)    Accounts with respect to which the Account Debtor is the federal government of Canada or the Province of Alberta, Manitoba or New Brunswick or the Territory of Northwest Territories or Nunavut or any other province or territory of Canada which has legislation which restricts the collateral assignment of Crown obligations which are Accounts or, in each case, of any department, agency or instrumentality thereof;
(k)    (i) Accounts with respect to which the Account Debtor is a creditor of any Credit Party or any Subsidiary of a Credit Party and such Account Debtor has asserted in writing a right of setoff, or has disputed its obligation to pay all or any portion of the Account, to the extent of such claim, right of setoff, or dispute, (ii) Accounts which are subject to a rebate that has been earned but not taken or a chargeback, to the extent of such rebate or chargeback, (iii) that portion of Accounts that constitute service charges, late fees or finance charges and (iv) Accounts less than 150 days past the original invoice date related to invoices that have been partially paid unless the Company reasonably believes in good faith that such Accounts will be fully paid and such Accounts are not otherwise excluded from being Eligible Accounts;
(l)     Accounts with respect to an Account Debtor whose total obligations owing to the Borrowers exceed ~~20~~30% (such percentage, as applied to a particular Account Debtor, being subject to reduction by the Administrative Agent, in each case in its Permitted Discretion, if the creditworthiness of such Account Debtor deteriorates or is otherwise unacceptable to the Administrative Agent) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage; provided, however, that, in each case, the amount of Eligible Accounts that are excluded because they exceed the foregoing percentage shall be determined by the Administrative Agent based on all of the otherwise Eligible Accounts prior to giving effect to any eliminations based upon the foregoing concentration limit;
(m)    Accounts (w) with respect to which (i) an Insolvency Proceeding has been commenced by or against the Account Debtor (or, to the best knowledge of a Responsible Officer of any Borrower, a controlling Affiliate thereof) or (ii) the Account Debtor (or, to the best knowledge of a Responsible Officer of any Borrower, such controlling Affiliate) has failed, has suspended or ceased doing business, or, to the best knowledge of a Responsible Officer of any Borrower, is liquidating, dissolving or winding up its affairs or (iii) the applicable Borrower is not able to bring suit or enforce remedies against the Account Debtor through judicial process, (x) the collection of which the Administrative Agent, in its Permitted Discretion, believes to be doubtful by reason of the Account Debtor’s financial condition, upon notice thereof to the Company, or (y) which have been placed with a collection agency;
(n)    Accounts that are not subject to a valid and perfected First Priority Lien in favor of the Collateral Agent pursuant to a Security Document (other than an unregistered Lien in respect of Canadian Priority Payables that are not yet due and payable);
(o)    Accounts with respect to which the services giving rise to such Account have not been performed, invoiced and/or billed to the Account Debtor;
(p)    Accounts that represent the right to receive progress payments or other advance billings that are due prior to the completion of performance by the applicable Borrower of the subject contract for goods or services;
(q)    Accounts with respect to which any return, rejection or repression of any of the merchandise giving rise to such Account has occurred;
(r)    Accounts with respect to which the sale to the respective Account Debtor is “cash on delivery”;
(s)    Accounts that are evidenced by Chattel Paper or an instrument of any kind or have been reduced to a judgment;
(t)    Accounts with respect to which the applicable Borrower has made any agreement with any Account Debtor for any deduction therefrom (but only to the extent of such deductions from time to time), except for discounts or allowances made in the ordinary course of business for prompt payment and except for volume discounts, all of which discounts or allowances are reflected in the calculation of the face value of each respective invoice related thereto and except for returns, rebates or credits reflected in the calculation of the face value of each such amount;
(u)    Accounts that are not payable to a U.S. Borrower or Canadian Borrower, as applicable;
(v)    Accounts to the extent representing unapplied cash balances; or
(w)    Accounts that are otherwise unacceptable to the Administrative Agent in its Permitted Discretion.

The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Accounts (including, without limitation, for estimates, chargeback or other accrued liabilities or offsets to adjust for material claims, offsets, defenses or counterclaims or other material disputes with an Account Debtor) from time to time in its Permitted Discretion.
“Eligible Canadian Accounts” shall mean the Eligible Accounts owned by any Canadian Borrower.
“Eligible Inventory” shall mean all of the Inventory owned by a U.S. Borrower that is both (x) located at (i) the Company’s warehouses at 521 McCormick Drive, Glen Burnie, Maryland 21061, 6650 Business Parkway, Elkridge, Maryland 21075 or 900 International Drive, Linthicum, Maryland 21090 (each an “Initial Primary Warehouse”) and any successor warehouse located in the United States to each such Initial Primary Warehouse for which the Company has provided written notice thereof to the Administrative Agent and the requirements of Section 9.14 have been satisfied (together with each Initial Primary Warehouse, a “Primary Warehouse”) or (ii) at 1000 East 116th Street, Carmel, Indiana 64032 ~~or~~, 4411 Schaefer Ave, Chino, California 91710, 901 Wrigley Way, Milpitas, California 95035 or 6380 E. Holmes Road, Memphis, Tennessee 38141 and (y) reflected in the most recent Borrowing Base Certificate delivered to the Administrative Agent pursuant to Section 9.01(h), except any Inventory as to which any of the exclusionary criteria set forth below applies. Eligible Inventory shall not include any Inventory of a U.S. Borrower that:
(a)    consists of work-in-process;
(b)    is excess, obsolete, unsalable, shopworn, seconds, damaged or unfit for sale;
(c)    (x) is not of a type held for sale by the applicable U.S. Borrower in the ordinary course of business as is being conducted by each such U.S. Borrower or (y) is undergoing further testing, processing or rework;
(d)    is not subject to a First Priority Lien in favor of the Collateral Agent on behalf of the Secured Creditors;
(e)    is not owned by a U.S. Borrower free and clear of all Liens and rights of any other Person (including the rights of a purchaser that has made progress payments and the rights of a surety that has issued a bond to assure a U.S. Borrower’s performance with respect to that Inventory), except the First Priority Lien in favor of the Collateral Agent, on behalf of the Secured Creditors, the junior Permitted Liens under Section 10.01(s) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens);
(f)    (i) is not located on premises owned, leased or rented by a U.S. Borrower and in the case of leased or rented premises unless either (x) a reasonably satisfactory Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Rent Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto or (ii) is stored with a bailee or warehouseman, unless either (x) a reasonably satisfactory and acknowledged bailee or warehouseman letter has been received by the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent in its Permitted Discretion have been established with respect thereto, or (iii) is located at an owned location subject to a mortgage or other security interest in favor of a creditor other than the Collateral Agent or the junior Permitted Liens under Section 10.01(s) unless either (x) a Landlord Personal Property Collateral Access Agreement has been delivered to the Administrative Agent or (y) Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;

(g)    is placed on consignment (other than any such Inventory that has been placed on consignment with, and is located at, 1000 East 116th Street, Carmel, Indiana 64032 or 4411 Schaefer Ave, Chino, California 91710) unless Reserves reasonably satisfactory to the Administrative Agent have been established with respect thereto;
(h)    is in transit;
(i)    is covered by a negotiable document of title, unless, at the Administrative Agent’s request, such document has been delivered to the Collateral Agent or an agent thereof and such U.S. Borrower takes such other actions as the Administrative Agent reasonably requests in order to create a perfected First Priority security interest in favor of the Collateral Agent in such Inventory with all necessary endorsements, free and clear of all Liens except those in favor of the Collateral Agent on behalf of the Secured Creditors, the junior Permitted Liens under Section 10.01(s) and First Priority Priming Liens (subject to Reserves established by the Administrative Agent in accordance with the provisions of this Agreement and in respect of such Permitted Liens) and the amount of any shipping fees, costs and expenses shall be reflected in Reserves;
(j)    consists of goods that are slow moving or constitute spare parts (not intended for sale), packaging and shipping materials, or supplies used or consumed in a U.S. Borrower’s business;
(k)    consists of any gross profit mark-up in connection with the sale and distribution thereof to any division of any U.S. Borrower or Subsidiary thereof;
(l)    is manufactured, assembled or otherwise produced in violation of the Fair Labor Standards Act and subject to the “hot goods” provisions contained in Title 25 U.S.C. 215(a)(i);
(m)    is not covered by casualty insurance required by the terms of this Agreement;
(n)    consists of goods which have been returned or rejected by the buyer and are not in salable condition;
(o)    breaches in any material respect any of the representations or warranties pertaining to such Inventory set forth in any Credit Document;
(p)    does not conform in all material respects to all standards imposed by any governmental agency, division or department thereof which has regulatory authority over such goods or the use or sale thereof;
(q)    is Commingled Inventory;
(r)    is located outside the United States of America;
(s)    is subject to a license agreement or other arrangement with a third party which, in the Administrative Agent’s Permitted Discretion, restricts the ability of the Administrative Agent or the Collateral Agent to exercise its rights under the Credit Documents with respect to such Inventory unless such third party has entered into an agreement in form and substance reasonably satisfactory to the Administrative Agent permitting the Administrative Agent or the Collateral Agent to exercise its rights with respect to such Inventory or the Administrative Agent has otherwise agreed to allow such Inventory to be eligible in the Administrative Agent’s Permitted Discretion;

(t)    consists of Hazardous Materials or goods that can be transported or sold only with licenses that are not readily available;
(u)    is expired pursuant to the manufacturer’s expiration date;
(v)    is repriced down or the market value of which is lower than the cost thereof (to the extent of the amount of such write-down or reduction in market value);or
(w)    is otherwise unacceptable to the Administrative Agent in its Permitted Discretion.
The Administrative Agent shall have the right to establish, modify or eliminate Reserves against Eligible Inventory from time to time in its Permitted Discretion. The criteria for Eligible Inventory may only be revised or any new criteria for Eligible Inventory may only be established by the Administrative Agent in its Permitted Discretion based on either (i) an event, condition or other circumstance arising after the date hereof, or (ii) an event, condition or other circumstance existing on the date hereof to the extent the Administrative Agent has no written notice thereof from a Borrower prior to the date hereof, in either cause under clause (i) or (ii) which adversely affects or could reasonably be expected to adversely affect the Inventory as determined by the Administrative Agent in its Permitted Discretion.
“Eligible Transferee” shall mean and include a commercial bank, an insurance company, a finance company, a financial institution, any fund that invests in loans or any other “accredited investor” (as defined in Regulation D of the Securities Act), but in any event excluding the Company and its Subsidiaries and Affiliates and any natural person.
“Eligible U.S. Accounts” shall mean the Eligible Accounts owned by the U.S. Borrowers.
“End Date” shall have the meaning provided in the definition of Applicable Margin.
“Environmental Claims” shall mean any and all administrative, regulatory or judicial actions, suits, demands, demand letters, directives, claims, liens, notices of noncompliance or violation, investigations and/or proceedings relating in any way to any noncompliance with, or liability arising under, Environmental Law or to any permit issued, or any approval given, under any Environmental Law (hereafter, “Claims”), including, without limitation, (a) any and all Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any Environmental Law, and (b) any and all Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief arising out of or relating to an alleged injury or threat of injury to human health, safety or the environment due to the presence of Hazardous Materials.
“Environmental Law” shall mean any Federal, state, provincial, foreign or local statute, law (including principles of common law), rule, regulation, ordinance, code, directive, judgment, order or agreement, now or hereafter in effect and in each case as amended, and any judicial or administrative interpretation thereof, in each case having the force and effect of law and relating to the protection of the environment, or of human health (as it relates to the exposure to environmental hazards) or to the presence, Release or threatened Release, or the manufacture, use, transportation, treatment, storage, disposal or recycling of Hazardous Materials, or the arrangement for any such activities.
“Equity Interests” of any Person shall mean any and all shares, interests, rights to purchase, warrants, options, participation or other equivalents of or interest in (however designated) equity of such Person, including any common stock, preferred stock, any limited or general partnership interest and any limited liability company membership interest, but excluding, for the avoidance of doubt, any Permitted

Convertible Notes ~~and any Cyan Convertible Notes~~ to the extent that the same have not yet been converted into shares of Company Common Stock.
“ERISA” shall mean the U.S. Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations promulgated and rulings issued thereunder. Section references to ERISA are to ERISA, as in effect at the date of this Agreement and any subsequent provisions of ERISA, amendatory thereof, supplemental thereto or substituted therefor.
“ERISA Affiliate” shall mean any person that for purposes of Title I or Title IV of ERISA or Section 412 of the Code would be deemed at any relevant time to be a single employer or otherwise aggregated with the Company or any of its Subsidiaries under Section 414 of the Code or Section 4001 of ERISA.
“ERISA Event” shall mean any one or more of the following:
(a)    any Reportable Event;
(b)    the filing of a notice of intent to terminate any Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, the filing under Section 4041(c) of ERISA of a notice of intent to terminate any Plan or the termination of any Plan under Section 4041(c) of ERISA;
(c)    institution of proceedings by the PBGC under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan;
(d)    the failure to make a required contribution to any Plan that would result in the imposition of a lien or other encumbrance or the provision of security under Section 430 of the Code or Section 303 or 4068 of ERISA, or the arising of such a lien or encumbrance; the failure to satisfy the minimum funding standard under Section 412 of the Code or Section 302 of ERISA, whether or not waived; or the filing of any request for or receipt of a minimum funding waiver under Section 412 of the Code with respect to any Plan, or that such filing may be made; or a determination that any Plan is, or is expected to be, considered an at-risk plan within the meaning of Section 430 of the Code or Section 303 of ERISA; the Company, any of its Subsidiaries or any ERISA Affiliate incurring any liability under Section 436 of the Code, or a violation of Section 436 of the Code with respect to a Plan; or the failure to make any required contribution to a Multiemployer Plan;
(e)    engaging in a non-exempt prohibited transaction within the meaning of Section 4975 of the Code or Section 406 of ERISA with respect to or relating to a Plan or assets of a Plan;
(f)    the complete or partial withdrawal of the Company or any of its Subsidiaries or any ERISA Affiliate from a Multiemployer Plan, the reorganization or insolvency under Title IV of ERISA of any Multiemployer Plan; or the receipt by the Company or any of its Subsidiaries or any ERISA Affiliate, of any notice, or the receipt by any Multiemployer Plan from any of the Company, any of its Subsidiaries or any ERISA Affiliate of any notice, that a Multiemployer Plan is in endangered or critical status under Section 432 of the Code or Section 305 of ERISA; or
(g)    the Company, any of its Subsidiaries or an ERISA Affiliate incurring any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA).

“Euros” and the designation “€” shall mean the currency introduced on January 1, 1999 at the start of the third stage of European economic and monetary union pursuant to the Treaty (expressed in euros).
“Event of Default” shall have the meaning provided in Section 11.
“Excess Availability” shall mean, as of any date of determination (but otherwise subject to Section 3.02(b)), the amount by which (a) Availability at such time exceeds (b) the Aggregate Exposure at such time.
“Excluded Accounts” shall mean all Deposit Accounts, securities accounts and commodities accounts established (or otherwise maintained) by the Company or any of its Subsidiaries other than Core Deposit Accounts and DB Accounts.
“Excluded Swap Obligation” shall mean, with respect to any Guarantor, any Swap Obligation if, and to the extent that, all or a portion of the Guaranty of such Guarantor of, or the grant by such Guarantor of a security interest to secure, such Swap Obligation (or any Guaranty thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Guarantor’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder (each, an “ECP”) at the time the Guaranty of such Guarantor or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such Guaranty or security interest is or becomes illegal.
“Excluded Taxes” shall have the meaning provided in Section 5.04(a).
“Executive Order” shall have the meaning provided in Section 8.23(a).
“Existing Convertible Notes” shall mean, collectively, the ~~2013 Convertible Notes, the 2015 Convertible Notes, the~~ 2017 Convertible Notes, the 2018 Convertible Notes and the 2020 Convertible Notes.
“Existing Convertible Notes Documents” shall mean, collectively, the ~~2013 Convertible Notes Documents, the 2015 Convertible Notes Documents, the~~ 2017 Convertible Notes Documents, the 2018 Convertible Notes Documents and the 2020 Convertible Notes Documents.
“Existing Convertible Notes Indentures” shall mean, collectively, the ~~2013 Convertible Notes Indenture, the 2015 Convertible Notes Indenture, the~~ 2017 Convertible Notes Indenture, the 2018 Convertible Notes Indenture and the 2020 Convertible Notes Indenture.
“Existing Indebtedness” shall have the meaning provided in Section 8.20.
“Existing Letters of Credit” shall have the meaning provided in Section 3.01(a)(B).
“Expenses” shall mean all present and future reasonable and invoiced out of pocket expenses incurred by or on behalf of the Administrative Agent, the Collateral Agent or any Issuing Lender in connection with this Agreement, any other Credit Document or otherwise in its capacity as the Administrative Agent under this Agreement or the Collateral Agent under any Security Document or as an Issuing Lender under this Agreement, whether incurred heretofore or hereafter, which expenses shall include, without limitation, the expenses set forth in Section 13.01, the cost of record searches, the reasonable fees and expenses of attorneys and paralegals, all reasonable and invoiced costs and expenses incurred by the Administrative Agent and the Collateral Agent in opening bank accounts, depositing checks, electronically or otherwise receiving and transferring funds, and any other charges imposed on the Administrative Agent and/or the Collateral Agent due to insufficient funds of deposited checks and the standard fee of the Administrative Agent and the Collateral Agent relating thereto, collateral examination fees and expenses required to be paid hereunder by the Borrowers, reasonable fees and expenses of accountants and appraisers, reasonable fees and expenses of other consultants, experts or advisors employed or retained by the Administrative Agent or the Collateral Agent, fees and taxes related to the filing of financing statements, costs of preparing and recording any other Credit Documents, all expenses, costs and fees set forth in this Agreement and the other Credit Documents, all other fees and expenses required to be paid pursuant to any other letter agreement and all fees and expenses incurred in connection with releasing Collateral and the amendment or termination of any of the Credit Documents.
“Extended Final Maturity Date” shall mean, with respect to any Extended Loan or Extended Revolving Loan Commitment, the agreed upon date occurring after the Initial Maturity Date as specified in the applicable definitive documentation thereof.
“Extended Loan” shall mean each Revolving Loan ~~and each Swingline Loan~~ pursuant to an Extended Revolving Loan Commitment.
“Extended Revolving Loan Commitment” shall have the meaning provided in Section 2.19(c)(i).
“Extension” shall have the meaning provided in Section 2.19(a).
“Extension Offer” shall have the meaning provided in Section 2.19(a).
~~“Face Amount” shall mean, in respect of a Draft, Bankers’ Acceptance or B/A Equivalent Note, as the case may be, the amount payable to the holder thereof on its maturity. The Face Amount of any Bankers’ Acceptance Loan shall be equal to the aggregate Face Amounts of the underlying Bankers’ Acceptances, B/A Equivalent Notes or Drafts, as the case may be.~~
“Facing Fee” shall have the meaning provided in Section 4.01(c).
“Fair Market Value” shall mean, with respect to any asset (including any Equity Interests of any Person), (i) the price thereof to the extent that the same is readily available on an active trading market or (ii) if such price is not so readily available, the price at which a willing buyer, not an Affiliate of the seller, and a willing seller who does not have to sell, would agree to purchase and sell such asset, as determined in good faith by the board of directors or other governing body or, pursuant to a specific delegation of authority by such board of directors or governing body, a designated senior executive officer, of the Company or the Subsidiary of the Company selling such asset.
“FATCA” shall mean Sections 1471 through 1474 of the Code, as enacted on the Effective Date (or any amended or successor provision that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.
“Federal Funds Rate” shall mean, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal Funds transactions with members of the Federal Reserve System arranged by Federal Funds brokers, as published for such day (or, if such day is not a Business Day, for the immediately preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three Federal Funds brokers of recognized standing selected by the Administrative Agent; provided that the Federal Funds Rate shall not be less than 0% per annum.
“Fees” shall mean all amounts payable pursuant to or referred to in Section 4.01.
“Final Maturity Date” shall mean the Initial Maturity Date; provided that, with respect to any Extended Revolving Loan Commitment, the Final Maturity Date with respect thereto instead shall be the Extended Final Maturity Date.
~~“Fifth Amendment Effective Date” shall mean July 2, 2015.~~
“First Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to any Security Document, that such Lien is prior in right to any other Lien thereon, other than (i) any Permitted Liens (excluding Permitted Liens under Section 10.01(s)) applicable to such Collateral which as a matter of law (and giving effect to any actions taken pursuant to the last paragraph of Section 10.01) have priority over the respective Liens on such Collateral created pursuant to the relevant Security Document and (ii) any Lien on property that would otherwise constitute Eligible Inventory but is subject to a lease that grants to the landlord thereunder a first priority perfected security interest in such property (such Liens described in clauses (i) and (ii) above, “First Priority Priming Liens”).
“First Priority Priming Liens” shall have the meaning provided in the definition of First Priority.
“Fixed Charge Coverage Ratio” shall mean, for any period, the ratio of (a)(i) Consolidated EBITDA for such period minus (ii) the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Equity Interests, the proceeds of any asset sale (other than the sale of inventory in the ordinary course of business), the proceeds of any Recovery Event or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans) minus (iii) the aggregate amount of all cash payments made by the Company and its Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (but excluding such cash payments related to asset sales not in the ordinary course of business) minus (iv) the aggregate amount of all cash Dividends paid by the Company or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries as permitted under Section 10.03 for such period to (b) Fixed Charges for such period.
“Fixed Charges” shall mean, for any period, the sum of (a) any amortization or other scheduled or mandatory payments made during such period on all Indebtedness of the Company (other than Indebtedness of the type described in clause (vii) of the definition of Indebtedness) and its Subsidiaries for such period (including the principal component of all obligations in respect of all Capitalized Lease Obligations, but excluding (x) the payment of any Permitted ~~Convertible Notes or any Cyan~~ Convertible Notes at their respective final maturity date, and (y) customary mandatory repayments associated with customary excess cash flow provisions and with asset sales, insurance and condemnation events, the incurrence of Indebtedness for borrowed money and the issuance of Equity Interests (but only to the extent made with the net cash proceeds from such asset sales, insurance and condemnation events, incurrences of Indebtedness and issuance of Equity Interests)), plus (b) Consolidated Interest Expense of the Company and its Subsidiaries for such period.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.
“Foreign Pension Plan” shall mean any plan, fund (including, without limitation, any superannuation fund) or other similar program established or maintained outside the United States by the Company or any one or more of its Subsidiaries primarily for the benefit of employees of the Company or such Subsidiaries residing outside the United States, which plan, fund or other similar program provides, or results in, retirement income, a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which plan is not subject to ERISA or the Code.
“Foreign Pledge Agreement” shall mean ~~a~~ each of (a) the Canadian ABL Pledge Agreement, dated as of December 12, 2014, between the Company and the Collateral Agent, (b) the Equitable Charge Over Shares, dated as of December 13, 2012, between the Company and the Collateral Agent, (c) the Equitable Charge Over Shares, dated as of December 22, 2014, between the Company and the Collateral Agent, (d) the Share Pledge Agreement, dated as of December 13, 2012, between the Company and the Collateral Agent, in the presence of Ciena Luxembourg (as amended by that certain Amendment Agreement dated as of January 15, 2015) and (e) each other local law pledge or charge agreement granting to the Collateral Agent (or a sub-agent thereof), for the benefit of the Secured Creditors, a Lien on Equity Interests in a Foreign Subsidiary of the Company incorporated under the laws of Luxembourg or the United Kingdom~~,~~ (which agreement shall be in form and substance reasonably satisfactory to the Administrative Agent), in each case, as ~~the same may be~~ amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Foreign Subsidiary” of any Person shall mean any Subsidiary of such Person that is not a Domestic Subsidiary of such Person.
“GAAP” shall mean generally accepted accounting principles in the United States as in effect from time to time; provided that determinations in accordance with GAAP for purposes of Sections 9.13 and 10 and the calculation of the Fixed Charge Coverage Ratio and the Total Secured Leverage Ratio, in each case including defined terms as used therein, are subject to Section 13.07(a).
“Governmental Authority” shall mean the government of the United States of America, Canada, any other nation or any political subdivision thereof, whether state, provincial or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government.
“Guarantor” shall mean and include each U.S. Guarantor and each Canadian Guarantor.
“Guaranty” shall mean the U.S. Guaranty and the Canadian Guaranty.
“Hazardous Materials” shall mean any chemicals, materials, wastes, pollutants, contaminants, or substances in any form that is prohibited, limited or regulated pursuant to any Environmental Law by virtue of their toxic or otherwise deleterious characteristics, including without limitation any petroleum or petroleum products, radioactive materials, asbestos in any form that is or could become friable, urea formaldehyde foam insulation, dielectric fluid containing levels of polychlorinated biphenyls, and radon gas.
“Highest Adjustable Applicable Margins” shall have the meaning provided in the definition of Applicable Margin.

“Historical Excess Availability” shall mean, for the purposes of the definition of Applicable Margin, in the case of each Start Date, an amount equal to (x) the sum of each day’s Excess Availability during the most recently ended fiscal quarter of the Company divided by (y) the number of days in such fiscal quarter; provided that Excess Availability shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Immaterial Subsidiary” shall mean, as of any date of determination, any Wholly-Owned Domestic Subsidiary of the Company or any Wholly-Owned Canadian Subsidiary of the Company (in either case, other than a Borrower) (x) that has not guaranteed any other Indebtedness of any Borrower and (y) whose consolidated total assets (as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), when added to the consolidated total assets of all other Immaterial Subsidiaries (as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP), do not constitute more than 5.0% of the Consolidated Total Assets; provided, however, notwithstanding the foregoing or anything to the contrary contained in Section 9.12(~~g~~f) or Section 10.12, the Company, at its option, may elect to cause an Immaterial Subsidiary to become a Borrower pursuant to (and in accordance with the terms and conditions of) Section 9.12(g) or a Guarantor pursuant to (and in accordance with the terms and conditions of) Section 10.12, in which case such Immaterial Subsidiary shall, upon satisfaction of the provisions of either such Section, no longer constitute an Immaterial Subsidiary for any purpose hereunder or under any other Credit Document.
“Incremental Commitment” shall mean, for any Lender, any Revolving Loan Commitment provided by such Lender after the Sixth Amendment Effective Date in an Incremental Commitment Agreement delivered pursuant to Section 2.14; it being understood, however, that on each date upon which an Incremental Commitment of any Lender becomes effective, such Incremental Commitment of such Lender shall be added to (and thereafter become a part of) the Revolving Loan Commitment of such Lender for all purposes of this Agreement as contemplated by Section 2.14.
“Incremental Commitment Agreement” shall mean each Incremental Commitment Agreement in substantially the form of Exhibit F (appropriately completed, and with such modifications as may be reasonably satisfactory to the Administrative Agent) executed and delivered in accordance with Section 2.14.
“Incremental Commitment Date” shall mean each date upon which an Incremental Commitment under an Incremental Commitment Agreement becomes effective as provided in Section 2.14(b).
“Incremental Commitment Requirements” shall mean, with respect to any provision of an Incremental Commitment on a given Incremental Commitment Date, the satisfaction of each of the following conditions on the Incremental Commitment Date of the respective Incremental Commitment Agreement: (i) no Default or Event of Default exists or would exist after giving effect thereto; (ii) all of the representations and warranties contained in the Credit Documents shall be true and correct in all material respects at such time (unless stated to relate to a specific earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date) (it being understood that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or any similar language shall be true and correct in all respects as of such date); (iii) the delivery by the Company to the Administrative Agent of an acknowledgment, in form and substance reasonably satisfactory to the Administrative Agent and executed by each Credit Party, acknowledging that such Incremental Commitment and all Revolving Loans subsequently incurred, and Letters of Credit issued, as applicable, pursuant to such

Incremental Commitment shall constitute Obligations and Guaranteed Obligations (as defined under each Guaranty) under the Credit Documents and secured on a pari passu basis with the applicable Obligations under the Security Documents; (iv) the delivery by each Credit Party to the Administrative Agent of such other officers’ certificates, board of director (or equivalent governing body) resolutions, evidence of good standing (to the extent available under applicable law) and opinions of counsel (which shall be substantially similar to such opinions of counsel delivered on the Effective Date) as the Administrative Agent shall reasonably request; (v) the Company shall have delivered a certificate executed by an Authorized Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) and (ii); and (vi) the completion by each Credit Party of (x) such other conditions precedent that may be included in the respective Increased Commitment Agreement and (y) such other actions as the Administrative Agent may reasonably request in connection with such Incremental Commitment in order to create, continue or maintain the security interest of the Collateral Agent in the Collateral and the perfection thereof (including, without limitation, any amendments to the Security Documents and such other documents and assurances reasonably requested by the Administrative Agent to be delivered in connection therewith).
“Incremental Lender” shall have the meaning provided in Section 2.14(b).
“Incremental Security Documents” shall have the meaning provided in Section 2.14(b).
“Indebtedness” shall mean, as to any Person, without duplication, (i) all indebtedness of such Person for borrowed money or for the deferred purchase price of property or services, (ii) the maximum amount available to be drawn or paid under all letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations issued for the account of such Person and all unpaid drawings and unreimbursed payments in respect of such letters of credit, bankers’ acceptances, bank guaranties, surety and appeal bonds and similar obligations, (iii) all indebtedness of the types described in clause (i), (ii), (iv), (v), (vi), (vii) or (viii) of this definition secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person (provided that, if the Person has not assumed or otherwise become liable in respect of such indebtedness, such indebtedness shall be deemed to be in an amount equal to the lesser of (x) the Fair Market Value of the property to which such Lien relates and (y) the amount of the indebtedness secured), (iv) all Capitalized Lease Obligations of such Person, (v) all non-ordinary course obligations of such Person to pay a specified purchase price for goods or services, whether or not delivered or accepted, i.e., take-or-pay and similar obligations incurred outside the ordinary course of business, (vi) all Contingent Obligations of such Person in respect of Indebtedness set forth in another clause of this definition, (vii) all obligations under any Interest Rate Protection Agreement, any Other Hedging Agreement or under any similar type of agreement (and with the amount of any such obligations to be equal at any time to the termination value of such agreement or arrangement giving rise to such obligations that would be payable by such Person at such time) and (viii) all Off-Balance Sheet Liabilities of such Person. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is directly liable therefor pursuant to applicable law, contract or organizational documents as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor. Notwithstanding the foregoing, Indebtedness shall not include (i) trade payables, accrued expenses and deferred tax and other credits (including, for the avoidance of doubt, in respect of travel card, purchasing card or other corporate card purchasing programs) incurred by any Person in accordance with customary practices and in the ordinary course of business of such Person, (ii) any earn-out obligations until such obligation becomes a non-contingent liability on the balance sheet of such Person in accordance with GAAP or (iii) obligations incurred among the Credit Parties and their respective Subsidiaries in the ordinary course of business and consistent with past practice for the purchase of goods and services.

“Indemnified Person” shall have the meaning provided in Section 13.01(c).
“Individual Exposure” of any Lender shall mean, at any time, the sum of (a) the aggregate principal amount of all Revolving Loans made by such Lender and then outstanding (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars)~~,~~ and (b~~) such Lender’s RL Percentage of the aggregate principal amount of all Swingline Loans then outstanding (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars) and (c~~) such Lender’s RL Percentage of the aggregate amount of all Letter of Credit Outstandings at such time.
“Initial Maturity Date” shall mean December 31, ~~2016.~~2020; provided that if any Indebtedness for borrowed money of the Company or any of its Subsidiaries with an aggregate principal amount equal to or in excess of $100,000,000 is outstanding on the date that is 90 days prior to the stated maturity of such Indebtedness (each such date, a “Springing Maturity Date”), and, as of such Springing Maturity Date, the aggregate amount of (x) Excess Availability as of such Springing Maturity Date plus (y) Unrestricted cash and Cash Equivalents of the Credit Parties and their Subsidiaries as of such Springing Maturity Date in excess of the Minimum Unrestricted Controlled Cash Amount (provided that such Unrestricted cash and Cash Equivalents shall only be included in such calculation pursuant to this clause (y) to the extent not already included in the most recent calculation of the Borrowing Base), is less than the aggregate principal amount of such Indebtedness outstanding as of the such Springing Maturity Date, then the Initial Maturity Date shall instead be such Springing Maturity Date.
“Initial Primary Warehouse” shall have the meaning provided in the term Eligible Inventory.
“Insolvency Proceeding” shall mean any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any state or foreign bankruptcy or insolvency law, assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with creditors, or proceedings seeking reorganization, arrangement, or other similar relief, including any proceeding commenced by or against any Person under any Canadian Insolvency Law.
“Intercompany Debt” shall mean any Indebtedness, payables or other obligations, whether now existing or hereafter incurred, owed by the Company or any Subsidiary of the Company to the Company or any other Subsidiary of the Company.
“Intercompany Loans” shall have the meaning provided in Section 10.05(h).
“Intercreditor Agreement” shall mean an intercreditor agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Collateral Agent, the U.S. Credit Parties and each collateral agent or trustee for the holders of any Permitted Additional Secured Indebtedness, as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.
“Interest Determination Date” shall mean, (i) with respect to any LIBOR Loan, the second Business Day prior to the commencement of any Interest Period relating to such LIBOR Loan and (ii) with respect to any BA Rate Loan, the first day of the respective Interest Period for such BA Rate Loan (or, if such day is not a Business Day, the immediately preceding Business Day).
“Interest Period” shall have the meaning provided in Section 2.09.
“Interest Rate Protection Agreement” shall mean any interest rate swap agreement, interest rate cap agreement, interest collar agreement, interest rate hedging agreement or other similar agreement or arrangement.

“Inventory” shall mean “inventory” as such term is defined in Article 9 of the UCC.
“Investments” shall have the meaning provided in Section 10.05.
“Issuing Lender” shall mean each of (i) DBNY (except as otherwise provided in Section 12.09), (ii) Bank of America, N.A., (iii) Wells Fargo Bank, National Association, and (iv) any other Lender reasonably acceptable to the Administrative Agent which agrees to issue Letters of Credit hereunder; provided that, if any Extension is effected in accordance with Section 2.19, then on the occurrence of the Initial Maturity Date, each Issuing Lender shall have the right to resign as such on, or on any date within 20 Business Days after, the Initial Maturity Date, upon not less than 30 days’ prior written notice thereof to the Company and the Administrative Agent and, in the event of any such resignation and upon the effectiveness thereof, the resigning Issuing Lender shall retain all of its rights hereunder and under the other Credit Documents as Issuing Lender with respect to all Letters of Credit theretofore issued by it (which Letters of Credit shall remain outstanding in accordance with the terms hereof until their respective expirations) but shall not be required to issue any further Letters of Credit hereunder. If at any time and for any reason (including as a result of resignations as contemplated by the last proviso to the preceding sentence), an Issuing Lender has resigned in such capacity in accordance with the preceding sentence and no Issuing Lenders exist at such time, then no Person shall be an Issuing Lender hereunder obligated to issue Letters of Credit unless and until (and only for so long as) a Lender (or Affiliate of a Lender) reasonably satisfactory to the Administrative Agent and the Company agrees to act as Issuing Lender hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by one or more Affiliates of such Issuing Lender (and such Affiliate shall be deemed to be an “Issuing Lender” for all purposes of the Credit Documents).
“Issuing Lender Sublimit” shall mean, with respect to each Issuing Lender, Letter of Credit Outstandings at any time not to exceed in the aggregate $~~100,000,000~~75,000,000 or such greater amount to be agreed in writing between the Company and such Issuing Lender (in its sole discretion).
“Joinder Agreement” shall mean a Joinder Agreement substantially in the form of Exhibit N (appropriately completed).
“Judgment Currency” shall have the meaning provided in Section 13.20.
“Judgment Currency Conversion Date” shall have the meaning provided in Section 13.20.
“Landlord Personal Property Collateral Access Agreement” shall mean a Landlord Waiver and Consent Agreement substantially in the form of Exhibit M, with such amendments, modifications or supplements thereto, or such other form, in each case as may be reasonably acceptable to the Administrative Agent.
“L/C Supportable Obligations” shall mean (i) obligations (including Indebtedness) of the Company or any of its Subsidiaries with respect to workers compensation, surety bonds and other similar statutory obligations and (ii) such other obligations (including Indebtedness) of the Company or any of its Subsidiaries as are otherwise permitted to exist pursuant to the terms of this Agreement (other than obligations (including Indebtedness) in respect of (~~v) any Cyan Convertible Notes, (~~w) any Permitted Convertible Notes, (x) any Permitted Additional Indebtedness, (y) any Indebtedness or other obligations that are contractually subordinated in right of payment to the Obligations and (z) any Equity Interests).
“Lead Arrangers” shall mean Deutsche Bank Securities Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated ~~and~~, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association,

each in its capacity as a Joint Lead Arranger and Joint Book Runner for the credit facilities hereunder and any successor thereto.
“Leaseholds” of any Person shall mean all the right, title and interest of such Person as lessee or licensee in, to and under leases or licenses of land (including all improvements and/or fixtures thereon).
“Lender” shall mean each financial institution listed on Schedule 1.01(a), as well as any Person that becomes a “Lender” hereunder pursuant to Section 2.13, Section 2.14 or Section 13.04(b).
“Lender Default” shall mean, as to any Lender, (i) the refusal (which has not been retracted) of such Lender or the failure of such Lender (which has not been cured) to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c), in each case, within two Business Days of the date of such Borrowing or the date such funding was required to be made, as applicable, unless, in the case of any Borrowing, such Lender notifies the Administrative Agent and the Company in writing that such failure is the result of a determination by such Lender in good faith that one or more conditions precedent to funding (which conditions precedent shall be identified to the Administrative Agent and the applicable Borrowers in writing) has not been satisfied, (ii) such Lender or a direct or indirect parent company thereof having been deemed insolvent or having become the subject of an Insolvency Proceeding, a takeover by a regulatory authority or has appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such capacity; provided that a Lender Default shall not be deemed to have occurred solely by virtue of the ownership or acquisition of any equity interest in a Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, (iii) such Lender having notified the Administrative Agent, ~~the Swingline Lender,~~ any Issuing Lender and/or any Credit Party (x) that it does not intend to comply with its obligations under Sections 2.01(a) or (c), Section 2.04 or Section 3, as the case may be, in circumstances where such non-compliance would constitute a breach of such Lender’s obligations under the respective Section or (y) of the events described in preceding clause (ii) or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (iv) the failure to pay to the Administrative Agent, any Issuing Lender~~, the Swingline Lender~~ or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit ~~or Swingline Loans~~) within two Business Days of the date when due, or (v) has failed, within three Business Days after written request by the Administrative Agent or the Company, to confirm in writing to the Administrative Agent and the Company that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (v) upon receipt of such written confirmation by the Administrative Agent and the Company); provided that, for purposes of (and only for purposes of) Sections 2.15(a) and (b) and any documentation entered into pursuant to the Letter of Credit Back Stop Arrangements (and the term “Defaulting Lender” as used therein), the term “Lender Default” shall also include, as to any Lender, (i) any previously cured “Lender Default” of such Lender under this Agreement, unless such Lender Default has ceased to exist for a period of at least 90 consecutive days, and (ii) the failure of such Lender to make available its portion of any Borrowing (including any Mandatory Borrowing) or to fund its portion of any unreimbursed payment with respect to a Letter of Credit pursuant to Section 3.04(c) within one Business Day of the date (x) the Administrative Agent (in its capacity as a Lender) or (y) Lenders constituting the Required Lenders with Revolving Loan Commitments has or have, as applicable, funded its or their portion thereof.
“Letter of Credit” shall have the meaning provided in Section 3.01(a).
“Letter of Credit Back-Stop Arrangements” shall have the meaning provided in Section 2.15(a)(ii).
“Letter of Credit Exposure” shall mean, at any time, the aggregate amount of all Letter of Credit Outstandings at such time in respect of Letters of Credit. The Letter of Credit Exposure of any Lender at any time shall be its RL Percentage of the aggregate Letter of Credit Exposure at such time.
“Letter of Credit Fee” shall have the meaning provided in Section 4.01(b).
“Letter of Credit Outstandings” shall mean, at any time, the sum of (i) the Stated Amount of all outstanding Letters of Credit at such time and (ii) the aggregate amount of all Unpaid Drawings in respect of all Letters of Credit at such time.
“Letter of Credit Request” shall have the meaning provided in Section 3.03(a).
“LIBO Rate” shall mean, with respect to any Borrowing of LIBOR Loans for any Interest Period, (a) the rate per annum determined by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the commencement of such Interest Period by reference to the Reuters Screen LIBOR01 for deposits in U.S. Dollars (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such page for the purpose of displaying such rates) for a period equal to such Interest Period; provided that to the extent that an interest rate is not ascertainable pursuant to the foregoing provisions of this definition, the “LIBO Rate” shall be the interest rate per annum determined by the Administrative Agent to be the average of the rates per annum at which deposits in U.S. Dollars are offered for such relevant Interest Period to major banks in the London interbank market in London, England by the Administrative Agent at approximately 11:00 a.m. (London time) on the date that is two Business Days prior to the beginning of such Interest Period, divided by (b) a percentage equal to 100% minus the then stated maximum rate of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves required by applicable law) applicable to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities as defined in Regulation D (or any successor category of liabilities under Regulation D); provided that if the rate per annum resulting from dividing clause (a) by clause (b) is less than 0.0%, then such rate shall deemed to be 0.0%.
“LIBOR Loan” shall mean each Loan ~~(other than a Swingline Loan and a Bankers’ Acceptance Loan)~~ designated as such by the applicable Borrower at the time of the incurrence thereof or conversion thereto.
“Lien” shall mean any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), preference, priority or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement, any financing or similar statement or notice filed under the UCC or any other similar recording or notice statute, and any lease having substantially the same effect as any of the foregoing).
“Loan” shall mean each Revolving Loan ~~and each Swingline Loan~~.

“Mandatory Borrowing” shall have the meaning provided in Section 2.01(c).
“Margin Stock” shall have the meaning provided in Regulation U.
“Material Adverse Effect” shall mean (a) a material adverse change in, or a material adverse effect on, the business, operations, property, assets, liabilities (actual or contingent) or financial condition ~~(financial or otherwise)~~ of the Company and its Subsidiaries taken as a whole or (b) a material adverse effect (i) on the rights or remedies of the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, (ii) on the ability of the Credit Parties taken as a whole to perform their obligations to the Lenders, the Administrative Agent or the Collateral Agent hereunder or under any other Credit Document, or (iii) upon the legality, validity, binding effect or enforceability against any Credit Party of any Credit Document to which it is a party.
“Material Subsidiary” shall mean any Subsidiary of the Company that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation S-X is in effect on the Effective Date; provided that, other than for purposes of the U.S. Pledge Agreement, each of the conditions of such Rule 1-02 shall be measured with a standard of 5% rather than 10%.
“Maximum Letter of Credit Amount” shall have the meaning provided in Section 3.02(a).
“Maximum Rate” shall have the meaning provided in Section 13.22.
“~~“Maximum Swingline Amount” shall mean $25,000,000.~~
~~“~~Merger Sub” shall mean Neptune Acquisition Subsidiary, Inc., a Delaware corporation and a Wholly-Owned Domestic Subsidiary of the Company.
“Minimum Borrowing Amount” shall mean (i) for Base Rate Loans and Canadian Prime Rate Loans ~~(in each case, other than Swingline Loans),~~, $500,000 (or the U.S. Dollar Equivalent thereof), (ii) for LIBOR Loans, $1,000,000~~,~~ and (iii) for ~~Bankers’ Acceptance~~BA Rate Loans, Cdn.$1,000,000~~, and (iv) for Swingline Loans, $100,000 (or the U.S. Dollar Equivalent thereof); provided that during a Dominion Period there shall be no Minimum Borrowing Amount with respect to clause (iv) above~~.
“Minimum Unrestricted Controlled Cash Amount” shall have the meaning provided in Section 9.16.
“Moody’s” shall mean Moody’s Investors Service, Inc.
“Mortgage” shall mean any deed of trust, mortgage, deed to secure debt, or other document creating a Lien on Real Property.
“Mortgage Policy” shall mean a Lender’s title insurance policy (Form 1992).
“Mortgaged Property” shall mean any Real Property owned or leased by any Credit Party which is encumbered (or required to be encumbered) by a Mortgage pursuant to the terms of this Agreement or any Security Document.
“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA, which is contributed to (or to which there is or may be an obligation to contribute to) by the Company or any of its Subsidiaries or an ERISA Affiliate, and each such plan for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries or an ERISA Affiliate contributed to or had an obligation to contribute to such plan. For greater certainty, “Multiemployer Plan” does not include a Canadian Multiemployer Plan.
“NAIC” shall mean the National Association of Insurance Commissioners.
~~“Net Insurance Proceeds” shall mean, with respect to any Recovery Event, the cash proceeds received by the respective Person in connection with such Recovery Event (net of (a) reasonable costs and taxes incurred in connection with such Recovery Event and (b) required payments of any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and the Permitted Additional Secured Indebtedness Documents) which is secured by the respective assets the subject of such Recovery Event).~~
“Net Orderly Liquidation Value” shall mean the “net orderly liquidation value” determined by an unaffiliated valuation company reasonably acceptable to the Administrative Agent after performance of an inventory valuation to be done at the Administrative Agent’s request (or as otherwise required hereunder) and the Borrowers’ expense, less the amount estimated by such valuation company for marshalling, reconditioning, carrying, and sales expenses designated to maximize the resale value of such Inventory and assuming that the time required to dispose of such Inventory is customary with respect to such Inventory and expressed as a percentage of the net book value of such Inventory; provided, however, notwithstanding the foregoing, in no event shall the Net Orderly Liquidation Value of any Eligible Inventory on consignment and included in the U.S. Borrowing Base pursuant to the parenthetical in clause (g) of the definition of Eligible Inventory be greater than the average Net Orderly Liquidation Value of all other Eligible Inventory included in the U.S. Borrowing Base.
“Net Sale Proceeds” shall mean, for any sale or other disposition of assets, the gross cash proceeds (including any cash received by way of deferred payment pursuant to a promissory note, receivable or otherwise, but only as and when received) received from such sale or other disposition of assets, net of (i) reasonable transaction costs (including, without limitation, any underwriting, brokerage or other customary selling commissions, reasonable legal, advisory and other fees and expenses (including title and recording expenses), associated therewith and sales, VAT and transfer taxes arising therefrom), (ii) payments of unassumed liabilities relating to the assets sold or otherwise disposed of at the time of, or within 30 days after, the date of such sale or other disposition, (iii) the amount of such gross cash proceeds required to be used to permanently repay any Indebtedness (other than Indebtedness secured pursuant to the Security Documents and the Permitted Additional Secured Indebtedness Documents) which is secured by the respective assets which were sold or otherwise disposed of, and (iv) the estimated net marginal increase in income taxes which will be payable by the Company’s consolidated group or any Subsidiary of the Company with respect to the fiscal year of the Company in which the sale or other disposition occurs as a result of such sale or other disposition; provided, however, that such gross proceeds shall not include any portion of such gross cash proceeds which the Company determines in good faith should be reserved for post-closing adjustments (to the extent the Company delivers to the Administrative Agent a certificate signed by an Authorized Officer of the Company as to such determination), it being understood and agreed that on the day that all such post-closing adjustments have been determined (which shall not be later than six months following the date of the respective asset sale), the amount (if any) by which the reserved amount in respect of such sale or disposition exceeds the actual post-closing adjustments payable by the Company or any of its Subsidiaries shall constitute Net Sale Proceeds on such date received by the Company and/or any of its Subsidiaries from such sale or other disposition.

~~“Non-B/A Lender” shall mean any Lender which is unwilling or unable to create Bankers’ Acceptances by accepting Drafts and which has identified itself as a “Non-B/A Lender” by written notice to the Administrative Agent and the Company.~~
“Non-Defaulting Lender” shall mean and include each Lender, other than a Defaulting Lender.
“Non-Wholly-Owned Subsidiary” shall mean, as to any Person, each Subsidiary of such Person which is not a Wholly-Owned Subsidiary of such Person.
“Note” shall mean each Canadian Borrower Revolving Note~~,~~ and each U.S. Borrower Revolving Note~~, the Canadian Borrower Swingline Note and the U.S. Borrower Swingline Note~~.
“Notice Date” shall have the meaning provided in Section 2.19(a).
“Notice of Borrowing” shall have the meaning provided in Section 2.03(a).
“Notice of Conversion/Continuation” shall have the meaning provided in Section 2.06.
“Notice Office” shall mean the office of the Administrative Agent located at 5022 Gate Parkway, Suite ~~200~~100, Jacksonville, Florida 32256, Attention: ~~Maxeen Jacques~~Sheila Lee, Telephone No.: (904) 527-~~6411, and~~6119, Telecopier No.: (732) 380-3355, and Email Address: agency.transactions@db.com, with a copy to the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005, Attention: ~~Courtney Meehan~~Anca Trifan, Telephone No.: (212) 250-~~2188~~6159 and Fax No.: (212) 797-~~5690; provided that in the case of all Borrowings of Canadian Borrower Loans, a copy of such notice also shall be delivered simultaneously to DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9, Attention: Loan Operations, Telephone No.: (416) 682-8252, and Telecopier No.: (416) 682-8484, or (in either case)~~6595, or such other office or person as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“Obligation Currency” shall have the meaning provided in Section 13.20.
“Obligations” shall mean (x) the principal ~~(or Face Amount, as applicable)~~ of, premium, if any, and interest on the Notes issued by, and the Loans made to, each Borrower under this Agreement, and all reimbursement obligations and Unpaid Drawings with respect to Letters of Credit, and (y) all other payment obligations (including, without limitation, obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due), liabilities and indebtedness owing by each Borrower and each other Credit Party to the Administrative Agent, the Collateral Agent, any Issuing Lender~~, the Swingline Lender~~ or any Lender under this Agreement and each other Credit Document to which any Borrower or other Credit Party is a party (including, without limitation, all indemnities, expenses (including Expenses), Fees and interest thereon (including, without limitation, in each case any interest, Fees or expenses (including Expenses) accruing after the commencement of any bankruptcy, insolvency, receivership or similar proceeding at the rate provided for in this Agreement or in such other Credit Document, whether or not such interest, Fees or expenses (including Expenses) are an allowed claim in any such proceeding)), whether now existing or hereafter incurred under, arising out of or in connection with each such Credit Document, and all guarantees of the foregoing amounts. Notwithstanding anything to the contrary contained herein or in any other Credit Document, in no event will Obligations include any Excluded Swap Obligations.
“OFAC” shall have the meaning provided in Section 8.23(a).

“Off-Balance Sheet Liabilities” of any Person shall mean (i) any repurchase obligation or liability of such Person with respect to accounts or notes receivable sold by such Person, (ii) any liability of such Person under any sale and leaseback transactions that does not create a liability on the balance sheet of such Person or (iii) any obligation under a Synthetic Lease.
“Other Financial Investments” shall mean securities and other investments that, but for the maturity restrictions described in the definition of “Cash Equivalents”, would otherwise constitute Cash Equivalents.
“Other Hedging Agreements” shall mean any foreign exchange contracts (including foreign exchange forward contracts and foreign exchange option contracts), currency swap agreements, commodity agreements or other similar contracts or arrangements, or arrangements designed to protect against fluctuations in currency values or commodity prices.
“Other Taxes” shall mean all present or future stamp, court or documentary, intangible, recording, filing, excise or similar taxes that arise from any payment made under, from the execution, delivery, performance, enforcement, or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Credit Document, except any such taxes that are imposed pursuant to an assignment made under Section 13.04(b).
“Ottawa Capitalized Lease” shall mean, collectively, (i) that certain lease agreement, dated as of April 15, 2015, and (ii) that certain lease agreement, dated as of October 23, 2014, as amended on April 15, 2015, each between Innovation Blvd II Limited (and its permitted successors and assigns) and Ciena Canada, Inc. (and its permitted successors and assigns), as amended, supplemented or otherwise modified from time to time, in connection with the multi-building complex located at Innovation Drive, Ottawa, Ontario (as more fully described therein).
“Participant” shall have the meaning provided in Section 3.04(a).
“Participant Register” shall have the meaning provided in Section 13.04(e).
“Patriot Act” shall have the meaning provided in Section 13.18.
“Payment Conditions” shall mean that each of the following conditions are satisfied at the time of each action or proposed action and immediately after giving effect thereto: (i) there is no Default or Event of Default existing immediately before or after the action or proposed action, (ii) 90-Day Excess Availability and Excess Availability on the date of the action or proposed action (calculated after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection with the action or proposed action (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 90-day period (or such shorter period, if applicable) for which 90-Day Excess Availability is to be determined)) exceed the greater of (A) (1) with respect to any Permitted Acquisition or any Asset Acquisition pursuant to Section 10.02(k)(ii), in each case, 12.5% of Availability at such time and (2) with respect to any other action,15.0% of Availability at such time and (B) $20,000,000, (iii) the Company shall be in compliance with a Fixed Charge Coverage Ratio of not less than 1.00:1.00 for the Calculation Period then most recently ended on a Pro Forma Basis as if such action or proposed action had occurred on the first day of such Calculation Period; provided that if 90-Day Excess Availability and Excess Availability on the date of the action or proposed action (calculated as provided in preceding clause (ii)) is equal to or exceeds the greater of (A) ~~22.5~~(1) with respect to any Permitted Acquisition or any Asset Acquisition pursuant to Section 10.02(k)(ii), in each case, 17.5% of Availability at such time and (2) with respect to any other action, 20.0% of Availability at such time and (B) $37,500,000, then compliance with the Fixed Charge Coverage

Ratio set forth in this clause (iii) shall not be required, (iv) solely with respect to any proposed payment, prepayment, redemption, repurchase or acquisition for value of Indebtedness pursuant to Section 10.08(a), there are no Loans in an aggregate principal amount in excess of $~~50,000,000~~100,000,000 outstanding immediately before and after the proposed payment, prepayment, redemption, repurchase or acquisition for value and (v) the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with preceding clauses (i) through (iv) and demonstrating (in reasonable detail) the calculations required by preceding clauses (ii) and (iii)~~.~~; provided, that such certificate shall not be required to contain such calculations if, at the time of such action or proposed action (and after giving pro forma effect thereto), the Credit Parties and their Subsidiaries have at least $500,000,000 in the aggregate of Unrestricted cash and Cash Equivalents.
“Payment Office” shall mean ~~(i) except as provided in clause (ii) below,~~ the office of the Administrative Agent located at 60 Wall Street, New York, New York 10005 ~~and (ii) in the case of all payments with respect to Canadian Borrower Loans, the office of DB Canada located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Ontario, Canada M5L 1E9, or (in each case)~~, or such other office as the Administrative Agent may hereafter designate in writing as such to the other parties hereto.
“PBGC” shall mean the U.S. Pension Benefit Guaranty Corporation.
“PBGF” shall mean the Pension Benefits Guaranty Fund of Ontario.
“Permitted Acquisition” shall mean the acquisition by a Credit Party of an Acquired Entity or Business (including indirectly by way of merger or amalgamation through a direct Wholly-Owned Subsidiary of such Credit Party that merges or amalgamates with ~~and~~or into such Acquired Entity or Business and the surviving Person of such merger or amalgamation is a direct Wholly-Owned Subsidiary of such Credit Party); provided that (in each case) (a) the consideration paid or to be paid by the Credit Party consists solely of cash (including proceeds of Loans), Company Common Stock, Qualified Preferred Stock, the issuance or incurrence of Indebtedness otherwise permitted by Section 10.04 and the assumption/acquisition of any Indebtedness (calculated at face value) which is permitted to remain outstanding in accordance with the requirements of Section 10.04, (b) in the case of the acquisition of the Equity Interests of any Acquired Entity or Business (including by way of merger), such Acquired Entity or Business shall own no Equity Interests of any other Person (other than immaterial amounts) unless either (i) such Acquired Entity or Business owns 100% of the Equity Interests of such other Person or (ii) if such Acquired Entity or Business owns Equity Interests in any other Person which is not a ~~Non-Wholly-Owned~~Wholly-Owned Subsidiary of such Acquired Entity or Business, (A) such ~~Acquired Entity or Business~~Person shall not have been created or established in contemplation of, or for purposes of, the respective Permitted Acquisition~~,~~ and (B~~) any such Non-Wholly-Owned Subsidiary of the Acquired Entity or Business shall have been a Non-Wholly-Owned Subsidiary of such Acquired Entity or Business prior to the date of the respective Permitted Acquisition and shall not have been created or established in contemplation thereof and (C~~) such Acquired Entity or Business and/or its Wholly-Owned Subsidiaries own at least 80% of the total value of all the assets owned by such Acquired Entity or Business and its Subsidiaries (for purposes of such determination, excluding the value of the Equity Interests of Non-Wholly-Owned Subsidiaries held by such Acquired Entity or Business and its Wholly-Owned Subsidiaries), (c) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is in a business permitted by Section 10.11, (d) the Acquired Entity or Business acquired pursuant to the respective Permitted Acquisition is acquired in a “non-hostile” transaction approved by the board of directors (or similar body) of such Acquired Entity or Business and (e) all requirements of Sections 9.13, 10.02 and 10.12 applicable to Permitted Acquisitions are satisfied. Notwithstanding anything to the contrary contained in the immediately preceding sentence, an acquisition which does not otherwise meet the requirements set forth above in the definition of “Permitted Acquisition” shall constitute a Permitted

Acquisition if, and to the extent, the Company and the Required Lenders agree in writing, prior to the consummation thereof, that such acquisition shall constitute a Permitted Acquisition for purposes of this Agreement.
“Permitted Additional Indebtedness” shall mean Permitted Additional Unsecured Indebtedness and Permitted Additional Secured Indebtedness.
“Permitted Additional Indebtedness Documents” shall mean Permitted Additional Unsecured Indebtedness Documents and Permitted Additional Secured Indebtedness Documents.
“Permitted Additional Secured Indebtedness” shall have the meaning provided in Section 10.04(n).
~~“Permitted Additional Secured Indebtedness Asset Sale Proceeds Account” shall mean one or more deposit accounts or securities accounts holding solely the proceeds of any sale or other disposition (including as a result of a Recovery Event) of any Permitted Additional Secured Indebtedness Priority Collateral (and only such Collateral) that are required to be held in such account or accounts pursuant to the terms of the Permitted Additional Secured Indebtedness Documents.~~
“Permitted Additional Secured Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty, security agreement, pledge agreement, mortgage, other security document and other document relating to the incurrence or issuance of any Permitted Additional Secured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Permitted Additional Secured Indebtedness Priority Collateral” shall mean all Collateral other than ABL Priority Collateral.
“Permitted Additional Unsecured Indebtedness” have the meaning provided in Section 10.04(n).
“Permitted Additional Unsecured Indebtedness Documents” shall mean, on and after the execution and delivery thereof, each note, indenture, purchase agreement, loan agreement, credit agreement, guaranty and other document relating to the incurrence or issuance of any Permitted Additional Unsecured Indebtedness, as the same may be amended, modified, restated, renewed, extended and/or supplemented from time to time in accordance with the terms hereof and thereof.
“Permitted Convertible Notes” shall mean, collectively, the ~~2013 Convertible Notes, the 2015 Convertible Notes, the~~ 2017 Convertible Notes, the 2018 Convertible Notes, the 2020 Convertible Notes and any Additional Convertible Notes.
“Permitted Convertible Notes Documents” shall mean, collectively, the ~~2013 Convertible Notes Documents, the 2015 Convertible Notes Documents, the~~ 2017 Convertible Notes Documents, the 2018 Convertible Notes Documents, the 2020 Convertible Notes Documents and any Additional Convertible Notes Documents.
“Permitted Convertible Notes Indentures” shall mean, collectively, the ~~2013 Convertible Notes Indenture, the 2015 Convertible Notes Indenture, the~~ 2017 Convertible Notes Indenture, the 2018

Convertible Notes Indenture, the 2020 Convertible Notes Indenture and any Additional Convertible Notes Indenture.
“Permitted Convertible Notes Restructuring” shall have the meaning provided in Section 10.04(l).
“Permitted Discretion” shall mean the commercially reasonable judgment of the Administrative Agent exercised in good faith in accordance with customary business practices for comparable asset-based lending transactions, as to any factor which the Administrative Agent reasonably determines: (a) will or reasonably could be expected to adversely affect in any material respect the value of any Eligible Accounts or Eligible Inventory, the enforceability or priority of the Collateral Agent’s Liens thereon or the amount which any Agent, the Lenders or any Issuing Lender would be likely to receive (after giving consideration to delays in payment and costs of enforcement) in the liquidation of such Eligible Accounts or Eligible Inventory or (b) is evidence that any collateral report or financial information delivered to the Administrative Agent by any Person on behalf of any Borrower is incomplete, inaccurate or misleading in any material respect. In exercising such judgment, the Administrative Agent may consider, without duplication, such factors already included in or tested by the definitions of Eligible Accounts or Eligible Inventory, as well as any of the following: (i) changes after the Effective Date in any material respect in demand for, pricing of, or product mix of Inventory; (ii) changes after the Effective Date in any material respect in any concentration of risk with respect to Accounts; and (iii) any other factors arising after the Effective Date that change in any material respect the credit risk of lending to the Borrowers on the security of the Eligible Accounts or Eligible Inventory.
“Permitted Encumbrance” shall mean, with respect to any Mortgaged Property, such exceptions to title as are set forth in the Mortgage Policy delivered with respect thereto, all of which exceptions must be acceptable to the Administrative Agent in its reasonable discretion.
“Permitted Liens” shall have the meaning provided in Section 10.01.
“Person” shall mean any individual, partnership, joint venture, firm, corporation, association, limited liability company, trust or other enterprise or any Governmental Authority.
“Plan” shall mean an “employee benefit plan” as defined in Section 3(3) of ERISA (other than a Multiemployer Plan) maintained or contributed to by the Company, any of its Subsidiaries, or any ERISA Affiliate or to which the Borrower, any of its Subsidiaries or an ERISA Affiliate has or may have an obligation to contribute, ~~and each such plan~~that is or has been subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA for the five-year period immediately following the latest date on which the Company, any of its Subsidiaries or an ERISA Affiliate maintained, contributed to or had an obligation to contribute to (or is deemed under Section 4069 of ERISA to have maintained or contributed to or to have had an obligation to contribute to, or otherwise to have liability with respect to) such plan. For greater certainty, “Plan” does not include a Canadian Pension Plan.
“Pledge Agreement” shall mean and include each of the U.S. Pledge Agreement and each Foreign Pledge Agreement.
“Pledge Agreement Collateral” shall mean all “Collateral” as defined in each applicable Pledge Agreement.
“Pledgee” shall have the meaning provided in the Pledge Agreement.

“Pounds Sterling” and “£” shall mean freely transferable lawful money of the United Kingdom (expressed in Pounds Sterling).
“PPSA” shall mean the Personal Property Security Act (Ontario); provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by a Personal Property Security Act as in effect in a Canadian jurisdiction other than Ontario, or the Civil Code of Quebec, “PPSA” means the Personal Property Security Act as in effect from time to time in such other jurisdiction or the Civil Code of Quebec, as applicable, for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority in such Collateral.
“Preferred Equity”, as applied to the Equity Interests of any Person, shall mean Equity Interests of such Person (other than common Equity Interests of such Person) of any class or classes (however designed) that ranks prior, as to the payment of dividends or as to the distribution of assets upon any voluntary or involuntary liquidation, dissolution or winding up of such Person, to shares of Equity Interests of any other class of such Person, and shall include any Qualified Preferred Stock.
“Primary Warehouse” shall have the meaning provided in the definition of Eligible Inventory.
“Prime Lending Rate” shall mean the rate which the Administrative Agent announces from time to time as its prime lending rate, the Prime Lending Rate to change when and as such prime lending rate changes. The Prime Lending Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer by the Administrative Agent, which may make commercial loans or other loans at rates of interest at, above or below the Prime Lending Rate.
“Pro Forma Basis” shall mean, in connection with any calculation of compliance with any financial covenant or financial term, the calculation thereof after giving effect on a pro forma basis to (x) the incurrence of any Indebtedness (other than revolving Indebtedness, except to the extent same is incurred to refinance or repay other outstanding Indebtedness, to finance a Permitted Acquisition, an Asset Acquisition or other Investment or to finance a Dividend) after the first day of the relevant Calculation Period or Test Period, as the case may be, as if such Indebtedness had been incurred (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, (y) the permanent repayment of any Indebtedness (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) after the first day of the relevant Test Period or Calculation Period, as the case may be, as if such Indebtedness had been retired or repaid on the first day of such Test Period or Calculation Period, as the case may be, and (z) any Permitted Acquisition or Asset Acquisition then being consummated as well as any other Permitted Acquisition or Asset Acquisition if consummated after the first day of the relevant Test Period or Calculation Period, as the case may be, and on or prior to the date of the respective Permitted Acquisition or Asset Acquisition, as the case may be, then being effected, with the following rules to apply in connection therewith:
(i)    all Indebtedness (x) (other than revolving Indebtedness, except to the extent same is incurred to refinance or repay other outstanding Indebtedness, to finance Permitted Acquisitions, Asset Acquisitions or other Investments or to finance a Dividend) incurred or issued after the first day of the relevant Test Period or Calculation Period (whether incurred to finance a Permitted Acquisition or an Asset Acquisition, to refinance or repay Indebtedness or otherwise) shall be deemed to have been incurred or issued (and the proceeds thereof applied) on the first day of such Test Period or Calculation Period, as the case may be, and remain outstanding through the date of determination and (y) (other than revolving Indebtedness, except to the extent accompanied by a corresponding permanent commitment reduction) permanently retired or redeemed after the first day of the relevant

Test Period or Calculation Period, as the case may be, shall be deemed to have been retired or redeemed on the first day of such Test Period or Calculation Period, as the case may be, and remain retired through the date of determination;
(ii)    all Indebtedness assumed to be outstanding pursuant to preceding clause (i) shall be deemed to have borne interest at (x) the rate applicable thereto, in the case of fixed rate indebtedness, or (y) the rates which would have been applicable thereto during the respective period when same was deemed outstanding, in the case of floating rate Indebtedness (although interest expense with respect to any Indebtedness for periods while same was actually outstanding during the respective period shall be calculated using the actual rates applicable thereto while same was actually outstanding); provided that all Indebtedness (whether actually outstanding or deemed outstanding) bearing interest at a floating rate of interest shall be tested on the basis of the rates applicable at the time the determination is made pursuant to said provisions; and
(iii)    in making any determination of Consolidated EBITDA on a Pro Forma Basis, pro forma effect shall be given to any Permitted Acquisition or Asset Acquisition if effected during the respective Calculation Period or Test Period as if same had occurred on the first day of the respective Calculation Period or Test Period, as the case may be, and taking into account, in the case of any Permitted Acquisition or Asset Acquisition, factually supportable and identifiable cost savings and expenses which would otherwise be accounted for as an adjustment pursuant to Article 11 of Regulation S-X under the Securities Act, as if such cost savings or expenses were realized on the first day of the respective period.
“Projections” shall mean the projections that ~~are contained in the Confidential Information Memorandum dated July 2012 and that~~ were prepared by or on behalf of the Company in connection with this Agreement and delivered to the Administrative Agent and ~~the Lenders prior~~posted to the ~~Effective Date~~Lenders on December 21, 2015.
“Qualified Preferred Stock” shall mean any Preferred Equity of the Company so long as the terms of any such Preferred Equity (and the terms of any Equity Interests into which such Preferred Equity is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof) (v) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision, (w) do not require the cash payment of dividends or distributions that would otherwise be prohibited by the terms of this Agreement, (x) do not contain any covenants (other than periodic reporting requirements), (y) do not grant the holders thereof any voting rights except for (I) voting rights required to be granted to such holders under applicable law and (II) customary voting rights on fundamental matters such as authorizing or issuing shares that rank prior to or in parity with such Preferred Equity, amending the certificate of incorporation or certificate of designation for such Preferred Equity, the payment of dividends or distributions on junior shares, the purchase, redemption or retirement of junior shares, mergers, consolidations, sales of all or substantially all of the assets of the Company, or liquidations involving the Company, and (z) are otherwise reasonably satisfactory to the Administrative Agent.
“Quarterly Payment Date” shall mean the last Business Day of each March, June, September and December occurring after the Effective Date.
“Quarterly Pricing Certificate” shall have the meaning provided in the definition of Applicable Margin.
“Real Property” of any Person shall mean all the right, title and interest of such Person in and to land (including any improvements and fixtures thereon), including Leaseholds.

“Recovery Event” shall mean any event that gives rise to the receipt by the Company or any of its Subsidiaries of any cash insurance proceeds or condemnation awards payable (i) by reason of theft, loss, physical destruction, damage, taking or any other similar event with respect to any property or assets of the Company or any of its Subsidiaries or (ii) under any policy of insurance maintained by any of them.
~~“Reference Discount Rate” shall mean, in respect of any Bankers’ Acceptances or completed Drafts to be purchased by a Lender pursuant to Section 2.01(a) and Schedule 1.01(b), (i) by a Schedule I chartered bank, the arithmetic average of the discount rates (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five‑thousandths of 1% being rounded up) for the appropriate term as quoted on Reuters Screen CDOR Page (or such other page as may be selected by DB Canada as a replacement page for such Banker’s Acceptances if such screen is not available) at 10:00 A.M. (Toronto time); and (ii) by any other Lender, the lesser of (A) the rate specified in (i) plus 0.10% and (B) the discount rate (calculated on an annual basis and rounded to the nearest one-hundredth of 1%, with five-thousandths of 1% being rounded up) quoted by DB Canada at 10:00 A.M. (Toronto time) as the discount rate at which DB Canada would purchase, on the relevant Drawing Date, its own bankers’ acceptances or Drafts having an aggregate Face Amount equal to, and with a term to maturity the same as, the Bankers’ Acceptances or Drafts, as the case may be, to be acquired by such Lender on such Drawing Date.~~
“Register” shall have the meaning provided in Section 13.15.
“Regulation D” shall mean Regulation D of the Board as from time to time in effect and any successor to all or a portion thereof establishing reserve requirements.
“Regulation T” shall mean Regulation T of the Board as from time to time in effect and any successor to all or a portion thereof.
“Regulation U” shall mean Regulation U of the Board as from time to time in effect and any successor to all or a portion thereof.
“Regulation X” shall mean Regulation X of the Board as from time to time in effect and any successor to all or a portion thereof.
“Release” shall mean actively or passively disposing, discharging, injecting, spilling, pumping, leaking, leaching, dumping, emitting, escaping, emptying, pouring, seeping, migrating or the like, into or upon any land or water or air, or otherwise entering into the environment.
“Rent Reserve” shall mean a reserve established by the Administrative Agent in respect of rent payments made by a U.S. Borrower for each Primary Warehouse, unless such location is subject to a Landlord Personal Property Collateral Access Agreement (as reported to the Administrative Agent by the Company from time to time as requested by the Administrative Agent), as adjusted from time to time by the Administrative Agent in its Permitted Discretion.
“Replaced Lender” shall have the meaning provided in Section 2.13.
“Replacement Lender” shall have the meaning provided in Section 2.13.
“Reportable Event” shall mean an event described in Section 4043(c) of ERISA with respect to a Plan that is subject to Title IV of ERISA other than those events as to which the 30-day notice period is waived under applicable regulations.

“Required Lenders” shall mean, at any time, Non-Defaulting Lenders the sum of whose outstanding Revolving Loan Commitments at such time (or, after the termination thereof, outstanding Revolving Loans and RL Percentages of ~~(x) outstanding Swingline Loans at such time and (y)~~ Letter of Credit Outstandings at such time) represents at least a majority of the sum of the Total Revolving Loan Commitment in effect at such time less the Revolving Loan Commitments of all Defaulting Lenders at such time (or, after the termination thereof, the sum of the total outstanding Revolving Loans of Non-Defaulting Lenders and the aggregate RL Percentages of all Non-Defaulting Lenders of the total ~~outstanding Swingline Loans and~~ Letter of Credit Outstandings at such time).
“Reserves” shall mean reserves, if any, established by the Administrative Agent from time to time hereunder in its Permitted Discretion against the applicable Borrowing Base, including without limitation, (i) Rent Reserves, (ii) without duplication of any amounts already deducted in determining either Borrowing Base, potential dilution related to Accounts, (iii) Canadian Priority Payables, and (iv) such other events, conditions or contingencies as to which the Administrative Agent, in its Permitted Discretion, determines reserves should be established from time to time hereunder; provided, however, that the Administrative Agent may not implement reserves with respect to matters which are already specifically reflected as ineligible Accounts or Inventory or criteria deducted in computing the Value of Eligible Inventory or the Net Orderly Liquidation Value of Eligible Inventory. The amount of any Reserves established by the Administrative Agent shall have a reasonable relationship to the event, condition or other matter which is the basis for such Reserves as determined by the Administrative Agent in its Permitted Discretion.
“Responsible Officer” shall mean the chief executive officer, the president, the chief operating officer, the chief financial officer, the treasurer or any other senior or executive officer of a Person.
“Restricted” shall mean, when referring to cash or Cash Equivalents of the Company or any of its Subsidiaries, that such cash or Cash Equivalents (i) appears (or would be required to appear) as “restricted” on a consolidated balance sheet of the Company or of any such Subsidiary (unless such appearance is related to the Credit Documents or Liens created thereunder or Permitted Liens under Section 10.01(s)), (ii) are subject to any Lien in favor of any Person other than (x) the Collateral Agent for the benefit of the Secured Creditors and (y) Permitted Liens under Sections 10.01(a), (p) and (s) or (iii) are not otherwise generally available for use by the Company or such Subsidiary.
“Returns” shall have the meaning provided in Section 8.09.
“Revolving Loan” shall have the meaning provided in Section 2.01(a).
“Revolving Loan Commitment” shall mean, for each Lender, the amount set forth opposite such Lender’s name in Schedule 1.01(a) directly below the column entitled “Revolving Loan Commitment,” as same may be (x) reduced from time to time or terminated pursuant to Sections 4.02, 4.03 and/or 11, as applicable, (y) adjusted from time to time as a result of assignments to or from such Lender pursuant to Section 2.13 or Section 13.04(b) or (z) increased from time to time pursuant to Section 2.14. In addition, the Revolving Loan Commitment of each Lender shall include, subject to the consent of such Lender, any Extended Revolving Loan Commitment of such Lender.
“Revolving Note” shall have the meaning provided in Section 2.05(a).
“RL Percentage” of any Lender at any time shall mean a fraction (expressed as a percentage) the numerator of which is the Revolving Loan Commitment of such Lender at such time and the denominator of which is the Total Revolving Loan Commitment at such time, provided that if the RL Percentage of any Lender is to be determined after the Total Revolving Loan Commitment has been terminated, then the RL

Percentages of such Lender shall be determined immediately prior (and without giving effect) to such termination.
“S&P” shall mean Standard & Poor’s Ratings Services, a division of McGraw-Hill, Inc.
“SEC” shall have the meaning provided in Section 9.01(f).
“Second Priority” shall mean, with respect to any Lien purported to be created on any Collateral pursuant to the Security Documents, that such Lien is prior in right to any other Lien thereon, other than (x) Liens permitted pursuant to Section 10.01(s) and (y) First Priority Priming Liens; provided that in no event shall any such First Priority Priming Liens be permitted (on a consensual basis) to be junior and subordinate to any Permitted Liens as described in clause (x) above and senior in priority to the relevant Liens created pursuant to the Security Documents.
“Secured Creditors” shall have the meaning provided in the respective Security Documents.
“Securities Account” shall have the meaning provided in the U.S. Security Agreement.
“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.
“Security Agreement” shall mean and include each of the U.S. Security Agreement and the Canadian Security Agreement.
“Security Agreement Collateral” shall mean all “Collateral” as defined in any Security Agreement.
“Security Documents” shall mean and include each Security Agreement, each Pledge Agreement, after the execution and delivery thereof, each Additional Security Document (including each Mortgage, each Incremental Security Document and any other related document, agreement or grant pursuant to which the Company or any of its Subsidiaries grants, perfects or continues a security interest in favor of the Collateral Agent for the benefit of the Secured Creditors; provided that any cash collateral or other agreements entered into pursuant to the Letter of Credit Back-Stop Arrangements shall constitute “Security Documents” solely for purposes of (x) Sections 8.03 and 10.01(d) and (y) the term “Credit Documents” as used in Sections 10.04(a), 10.12 and 13.01.
“Sixth Amendment Effective Date” shall mean January 8, 2016.
“Start Date” shall have the meaning provided in the definition of Applicable Margin.
“Stated Amount” of each Letter of Credit shall mean, at any time, the maximum amount available to be drawn thereunder in each case determined (x) as if any future automatic increases in the maximum amount available that are provided for in any such Letter of Credit had in fact occurred at such time and (y) without regard to whether any conditions to drawing could then be met but after giving effect to all previous drawings made thereunder; provided that the “Stated Amount” of each Letter of Credit denominated in a currency other than U.S. Dollars shall be, on any date of calculation, the U.S. Dollar Equivalent of the maximum amount available to be drawn in the respective currency thereunder (determined without regard to whether any conditions to drawing could then be met).

“Subsidiary” shall mean, as to any Person, (i) any corporation more than 50% of whose stock of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time stock of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person and/or one or more Subsidiaries of such Person or (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Subsidiaries of such Person has more than a 50% equity interest at the time. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Company.
“Subsidiary Guarantor” shall mean each U.S. Subsidiary Guarantor and each Canadian Subsidiary Guarantor.
“Supermajority Lenders” shall mean those Non-Defaulting Lenders which would constitute the Required Lenders under, and as defined in, this Agreement, if the reference to “a majority” contained therein were changed to “66⅔%.”
“Swap Obligation” shall mean, with respect to any Guarantor, any obligations under any Interest Rate Protection Agreement or Other Hedge Agreement to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of Section 1a(47) of the Commodity Exchange Act.
~~“Swingline Expiry Date” shall mean that date which is five Business Days prior to the Final Maturity Date.~~
~~“Swingline Lender” shall mean the Administrative Agent, in its capacity as Swingline Lender hereunder.~~
~~“Swingline Loan” shall have the meaning provided in Section 2.01(b).~~
~~“Swingline Loan Exposure” shall mean, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars). The Swingline Loan Exposure of any Lender at any time shall be its RL Percentage of the aggregate Swingline Loan Exposure at such time.~~
~~“Swingline Note” shall have the meaning provided in Section 2.05(a).~~
“Syndication Agent” shall mean Bank of America, N.A., in its capacity as syndication agent for the Lenders hereunder and under the other Credit Documents.
“Synthetic Lease” shall mean a lease transaction under which the parties intend that (i) the lease will be treated as an “operating lease” by the lessee and (ii) the lessee will be entitled to various tax and other benefits ordinarily available to owners (as opposed to lessees) of like property.
“Taxes” shall have the meaning provided in Section 5.04(a).
“Test Period” shall mean each period of four consecutive fiscal quarters of the Company then last ended, in each case taken as one accounting period.
“Third Amendment Effective Date” shall mean the date on which the Third Amendment to Credit Agreement is effective pursuant to the terms thereof.

“Third Amendment to Credit Agreement” shall mean the Third Amendment to Credit Agreement, dated as of July 15, 2014, among the Borrowers, the Guarantors, the Lenders party thereto, the Administrative Agent and the Collateral Agent.
“Threshold Amount” shall mean $~~20,000,000~~30,000,000.
“Total Borrowing Base” shall mean, as of any date of determination, the sum of the Canadian Borrowing Base and the U.S. Borrowing Base, in each case, at such date.
“Total Revolving Loan Commitment” shall mean, at any time, the sum of the Revolving Loan Commitments of each of the Lenders at such time.
“Total Secured Leverage Ratio” shall mean, on any date of determination, the ratio of (x) Consolidated Secured Indebtedness on such date to (y) Consolidated EBITDA for the Test Period most recently ended on or prior to such date; provided that (i) for purposes of any calculation of the Total Secured Leverage Ratio pursuant to this Agreement, Consolidated EBITDA shall be determined on a Pro Forma Basis in accordance with the requirements of the definition of “Pro Forma Basis” contained herein.
“Transaction” shall mean, collectively, the execution and delivery by each Credit Party of the Credit Documents to which it is a party on the Effective Date, the incurrence of Loans (if any) on the Effective Date and the use of proceeds thereof.
“Type” shall mean the type of Loan determined with regard to the interest option applicable thereto, i.e., whether a Base Rate Loan, a LIBOR Loan, a Canadian Prime Rate Loan or a ~~Bankers’ Acceptance~~BA Rate Loan.
“UCC” shall mean the Uniform Commercial Code as from time to time in effect in the relevant jurisdiction.
“Unfunded Pension Liability” of any Plan subject to Title IV of ERISA shall mean the amount, if any, by which the value of the accumulated plan benefits under such Plan determined on a plan termination basis in accordance with actuarial assumptions at such time consistent with those prescribed by the PBGC for purposes of Section 4044 of ERISA, exceeds the Fair Market Value of all plan assets allocable to such liabilities under Title IV of ERISA (excluding any accrued but unpaid contributions).
“United States” and “U.S.” shall each mean the United States of America.
“Unpaid Drawing” shall have the meaning provided in Section 3.05(a).
“Unrestricted” shall mean, when referring to cash or Cash Equivalents of the Company or any of its Subsidiaries, that such cash or Cash Equivalents are not Restricted.
“Unutilized Revolving Loan Commitment” shall mean, with respect to any Lender at any time, such Lender’s Revolving Loan Commitment at such time less the sum of (a) the aggregate outstanding principal amount of all Revolving Loans (taking the U.S. Dollar Equivalent of any such Revolving Loans denominated in Canadian Dollars) made by such Lender at such time and (b) such Lender’s RL Percentage of the Letter of Credit Outstandings at such time.
“U.S. Borrower” and “U.S. Borrowers” shall have the meaning provided in the first paragraph of this Agreement.

“U.S. Borrower Loans” shall mean each U.S. Borrower Revolving Loan ~~and each U.S. Borrower Swingline Loan~~.
“U.S. Borrower Obligations” shall mean all Obligations owing to the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender by any U.S. Borrower.
“U.S. Borrower Revolving Loan” shall have the meaning provided in Section 2.01(a).
“U.S. Borrower Revolving Note” shall have the meaning provided in Section 2.05(a).
~~“U.S. Borrower Swingline Loan” shall have the meaning provided in Section 2.01(b).~~
~~“U.S. Borrower Swingline Note” shall have the meaning provided in Section 2.05(a).~~
“U.S. Borrowing Base” shall mean, as of any date of calculation, the amount calculated pursuant to the Borrowing Base Certificate most recently delivered to the Administrative Agent in accordance with Section 9.01(h) equal to, without duplication, the sum of (a) 85.0% (or in the case of Eligible Accounts described in clause (f)(i) (D) of the definition thereof, 75%) of the remainder of (x) Eligible U.S. Accounts minus (y) the Dilution Reserves, plus (b) the lesser of (i) 50.0% of the Value of Eligible Inventory and (ii) 85.0% of the then extant Net Orderly Liquidation Value of Eligible Inventory plus (c) 95% of Unrestricted cash of the US Credit Parties denominated in U.S. Dollars and on deposit in (i) Core U.S. Deposit Accounts that are subject to Cash Management Control Agreements or (ii) Securities Accounts or other Deposit Accounts located in the United States (and, with respect to any such Securities Account, so long as such Securities Account is with a securities intermediary that is a Lender or an Affiliate of a Lender) that are subject to a control agreement in form and substance reasonably acceptable to the Administrative Agent in favor of the Collateral Agent, provided that the aggregate amount that may be included pursuant to this clause (c) shall not exceed $50,000,000 minus (d) the sum (without duplication) of any Reserves then established by the Administrative Agent with respect to the U.S. Borrowing Base; provided, however, that (x) no more than 40.0% of the U.S. Borrowing Base at any time may be attributable to Eligible Inventory, (y) no more than $20,000,000 of the U.S. Borrowing Base at any time may be attributable to Eligible Inventory that is placed on consignment at 1000 East 116th Street, Carmel, Indiana 64032 or 4411 Schaefer Ave, Chino, California 91710 and (z) Eligible Inventory shall only be included in the U.S. Borrowing Base to the extent that the Administrative Agent shall have received an appraisal of such Eligible Inventory in form and substance, and prepared by an independent third party appraiser, reasonably satisfactory to the Administrative Agent; provided that, notwithstanding the fact that no such appraisal has been delivered in connection with the Inventory acquired in connection with the Cyan Acquisition (the “Cyan Inventory”), the Cyan Inventory shall be included in the U.S. Borrowing Base on the Sixth Amendment Effective Date (to the extent otherwise constituting Eligible Inventory) and shall continue to be included in the U.S. Borrowing Base (to the extent otherwise constituting Eligible Inventory) without receipt of any such appraisal until such time as the next inventory appraisal is required to have been conducted pursuant to the terms of this Agreement. The Administrative Agent shall have the right (but not the obligation) to review such computations and if, in its Permitted Discretion, such computations have not been calculated in accordance with the terms of this Agreement, the Administrative Agent shall have the right to correct any such errors in such manner as it shall determine in its Permitted Discretion and the Administrative Agent will notify the Company promptly after making any such correction.
“U.S. Collection Banks” shall have the meaning provided in Section 5.03(b).
“U.S. Credit Parties” shall mean the Company, each other U.S. Borrower and each U.S. Subsidiary Guarantor.

“U.S. Dollar Denominated Loans” shall mean each Loan denominated in U.S. Dollars at the time of the incurrence thereof.
“U.S. Dollar Denominated Revolving Loans” shall mean each Revolving Loan denominated in U.S. Dollars at the time of the incurrence thereof.
~~“U.S. Dollar Denominated Swingline Loans” shall mean each Swingline Loan denominated in U.S. Dollars at the time of the incurrence thereof.~~
“U.S. Dollar Equivalent” of an amount denominated in a currency other than U.S. Dollars shall mean, at any time for the determination thereof, the amount of U.S. Dollars which could be purchased with the amount of such currency involved in such computation at the spot exchange rate therefor as quoted by the Administrative Agent as of 11:00 A.M. (New York City time) on the date two Business Days prior to the date of any determination thereof (or, in the case of amount denominated in Sterling on the date of any determination thereof), for purchase on such date (or on the date of the respective unreimbursed payment under a Letter of Credit denominated in a currency other than U.S. Dollars as provided in Sections 3.04(c) and 3.05(a), as the case may be); provided that for purposes of (x) determining compliance with Sections 2.01(a)~~, 2.01(b)~~, 2.01(e), 3.02, 5.02(a), 7.01 and 7.03 and (y) calculating Fees pursuant to Section 4.01 (except Fees which are expressly required to be paid in a currency other than U.S. Dollars pursuant to Section 4.01), the U.S. Dollar Equivalent of any amounts denominated in a currency other than U.S. Dollars shall be revalued on the date of each Credit Event using the spot exchange rates therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the immediately preceding Business Day, provided, however, that at any time, if the Aggregate Exposure (for the purposes of the determination thereof, using the U.S. Dollar Equivalent as recalculated based on the spot exchange rate therefor as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent) on the respective date of determination pursuant to this exception) would exceed 85% of the Total Revolving Loan Commitment or any Borrowing Base, then in the sole discretion of the Administrative Agent or at the request of the Required Lenders, the U.S. Dollar Equivalent shall be reset based upon the spot exchange rates on such date as quoted on Bloomberg (or, if same does not provide such exchange rates, on such other basis as is reasonably satisfactory to the Administrative Agent), which rates shall remain in effect until the date of a Credit Event or such earlier date, if any, as the rate is reset pursuant to this proviso. Notwithstanding anything to the contrary contained in this definition, at any time that a Default or an Event of Default then exists, the Administrative Agent may revalue the U.S. Dollar Equivalent of any amounts outstanding under the Credit Documents in a currency other than U.S. Dollars on any date in its sole discretion in accordance with the foregoing methodology.
“U.S. Dollars” and the sign “$” shall each mean freely transferable lawful money of the United States.
“U.S. Guarantors” shall mean and include each U.S. Borrower (in its capacity as a guarantor under the U.S. Guaranty) and each U.S. Subsidiary Guarantor.
“U.S. Guaranty” shall mean the U.S. Guaranty, dated as of the Effective Date, in the form of Exhibit G-2, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.
“U.S. Person” shall mean any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

“U.S. Pledge Agreement” shall mean the U.S. Pledge Agreement, dated as of the Effective Date in, the form of Exhibit H, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.
“U.S. Security Agreement” shall mean the U.S. Security Agreement, dated as of the Effective Date, in the form of Exhibit I-2, as amended, modified, restated and/or supplemented from time to time in accordance with the terms hereof and thereof.
“U.S. Subsidiary Guarantors” shall mean each Wholly-Owned Domestic Subsidiary of the Company (other than any U.S. Borrower and any Immaterial Subsidiary), whether existing on the Effective Date or established, created or acquired after the Effective Date, in each case unless and until such time as the respective Wholly-Owned Domestic Subsidiary is released from all of its obligations under the U.S. Guaranty and the Security Documents to which it is a party in accordance with the terms and provisions hereof and thereof.
“U.S. Tax Compliance Certificate” shall have the meaning provided in Section 5.04(f).
“Value” shall mean, with respect to Eligible Inventory, the lower of (i) the cost thereof computed on a first-in first-out basis in accordance with GAAP and (ii) the market value thereof (net of any intercompany profit).
“Voting Stock” shall mean, as to any entity, all classes of Equity Interests of such entity then outstanding and normally entitled to vote in the election of directors of such entity or, in the case of Section 9.12(d), all interests in such entity with the ability to control the management or actions of such entity.
“Weekly Borrowing Base Period” shall mean any period (a) commencing on the date on which (i) a Default or an Event of Default has occurred and is continuing or (ii) Excess Availability is less than15.0% of Availability as then in effect for three consecutive Business Days and (b) ending on the first date thereafter on which (i) no Default or Event of Default exists and (ii) Excess Availability has been equal to or greater than 15.0% of Availability as then in effect for 30 consecutive days.
“Wholly-Owned Canadian Subsidiary” shall mean, as to any Person, any Canadian Subsidiary of such Person that is a Wholly-Owned Subsidiary.
“Wholly-Owned Domestic Subsidiary” shall mean, as to any Person, any Domestic Subsidiary of such Person that is a Wholly-Owned Subsidiary.
“Wholly-Owned Foreign Subsidiary” shall mean, as to any Person, any Foreign Subsidiary of such Person that is a Wholly-Owned Subsidiary.
“Wholly-Owned Subsidiary” shall mean, as to any Person, (i) any corporation 100% of whose capital stock is at the time owned by such Person and/or one or more Wholly-Owned Subsidiaries of such Person and (ii) any partnership, limited liability company, association, joint venture or other entity in which such Person and/or one or more Wholly-Owned Subsidiaries of such Person has a 100% equity interest at such time (other than, in the case of a Foreign Subsidiary of the Company with respect to the preceding clauses (i) and (ii), directors’ qualifying shares and/or other nominal amounts of shares required to be held by Persons other than the Company and its Subsidiaries under applicable law).

1.02.    Other Definitional Provisions. (a)  Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Credit Documents or any certificate or other document made or delivered pursuant hereto or thereto.
(b)    As used herein and in the other Credit Documents, and any certificate or other document made or delivered pursuant hereto or thereto, (i) accounting terms not defined in Section 1.01 shall have the respective meanings given to them under GAAP, (ii) the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”, (iii) the word “incur” shall be construed to mean incur, create, issue, assume, become liable in respect of or suffer to exist (and the words “incurred” and “incurrence” shall have correlative meanings), (iv) unless the context otherwise requires, the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, Equity Interests, securities, revenues, accounts, leasehold interests and contract rights, (v) the word “will” shall be construed to have the same meaning and effect as the word “shall”, and (vi) unless the context otherwise requires, any reference herein (A) to any Person shall be construed to include such Person’s successors and assigns and (B) to the Company or any other Credit Party shall be construed to include the Company or such Credit Party as debtor and debtor-in-possession and any receiver or trustee for the Company or any other Credit Party, as the case may be, in any insolvency or liquidation proceeding.
(c)    The words “hereof,” “herein” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
(d)    The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.
(e)    Where the context so requires, (i) any term defined herein by reference to the “UCC” shall also have any extended, alternative or analogous meaning given to such term in applicable Canadian personal property security and other laws (including, without limitation, the Personal Property Security Act of each province of Canada, the Securities Transfer Act of each province of Canada, the Civil Code of Quebec, the Bills of Exchange Act (Canada) and the Depository Bills and Notes Act (Canada)), in all cases for the extension, preservation or betterment of the security and rights of the Administrative Agent, and (ii) all references herein to a financing statement, continuation statement, amendment or termination statement shall be deemed to refer also to the analogous documents used under applicable Canadian personal property security laws.
SECTION 2.    Amount and Terms of Credit.
2.01.    The Commitments. (a)  Subject to and upon the terms and conditions set forth herein, each Lender severally agrees to make, at any time and from time to time on or after the Effective Date and prior to the Final Maturity Date, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Revolving Loan” and, collectively, the “U.S. Borrower Revolving Loans”), and (y) a revolving loan or revolving loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) (each, a “Canadian Borrower Revolving Loan” and, collectively, the “Canadian Borrower Revolving Loans” and, together with the U.S. Borrower Revolving Loans, each, a “Revolving Loan” and, collectively, the “Revolving Loans”), which Revolving Loans:

(i)    shall be made and maintained in the respective Available Currency for the respective Borrower;
(ii)    except as hereafter provided, shall, at the option of the applicable Borrower, be incurred and maintained as, and/or converted into, Base Rate Loans, Canadian Prime Rate Loans (in the case of a Canadian Borrower only), LIBOR Loans or, in the case of a Canadian Borrower only, ~~(A) in the case of a B/A Lender, Bankers’ Acceptances in Canadian Dollars by acceptance and purchase thereof on the terms and conditions provided for herein and in Schedule 1.01(b) or (B) in the case of a Non-B/A Lender, completed Drafts in Canadian Dollars purchased and, at the request of the Non-B/A Lender, exchanged for B/A Equivalent Notes, in each case on the terms and conditions provided for herein and in Schedule 1.01(b)~~BA Rate Loans; provided that, except as otherwise specifically provided in Section 2.10(b), all Revolving Loans comprising the same Borrowing shall at all times be of the same Type;
(iii)    may be repaid and reborrowed in accordance with the provisions hereof ~~and, in the case of Bankers’ Acceptance Loans, in Schedule 1.01(b)~~;
(iv)    shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Individual Exposure of such Lender to exceed the amount of its Revolving Loan Commitment at such time;
(v)    shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect;
(vi)    except as otherwise provided in Section 2.01(e), in the case of U.S. Borrower Revolving Loans, shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. Borrower Exposure to exceed the U.S. Borrowing Base at such time; and
(vii)    except as otherwise provided in Section 2.01(e), in the case of Canadian Borrower Revolving Loans, shall not be made (and shall not be required to be made) by any Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Canadian Borrower Exposure to exceed the lesser of (x) the Canadian Borrowing Base at such time and (y) the Canadian Sub-Limit then in effect.
(b)    [Reserved].
~~(b) Subject to and upon the terms and conditions set forth herein, the Swingline Lender agrees to make, at any time and from time to time on or after the Effective Date and prior to the Swingline Expiry Date, (x) a revolving loan or revolving loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) (each, a “U.S. Borrower Swingline Loan” and, collectively, the “U.S. Borrower~~

~~Swingline Loans”) and (y) a revolving loan or revolving loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) (each, a “Canadian Borrower Swingline Loan” and, collectively, the “Canadian Borrower Swingline Loans” and, together with the U.S. Borrower Swingline Loans, each, a “Swingline Loan” and, collectively, the “Swingline Loans”), which Swingline Loans:~~
~~(i) shall be made and maintained in the respective Available Currency for the respective Borrower;~~
~~(ii) shall be incurred and maintained as Base Rate Loans and, in the case of a Canadian Borrower only, Canadian Prime Rate Loans;~~
~~(iii) may be repaid and reborrowed in accordance with the provisions hereof;~~
~~(iv) shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of the incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Exposure to exceed the Total Revolving Loan Commitment as then in effect;~~
~~(v) in the case of U.S. Borrower Swingline Loans, shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate U.S. Borrower Exposure to exceed the U.S. Borrowing Base at such time;~~
~~(vi) in the case of Canadian Borrower Swingline Loans, shall not be made (and shall not be required to be made) by the Swingline Lender in any instance where the incurrence thereof (after giving effect to the use of the proceeds thereof on the date of incurrence thereof to repay any amounts theretofore outstanding pursuant to this Agreement) would cause the Aggregate Canadian Borrower Exposure to exceed the lesser of (x) the Canadian Borrowing Base at such time and (y) the Canadian Sub-Limit then in effect; and~~
~~(vii) shall not exceed in aggregate principal amount at any time outstanding the Maximum Swingline Amount.~~
~~Notwithstanding anything to the contrary contained in this Section 2.01(b), the Swingline Lender shall not make any Swingline Loan after it has received written notice from any Borrower, any other Credit Party or the Required Lenders stating that a Default or an Event of Default exists and is continuing until such time as the Swingline Lender shall have received written notice (A) of rescission of all such notices from the party or parties originally delivering such notice or notices or (B) of the waiver of such Default or Event of Default by the Required Lenders.~~
(c)    On any Business Day, the ~~Swingline Lender or the~~ Administrative Agent~~, as the case may be,~~ may, in its sole discretion, give notice to the Lenders that the ~~Swingline Lender’s outstanding Swingline Loans or the~~ Administrative Agent’s outstanding Agent Advances~~, as the case may be,~~ shall be funded with one or more Borrowings of Revolving Loans to be made to, and maintained by, the relevant Borrower of the outstanding ~~Swingline Loan or~~ Agent Advance being funded by such Revolving Loan in the same currency as the outstanding ~~Swingline Loan or~~ Agent Advance being funded by such Revolving Loan (provided that such notice shall be deemed to have been automatically given upon the occurrence of a Default or an Event of Default under Section 11.05 or upon the exercise of any of the remedies provided in the last paragraph of Section 11), in which case one or more Borrowings of Revolving Loans constituting Base Rate Loans (in the case of ~~Swingline Loans or~~ Agent Advances denominated in U.S. Dollars) or Revolving Loans constituting Canadian Prime Rate Loans (in the case of ~~Swingline Loans or~~ Agent Advances denominated in Canadian Dollars) (each such Borrowing, a “Mandatory Borrowing”) shall be made on the immediately succeeding Business Day by all Lenders pro rata based on each such Lender’s RL Percentage (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11) and the proceeds thereof shall be applied directly by the ~~Swingline Lender or~~Administrative Agent to repay the Administrative Agent~~, as the case may be, to repay the Swingline Lender or the Administrative Agent, as the case may be,~~ for such outstanding ~~Swingline Loans or~~ Agent Advances. Each Lender hereby irrevocably agrees to make Revolving Loans upon one Business Day’s notice pursuant to each Mandatory Borrowing in the amount and in the manner specified in the preceding sentence and on the date specified in writing by the ~~Swingline Lender or the~~ Administrative Agent~~, as the case may be,~~ notwithstanding (i) the amount of the Mandatory Borrowing may not comply with the Minimum Borrowing Amount otherwise required hereunder, (ii) whether any conditions specified in Section 7 are then satisfied, (iii) whether a Default or an Event of Default then exists, (iv) the date of such Mandatory Borrowing, and (v) the amount of any Borrowing Base or the Total Revolving Loan Commitment at such time. In the event that any Mandatory Borrowing cannot for any reason be made on the date otherwise required above (including, without limitation, as a result of the commencement of a proceeding under the Bankruptcy Code with respect to any Borrower (including under any Canadian Insolvency Law), then each Lender hereby agrees that it shall forthwith purchase (as of the date the Mandatory Borrowing would otherwise have occurred, but adjusted for any payments received from any Borrower on or after such date and prior to such purchase) from the ~~Swingline Lender or the~~ Administrative Agent~~, as the case may be,~~ such participations in the outstanding ~~Swingline Loans or~~ Agent Advances~~, as the case may be,~~ as shall be necessary to cause the Lenders to share in such ~~Swingline Loans or~~ Agent Advances~~, as the case may be,~~ ratably based upon their respective RL Percentages (determined before giving effect to any termination of the Revolving Loan Commitments pursuant to the last paragraph of Section 11), provided that (x) all interest payable on the ~~Swingline Loans or~~ Agent Advances~~, as the case may be,~~ shall be for the account of the ~~Swingline Lender or the~~ Administrative Agent~~, as the case may be,~~ until the date as of which the respective participation is required to be purchased and, to the extent attributable to the purchased participation, shall be payable to the participant from and after such date and (y) at the time any purchase of participations pursuant to this sentence is actually made, the purchasing Lender shall be required to pay the ~~Swingline Lender or the~~ Administrative Agent~~, as the case may be,~~ interest on the principal amount of the participation purchased for each day from and including the day upon which the Mandatory Borrowing would otherwise have occurred to but excluding the date of payment for such participation, (A) in the case of a Mandatory Borrowing constituting Revolving Loans denominated in U.S. Dollars, at the overnight Federal Funds Rate for the first three days and at the interest rate otherwise applicable to such Revolving Loans denominated in U.S. Dollars, in each case maintained as Base Rate Loans hereunder for each day thereafter, and (B) in the case of a Mandatory Borrowing constituting Revolving Loans denominated in Canadian Dollars, at the cost to the Administrative Agent of acquiring the overnight funds in Canadian Dollars for the first three days and at the interest rate otherwise applicable to such Revolving Loans denominated in Canadian Dollars, in each case maintained as Canadian Prime Rate Loans hereunder for each day thereafter.
(d)    Notwithstanding anything to the contrary in Section 2.01(a~~) or (b~~) or elsewhere in this Agreement, the Administrative Agent shall have the right to establish Reserves in such amounts, and with respect to such matters, but subject to the limitations contained in the definition of “Reserves” herein, as the Administrative Agent in its Permitted Discretion shall deem necessary or appropriate, against the U.S. Borrowing Base or the Canadian Borrowing Base (which Reserves shall reduce the then existing applicable Borrowing Base in an amount equal to such Reserves).

(e)    (i) In the event that the Borrowers are unable to comply with any Borrowing Base limitations set forth in Section 2.01(a~~) or (b~~) or (ii) the Borrowers are unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Section 7, in either case, the Lenders, subject to the immediately succeeding proviso, hereby authorize the Administrative Agent, for the account of the Lenders, to make U.S. Borrower Revolving Loans to any U.S. Borrower (on a joint and several basis with the other U.S. Borrowers) or Canadian Borrower Revolving Loans to any Canadian Borrower (on a joint and several basis with the other Canadian Borrowers) solely in the event that the Administrative Agent in its Permitted Discretion deems necessary or desirable (A) to preserve or protect the Collateral, or any portion thereof, (B) to enhance the likelihood of repayment of the Obligations, or (C) to pay any other amount chargeable to the Borrowers pursuant to the terms of this Agreement and then due, including, without limitation, Expenses and Fees, which Revolving Loans may only be made as Base Rate Loans or Canadian Prime Rate Loans, respectively, as determined by the Administrative Agent (each, an “Agent Advance”) for a period commencing on the date the Administrative Agent first receives a Notice of Borrowing requesting an Agent Advance until the earliest of (x) the twentieth Business Day after such date, (y) the date the respective Borrowers are again able to comply with the applicable Borrowing Base limitations and the conditions precedent to the making of Revolving Loans, or obtain an amendment or waiver with respect thereto and (z) the date the Required Lenders instruct the Administrative Agent to cease making Agent Advances (in each case, the “Agent Advance Period”); provided that the Administrative Agent shall not make any Agent Advance to any U.S. Borrower or Canadian Borrower to the extent that at the time of the making of such Agent Advance, the amount of such Agent Advance (for this purposes, using the U.S. Dollar Equivalent of any Agent Advance denominated in Canadian Dollars) (I) when added to the aggregate outstanding amount of all other Agent Advances made to (x) the U.S. Borrowers at such time, would exceed 5% of the U.S. Borrowing Base at such time or (y) the Canadian Borrowers at such time (for this purpose, using the U.S. Dollar Equivalent of amounts denominated in Canadian Dollars), would exceed 5% of the Canadian Borrowing Base at such time (each, an “Agent Advance Amount”) or (II) when added to the Aggregate Exposure as then in effect (immediately prior to the incurrence of such Agent Advance), would exceed the Total Revolving Loan Commitment at such time. Agent Advances may be made by the Administrative Agent in its sole discretion and no Borrower shall have any right whatsoever to require that any Agent Advances be made. Agent Advances will be subject to periodic settlement with the Lenders pursuant to Section 2.01(c).
~~(f)    If the Initial Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then on the Initial Maturity Date all then outstanding Swingline Loans shall be repaid in full on such date (and there shall be no adjustment to the participations in such Swingline Loans as a result of the occurrence of such Initial Maturity Date) or refinanced with a borrowing of an Extended Revolving Loan; provided that, if on the occurrence of the Initial Maturity Date (after giving effect to any repayments of Revolving Loans and any reallocation of Letter of Credit participations as contemplated in Section 3.07), there shall exist sufficient unutilized Extended Revolving Loan Commitments so that the respective outstanding Swingline Loans could be incurred pursuant the Extended Revolving Loan Commitments which will remain in effect after the occurrence of the Initial Maturity Date, then there shall be an automatic adjustment on such date of the participations in such Swingline Loans and same shall be deemed to have been incurred solely pursuant to the Extended Revolving Loan Commitments and such Swingline Loans shall not be so required to be repaid in full on the Initial Maturity Date.~~
2.02.    Minimum Amount of Each Borrowing. The aggregate principal amount of each Borrowing of Loans of a specific Type shall not be less than the Minimum Borrowing Amount applicable to such Type of Loans. More than one Borrowing may occur on the same date, but at no time shall there be outstanding more than (x) ~~six~~eight Borrowings of LIBOR Loans (or such greater number of Borrowings of LIBOR Loans as may be agreed to from time to time by the Administrative Agent) in the aggregate for all

LIBOR Loans or (y) two ~~different maturity dates in the aggregate for all outstanding Bankers’ Acceptance~~Borrowings of BA Rate Loans (or such greater number of ~~maturity dates~~Borrowings of BA Rate Loans as may be agreed to from time to time by the Administrative Agent) in the aggregate for all BA Rate Loans.
2.03.    Notice of Borrowing. (a)  Whenever a Borrower desires to incur (x) LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans hereunder, such Borrower shall give the Administrative Agent written notice or telephonic notice promptly confirmed in writing to the Notice Office, which notice must be received by the Administrative Agent prior to 12:00 P.M. (New York City time) at least three Business Days’ prior to the requested date of Borrowing of each such LIBOR Loan or ~~Bankers’ Acceptance~~BA Rate Loan to be incurred hereunder~~,~~ and (y) Base Rate Loans hereunder (including Agent Advances, but excluding ~~Swingline Loans and~~ Revolving Loans made pursuant to a Mandatory Borrowing) or Canadian Prime Rate Loans (including Agent Advances, but excluding ~~Swingline Loans and~~ Revolving Loans made pursuant to a Mandatory Borrowing ~~or to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in Schedule 1.01(b)~~), such Borrower shall give the Administrative Agent written notice or telephonic notice promptly confirmed in writing to the Notice Office, which notice must be received by the Administrative Agent prior to ~~12:00 P~~11:00 A.M. (New York City time) ~~at least one Business Day prior to~~on the requested date of Borrowing of each such Base Rate Loan or Canadian Prime Rate Loan to be incurred hereunder. Each such notice (each, a “Notice of Borrowing”), except as otherwise expressly provided in Section 2.10, shall be irrevocable and shall be in writing, or by telephone promptly confirmed in writing, in the form of Exhibit A-1, appropriately completed to specify: (i) the aggregate principal amount ~~or Face Amount, as the case may be,~~ of the Revolving Loans to be incurred pursuant to such Borrowing, (ii) the date of such Borrowing (which shall be a Business Day), (iii) whether the Revolving Loans made pursuant to such Borrowing constitute Agent Advances (it being understood that the Administrative Agent shall be under no obligation to make such Agent Advance), (iv) in the case of U.S. Dollar Denominated Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing are to be initially maintained as Base Rate Loans or, to the extent permitted hereunder, LIBOR Loans and, if LIBOR Loans, the initial Interest Period to be applicable thereto, (v) in the case of Canadian Dollar Denominated Revolving Loans, whether the Revolving Loans being incurred pursuant to such Borrowing ~~shall consist of~~are to be initially maintained as Canadian Prime Rate Loans or ~~Bankers’ Acceptance Loans and, if Bankers’ Acceptance Loans, the term thereof (which shall comply with the requirements of Schedule 1.01(b))~~, to the extent permitted hereunder, BA Rate Loans and, if BA Rate Loans, the initial Interest Period to be applicable thereto and (vi) the applicable Borrowing Base at such time. Except in the case of Agent Advances, the Administrative Agent shall promptly give each Lender notice of such proposed Borrowing, of such Lender’s proportionate share thereof and of the other matters required by the immediately preceding sentence to be specified in the Notice of Borrowing.
(b)    (i) ~~Whenever a Borrower desires to incur Swingline Loans hereunder, such Borrower shall give the Swingline Lender no later than 1:00 P.M. (New York City time) on the date that a Swingline Loan is to be incurred, written notice or telephonic notice promptly confirmed in writing of each Swingline Loan to be incurred hereunder. Each such notice shall be irrevocable and specify in each case (A) the date of Borrowing (which shall be a Business Day) and (B) the aggregate principal amount of the Swingline Loans to be incurred pursuant to such Borrowing (stated in the Available Currency).~~[Reserved].
(ii)    Mandatory Borrowings shall be made upon the notice specified in Section 2.01(c), with each Borrower irrevocably agreeing, by its incurrence of any ~~Swingline Loan or~~ Agent Advance, to the making of the Mandatory Borrowings as set forth in Section 2.01(c).
(c)    Without in any way limiting the obligation of any Borrower to confirm in writing any telephonic notice of any Borrowing or prepayment of Loans, the Administrative Agent ~~or the Swingline~~

~~Lender, as the case may be,~~ may act without liability upon the basis of telephonic notice of such Borrowing or prepayment, as the case may be, believed by the Administrative Agent ~~or the Swingline Lender, as the case may be,~~ in good faith to be from an Authorized Officer of such Borrower, prior to receipt of written confirmation. In each such case, such Borrower hereby waives the right to dispute the Administrative Agent’s ~~or the Swingline Lender’s~~ record of the terms of such telephonic notice of such Borrowing or prepayment of Loans, as the case may be, absent manifest error.
2.04.    Disbursement of Funds. No later than 1:00 P.M. (New York City time) on the date specified in each Notice of Borrowing (or (x) in the case of ~~Swingline~~Revolving Loans made on same day notice, no later than ~~4:00~~3:00 P.M. (New York City time) on the date specified pursuant to Section 2.03(~~b~~a)(y) or (y) in the case of Mandatory Borrowings, no later than 1:00 P.M. (New York City time) on the date specified in Section 2.01(c)), each Lender will make available its pro rata portion (determined in accordance with Section 2.07) of each such Borrowing requested to be made on such date ~~(or in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof)~~. All such amounts will be made available in U.S. Dollars (in the case of U.S. Dollar Denominated Loans) or in Canadian Dollars (in the case of Canadian Dollar Denominated Loans), as the case may be, and in immediately available funds at the Payment Office, and the Administrative Agent will, except in the case of Revolving Loans made pursuant to a Mandatory Borrowing or as otherwise provided in the last sentence of Section 3.05(a), make available to the relevant Borrower or Borrowers to such account as the applicable Borrower or Borrowers may specify in writing to the Administrative Agent prior to the requested Borrowing date, the aggregate of the amounts so made available by the Lenders; provided that, if, on the date of a Borrowing of Revolving Loans (other than a Mandatory Borrowing), there are Unpaid Drawings ~~or Swingline Loans~~ then outstanding, then the proceeds of such Borrowing shall be applied, first, to the payment in full of any such Unpaid Drawings with respect to Letters of Credit~~,~~ and second, to ~~the payment in full of any such Swingline Loans, and third, to~~ the relevant Borrower as otherwise provided above. Unless the Administrative Agent shall have been notified by any Lender prior to the date of Borrowing that such Lender does not intend to make available to the Administrative Agent such Lender’s portion of any Borrowing to be made on such date, the Administrative Agent may assume that such Lender has made such amount available to the Administrative Agent on such date of Borrowing and the Administrative Agent may (but shall not be obligated to), in reliance upon such assumption, make available to the relevant Borrower or Borrowers a corresponding amount. If such corresponding amount is not in fact made available to the Administrative Agent by such Lender, the Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon the Administrative Agent’s demand therefor, the Administrative Agent shall promptly notify the relevant Borrower or Borrowers, and the relevant Borrower or Borrowers shall promptly (but in any event within one Business Day) pay such corresponding amount to the Administrative Agent. The Administrative Agent also shall be entitled to recover on demand from such Lender or the relevant Borrower or Borrowers, as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Administrative Agent to the relevant Borrower or Borrowers until the date such corresponding amount is recovered by the Administrative Agent, at a rate per annum equal to (i) if recovered from such Lender, the overnight Federal Funds Rate (or, in the case of Canadian Dollar Denominated Loans, the cost to the Administrative Agent of acquiring overnight funds in Canadian Dollars) for the first three days and at the interest rate otherwise applicable to such Loans for each day thereafter and (ii) if recovered from the relevant Borrower or Borrowers, the rate of interest applicable to the respective Borrowing, as determined pursuant to Section 2.08. Nothing in this Section 2.04 ~~(a)~~ shall be deemed to relieve any Lender from its obligation to make Loans hereunder or to prejudice any rights which any Borrower may have against any Lender as a result of any failure by such Lender to make Loans hereunder.

2.05.    Notes. (a) Each Borrower’s obligation to pay the principal of, and interest on, the Loans made by each Lender shall be evidenced in the Register maintained by the Administrative Agent pursuant to Section 13.15 and shall, if requested by such Lender, also be evidenced (i) in the case of U.S. Borrower Revolving Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-1, with blanks appropriately completed in conformity herewith (each, a “U.S. Borrower Revolving Note” and, collectively, the “U.S. Borrower Revolving Notes”)~~,~~ and (ii) in the case of Canadian Borrower Revolving Loans, by a promissory note duly executed and delivered by each Canadian Borrower substantially in the form of Exhibit B-2, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Revolving Note” and, collectively, the “Canadian Borrower Revolving Notes” and, together with the U.S. Borrower Revolving Notes, the “Revolving Notes”)~~, (iii) in the case of U.S. Borrower Swingline Loans, by a promissory note duly executed and delivered by each U.S. Borrower substantially in the form of Exhibit B-3, with blanks appropriately completed in conformity herewith (the “U.S. Borrower Swingline Note”), and (iv) in the case of Canadian Borrower Swingline Loans, by a promissory note duly executed and delivered by each Canadian Borrower substantially in the form of Exhibit B-4, with blanks appropriately completed in conformity herewith (each, a “Canadian Borrower Swingline Note” and, together with the U.S. Borrower Swingline Note, the “Swingline Notes”).~~.
(b)    Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and prior to any transfer of any of its Notes will endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation or any error in such notation shall not affect any Borrower’s obligations in respect of such Loans.
(c)    Notwithstanding anything to the contrary contained above in this Section 2.05 or elsewhere in this Agreement, Notes shall only be delivered to Lenders which at any time specifically request the delivery of such Notes. No failure of any Lender to request, obtain, maintain or produce a Note evidencing its Loans to any Borrower shall affect, or in any manner impair, the obligations of any Borrower to pay the Loans (and all related Obligations) incurred by such Borrower which would otherwise be evidenced thereby in accordance with the requirements of this Agreement, and shall not in any way affect the security or guaranties therefor provided pursuant to any Credit Document. Any Lender which does not have a Note evidencing its outstanding Loans shall in no event be required to make the notations otherwise described in preceding clause (b). At any time when any Lender requests the delivery of a Note to evidence any of its Loans, each respective Borrower shall promptly execute and deliver to the respective Lender, at such Borrower’s expense, the requested Note in the appropriate amount or amounts to evidence such Loans.
2.06.    Conversions.
(a)    Each Borrower shall have the option to convert, on any Business Day, all or a portion equal to at least the Minimum Borrowing Amount of the outstanding principal amount of U.S. Dollar Denominated Loans made to it pursuant to one or more Borrowings of one or more Types of U.S. Dollar Denominated Revolving Loans into a Borrowing of another Type of U.S. Dollar Denominated Revolving Loan; provided that, (a) except as otherwise provided in Section 2.10(b), LIBOR Loans may be converted into Base Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted unless the Borrowers pay any amounts due to the Lenders pursuant to Section 2.11 as a result of such conversion and no such partial conversion of LIBOR Loans shall reduce the outstanding principal amount of such LIBOR Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto, (b) Base Rate Loans may not be converted into LIBOR Loans if any Event of Default is in existence on the proposed date of conversion and either the Administrative Agent or the Required Lenders have elected, upon notice to the Borrowers, to not permit such conversion in its or their sole discretion, and (c) no conversion pursuant to this Section 2.06 shall result in a greater number of Borrowings of LIBOR

Loans than is permitted under Section 2.02. Each such conversion shall be effected by the relevant Borrower (of the U.S. Dollar Denominated Revolving Loan being converted) by giving the Administrative Agent at the Notice Office prior to 12:00 P.M. (New York City time) at least (i) in the case of conversions of Base Rate Loans into LIBOR Loans, three Business Days’ prior written notice or telephonic notice promptly confirmed in writing and (ii) in the case of conversions of LIBOR Loans into Base Rate Loans, one Business Day’s prior written notice or telephonic notice promptly confirmed in writing (each, a “Notice of Conversion/Continuation”), in each case in the form of Exhibit A-2, appropriately completed to specify the U.S. Dollar Denominated Revolving Loans to be so converted, the Borrowing or Borrowings pursuant to which such U.S. Dollar Denominated Revolving Loans were incurred and, if to be converted into LIBOR Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its U.S. Dollar Denominated Revolving Loans.
(b)    ~~Mandatory and voluntary conversions of Bankers’ Acceptance Loans into Canadian Prime Rate Loans shall be made in the circumstances, and to the extent, provided in Schedule 1.01(b). Except as provided in Schedule 1.01(b), Bankers’ Acceptance Loans shall not be permitted to be converted into any other Type of Loan prior to the maturity date of the respective Bankers’ Acceptance or B/A Equivalent Note, as the case may be.~~[Reserved].
(c)    Each Canadian Borrower shall have the option to convert, on any Business Day ~~occurring on or after the Effective Date~~, all or a portion ~~at least~~ equal to at least the Minimum Borrowing Amount of the outstanding principal amount of one or more Canadian ~~Prime Rate~~Dollar Denominated Revolving Loans made to ~~such Canadian Borrower~~it pursuant to one or more Borrowings of one or more Types of Canadian Dollar Denominated Revolving Loans into a Borrowing ~~or Borrowings of Bankers’ Acceptance Loans~~of another Type of Canadian Dollar Denominated Revolving Loan; provided that (i) ~~unless the Required Lenders otherwise agree,~~ Canadian Prime Rate Loans may not be converted into ~~Bankers’ Acceptance~~BA Rate Loans if ~~a Default or an~~any Event of Default is in existence on the proposed date of ~~such~~ conversion and either the Administrative Agent or the Required Lenders have elected, upon notice to the Borrowers, to not permit such conversion in its or their sole discretion, (ii) Borrowings of ~~Bankers’ Acceptance~~BA Rate Loans resulting from this Section 2.06 shall be limited in number as provided in Section 2.02 and (iii) except as otherwise provided in Section 2.10(b), BA Rate Loans may be converted into Canadian Prime Rate Loans only on the last day of an Interest Period applicable to the Revolving Loans being converted unless the Canadian Borrowers pay any amounts due to the Lenders pursuant to Section 2.11 as a result of such conversion and no such partial conversion of BA Rate Loans shall reduce the outstanding principal amount of such BA Rate Loans made pursuant to a single Borrowing to less than the Minimum Borrowing Amount applicable thereto. Each such conversion shall be effected by the relevant Canadian Borrower (of Canadian Dollar Denominated Revolving Loan being converted), by giving the Administrative Agent written notice or telephonic notice promptly confirmed in writing to the Notice Office, prior to 12:00 P.M. (New York City time), at least ~~three~~ (i) in the case of conversions of Canadian Prime Rate Loans into BA Rate Loans, three Business Days prior to the date of the proposed conversion and (ii) in the case of conversions of BA Rate Loans into Canadian Prime Rate Loans, one Business Days prior to the date of the proposed conversion, a Notice of Conversion/Continuation specifying the Canadian Dollar Denominated Revolving Loans ~~maintained as Canadian Prime Rate Loans~~ to be so converted ~~into Bankers’ Acceptance Loans~~, the Borrowing or Borrowings pursuant to which such Canadian Dollar Denominated Revolving Loans were made and ~~the term of the proposed Borrowing of Bankers’ Acceptance Loans (which, in each case, shall comply with the requirements of Schedule 1.01(b))~~, if to be converted into BA Rate Loans, the Interest Period to be initially applicable thereto. The Administrative Agent shall give each Lender prompt notice of any such proposed conversion affecting any of its Canadian Dollar Denominated Revolving Loans ~~maintained as Canadian Prime Rate Loans~~.

2.07.    Pro Rata Borrowings. Except to the extent otherwise provided herein, all Borrowings of Revolving Loans under this Agreement shall be incurred from the Lenders pro rata on the basis of their Revolving Loan Commitments, provided that all Mandatory Borrowings shall be incurred from the Lenders pro rata on the basis of their RL Percentages. It is understood that no Lender shall be responsible for any default by any other Lender of its obligation to make Loans hereunder and that each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to make its Loans hereunder.
2.08.    Interest. (a) (x) The U.S. Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each U.S. Borrower Loan and (y) the Canadian Borrowers jointly and severally agree to pay interest in respect of the unpaid principal amount of each Canadian Borrower Loan ~~(other than a Bankers’ Acceptance Loan)~~, in each case as follows:
(A)    in the case of a Base Rate Loan, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Base Rate Loan to a LIBOR Loan pursuant to Section 2.06 or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Base Rate, each as in effect from time to time;
(B)    in the case of a LIBOR Loan, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such LIBOR Loan to a Base Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the LIBO Rate for such Interest Period; ~~and~~
(C)    in the case of a Canadian Prime Rate Loan ~~(including with respect to any Bankers’ Acceptance Loan converted into a Canadian Prime Rate Loan pursuant to Schedule 1.01(b))~~, from the date of Borrowing thereof ~~(or, in the circumstances described in the immediately preceding parenthetical, from the date of conversion of such respective Bankers’ Acceptance Loan into a Canadian Prime Rate Loan)~~ until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such Canadian Prime Rate Loan to a ~~Bankers’ Acceptance~~BA Rate Loan pursuant to Section 2.06~~(c) and Schedule 1.01(b)~~ or 2.09, as applicable, at a rate per annum which shall be equal to the sum of the relevant Applicable Margin plus the Canadian Prime Rate, each as in effect from time to time~~.~~; and
(D)    in the case of a BA Rate Loan, from the date of Borrowing thereof until the earlier of (i) the maturity thereof (whether by acceleration or otherwise) and (ii) the conversion of such BA Rate Loan to a Canadian Prime Rate Loan pursuant to Section 2.06, 2.09 or 2.10, as applicable, at a rate per annum which shall, during each Interest Period applicable thereto, be equal to the sum of the relevant Applicable Margin as in effect from time to time during such Interest Period plus the BA Rate for such Interest Period.
(b)    (i) Upon the occurrence and during the continuance of an Event of Default, at the request of the Required Lenders (or automatically in the case of an Event of Default under Section 11.05), each Loan and all Letter of Credit Fees shall, in each case, bear interest or accrue as applicable, at a rate per annum equal to the rate which is 2% in excess of the rate then borne by such Loans or the Letter of Credit Fee then applicable to Letters of Credit, and (ii) all overdue amounts payable hereunder and under any other Credit Document shall bear interest at a rate per annum (1) in the case of overdue principal of, and overdue interest on, Canadian Dollar Denominated Loans and any other overdue amounts owing in Canadian Dollars, equal to the rate which is 2% in excess of the rate applicable to Canadian Prime Rate Loans from time to time, and (2) in the case of overdue principal of, and overdue interest on, U.S. Dollar Denominated Loans and any other overdue amounts owing in U.S. Dollars, equal to the rate which is 2%

in excess of the rate applicable to Base Rate Loans from time to time. Interest that accrues under this Section 2.08(b) shall be payable on demand.
(c)    Accrued (and theretofore unpaid) interest shall be payable (i) in respect of each Base Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Base Rate Loans or upon the termination of the Total Revolving Loan Commitment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, (ii) in respect of each Canadian Prime Rate Loan, (x) quarterly in arrears on each Quarterly Payment Date, (y) on the date of any repayment or prepayment in full of all outstanding Canadian Prime Rate Loans or upon the termination of the Total Revolving Loan Commitment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand, and (iii) in respect of each LIBOR Loan and each BA Rate Loan, (x) on the last day of each Interest Period applicable thereto and, in the case of an Interest Period in excess of three months, on each date occurring at three month intervals after the first day of such Interest Period, (y) on the date of any repayment or prepayment (on the amount repaid or prepaid), or upon the termination of the Total Revolving Loan Commitment, and (z) at maturity (whether by acceleration or otherwise) and, after such maturity, on demand.
(d)    Upon each Interest Determination Date, the Administrative Agent shall determine the LIBO Rate for each Interest Period applicable to the respective LIBOR Loans and/or the BA Rate for each Interest Period applicable to the respective BA Rate Loans, as applicable, and shall promptly notify the respective Borrowers and the Lenders thereof. Each such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.
~~(e) The Drawing Fees payable in respect of the Face Amount of each Bankers’ Acceptance Loan shall be paid by each Canadian Borrower to the Administrative Agent for distribution to each Lender which accepts and/or purchases such Bankers’ Acceptance Loans at the time of the incurrence by such Canadian Borrower of each Bankers’ Acceptance Loans.~~
2.09.    Interest Periods. At the time any applicable Borrower gives any Notice of Borrowing or Notice of Conversion/Continuation in respect of the making of, or conversion into, any LIBOR Loan ~~(~~or BA Rate Loans, as the case may be (in the case of the initial Interest Period applicable thereto) or prior to 12:00 P.M. (New York City time) on the third Business Day prior to the expiration of an Interest Period applicable to such LIBOR Loan or BA Rate Loan, as applicable (in the case of any subsequent Interest Period), such Borrower shall have the right to elect the interest period (each, an “Interest Period”) applicable to such LIBOR Loan or BA Rate Loan, as applicable, which Interest Period shall, at the option of such Borrower, be (x) a one, two, three or six month period, ~~or~~ (y) to the extent agreed by the Administrative Agent, periods of less than one month or (z) to the extent agreed to by all Lenders, such other period; provided that (in each case):
(a)    all LIBOR Loans or BA Rate Loans, as the case may be, comprising a Borrowing shall at all times have the same Interest Period;
(b)    the initial Interest Period for any LIBOR Loan or BA Rate Loan shall commence on the date of Borrowing of such LIBOR Loan or BA Rate Loan, as applicable (including the date of any conversion thereto from a Base Rate Loan~~)~~ or Canadian Prime Rate Loan, as applicable), and each Interest Period occurring thereafter in respect of such LIBOR Loan or BA Rate Loan, as applicable, shall commence on the day on which the immediately preceding Interest Period applicable thereto expires;

(c)    if any Interest Period for a LIBOR Loan or BA Rate Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;
(d)    if any Interest Period for a LIBOR Loan or BA Rate Loan would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a LIBOR Loan or BA Rate Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the immediately preceding Business Day;
(e)    no Interest Period may be selected at any time when an Event of Default is then in existence if either the Administrative Agent or the Required Lenders have elected, upon notice to the Borrowers, to not permit such selection in its or their sole discretion; and
(f)    no Interest Period in respect of any Borrowing shall be selected which extends beyond the Final Maturity Date.
If by 12:00 P.M. (New York City time) on the third Business Day prior to the expiration of any Interest Period applicable to a Borrowing of LIBOR Loans or BA Rate Loans, as applicable, any applicable Borrower has failed to elect, or is not permitted to elect, a new Interest Period to be applicable to such LIBOR Loans or BA Rate Loans (as applicable) as provided above, such Borrower shall be deemed to have elected to convert such LIBOR Loans into Base Rate Loans or BA Rate Loans into Canadian Prime Rate Loans, as applicable, effective as of the expiration date of such current Interest Period.
2.10.    Increased Costs, Illegality, etc. (a) In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clauses (i) and (iv) below, may be made only by the Administrative Agent):
(i)    on any Interest Determination Date that, by reason of any changes arising after the date of this Agreement affecting the London interbank market~~,~~ adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of LIBO Rate; or
(ii)    at any time, that such Lender shall incur increased costs or reductions in the amounts received or receivable hereunder with respect to any LIBOR Loan because of any change since the Effective Date in any applicable law or governmental rule, regulation, order, guideline or request (whether or not having the force of law) or in the interpretation or administration thereof and including the introduction of any new law or governmental rule, regulation, order, guideline or request, such as, but not limited to: (A) any change that would subject any Lender to any taxes (except for Taxes that are indemnified under Section 5.04 or that would be indemnified under Section 5.04 but for an applicable exclusion thereunder, and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender) on its loans, loan principal, letters of credit, commitments or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, (B) a change in official reserve requirements, but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the LIBO Rate or (C) imposes on any Lender or the London interbank market any other condition, cost or expense (other than taxes) affecting this Agreement or Loans made by such Lender or any Letter of Credit or participation therein;
(iii)    at any time, that the making or continuance of any LIBOR Loan has been made (A) unlawful by any law or governmental rule, regulation or order, (B) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (C) impracticable as a result of a contingency occurring after the Effective Date which materially and adversely affects the London interbank market; or
(iv)    that for any reason a market for bankers’ acceptances does not exist at any time or ~~the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform their other obligations under this Agreement with respect to the bankers’ acceptances, or~~ Canadian Dollars are not available in sufficient amounts, ~~in either case~~ as determined in good faith by the Administrative Agent, acting reasonably;
then, and in any such event, such Lender (or the Administrative Agent, in the case of clauses (i) and (iv) above) shall promptly give notice (by telephone promptly confirmed in writing) to the affected Borrowers and, except in the case of clauses (i) and (iv) above, to the Administrative Agent of such determination (which notice the Administrative Agent shall promptly transmit to each of the other Lenders). Thereafter (w) in the case of clause (i) above, LIBOR Loans shall no longer be available until such time as the Administrative Agent notifies the Company and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation given by any Borrower with respect to LIBOR Loans which have not yet been incurred (including by way of conversion) shall be deemed rescinded by such Borrower, (x) in the case of clause (ii) above, the U.S. Borrowers (jointly and severally) and the Canadian Borrowers (jointly and severally) agree to pay to such Lender, within 10 days after the Company’s receipt of such Lender’s written request therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its reasonable discretion shall determine) as shall be required to compensate such Lender for such increased costs or reductions in amounts received or receivable hereunder (a written notice as to the additional amounts owed to such Lender, showing in reasonable detail the basis for the calculation thereof, submitted to the respective Borrower by such Lender shall, absent manifest error, be final and conclusive and binding on all the parties hereto); provided that the Borrowers shall not be required to compensate any Lender pursuant to Section 2.10(a)(ii) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof, (y) in the case of clause (iii) above, the respective Borrower or Borrowers shall take one of the actions specified in Section 2.10(b) as promptly as possible and, in any event, within the time period required by law, and (z) in the case of clause (iv) above, ~~and as provided in Schedule 1.01(b), Bankers’ Acceptance~~BA Rate Loans or Canadian Dollar Denominated Revolving Loans (exclusive of any such Canadian Dollar Denominated Revolving Loans which have theretofore been funded) shall no longer be available until such time as the Administrative Agent notifies the affected Borrowers and the Lenders that the circumstances giving rise to such notice by the Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion/Continuation with respect to ~~Bankers’ Acceptance Loans or~~ such Canadian Dollar Denominated Revolving Loans given by the respective Borrowers which have not been incurred (including by way of conversion) shall be deemed rescinded by such Borrowers and any outstanding BA Loans shall be converted upon the last day of the Interest Period applicable thereto into a Canadian Prime Rate Loan.
(b)    At any time that any LIBOR Loan is affected by the circumstances described in Section 2.10(a)(ii), the affected Borrower may, and in the case of a LIBOR Loan affected by the circumstances described in Section 2.10(a)(iii), such Borrower shall, either (i) if the affected LIBOR Loan is then being made initially or pursuant to a conversion, cancel such Borrowing by giving the Administrative Agent telephonic notice (confirmed in writing) on the same date that such Borrower was notified by the affected Lender or the Administrative Agent pursuant to Section 2.10(a)(ii) or (iii) or (ii) if the affected LIBOR Loan is then outstanding, upon at least three Business Days’ written notice to the Administrative Agent, require the affected Lender to convert such LIBOR Loan into a Base Rate Loan; provided that, if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 2.10(b).
(c)    If any Lender determines that after the Effective Date the introduction of or any change in any applicable law or governmental rule, regulation, order, guideline, directive or request (whether or not having the force of law) concerning capital adequacy or liquidity, or any change in interpretation or administration thereof by the NAIC or any Governmental Authority, central bank or comparable agency, will have the effect of increasing the amount of capital or liquidity required or expected to be maintained by such Lender or any corporation controlling such Lender based on the existence of such Lender’s Revolving Loan Commitment hereunder or its obligations hereunder, then the U.S. Borrowers (jointly and severally) and the Canadian Borrowers (jointly and severally) agree to pay to such Lender, within 10 days after the Company’s receipt of such Lender’s written request therefor, such additional amounts as shall be required to compensate such Lender or such other corporation for the increased cost to such Lender or such other corporation or the reduction in the rate of return to such Lender or such other corporation as a result of such increase of capital or liquidity. In determining such additional amounts, each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable; provided that such Lender’s determination of compensation owing under this Section 2.10(c) shall, absent manifest error, be final and conclusive and binding on all the parties hereto. Each Lender, upon determining that any additional amounts will be payable pursuant to this Section 2.10(c), will give prompt written notice thereof to the Company, which notice shall show in reasonable detail the basis for calculation of such additional amounts, although the failure to give any such notice shall not release or diminish the Borrowers’ obligations to pay additional amounts pursuant to this Section 2.10(c) upon the subsequent receipt of such notice; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 2.10(c) for any increased costs or reductions incurred more than 180 days prior to the date that such Lender notifies the Company of the change giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor; provided further, that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)    Notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, ~~and~~ (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, in each case shall be deemed to be a change after the Effective Date in a requirement of law or governmental rule, regulation or order, regardless of the date enacted, adopted, issued or implemented (including, without limitation, for purposes of this Section 2.10 and Section 3.06)~~.~~ and (z) it shall be a condition to Lender’s exercise of its rights, if any, under Section 2.10(a)(ii) or Section 2.10(c), as applicable, that such Lender shall generally be exercising its rights with respect to similarly situated borrowers under similar provisions in comparable syndicated credit facilities to which it is a party to the extent contractually permitted to do so and allowed to do so under applicable law.
2.11.    Compensation. The U.S. Borrowers (on a joint and several basis) or the Canadian Borrowers (on a joint and several basis), as the case may be, agree to compensate each Lender, upon its written request (which request shall set forth in reasonable detail the basis for requesting such compensation), for all losses, expenses and liabilities (including, without limitation, any loss, expense or liability incurred by reason of the liquidation or reemployment of deposits or other funds required by such Lender to fund its LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans but excluding loss of anticipated profits) which such Lender may sustain: (a) if for any reason (other than a default by such Lender or the Administrative Agent) a Borrowing of, or conversion from or into, LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion/Continuation (whether or not withdrawn by the respective Borrower or Borrowers or deemed withdrawn pursuant to Section 2.10(a)); (b) if any prepayment or repayment (including any prepayment or repayment made pursuant to Section 5.01, Section 5.02 or as a result of an acceleration of the Loans pursuant to Section 11) or conversion of any of its LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans occurs on a date which is not the last day of an Interest Period or maturity date, as applicable, with respect thereto; (c) if any prepayment of any of its LIBOR Loans or BA Rate Loans is not made on any date specified in a notice of prepayment given by the respective Borrower or Borrowers; or (d) as a consequence of (i) any other default by the respective Borrower or Borrowers to repay LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans when required by the terms of this Agreement or any Note held by such Lender or (ii) any election made pursuant to Section 2.10(b).
2.12.    Lending Offices and Affiliate Lenders for Loans in Available Currency.
(a)    Each Lender may at any time or from time to time designate, by written notice to the Administrative Agent to the extent not already reflected on Schedule 13.03, one or more lending offices (which, for this purpose, may include Affiliates of the respective Lender) for the various Loans in the Available Currency made, and Letters of Credit participated in, by such Lender (including, without limitation, by designating a separate lending office (or Affiliate) to act as such with respect to such Loans and Letter of Credit Outstandings); provided that, for designations made after the Effective Date, to the extent such designation shall result in increased costs under Section 2.10, 3.06 or 5.04 in excess of those which would be charged in the absence of the designation of a different lending office (including a different Affiliate of the respective Lender), then the Borrowers shall not be obligated to pay such excess increased costs (although if such designation results in increased costs, the Borrowers shall be obligated to pay the costs which would have applied in the absence of such designation and any subsequent increased costs of the type described above resulting from changes after the date of the respective designation). Except as provided in the immediately preceding sentence, each lending office and Affiliate of any Lender designated as provided above shall, for all purposes of this Agreement and the other Credit Documents, be treated in the same manner as the respective designating Lender (and shall be entitled to all indemnities and similar provisions in respect of its acting as such hereunder).
(b)    Each Lender agrees that on the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to such Lender, it will, if requested by the Company, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans or Letters of Credit affected by such event; provided that such designation is made on such terms that such Lender and its lending office suffer no economic, legal or regulatory disadvantage, with the object of avoiding the consequence of the event giving rise to the operation of such Section. Nothing in this Section 2.12(b) shall affect or postpone any of the obligations of any Borrower or the right of any Lender provided in Sections 2.10, 3.06 and 5.04.
2.13.    Replacement of Lenders. (a) If any Lender becomes a Defaulting Lender, (b) upon the occurrence of any event giving rise to the operation of Section 2.10(a)(ii) or (iii), Section 2.10(c), Section 3.06 or Section 5.04 with respect to any Lender which results in such Lender requesting additional amounts from the Borrowers pursuant to any such Sections, (c) in the case of a refusal by a Lender to consent to a proposed change, waiver, discharge or termination with respect to this Agreement which has been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b) or (d) in the circumstances provided in Section 2.19(b), the Borrowers shall have the right, in accordance with Section 13.04(b), to replace such Lender (the “Replaced Lender”) with one or more other Eligible Transferees, none of whom shall constitute a Defaulting Lender at the time of such replacement (collectively, the “Replacement Lender”) and each of which shall be reasonably acceptable to the Administrative Agent~~, the Swingline Lender~~ and each Issuing Lender; provided that:
(i)    at the time of any replacement pursuant to this Section 2.13, the Replacement Lender shall enter into one or more Assignment and Assumption Agreements pursuant to Section 13.04(b) (and with all fees payable pursuant to said Section 13.04(b) to be paid by the Borrowers) pursuant to which the Replacement Lender shall acquire the entire Revolving Loan Commitment and all outstanding Revolving Loans ~~(other than Bankers’ Acceptance Loans)~~ of, and all participations in Letters of Credit ~~and Swingline Loans~~ by, the Replaced Lender and, in connection therewith, shall pay to (i) the Replaced Lender in respect thereof an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Revolving Loans ~~(other than Bankers’ Acceptances and B/A Equivalent Notes)~~ of the respective Replaced Lender, (B) an amount equal to ~~the Face Amount of any outstanding B/A Instrument of the respective Replaced Lender in satisfaction of the obligations of the Canadian Borrowers to repay the B/A Instrument on the maturity thereof, (C) an amount equal to all~~all Unpaid Drawings that have been funded by (and not reimbursed to) such Replaced Lender, together with all then unpaid interest with respect thereto at such time and (~~D~~C) an amount equal to all accrued, but theretofore unpaid, Fees owing to the Replaced Lender pursuant to Section 4.01~~,~~ and (ii) each Issuing Lender an amount equal to such Replaced Lender’s RL Percentage of any Unpaid Drawing relating to Letters of Credit issued by such Issuing Lender (which at such time remains an Unpaid Drawing) to the extent such amount was not theretofore funded by such Replaced Lender ~~and (iii) the Swingline Lender an amount equal to such Replaced Lender’s RL Percentage of any Mandatory Borrowing to the extent such amount was not theretofore funded by such Replaced Lender to the Swingline Lender~~; and
(ii)    all obligations of the Borrowers then owing to the Replaced Lender (other than those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid, but including all amounts, if any, owing under Section 2.11) shall be paid in full to such Replaced Lender concurrently with such replacement.
(b)    Upon receipt by the Replaced Lender of all amounts required to be paid to it pursuant to this Section 2.13, if the Replaced Lender does not execute and deliver to the Administrative Agent a duly completed Assignment and Assumption Agreement necessary to reflect such replacement by the later of (a) the date on which the assignee Lender executes and delivers such Assignment and Assumption Agreement and (b) the date as of which all obligations of the Borrowers owing to such Replaced Lender relating to the Loans and participations so assigned shall be paid in full by the assignee Lender and/or the Borrowers to such Replaced Lender, then the Replaced Lender shall be deemed to have executed and delivered such Assignment and Assumption Agreement as of such later date, and any such Assignment and Assumption Agreement so executed by the Replaced Lender shall be effective for purposes of this Section 2.13 and Section 13.04. Upon the execution (or deemed execution, as the case may be) of the respective Assignment and Assumption Agreement by the parties thereto, the payment of amounts referred to in clauses (i) and (ii) above, recordation of the assignment on the Register by the Administrative Agent pursuant to Section 13.15 and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by the relevant Borrowers, (x) the Replacement Lender shall become a Lender hereunder and the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06,

5.04, 12.06, 13.01 and 13.06), which shall survive as to such Replaced Lender and (y) the RL Percentages of the Lenders shall be automatically adjusted at such time to give effect to such replacement.
2.14.    Incremental Commitments. (a) The Company shall have the right, in consultation and coordination with the Administrative Agent as to all of the matters set forth below in this Section 2.14, but without requiring the consent of the Administrative Agent or the Lenders (except, in either case, as otherwise provided in this Section 2.14), to request at any time and from time to time after the Sixth Amendment Effective Date and prior to the Final Maturity Date that one or more Lenders (and/or one or more other Persons which are Eligible Transferees and which will become Lenders) provide Incremental Commitments and, subject to the applicable terms and conditions contained in this Agreement and the relevant Incremental Commitment Agreement, make Revolving Loans and participate in Letters of Credit ~~and Swingline Loans~~ pursuant thereto; provided that (i) no Lender shall be obligated to provide an Incremental Commitment, and until such time, if any, as such Lender has agreed in its sole discretion to provide an Incremental Commitment and executed and delivered to the Administrative Agent, the Company and the other Borrowers an Incremental Commitment Agreement as provided in clause (b) of this Section 2.14, such Lender shall not be obligated to fund any Revolving Loans in excess of its Revolving Loan Commitment (if any) or participate in any Letters of Credit ~~or Swingline Loans~~ in excess of its RL Percentage, in each case, as in effect prior to giving effect to such Incremental Commitment provided pursuant to this Section 2.14 (it being understood and agreed that any Lender that does not agree to provide any such Incremental Commitment within ten Business Days after a request therefor (or such shorter period as may be provided in any such request for Incremental Commitments) shall be deemed to have declined to provide any such Incremental Commitment except to the extent such Lender thereafter executes and delivers an Incremental Commitment Agreement in accordance with the terms hereof), (ii) any Lender (including any Person which is an Eligible Transferee who will become a Lender) may so provide an Incremental Commitment without the consent of the Administrative Agent or any other Lender; provided that any Person that is not a Lender prior to the effectiveness of its Incremental Commitment shall require the consent of the Administrative Agent~~,~~ and each Issuing Lender ~~and the Swingline Lender~~ (which consents shall not be unreasonably withheld, conditioned or delayed) to provide an Incremental Commitment pursuant to this Section 2.14, (iii) the aggregate amount of each request (and provision therefor) for Incremental Commitments shall be in a minimum aggregate amount for all Lenders which provide an Incremental Commitment pursuant to a given Incremental Commitment Agreement pursuant to this Section 2.14 (including Persons who are Eligible Transferees and will become Lenders) of at least $10,000,000 (or such lesser amount that is acceptable to the Administrative Agent), (iv) the aggregate amount of all Incremental Commitments permitted to be provided pursuant to this Section 2.14 after the Sixth Amendment Effective Date shall not exceed in the aggregate $~~50,000,000~~75,000,000, (v) the Company shall not increase the Total Revolving Loan Commitment pursuant to this Section 2.14 more than ~~two~~four times, (vi) if the Applicable Margins with respect to Revolving Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Revolving Loans, the Applicable Margins for the other Revolving Loans and extension of credit hereunder shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” contained herein (such increase, the “Additional Margin”), (vii) all Revolving Loans incurred pursuant to an Incremental Commitment (and all interest, fees and other amounts payable thereon) shall be Obligations under this Agreement and the other applicable Credit Documents and shall be secured by the relevant Security Documents, and guaranteed under the relevant Guaranties, on a pari passu basis will all other Loans (and related Obligations) secured by each relevant Security Document and guaranteed under each relevant Guaranty, and (viii) each Lender (including any Person which is an Eligible Transferee who will become a Lender) agreeing to provide an Incremental Commitment pursuant to an Incremental Commitment Agreement shall, subject to the satisfaction of the relevant conditions set forth in this Agreement, participate in ~~Swingline Loans and~~ Letters of Credit pursuant to ~~Sections 2.01(b) and~~Section 3.04~~, respectively~~, and make Revolving Loans as provided in Section 2.01(a) and such Revolving Loans shall constitute Revolving Loans for all purposes of this Agreement and the other applicable Credit Documents.
(b)    At the time of the provision of Incremental Commitments pursuant to this Section 2.14, (I) the Company, each other Borrower, each Subsidiary Guarantor, the Administrative Agent~~, the Swingline Lender~~ and each Issuing Lender (if the consent of ~~the Swingline Lender and~~ each Issuing Lender ~~are~~is required pursuant to Section 2.14(a)(ii)) and each such Lender or other Eligible Transferee which agrees to provide an Incremental Commitment (each, an “Incremental Lender”) shall execute and deliver to the Borrowers and the Administrative Agent an Incremental Commitment Agreement, appropriately completed (with the effectiveness of the Incremental Commitment provided therein to occur on the date set forth in such Incremental Commitment Agreement, which date in any event shall be no earlier than the date on which (i) all fees required to be paid in connection therewith at the time of such effectiveness shall have been paid, (ii) all Incremental Commitment Requirements have been satisfied, (iii) all conditions set forth in this Section 2.14 shall have been satisfied and (iv) all other conditions precedent that may be set forth in such Incremental Commitment Agreement shall have been satisfied) and (II) the Company, each other Borrower, each Subsidiary Guarantor, the Collateral Agent and each Incremental Lender (as applicable) shall execute and deliver to the Administrative Agent and the Collateral Agent such additional Security Documents and/or amendments to the Security Documents which are necessary to ensure that all Loans incurred pursuant to the Incremental Commitments and any Additional Margin are secured by each relevant Security Document (the “Incremental Security Documents”). The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Incremental Commitment Agreement and, at such time, Schedule 1.01(a) shall be deemed modified to reflect the Incremental Commitments of such Incremental Lenders.
(c)    It is understood and agreed that the Incremental Commitments provided by an Incremental Lender or Incremental Lenders, as the case may be, pursuant to each Incremental Commitment Agreement shall constitute part of, and be added to, the Total Revolving Loan Commitment and each Incremental Lender shall constitute a Lender for all purposes of this Agreement and each other applicable Credit Document.
(d)    At the time of any provision of Incremental Commitments pursuant to this Section 2.14, each Borrower shall, in coordination with the Administrative Agent, repay outstanding Revolving Loans of certain of the Lenders, and incur additional Revolving Loans from certain other Lenders (including the Incremental Lenders), in each case to the extent necessary so that all of the Lenders participate in each outstanding Borrowing of Revolving Loans pro rata on the basis of their respective Revolving Loan Commitments (after giving effect to any increase in the Total Revolving Loan Commitment pursuant to this Section 2.14) and with the Borrowers being obligated to pay to the respective Lenders any costs of the type referred to in Section 2.11 in connection with any such repayment and/or Borrowing.
(e)    At the time of any provision of Incremental Commitments pursuant to this Section 2.14, all dollar thresholds included in any determination made with respect to Excess Availability shall be increased automatically in an amount equal to the percentage by which the Incremental Commitments increase the Total Revolving Loan Commitment.
2.15.    Defaulting Lenders. (a)    Notwithstanding any provision of this Agreement or in the other Credit Documents to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender and if any ~~Swingline Loan Exposure or~~ Letter of Credit Exposure exists at the time a Lender becomes a Defaulting Lender then:

(i)    all or any part of such ~~Swingline Loan Exposure and~~ Letter of Credit Exposure shall be reallocated among the Lenders that are Non-Defaulting Lenders in accordance with their respective RL Percentages (calculated without regard to any Defaulting Lender’s Revolving Loan Commitment) but only to the extent (x) the sum of the Individual Exposures of all Lenders that are Non-Defaulting Lenders plus such Defaulting Lender’s ~~Swingline Loan Exposure and~~ Letter of Credit Exposure does not exceed the aggregate amount of all Non-Defaulting Lenders’ Revolving Loan Commitments and (y) immediately following the reallocation to a Lender that is a Non-Defaulting Lender, the Individual Exposure of such Lender does not exceed its Revolving Loan Commitment at such time;
(ii)    if the reallocation described in clause (i) above cannot, or can only partially, be effected, the applicable Borrowers shall within one Business Day following notice by the Administrative Agent ~~(x) first, prepay such Swingline Loan Exposure and (y) second~~, cash collateralize in a manner reasonably satisfactory to the Administrative Agent and each applicable Issuing Lender such Defaulting Lender’s Letter of Credit Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in an aggregate amount equal to 100% of such Defaulting Lender’s Letter of Credit Exposure for so long as such Letter of Credit Exposure is outstanding (the “Letter of Credit Back-Stop Arrangements”) (it being understood that, for purposes of clarity, (x) such requirement shall terminate as to any Defaulting Lender upon the termination of Defaulting Lender status of the applicable Lender and (y) at the request of the Company, upon a determination by the Administrative Agent or the respective Issuing Lender that there exists cash collateral in excess of such Defaulting Lender’s Letter of Credit Exposure, such excess cash collateral may be returned to the applicable Borrowers so long as no Default or Event of Default then exists or would result therefrom);
(iii)    if any portion of such Defaulting Lender’s Letter of Credit Exposure is cash collateralized pursuant to clause (ii) above, the applicable Borrowers shall not be required to pay the Letter of Credit Fees for participation with respect to such portion of such Defaulting Lender’s Letter of Credit Exposure so long as it is cash collateralized;
(iv)    if the Letter of Credit Exposure of the Non-Defaulting Lenders is reallocated pursuant to this Section 2.15(a), then the Letter of Credit Fees payable to the Lenders pursuant to Section 4.01(b) shall be adjusted in accordance with such Non-Defaulting Lenders’ RL Percentages (calculated without regard to any Defaulting Lender’s Revolving Loan Commitment) and the Defaulting Lender shall not be entitled to any Letter of Credit Fee; and
(v)    if any Defaulting Lender’s Letter of Credit Exposure is neither cash collateralized nor reallocated pursuant to this Section 2.15(a), then, without prejudice to any rights or remedies of any Issuing Lender or any Lender hereunder, all Letter of Credit Fees payable under Section 4.01(b) with respect to such Defaulting Lender’s Letter of Credit Exposure shall be payable to the applicable Issuing Lender until such Letter of Credit Exposure is cash collateralized and/or reallocated.
(b)    Notwithstanding anything to the contrary contained in Section 2.01(a) or Section 3, so long as any Lender is a Defaulting Lender (i) ~~the Swingline Lender shall not be required to fund any Swingline Loan and~~ no Issuing Lender shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that the related exposure will be 100% covered by the Revolving Loan Commitments of the Non-Defaulting Lenders and/or cash collateral has been provided by the applicable Borrowers in accordance with Section 2.15(a), and (ii) participating interests in any such newly issued or increased Letter of Credit ~~or newly made Swingline Loan~~ shall be allocated among Lenders that are Non-Defaulting Lenders in a manner consistent with Section 2.15(a)(i) (and Defaulting Lenders shall not participate therein)
(c)    Notwithstanding anything to the contrary contained herein, in Section 5.4 of the Security Agreement or Section 5.6 of the Canadian Security Agreement, any amount payable to a Defaulting Lender hereunder (whether on account of principal, interest, fees or otherwise and including any amount that would otherwise be payable to such Defaulting Lender pursuant to Section 13.02) may, in lieu of being distributed to such Defaulting Lender, be retained by the Administrative Agent in a segregated non-interest bearing account and, subject to any requirements of applicable law, be applied at such time or times as may be determined by the Administrative Agent (i) first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder, (ii) second, pro rata, to the payment of any amounts owing by such Defaulting Lender to the Issuing Lenders ~~or the Swingline Lender~~ hereunder, (iii) third, to the funding of any Loan or the funding or cash collateralization of any participation in any ~~Swingline Loan or~~ Letter of Credit in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent, (iv) fourth, if so determined by the Administrative Agent, held in such account as cash collateral for future funding obligations of the Defaulting Lender under this Agreement, (v) fifth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (vi) sixth, so long as no Default or Event of Default has occurred and is continuing, to the payment of any amounts owing to any Borrower as a result of any judgment of a court of competent jurisdiction obtained by the such Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (vii) seventh, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is (x) a prepayment of the principal amount of any Loans or repayments of Unpaid Drawings in respect of which a Defaulting Lender has funded its participation obligations and (y) made at a time when the conditions set forth in Section 7 are satisfied or waived, such payment shall be applied solely to prepay the Loans of, and reimbursement obligations owed to, all Non-Defaulting Lenders pro rata prior to being applied to the prepayment of any Loans, or Unpaid Drawings owed to, any Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this clause (c) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
(d)    In the event that the Administrative Agent, the Company~~,~~ and each Issuing Lender ~~and the Swingline Lender each~~ agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then (i) the ~~Swingline Loan Exposure and~~ Letter of Credit Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Loan Commitments and on such date such Lender shall purchase at par such of the Revolving Loans of the other Lenders ~~(other than Swingline Loans)~~ as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Loans in accordance with its RL Percentage and (ii) so long as no Default or Event of Default then exists, all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the applicable Borrowers; provided that, except to the extent otherwise expressly agreed to by the affected parties, no change hereunder from a Defaulting Lender to a Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder against such Defaulting Lender arising from that Lender having been a Defaulting Lender. If the Revolving Loan Commitments have been terminated, all Obligations have been paid in full and no Letters of Credit are outstanding, then all funds held as cash collateral pursuant to the Letter of Credit Back-Stop Arrangements shall thereafter be promptly returned to the applicable Borrowers.

2.16.    Interest Act (Canada); Criminal Rate of Interest; Nominal Rate of Interest. (a) Notwithstanding anything to the contrary contained in this Agreement or in any other Credit Document, solely to the extent that a court of competent jurisdiction finally determines that the calculation or determination of interest or any fee payable by the Canadian Borrowers in respect of the Canadian Borrower Obligations pursuant to this Agreement and the other Credit Documents shall be governed by or subject to the laws of any province of Canada or the federal laws of Canada, in no event shall the aggregate “interest” (as defined in Section 347 of the Criminal Code, R.S.C. 1985, c. C-46, as the same shall be amended, replaced or re-enacted from time to time) payable by the Canadian Borrowers to the Administrative Agent or any Lender under this Agreement or any other Credit Document exceed the effective annual rate of interest on the “credit advanced” (as defined in that section) under this Agreement or such other Credit Document lawfully permitted under that section and, if any payment, collection or demand pursuant to this Agreement or any other Credit Document in respect of “interest” (as defined in that section) is determined to be contrary to the provisions of that section, such payment, collection or demand shall be deemed to have been made by mutual mistake of the Administrative Agent, the Lenders and the Canadian Borrowers and the amount of such payment or collection shall be refunded by the Administrative Agent and the Lenders to the Canadian Borrowers. For the purposes of this Agreement and each other Credit Document to which any Canadian Borrowers are a party, the effective annual rate of interest payable by the Canadian Borrowers shall be determined in accordance with generally accepted actuarial practices and principles over the term of the loans on the basis of annual compounding for the lawfully permitted rate of interest and, in the event of dispute, a certificate of a Fellow of the Canadian Institute of Actuaries appointed by and for the account of the Canadian Borrowers will be conclusive for the purpose of such determination in the absence of evidence to the contrary.
(b)    For the purposes of the Interest Act (Canada) and with respect to Canadian Borrowers only:
(i)    whenever any interest or fee payable by the Canadian Borrowers is calculated using a rate based on a year of 360 days or 365 days, as the case may be, the rate determined pursuant to such calculation, when expressed as an annual rate, is equivalent to (x) the applicable rate based on a year of 360 days or 365 days, as the case may be, (y) multiplied by the actual number of days in the calendar year in which such rate is to be ascertained and (z) divided by 360 or 365, as the case may be; and
(ii)    all calculations of interest payable by the Canadian Borrowers under this Agreement or any other Credit Document are to be made on the basis of the nominal interest rate described herein and therein and not on the basis of effective yearly rates or on any other basis which gives effect to the principle of deemed reinvestment of interest. The parties hereto acknowledge that there is a material difference between the stated nominal interest rates and the effective yearly rates of interest and that they are capable of making the calculations required to determine such effective yearly rates of interest.
(c)    The parties hereto acknowledge and agree that clauses (a) and (b) of this Section 2.16 only apply to the Canadian Borrowers and shall not otherwise reduce or effect the obligations of the U.S. Borrowers under this Agreement to pay the full amount of the Obligations of such U.S. Borrowers in accordance with the terms of this Agreement (including to reimburse the Administrative Agent and the applicable Lenders for any amounts refunded by the Administrative Agent or any Lender to the Canadian Borrowers pursuant to clause (a) of this Section 2.16).

~~2.17. Provisions Regarding Bankers’ Acceptances, Drafts, etc. The parties hereto agree that the provisions of Schedule 1.01(b) shall apply to all Bankers’ Acceptances, Bankers’ Acceptance Loans, Drafts and B/A Equivalent Notes created hereunder, and that the provisions of Schedule 1.01(b) shall be deemed incorporated by reference into this Agreement as if such provisions were set forth in their entirety herein.~~
2.17.    [Reserved].
2.18.    The Company as Agent for Borrowers. Each Borrower hereby irrevocably appoints the Company as its agent and attorney-in-fact for all purposes under this Agreement and each other Credit Document, which appointment shall remain in full force and effect unless and until the Administrative Agent shall have received prior written notice signed by the respective appointing Borrower that such appointment has been revoked. Each Borrower hereby irrevocably appoints and authorizes the Company (i) to provide the Administrative Agent with all notices with respect to Loans and Letters of Credit obtained for the benefit of any Borrower and all other notices and instructions under this Agreement or any other Credit Document and (ii) to take such action as the Company deems appropriate on its behalf to exercise such other powers as are reasonably incidental thereto to carry out the purposes of this Agreement and the other Credit Documents. It is understood that the handling of the Credit Account and the Collateral of the respective Borrowers in a combined fashion (i.e., the U.S. Borrowers in a combined fashion and the Canadian Borrowers in a combined fashion), as more fully set forth herein, is done solely as an accommodation to the Borrowers in order to utilize the collective borrowing powers of the Borrowers in the most efficient and economical manner and at their request, and that the Lenders shall not incur liability to any Borrower as a result hereof. Each Borrower expects to derive benefit, directly or indirectly, from the handling of the Credit Account and the Collateral in a combined fashion since the successful operation of each Borrower is dependent on the continued successful performance of the consolidated group.
2.19.    Extension of Revolving Loan Commitments. (a) Notwithstanding anything to the contrary in this Agreement, subject to the terms of this Section 2.19, the Company may extend the maturity date, and otherwise modify the terms of the Total Revolving Loan Commitment, or any portion thereof (including by increasing the interest rate or fees payable in respect of any Loans and/or Revolving Loan Commitments or any portion thereof (and related outstandings) (the “Extension”) pursuant to a written offer (the “Extension Offer”) made by the Company to all Lenders, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective outstanding Revolving Loans and unfunded Revolving Loan Commitments) and on the same terms to each such Lender. In connection with the Extension, (i) the Company will provide notification to the Administrative Agent (for distribution to the Lenders) and (ii) each Lender, acting in its sole and individual discretion, wishing to participate in the Extension shall, prior to the date (the “Notice Date”) specified in the notice given by the Administrative Agent to such Lender, provide the Administrative Agent with a written notice thereof in a form reasonably satisfactory to the Administrative Agent. Any Lender that does not respond to the Extension Offer by the Notice Date shall be deemed to have rejected such Extension. The Administrative Agent shall promptly notify the Company of each Lender’s determination under this Section 2.19(a). The election of any Lender to agree to the Extension shall not obligate any other Lender to so agree. After giving effect to the Extension, the Revolving Loan Commitments so extended shall cease to be a part of the tranche of the Revolving Loan Commitments they were a part of immediately prior to the Extension and shall be a new tranche of Extended Revolving Loan Commitments hereunder.
(b)    The Company shall have the right to replace each Lender that shall have rejected (or be deemed to have rejected) the Extension under Section 2.19(a) with, and add as “Lenders” under this Agreement in place thereof, one or more Replacement Lenders as provided in Section 2.13; provided that each of such Replacement Lenders shall enter into an Assignment and Assumption Agreement pursuant to which such Replacement Lender shall, effective as of a closing date selected by the Administrative Agent in consultation with the Company (which shall occur on the same date as the effectiveness of the Extension as to the Lenders which have consented thereto pursuant to Section 2.19(a)), undertake the Revolving Loan Commitment of such Replaced Lender (and, if any such Replacement Lender is already a Lender, its Revolving Loan Commitment shall be in addition to such Lender’s Revolving Loan Commitment hereunder on such date).
(c)    The Extension shall be subject to the following:
(i)    except as to interest rates, utilization fees, unused fees and final maturity, the Revolving Loan Commitment of any Lender extended pursuant to the Extension (the “Extended Revolving Loan Commitment”), and the related outstandings, shall be a Revolving Loan Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Loan Commitments (and related outstandings); provided that, subject to the provisions of ~~Sections~~Section 3.07 ~~and 2.01(f)~~ to the extent dealing with ~~Swingline Loans and~~ Letters of Credit which mature or expire after the Initial Maturity Date, all ~~Swingline Loans and~~ Letters of Credit shall be participated in on a pro rata basis by all Lenders with Revolving Loan Commitments and/or Extended Revolving Loan Commitments in accordance with their RL Percentages (and except as provided in ~~Sections~~Section 3.07 ~~and 2.01(f)~~, without giving effect to changes thereto on the Initial Maturity Date with respect to ~~Swingline Loans and~~ Letters of Credit theretofore incurred or issued) and all borrowings under Revolving Loan Commitments and Extended Revolving Loan Commitments and repayments thereunder shall be made on a pro rata basis (except for (x) payments of interest and fees at different rates on Extended Revolving Loan Commitments (and related outstandings) and (y) repayments required upon any Final Maturity Date of any tranche of Revolving Loan Commitments or Extended Revolving Loan Commitments);
(ii)    if the aggregate principal amount of Revolving Loan Commitments in respect of which Lenders shall have accepted the Extension Offer shall exceed the maximum aggregate principal amount of Revolving Loan Commitments offered to be extended by the Company pursuant to the Extension Offer, then the Revolving Loan Commitments of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted the Extension Offer;
(iii)    all documentation in respect of the Extension shall be consistent with the foregoing, and all written communications by the Company generally directed to the Lenders in connection therewith shall be in form consistent with the foregoing and otherwise reasonably satisfactory to the Administrative Agent; and
(iv)    the Extension shall not become effective unless, on the proposed effective date of the Extension, (x) the Company shall deliver to the Administrative Agent a certificate of an Authorized Officer of each Credit Party dated the applicable date of the Extension and executed by an Authorized Officer of such Credit Party certifying and attaching the resolutions adopted by such Credit Party approving or consenting to such Extension and (y) the conditions set forth in Sections 7.01 and 7.03 shall be satisfied (with all references in such Section to any Credit Event being deemed to be references to the Extension on the applicable date of the Extension) and the Administrative Agent shall have received a certificate to that effect dated the applicable date of the Extension and executed by an Authorized Officer of the Company.

(d)    With respect to the Extension consummated by the Company pursuant to this Section 2.19, (i) the Extension shall not constitute voluntary or mandatory payments or prepayments for purposes of this Agreement (including Section 5.01, 5.02, 5.03, 13.02 or 13.06)~~,~~ and (ii) if the amount extended is less than the Maximum Letter of Credit Amount, the Maximum Letter of Credit Amount shall be reduced upon the date that is five Business Days prior to the Initial Maturity Date (to the extent needed so that the Maximum Letter of Credit Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the Initial Maturity Date), and, if applicable, the Company shall cash collateralize obligations under any issued Letters of Credit with a termination date (taking into account any possible extensions thereof) later than five Business Days prior to the Initial Maturity Date in an amount equal to 105% of the Stated Amount of such Letters of Credit that are in excess of the proposed reduced Maximum Letter of Credit Amount~~, and (iii) if the amount extended is less than the Maximum Swingline Amount, the Maximum Swingline Amount shall be reduced upon the date that is five Business Days prior to the Initial Maturity Date (to the extent needed so that the Maximum Swingline Amount does not exceed the aggregate Revolving Loan Commitments which would be in effect after the Initial Maturity Date), and, if applicable, the Company shall prepay any outstanding Swingline Loans in excess of the Maximum Swingline Amount that is then in effect~~. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.19 (including, for the avoidance of doubt, payment of any interest or fees in respect of any Extended Revolving Loan Commitments on such terms as may be set forth in the Extension Offer) and hereby waive the requirements of any provision of this Agreement (including Section 5.01, 5.02, 5.03, 13.02 or 13.06) or any other Credit Document that may otherwise prohibit the Extension or any other transaction contemplated by this Section 2.19; provided that such consent shall not be deemed to be an acceptance of the Extension Offer.
(e)    The Lenders hereby irrevocably authorize the Administrative Agent on behalf of all of the Lenders to enter into amendments to this Agreement and the other Credit Documents with the Credit Parties as may be necessary in order establish new tranches in respect of Revolving Loan Commitments so extended and such amendments as may be necessary in connection with the establishment of such new tranches, in each case on terms consistent with this Section 2.19 and without any requirement of additional consent by any Lender. Without limiting the foregoing, in connection with the Extension, the respective parties shall (at the expense of the Credit Parties) amend (and the Administrative Agent is hereby authorized to amend) any Credit Document that has a maturity date prior to the Extended Final Maturity Date so that such maturity date is extended to the Extended Final Maturity Date (or such later date as may be advised by local counsel to the Administrative Agent).
(f)    In connection with the Extension, the Company shall provide the Administrative Agent at least 10 Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures, if any, as may be reasonably established by, or reasonably acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.19.
Section 3.    Letters of Credit.
3.01.    Letters of Credit. (a)(A) Subject to and upon the terms and conditions set forth herein, a Borrower may request that an Issuing Lender issue, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, (i) in the case of a request for a Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers, and (ii) in the case of a request for a Letter of Credit by a Canadian Borrower, for the joint and several account of the Canadian Borrowers, for the benefit of (x) any holder (or any trustee, agent or other similar representative for any such holders) of L/C Supportable Obligations, an irrevocable standby letter of credit, in a form customarily used by such

Issuing Lender or in such other form as is reasonably acceptable to such Issuing Lender, and (y) sellers of goods to the Company or any of its Subsidiaries, an irrevocable trade letter of credit, in a form customarily used by such Issuing Lender or in such other form as has been approved by such Issuing Lender (each such letter of credit, a “Letter of Credit” and, collectively, the “Letters of Credit”) (although without limiting the joint and several nature of the U.S. Borrowers’ or the Canadian Borrowers’ obligations, as the case may be, in respect of the Letters of Credit, any particular Letter of Credit may name only one or more of the U.S. Borrowers or the Canadian Borrowers, as the case may be, as the applicant or obligor therein and, at the direction of such respective Borrower(s), may be issued for the benefit of, or on behalf of, one or more Wholly-Owned Subsidiaries of the Company). All Letters of Credit shall be issued on an “at sight” basis only.
(B)    Schedule 3.01(a) contains a description of certain letters of credit that were previously issued by an Issuing Lender for the account of a Borrower pursuant to other letter of credit facilities and which remain outstanding on the Effective Date and which will be deemed issued under this Agreement (and setting forth, with respect to each such letter of credit, (i) the name of the Issuing Lender, (ii) the letter of credit number, (iii) the name(s) of the account party or account parties, (iv) the stated amount, (v) the currency in which the letter of credit is denominated, (vi) the name of the beneficiary, (vii) the expiry date and (viii) whether such letter of credit constitutes a standby letter of credit or a trade letter of credit. Each such letter of credit, including any extension or renewal thereof in accordance with the terms thereof and hereof (each, as amended from time to time in accordance with the terms thereof and hereof, an “Existing Letter of Credit”), shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued on the Effective Date. Each Existing Letter of Credit shall be deemed to have been issued for the account of the respective Borrowers specified on Schedule 3.01(a).
(b)    Subject to and upon the terms and conditions set forth herein, each Issuing Lender agrees that it will, at any time and from time to time on and after the Effective Date and prior to the Final Maturity Date, following its receipt of the respective Letter of Credit Request, issue for (i) in the case of a request for a Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers, and (ii) in the case of a request for a Letter of Credit by a Canadian Borrower, for the joint and several account of the Canadian Borrowers, one or more Letters of Credit as are permitted to remain outstanding hereunder without giving rise to a Default or an Event of Default; provided that no Issuing Lender shall be under any obligation to issue any Letter of Credit of the types described above if at the time of such issuance:
(i)    (x) any order, judgment or decree of any Governmental Authority or arbitrator shall purport by its terms to enjoin or restrain such Issuing Lender from issuing such Letter of Credit or any requirement of law applicable to such Issuing Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Lender shall prohibit, or request that such Issuing Lender refrain from, the issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Issuing Lender with respect to such Letter of Credit any restriction or reserve or capital or liquidity requirement (for which such Issuing Lender is not otherwise compensated hereunder) not in effect with respect to such Issuing Lender on the date hereof, (y) the issuance of such Letter of Credit shall contradict any internal policy of such Issuing Lender, or (z) any unreimbursed loss, cost or expense which was not applicable or in effect with respect to such Issuing Lender as of the date hereof and which such Issuing Lender reasonably and in good faith deems material to it; or
(ii)    such Issuing Lender shall have received from any Borrower, any other Credit Party or the Required Lenders prior to the issuance of such Letter of Credit notice of the type described in the second sentence of Section 3.03(b).

3.02.    Maximum Letter of Credit Outstandings; Currencies; Final Maturities; Collateralized Letters of Credit. (a)  Notwithstanding anything to the contrary contained in this Agreement:
(i)    no Letter of Credit shall be issued (or required to be issued) if the Stated Amount of such Letter of Credit, when added to the Letter of Credit Outstandings (exclusive of Unpaid Drawings which are repaid on the date of, and prior to the issuance of, the respective Letter of Credit) at such time would exceed $~~150,000,000~~200,000,000 (the “Maximum Letter of Credit Amount”);
(ii)     no Letter of Credit shall be issued (or required to be issued) at any time when the Aggregate Exposure exceeds (or would after giving effect to such issuance exceed) the Total Revolving Loan Commitment at such time;
(iii)    no Letter of Credit shall be issued (or required to be issued) for the account of a U.S. Borrower at any time when the Aggregate U.S. Borrower Exposure exceeds (or would after giving effect to such issuance exceed) the U.S. Borrowing Base at such time;
(iv)    no Letter of Credit shall be issued (or required to be issued) for the account of a Canadian Borrower at any time when the Aggregate Canadian Borrower Exposure exceeds (or would after giving effect to such issuance exceed) the lesser of (x) the Canadian Borrowing Base at such time and (y) the Canadian Sub-Limit then in effect;
(v)    each Letter of Credit issued at the request of a Borrower shall be denominated in the respective Available Currency for such Borrower;
(vi)    each Letter of Credit shall by its terms terminate on or before the earlier of (i) the date which occurs 12 months after the date of the issuance thereof or such longer period as may be acceptable to the respective Issuing Lender (although any such standby Letter of Credit may be extendible for successive periods of up to 12 months, but, in each case, not beyond the fifth Business Day prior to the Final Maturity Date, on terms acceptable to the respective Issuing Lender unless cash collateralized, prior to the issuance of such Letter of Credit, in an amount equal to 105% of the Stated Amount of such Letter of Credit in a manner reasonably acceptable to the respective Issuing Lender) and (ii) five Business Days prior to the Final Maturity Date unless cash collateralized, prior to the issuance of such Letter of Credit, in an amount equal to 105% of the Stated Amount of such Letter of Credit in a manner reasonably acceptable to the respective Issuing Lender; and
(vii)    no Letter of Credit shall be issued (or required to be issued) by any particular Issuing Lender if the aggregate Letter of Credit Outstandings for such Issuing Lender (after giving effect to the requested Letter of Credit) would exceed the Issuing Lender Sublimit for such Issuing Lender.
(b)    At any time, and from time to time, upon notice to the Administrative Agent, the Company shall be permitted, so long as no Loans are outstanding, to provide cash collateral in respect of any or all of the then outstanding Letters of Credit (each such Letter of Credit, a “Collateralized Letter of Credit”) in an amount equal to 105% of the Stated Amount of such Letters of Credit in a manner reasonably acceptable to the Administrative Agent and the respective Issuing Lender and, solely for purposes of determining whether a Compliance Period exists at such time, the undrawn Stated Amount of such Collateralized Letters of Credit shall be excluded from the calculation of Letter of Credit Outstandings for purposes of calculating the Aggregate Exposure and Excess Availability at such time. At any time that no Default or Event of Default has occurred and is continuing, the Company may request that the cash collateral provided in respect of the Collateralized Letters of Credit be released and, upon such release, such Letters of Credit will again be included in the calculation of Letter of Credit Outstandings for all purposes of calculating the Aggregate Exposure and Excess Availability. Furthermore, to the extent that any Borrower thereafter desires to incur Loans hereunder or have additional Letters of Credit issued hereunder (or increase the Stated Amount of any then outstanding Letter of Credit) as permitted by Section 7.04, all Collateralized Letters of Credit will again be included in the calculation of Letter of Credit Outstandings for all purposes of calculating the Aggregate Exposure and Excess Availability.
3.03.    Letter of Credit Requests. (a)  Whenever a Borrower desires that a Letter of Credit be issued for (i) in the case of a request for a Letter of Credit by a U.S. Borrower, for the joint and several account of the U.S. Borrowers, and (ii) in the case of a request for a Letter of Credit by a Canadian Borrower, for the joint and several account of the Canadian Borrowers, such Borrower shall give the respective Issuing Lender (with a copy to the Administrative Agent) at least two Business Days’ (or such shorter period as is acceptable to such Issuing Lender) written notice thereof (including by way of facsimile or electronic mail). Each notice shall be in the form of Exhibit C, appropriately completed (each, a “Letter of Credit Request”), and shall be accompanied by the respective Issuing Lender’s customary application and documentation, if any, to the extent required by such Issuing Lender.
(b)    The making of each Letter of Credit Request shall be deemed to be a representation and warranty by such requesting Borrower to the Lenders that such Letter of Credit may be issued in accordance with, and will not violate the requirements of, Section 3.02. Unless the respective Issuing Lender has received notice from the Administrative Agent, any Borrower, any other Credit Party or the Required Lenders before it issues a Letter of Credit that one or more of the conditions specified in Section 6 or 7 are not then satisfied, or that the issuance of such Letter of Credit would violate Section 3.02, then such Issuing Lender shall, subject to the terms and conditions of this Agreement, issue the requested Letter of Credit for the account of such Borrower in accordance with such Issuing Lender’s usual and customary practices. Upon the issuance of or modification or amendment to any standby Letter of Credit, each Issuing Lender shall promptly notify the Borrower to be named as account party therein and the Administrative Agent, in writing of such issuance, modification or amendment and such notice shall be accompanied by a copy of such Letter of Credit or the respective modification or amendment thereto, as the case may be. Promptly after receipt of such notice the Administrative Agent shall notify the Participants, in writing, of such issuance, modification or amendment. On the first Business Day of each week, each Issuing Lender shall furnish the Administrative Agent with a written (including via facsimile) report of the daily aggregate outstandings of trade Letters of Credit issued by such Issuing Lender for the immediately preceding week.
3.04.    Letter of Credit Participations.  (a)  Immediately upon the issuance by an Issuing Lender of any Letter of Credit, such Issuing Lender shall be deemed to have sold and transferred to each Lender, and each such Lender (in its capacity under this Section 3.04, a “Participant”) shall be deemed irrevocably and unconditionally to have purchased and received from such Issuing Lender, without recourse or warranty, an undivided interest and participation, to the extent of such Participant’s RL Percentage, in such Letter of Credit, each drawing or payment made thereunder and the obligations of the U.S. Borrowers or the Canadian Borrowers, as the case may be, under this Agreement with respect thereto, and any security therefor or guaranty pertaining thereto. Upon any change in the Revolving Loan Commitments or RL Percentages of the Lenders pursuant to Section 2.13, 2.14, 2.15 or 13.04(b), it is hereby agreed that, with respect to all outstanding Letters of Credit and Unpaid Drawings relating thereto, there shall be an automatic adjustment to the participations pursuant to this Section 3.04 to reflect the new RL Percentages of the assignor and assignee Lender, as the case may be.
(b)    In determining whether to pay under any Letter of Credit, no Issuing Lender shall have any obligation relative to the other Lenders other than to confirm that any documents required to be delivered under such Letter of Credit appear to have been delivered and that they appear to substantially comply on their face with the requirements of such Letter of Credit. Any action taken or omitted to be taken by an Issuing Lender under or in connection with any Letter of Credit issued by it shall not create for such Issuing Lender any resulting liability to any Borrower, any other Credit Party, any Lender or any other Person unless such action is taken or omitted to be taken with gross negligence or willful misconduct on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(c)    In the event that an Issuing Lender makes any payment under any Letter of Credit issued by it and the U.S. Borrowers or the Canadian Borrowers, as applicable, shall not have reimbursed such amount in full to such Issuing Lender pursuant to Section 3.05(a), such Issuing Lender shall promptly notify the Administrative Agent, which shall promptly notify each Participant of such failure, and each Participant shall promptly and unconditionally pay to such Issuing Lender the amount of such Participant’s RL Percentage of such unreimbursed payment in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent of such unreimbursed payment, as determined by the Issuing Lender on the date on which such unreimbursed payment was made by such Issuing Lender) and in same day funds. If the Administrative Agent so notifies, prior to 12:00 Noon (New York City time) on any Business Day, any Participant required to fund a payment under a Letter of Credit, such Participant shall make available to the respective Issuing Lender in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) such Participant’s RL Percentage of the amount of such payment on such Business Day in same day funds. If and to the extent such Participant shall not have so made its RL Percentage of the amount of such payment available to the respective Issuing Lender, such Participant agrees to pay to such Issuing Lender, forthwith on demand such amount, together with interest thereon, for each day from such date until the date such amount is paid to such Issuing Lender at the overnight Federal Funds Rate (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, at the respective Issuing Lender’s customary rate for interbank advances) for the first three days and at the interest rate applicable to U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans for each day thereafter. The failure of any Participant to make available to an Issuing Lender its RL Percentage of any payment under any Letter of Credit issued by such Issuing Lender shall not relieve any other Participant of its obligation hereunder to make available to such Issuing Lender its RL Percentage of any payment under any Letter of Credit on the date required, as specified above, but no Participant shall be responsible for the failure of any other Participant to make available to such Issuing Lender such other Participant’s RL Percentage of any such payment.
(d)    Whenever an Issuing Lender receives a payment of a reimbursement obligation as to which it has received any payments from the Participants pursuant to clause (c) above, such Issuing Lender shall pay to each such Participant which has paid its RL Percentage thereof, in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent thereof) and in same day funds, an amount equal to such Participant’s share (based upon the proportionate aggregate amount originally funded by such Participant to the aggregate amount funded by all Participants) of the principal amount of such reimbursement obligation and interest thereon accruing after the purchase of the respective participations.
(e)    Upon the request of any Participant, each Issuing Lender shall furnish to such Participant copies of any standby Letter of Credit issued by it and such other documentation as may reasonably be requested by such Participant.
(f)    The obligations of the Participants to make payments to each Issuing Lender with respect to Letters of Credit shall be irrevocable and not subject to any qualification or exception whatsoever and shall be made in accordance with the terms and conditions of this Agreement under all circumstances, including, without limitation, any of the following circumstances:
(i)    any lack of validity or enforceability of this Agreement or any of the other Credit Documents;
(ii)    the existence of any claim, setoff, defense or other right which the Company or any of its Subsidiaries may have at any time against a beneficiary named in a Letter of Credit, any transferee of any Letter of Credit (or any Person for whom any such transferee may be acting), the Administrative Agent, any Participant, or any other Person, whether in connection with this Agreement, any Letter of Credit, the transactions contemplated herein or any unrelated transactions (including any underlying transaction between the Company or any Subsidiary of the Company and the beneficiary named in any such Letter of Credit);
(iii)    any draft, certificate or any other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(iv)    the surrender or impairment of any security for the performance or observance of any of the terms of any of the Credit Documents; or
(v)    the occurrence of any Default or Event of Default, or the failure of any of the other conditions specified in Section 6 or 7 to be ~~saistifed~~satisfied.
3.05.    Agreement to Repay Letter of Credit Drawings. (a)  (i) Each U.S. Borrower, in the case of a Letter of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Canadian Borrower, in the case of a Letter of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to reimburse each Issuing Lender, by making payment to the Administrative Agent in U.S. Dollars (or, in the case of any unreimbursed payment made in a currency other than U.S. Dollars, the U.S. Dollar Equivalent of such payment or disbursement as determined by the respective Issuing Lender on the date of such payment or disbursement) in immediately available funds at the Payment Office, for any payment or disbursement made by such Issuing Lender under any Letter of Credit issued by it for the account of any U.S. Borrower or any Canadian Borrower, as applicable (each such amount (or the U.S. Dollar Equivalent thereof, as the case may be), so paid until reimbursed by such U.S. Borrower or such Canadian Borrower, as applicable, an “Unpaid Drawing”), not later than one Business Day following receipt by any U.S. Borrower or any Canadian Borrower, as the case may be, of notice of such payment or disbursement (provided that no such notice shall be required to be given if a Default or an Event of Default under Section 11.05 shall have occurred and be continuing, in which case the Unpaid Drawing shall be due and payable immediately without presentment, demand, protest or notice of any kind (all of which are hereby waived by the Borrowers)), with interest on the amount so paid or disbursed by such Issuing Lender, to the extent not reimbursed prior to 12:00 Noon (New York City time) on the date of such payment or disbursement from and including the date paid or disbursed to but excluding the date such Issuing Lender was reimbursed by any U.S. Borrower or any Canadian Borrower, as applicable, at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin as in effect from time to time for U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans; provided, however, to the extent such amounts are not reimbursed prior to 12:00 Noon (New York City time) on the third Business Day following the receipt by any U.S. Borrower or any Canadian Borrower, as applicable, of notice of such payment or disbursement or following the occurrence of a Default or an Event of Default under Section 11.05, interest shall thereafter accrue on the amounts so paid or disbursed by such Issuing

Lender (and until reimbursed by any U.S. Borrower or any Canadian Borrower, as applicable) at a rate per annum equal to the Base Rate as in effect from time to time plus the Applicable Margin for U.S. Dollar Denominated Revolving Loans that are maintained as Base Rate Loans as in effect from time to time plus 2%, with such interest to be payable on demand. Each Issuing Lender shall give the applicable U.S. Borrowers or Canadian Borrowers, as the case may be, prompt written notice of each Drawing under any Letter of Credit issued by it for the account of such U.S. Borrowers or Canadian Borrowers, as the case may be; provided that the failure to give any such notice shall in no way affect, impair or diminish the obligations of any such Borrower to reimburse such Unpaid Drawing. Each Drawing under any Letter of Credit shall (unless (x) the Company notifies the Administrative Agent in writing to the contrary, (y) the Borrowers are unable to satisfy the conditions precedent to the making of Revolving Loans set forth in Section 7, or (z) (i) with respect to Drawings under Letters of Credit issued for the account of any U.S. Borrower, the Aggregate U.S. Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time, (ii) with respect to Drawings under Letters of Credit issued for the account of any Canadian Borrower, the Aggregate Canadian Borrower Exposure at such time exceeds the lesser of (A) 100% (or, during an Agent Advance Period, 105%) of the Canadian Borrowing Base at such time and (B) the Canadian Sub-Limit then in effect or (iii) the Aggregate Exposure at such time exceeds the Total Revolving Loan Commitment at such time, in which case the procedures specified above in this Section 3.05 and in Section 3.04 for funding by the Participants shall apply) constitute a request by the applicable Borrower to the Administrative Agent for a Borrowing of Revolving Loans pursuant to Section 2.03(a) constituting Base Rate Loans ~~(or, at the option of the Administrative Agent and the Swingline Lender in their sole discretion, a Borrowing of Swingline Loans pursuant to Section 2.03(b))~~ in the amount of such Drawing, and the date with respect to such Borrowing shall be the date of payment of the relevant Drawing (it being understood that, in each such case, the Administrative Agent shall notify the Lenders ~~(or the Swingline Lender, as applicable)~~ thereof and the Lenders ~~(or the Swingline Lender, as applicable)~~ shall make available to the Administrative Agent their pro rata portion of such Borrowing ~~(or, in the case of Swingline Loans, the Swingline Lender will make available the full amount thereof)~~ and the proceeds thereof shall be applied to reimburse the respective Issuing Lender for such Drawing).
(b)    The joint and several obligations of the U.S. Borrowers or the Canadian Borrowers, as the case may be, under this Section 3.05 to reimburse each Issuing Lender with respect to drafts, demands and other presentations for payment under Letters of Credit issued by it (each, a “Drawing”) (including, in each case, interest thereon) shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment which the Company, any other Borrower or any other Subsidiary of the Company may have or have had against any Lender (including in its capacity as an Issuing Lender or as a Participant), including, without limitation, any defense based upon the failure of any drawing under a Letter of Credit to conform to the terms of the Letter of Credit or any nonapplication or misapplication by the beneficiary of the proceeds of such Drawing; provided, however, that no Borrower shall be obligated to reimburse any Issuing Lender for any wrongful payment made by such Issuing Lender under a Letter of Credit issued by it as a result of acts or omissions constituting willful misconduct or gross negligence on the part of such Issuing Lender (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(c)    If any Lender becomes a Defaulting Lender at any time that any Letter of Credit is outstanding, the U.S. Borrowers or the Canadian Borrowers, as applicable, shall enter into Letter of Credit Back-Stop Arrangements with the relevant Issuing Lender or Issuing Lenders no later than two Business Days after the date such Lender becomes a Defaulting Lender to the extent required by Section 2.15(a).
3.06.    Increased Costs. If at any time after the Effective Date, the introduction of or any change in any applicable law, rule, regulation, order, guideline or request or in the interpretation or administration thereof by the NAIC or any Governmental Authority charged with the interpretation or administration thereof, or compliance by any Issuing Lender or any Participant with any request or directive by the NAIC or by any such Governmental Authority (whether or not having the force of law), shall either (a) impose, modify or make applicable any reserve, deposit, capital adequacy, liquidity or similar requirement against letters of credit issued by any Issuing Lender or participated in by any Participant, or (b) impose on any Issuing Lender or any Participant any other conditions relating, directly or indirectly, to this Agreement or any Letter of Credit; and the result of any of the foregoing is to increase the cost to any Issuing Lender or any Participant of issuing, maintaining or participating in any Letter of Credit, or reduce the amount of any sum received or receivable by any Issuing Lender or any Participant hereunder or reduce the rate of return on its capital with respect to Letters of Credit (except for Taxes that are indemnified under Section 5.04 or that would be indemnified under Section 5.04 but for an applicable exclusion thereunder, and the imposition of, or any change in the rate of, any Excluded Tax payable by such Lender), then, within 10 days after the delivery of the certificate referred to below to the Borrowers by any Issuing Lender or any Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), the U.S. Borrowers (jointly and severally) and the Canadian Borrowers (jointly and severally) agree to pay to such Issuing Lender or such Participant such additional amount or amounts as will compensate such Issuing Lender or such Participant for such increased cost or reduction in the amount receivable or reduction on the rate of return on its capital. Any Issuing Lender or any Participant, upon determining that any additional amounts will be payable to it pursuant to this Section 3.06, will give prompt written notice thereof to the Borrowers, which notice shall include a certificate submitted to the Borrowers by such Issuing Lender or such Participant (a copy of which certificate shall be sent by such Issuing Lender or such Participant to the Administrative Agent), setting forth in reasonable detail the basis for the calculation of such additional amount or amounts necessary to compensate such Issuing Lender or such Participant; provided that the Borrowers shall not be required to compensate any Issuing Lender or Participant pursuant to this Section 3.06 for any increased costs or reductions incurred more than 180 days prior to the date that such Issuing Lender or Participant notifies the Company of the change giving rise to such increased costs or reductions and of such Issuing Lender’s or Participant’s intention to claim compensation therefor; provided, further, that, if the change giving rise to such increased costs or reductions is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof. The certificate required to be delivered pursuant to this Section 3.06 shall, absent manifest error, be final and conclusive and binding on the Borrowers. Notwithstanding anything to the contrary in this Section 3.06, it shall be a condition to an Issuing Lender’s or Participant’s exercise of its rights, if any, under this Section 3.06 that such Issuing Lender or Participant shall generally be exercising its rights with respect to similarly situated borrowers under similar provisions in comparable syndicated credit facilities to which it is a party to the extent contractually permitted to do so and allowed to do so under applicable law.
3.07.    Extended Revolving Loan Commitments. If the Initial Maturity Date shall have occurred at a time when Extended Revolving Loan Commitments are in effect, then such Letters of Credit shall automatically be deemed to have been issued (including for purposes of the obligations of the Lenders to purchase participations therein and to make payments in respect thereof pursuant to Sections 3.04 and 3.05) under (and ratably participated in by Lenders under the applicable tranche pursuant to) the Extended Revolving Loan Commitments up to an aggregate amount not to exceed the aggregate principal amount of the unutilized Extended Revolving Loan Commitments thereunder at such time (it being understood that no partial face amount of any Letter of Credit may be so reallocated). Except to the extent of reallocations of participations pursuant to the prior sentence, the occurrence of the Initial Maturity Date shall have no effect upon (and shall not diminish) the percentage participations of the Lenders under the Revolving Loan Commitments in any Letter of Credit issued before the Initial Maturity Date.

3.08.    Conflict. In the event of any conflict between the terms hereof and the terms of any Letter of Credit application required by an Issuing Lender (or any other document, agreement and instrument entered into by an Issuing Lender and any Borrower or in favor of an Issuing Lender and relating to any such Letter of Credit) or such application, document, agreement or instrument imposes materially more burdensome representations or covenants than those contained in Section 8, 9 or 10, the terms hereof shall control.
SECTION 4.    Commitment Commission; Fees; Reductions of Commitment.
4.01.    Fees. (a)   The U.S. Borrowers jointly and severally agree to pay to the Administrative Agent for distribution to each Non-Defaulting Lender a commitment commission (the “Commitment Commission”) for the period from and including the Effective Date to but excluding the Final Maturity Date (or such earlier date on which the Total Revolving Loan Commitment has been terminated) computed at a rate per annum equal to the Applicable Commitment Commission Percentage of the Unutilized Revolving Loan Commitment of such Non-Defaulting Lender as in effect from time to time. Accrued Commitment Commission shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the date upon which the Total Revolving Loan Commitment is terminated.
(b)    (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Canadian Borrower, in the case of the Letters of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to the Administrative Agent for distribution to each Lender (based on each such Lender’s respective RL Percentage) a fee in respect of each Letter of Credit issued for the account of such U.S. Borrower or such Canadian Borrower, as applicable (the “Letter of Credit Fee”), for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to the Applicable Margin as in effect from time to time during such period with respect to Revolving Loans that are maintained as LIBOR Loans (with respect to U.S. Borrowers) or BA Rate Loans (with respect to Canadian Borrowers) (in either case, whether or not any such Revolving Loans are outstanding at such time) on the daily Stated Amount of each such Letter of Credit. Accrued Letter of Credit Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and on the first day on or after the termination of the Total Revolving Loan Commitment upon which no Letters of Credit remain outstanding.
(c)    (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Canadian Borrower, in the case of the Letters of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, a facing fee in respect of each Letter of Credit issued by it (the “Facing Fee”) for the period from and including the date of issuance of such Letter of Credit to and including the date of termination or expiration of such Letter of Credit, computed at a rate per annum equal to 1/8 of 1% on the daily Stated Amount of such Letter of Credit. Accrued Facing Fees shall be due and payable quarterly in arrears on each Quarterly Payment Date and upon the first day on or after the termination of the Total Revolving Loan Commitment, upon which no Letters of Credit remain outstanding.
(d)    (i) Each U.S. Borrower, in the case of the Letters of Credit issued for the account of a U.S. Borrower, hereby jointly and severally agrees, and (ii) each Canadian Borrower, in the case of the Letters of Credit issued for the account of a Canadian Borrower, hereby jointly and severally agrees, in each case, to pay to each Issuing Lender, for its own account, upon each payment under, issuance of, or amendment to, any Letter of Credit issued by it for the account of such U.S. Borrower or such Canadian

Borrower, as applicable, such amount as shall at the time of such event be the administrative charge and the reasonable expenses which such Issuing Lender is generally imposing in connection with such occurrence with respect to letters of credit.
(e)    ~~Each Canadian Borrower hereby jointly and severally agrees to pay Drawing Fees at the time of the incurrence (by way of acceptance, purchase or otherwise) of each Bankers’ Acceptance Loan~~[Reserved].
(f)    The applicable Borrowers agree to pay to each Agent such fees as may have been, or are hereafter, agreed to in writing from time to time by the Company or any of its Subsidiaries and such Agent on the basis and to the extent set forth therein.
4.02.    Voluntary Termination of Revolving Loan Commitments. (a) Upon at least three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), the Borrowers shall have the right, subject to the requirements of Section 5.02(a), at any time or from time to time, without premium or penalty to terminate the Total Revolving Loan Commitment in whole, or reduce it in part, pursuant to this Section 4.02(a), in an integral multiple of $1,000,000 in the case of partial reductions to the Total Revolving Loan Commitment; provided that (i) each such reduction shall apply proportionately to permanently reduce the Revolving Loan Commitment of each Lender and (ii) in the case of any partial reduction, after giving effect to such reduction ~~(x)~~ the aggregate amount of the Letter of Credit Outstandings shall not exceed the Maximum Letter of Credit Amount and (~~y) the aggregate principal amount of Swingline Loans then outstanding shall not exceed the Maximum Swingline Amount and (~~iii) in the case of any termination of the Total Revolving Loan Commitment in whole, the applicable Borrower or Borrowers shall have provided cash collateral to the respective Issuing Lender or Lenders in an amount equal to 105% of the undrawn Stated Amount of all outstanding Letters of Credit in a manner reasonably acceptable to the respective Issuing Lender. Notwithstanding the foregoing, any such notice of termination delivered pursuant to this Section 4.02(a) in connection with any refinancing or other capital raising transaction, the commitments of which are intended to replace the Total Revolving Loan Commitment in whole, may, if expressly so stated to be, contingent upon the consummation of such refinancing or other transaction and may be revoked by the Borrowers in the event such refinancing or other transaction is not consummated.
(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers shall have the right, subject to obtaining the consents required by Section 13.12(b), upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), to terminate the entire Revolving Loan Commitment of such Lender, so long as all Loans, together with accrued and unpaid interest, Fees and all other amounts, owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) are repaid concurrently with the effectiveness of such termination (at which time Schedule 1.01(a) shall be deemed modified to reflect such changed amounts) and such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders for so long as such Letter of Credit Exposure is outstanding (it being understood that, for purposes of clarity, at the request of the Company, upon a determination by the Administrative Agent or the respective Issuing Lenders that there exists cash collateral in excess of such Lender’s RL Percentage of such Letter of Credit Exposure, such excess cash collateral may be returned to the applicable Borrowers so long as no Default or Event of Default then exists or would result therefrom), and at such time such Lender shall no longer constitute a “Lender” for purposes of this Agreement, except with respect to indemnifications under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such repaid Lender.
4.03.    Mandatory Reduction of Commitments. The Total Revolving Loan Commitment (and the Revolving Loan Commitment of each Lender) shall terminate in its entirety upon the Final Maturity Date.
SECTION 5.    Prepayments; Payments; Taxes.
5.01.    Voluntary Prepayments. (a)  Each Borrower shall have the right to prepay the Loans made to such Borrower, without premium or penalty, in whole or in part at any time and from time to time on the following terms and conditions: (i) such Borrower shall give the Administrative Agent prior to 11:00 A.M. (New York City time) at the Notice Office (A) at least one Business Day’s prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay Base Rate Loans ~~(or same day notice in the case of a prepayment of U.S. Dollar Denominated Swingline Loans)~~ or Canadian Prime Rate Loans ~~(or same day notice in the case of a prepayment of Canadian Dollar Denominated Swingline Loans)~~ and (B) at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing) of its intent to prepay LIBOR Loans or BA Rate Loans, which notice (in each case) shall specify ~~whether Revolving Loans or Swingline Loans shall be prepaid, the~~the amount of such prepayment and the Types of Loans to be prepaid and, in the case of LIBOR Loans or BA Rate Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans or BA Rate Loans, as applicable, were made, and which notice the Administrative Agent shall~~, except in the case of a prepayment of Swingline Loans,~~ promptly transmit to each of the Lenders; (ii~~) (x~~) each partial prepayment of Revolving Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $250,000 (or the U.S. Dollar Equivalent thereof in the case of Canadian Dollar Denominated Revolving Loans or, in either case, such lesser amount as is acceptable to the Administrative Agent) ~~and (y) each partial prepayment of Swingline Loans pursuant to this Section 5.01(a) shall be in an aggregate principal amount of at least $100,000 (or the U.S. Dollar Equivalent thereof in the case of Canadian Dollar Denominated Swingline Loans or, in either case, such lesser amount as is acceptable to the Administrative Agent in any given case)~~; provided that if any partial prepayment of LIBOR Loans or BA Rate Loans, as the case may be, made pursuant to any Borrowing shall reduce the outstanding principal amount of LIBOR Loans or BA Rate Loans, as applicable, made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, then such Borrowing may not be continued as a Borrowing of LIBOR Loans or BA Rate Loans, as applicable (and same shall automatically be converted into a Borrowing of Base Rate Loans~~)~~ or Canadian Prime Rate Loans, as applicable), and any election of an Interest Period with respect thereto given by the applicable Borrower shall have no force or effect; and (iii) each prepayment pursuant to this Section 5.01(a) in respect of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among such Revolving Loans ~~and (iv) prepayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the underlying Bankers’ Acceptances or B/A Equivalent Notes, as the case may be~~; provided that at the Borrower’s election in connection with any prepayment of Revolving Loans pursuant to this Section 5.01(a), such prepayment shall not, so long as no Default or Event of Default then exists, be applied to any Revolving Loan of a Defaulting Lender. Notwithstanding the foregoing, any such notice of prepayment delivered pursuant to this Section 5.01(a) (which is accompanied by a notice of termination of the Total Revolving Loan Commitment delivered pursuant to Section 4.02(a)) in connection with any refinancing or other capital raising transaction, the proceeds of which are intended to be applied to the permanent repayment of all of the Loans and the termination of the Total Revolving Loan Commitment may, if expressly so stated to be, contingent upon the consummation of such refinancing or other transaction and may be revoked by the Borrowers in the event such refinancing or other transaction is not consummated.

(b)    In the event of certain refusals by a Lender to consent to certain proposed changes, waivers, discharges or terminations with respect to this Agreement which have been approved by the Required Lenders as (and to the extent) provided in Section 13.12(b), the Borrowers may, upon three Business Days’ prior written notice to the Administrative Agent at the Notice Office (which notice the Administrative Agent shall promptly transmit to each of the Lenders), repay all Revolving Loans of such Lender, together with accrued and unpaid interest, Fees and all other amounts then owing to such Lender (including all amounts, if any, owing pursuant to Section 2.11) in accordance with, and subject to the requirements of Section 13.12(b), so long as (i) in the case of the repayment of Revolving Loans of any Lender pursuant to this clause (b), (A) the Revolving Loan Commitment of such Lender is terminated concurrently with such repayment pursuant to Section 4.02(b) (at which time Schedule 1.01(a) shall be deemed modified to reflect the changed Revolving Loan Commitments) and (B) such Lender’s RL Percentage of all outstanding Letters of Credit is cash collateralized in a manner reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders for so long as such Letter of Credit Exposure is outstanding (it being understood that, for purposes of clarity, at the request of the Company, upon a determination by the Administrative Agent or the respective Issuing Lenders that there exists cash collateral in excess of such Lender’s RL Percentage of such Letter of Credit Exposure, such excess cash collateral may be returned to the applicable Borrowers so long as no Default or Event of Default then exists or would result therefrom) and (ii) the consents, if any, required by Section 13.12(b) in connection with the repayment pursuant to this clause (b) shall have been obtained.
5.02.    Mandatory Repayments; Cash Collateralization. (a) (i) On any day on which any one or more of the following conditions shall exist, the Borrowers shall repay the applicable Loans ~~(other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured)~~ and/or cash collateralize outstanding Letters of Credit (in U.S. Dollars or, to the extent any Letter of Credit is denominated in a currency other than U.S. Dollars, in the U.S. Dollar Equivalent thereof) ~~and Bankers’ Acceptance Loans~~ pursuant to clause (iii) below in such amount as may be required to cause such conditions to cease to exist on such day:
(~~v~~w)    the Aggregate U.S. Borrower Exposure at such time exceeds 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time;
(~~w~~x)    the Aggregate Canadian Borrower Exposure at such time exceeds the lesser of (i) 100% (or, during an Agent Advance Period, 105%) of the Canadian Borrowing Base at such time and (ii) the Canadian Sub-Limit then in effect;
(~~x~~y)    the Aggregate Exposure at such time exceeds the Total Revolving Loan Commitment at such time; and/or
~~(y)    the aggregate Swingline Loan Exposure at such time exceeds the Maximum Swingline Amount; and/or~~
(z)    the aggregate Letter of Credit Outstandings at such time exceeds the Maximum Letter of Credit Amount or the aggregate amount of Letter of Credit Outstandings in respect of Letters of Credit issued by a particular Issuing Lender exceeds the Issuing Lender Sublimit for such Issuing Lender.
(ii)    In connection with any repayment and/or cash collateralization required pursuant to Section 5.02(a)(i) on any day, the Borrowers shall first prepay the Loans in the following order:

(A)    in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(~~v~~w) on any day, the U.S. Borrowers shall repay on such day the principal of outstanding U.S. Borrower ~~Swingline Loans and, after all U.S. Borrower Swingline Loans have been repaid in full or if no U.S. Borrower Swingline Loans are outstanding, U.S. Borrower~~ Revolving Loans~~, in each case~~ in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day,
(B)    in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(~~w~~x) on any day, the Canadian Borrowers shall repay on such day the principal of outstanding Canadian Borrower ~~Swingline Loans and, after all Canadian Borrower Swingline Loans have been repaid in full or if no Canadian Borrower Swingline Loans are outstanding, Canadian Borrower Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), in each case~~Revolving Loans in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day, and
~~(C)    in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(x) on any day, the Borrowers shall repay on such day the principal of outstanding Swingline Loans and, after all Swingline Loans have been repaid in full or if no Swingline Loans are outstanding, Revolving Loans (other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured), in each case in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day, and~~
(~~D~~C)    in the case of a repayment and/or cash collateralization required pursuant to Section 5.02(a)(i)(y) on any day, the Borrowers shall repay on such day the principal of outstanding ~~Swingline~~Revolving Loans in such amount as may be required to cause the conditions giving rise to such mandatory repayment requirement to cease to exist on such day.
(iii)    If after giving effect to the prepayment of all Loans ~~(other than Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured)~~ and in the circumstances described in Section 5.02(a)(i)(z), the conditions set forth in Section 5.02(a)(i) continue to exist, the respective Borrowers shall pay to the Administrative Agent at the Payment Office on such day an amount of cash and/or Cash Equivalents equal to 100% of the amount of such excess (or, in the case of a termination of the Total Revolving Loan Commitment, 105% of the amount of such excess), such cash and/or Cash Equivalents to be held as security for all Obligations of the Borrowers to the Issuing Lenders and the Lenders hereunder in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent (and which cash and/or Cash Equivalents may, without limiting the Borrowers’ obligations in respect thereof, be paid to and applied by the Issuing Lenders and/or the Lenders in satisfaction of the Obligations of the Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any Letter of Credit issued for the account of a Borrower ~~or such B/A Instrument on the respective maturity dates thereof~~).
~~(b) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which the Company or any other Credit Party receives any cash proceeds from any Asset Sale of ABL Priority Collateral (other than an Asset Sale or series of related Asset Sales of ABL Priority Collateral where the Net Sale Proceeds therefrom do not exceed $5,000,000), an~~

~~amount equal to 100% of the Net Sale Proceeds therefrom shall be applied within three Business Days thereafter as a mandatory repayment in accordance with the requirements of Sections 5.02(d) and (e); provided, however, that such Net Sale Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Sale Proceeds shall be used to purchase (or commit to purchase) assets used or to be used in the businesses permitted pursuant to Section 10.11 within 365 days following the date of such Asset Sale, and provided, further, that if all or any portion of such Net Sale Proceeds not required to be so applied as provided above in this Section 5.02(b) are not so reinvested within such 365-day period (or if committed to be reinvested pursuant to a legally binding commitment within such 365-day period and not so reinvested within 180 days thereafter) (or such earlier date, if any, as the Company or the relevant Credit Party determines not to reinvest the Net Sale Proceeds from such Asset Sale as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(b) without regard to the preceding proviso.~~
~~(c) In addition to any other mandatory repayments pursuant to this Section 5.02, on each date on or after the Effective Date upon which the Company or any other Credit Party receives any cash proceeds from any Recovery Event in respect of ABL Priority Collateral (other than Recovery Events in respect of ABL Priority Collateral where the Net Insurance Proceeds therefrom are less than $5,000,000), an amount equal to 100% of the Net Insurance Proceeds from such Recovery Event shall be applied within three Business Days thereafter as a mandatory repayment in accordance with the requirements of Sections 5.02(d) and (e); provided, however, that such Net Insurance Proceeds shall not be required to be so applied on such date so long as no Default or Event of Default then exists and such Net Insurance Proceeds shall be used to replace or restore any properties or assets in respect of which such Net Insurance Proceeds were paid (or committed to be paid) or purchase (or commit to purchase) assets used or to be used in the businesses permitted pursuant to Section 10.11, in each case, within 365 days following the date of the receipt of such Net Insurance Proceeds, and provided, further, that if all or any portion of such Net Insurance Proceeds not required to be so applied pursuant to the preceding proviso are not so used within 365 days after the date of the receipt of such Net Insurance Proceeds (or if committed to be so applied pursuant to a legally binding commitment within such 365-day period and not so used within 180 days thereafter) (or such earlier date, if any, as the Company or the relevant Credit Party determines not to reinvest the Net Insurance Proceeds relating to such Recovery Event as set forth above), such remaining portion shall be applied on the last day of such period (or such earlier date, as the case may be) as provided above in this Section 5.02(c) without regard to the immediately preceding proviso.~~
~~(d) Each amount required to be applied pursuant to Sections 5.02(b) and (c) in accordance with this Section 5.02(d) shall be applied (i) first, to repay the outstanding principal amount of Swingline Loans without any reduction in the Total Revolving Loan Commitment, (ii) second, if no Swingline Loans are or remain outstanding, to repay the outstanding principal amount of Revolving Loans (but otherwise subject to Section 5.02(e) in respect of Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured) without any reduction in the Total Revolving Loan Commitment, and (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full and, if an Event of Default then exists, to cash collateralize (on a ratable basis) all outstanding Letters of Credit and Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the applicable Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit or any such Bankers’ Acceptance Loans, as the case may be); provided, however, that such amounts shall be released to the Borrowers from time to time so long as no Default or Event of Default then exists or would~~

~~result therefrom and none of the conditions in clause (iii) of Section 5.02(a) then exist or would result from any such release.~~
(b)    ~~(e)~~ With respect to each repayment of Loans required by this Section 5.02, the Borrowers may designate the Types of Loans which are to be repaid and, in the case of LIBOR Loans or BA Rate Loans, the specific Borrowing or Borrowings pursuant to which such LIBOR Loans or BA Rate Loans were made (subject, in the case of any repayment and/or cash collateralization required by Section 5.02(a), to the order of priorities set forth therein); provided that: (i) repayments of LIBOR Loans or BA Rate Loans pursuant to this Section 5.02 made on a day other than the last day of an Interest Period applicable thereto shall be subject to Section 2.11; (ii) if any repayment of LIBOR Loans or BA Rate Loans, as the case may be, made pursuant to a single Borrowing shall reduce the outstanding LIBOR Loans or BA Rate Loans, as applicable, made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto, such LIBOR Loan Borrowing shall be automatically converted into a Borrowing of Base Rate Loans~~; (iii) repayments of Bankers’ Acceptance Loans may not be made prior to the maturity date of the underlying B/A Instrument (in which case, the amount that would otherwise have been applied to such Bankers’ Acceptance Loans instead shall be deposited with the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to such Bankers’ Acceptance Loans at the respective maturity date thereof)~~ or such BA Rate Loan Borrowing shall be automatically converted into a Borrowing of Canadian Prime Rate Loans, as applicable; and (~~iv~~iii) each repayment of any Revolving Loans made pursuant to a Borrowing shall be applied pro rata among the Lenders holding such Revolving Loans. In the absence of a designation by a Borrower as described in the preceding sentence, the Administrative Agent shall, subject to the above, make such designation in its sole discretion.
(c)    ~~(f)~~ In addition to any other mandatory repayments pursuant to this Section 5.02, ~~(i) all then outstanding Swingline Loans shall be repaid in full on the earlier of (x) the fifth Business Day following the date the incurrence of such Swingline Loans and (y) Swingline Expiry Date and (ii)~~ all then outstanding Revolving Loans shall be repaid in full on the Final Maturity Date.
5.03.    Method and Place of Payment. (a) Except as otherwise specifically provided herein, all payments under this Agreement and under any Note shall be made to the Administrative Agent for the account of the Lender or Lenders entitled thereto not later than 12:00 Noon (New York City time) on the date when due and shall be made in (x) U.S. Dollars (or, in the case of any Unpaid Drawings denominated in a currency other than U.S. Dollars, in an amount equal to the U.S. Dollar Equivalent thereof) in immediately available funds at the Payment Office in respect of any obligation of the Borrowers under this Agreement except as otherwise provided in the immediately following clause (y) and (y) Canadian Dollars in immediately available funds at the Payment Office, if such payment is made in respect of (i) principal of, or ~~Face Amount of, or~~ interest on, Canadian Dollar Denominated Loans or (ii) any increased costs, indemnities or other amounts owing with respect to Canadian Dollar Denominated Loans (including, without limitation, pursuant to Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06). Whenever any payment to be made hereunder or under any Note shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable at the applicable rate during such extension.
(b)    Each U.S. Credit Party shall, along with the Collateral Agent, and each of those banks (the “U.S. Collection Banks”) in which each Core U.S. Deposit Account is maintained by each such U.S. Credit Party, enter into on or prior to the 60th day following the Effective Date (in each case, as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements in respect of each such Core U.S. Deposit

Account. Each U.S. Credit Party shall instruct all Account Debtors of such U.S. Credit Party to remit all payments in U.S. Dollars to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable U.S. Collection Bank (or to remit such payments to the applicable U.S. Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable U.S. Collection Bank and deposited into one or more deposit accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each a “Core U.S. Deposit Account” and collectively, the “Core U.S. Deposit Accounts”). All amounts received in U.S. Dollars by any U.S. Credit Party and any U.S. Collection Bank in respect of any Account of an Account Debtor of any U.S. Credit Party shall upon receipt be deposited into a Core U.S. Deposit Account.
(c)    Each Canadian Credit Party shall, along with the Collateral Agent, and each of those banks (the “Canadian Collection Banks”) in which each Core Canadian Deposit Account are maintained by each such Canadian Credit Party, enter into on or prior to the 60th day following the Effective Date (in each case, as such date may be extended from time to time by the Administrative Agent in its sole discretion) and thereafter maintain separate Cash Management Control Agreements in respect of each such Core Canadian Deposit Account. Each Canadian Credit Party shall instruct all Account Debtors of such Canadian Credit Party to remit all payments in Canadian Dollars to the applicable “P.O. Boxes” or “Lockbox Addresses” of the applicable Canadian Collection Bank (or to remit such payments to the applicable Canadian Collection Bank by electronic settlement) with respect to all Accounts of such Account Debtor, which remittances shall be collected by the applicable Canadian Collection Bank and deposited into one or more deposit accounts with the Administrative Agent or a financial institution reasonably acceptable to the Administrative Agent (each a “Core Canadian Deposit Account” and collectively, the “Core Canadian Deposit Accounts”). All amounts received in Canadian Dollars by any Canadian Credit Party and any Canadian Collection Bank in respect of any Account of an Account Debtor of any Canadian Credit Party, shall upon receipt be deposited into a Core Canadian Deposit Account.
(d)    Each Cash Management Control Agreement relating to a Core U.S. Deposit Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core U.S. Deposit Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at DBNY (or if DBNY is not the Administrative Agent, at the institution designated by such successor Administrative Agent) or an affiliate thereof (each, a “DB U.S. Account”). Subject to the terms of the respective Security Document, all amounts received in a DB U.S. Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below ~~and after giving effect to the application of any such amounts otherwise required to be applied pursuant to Section 5.02(b) or (c) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document~~): (i) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent and the Collateral Agent under any of the Credit Documents and to repay or prepay outstanding U.S. Borrower Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings in respect of Letters of Credit issued for the account of a U.S. Borrower and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the U.S. Borrower Loans and all accrued and unpaid Fees actually due and payable by any U.S. Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents;

(iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay the outstanding principal of U.S. Borrower ~~Swingline~~Revolving Loans (whether or not then due and payable); (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to ~~repay the outstanding principal of U.S. Borrower Revolving Loans (whether or not then due and payable); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to~~ cash collateralize all outstanding Letters of Credit issued for the account of a U.S. Borrower (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the U.S. Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit), provided, however, that such amounts shall be released to the U.S. Borrowers from time to time so long as no Default or Event of Default then exists or would result therefrom and none of the conditions in clause (iii) of Section 5.02(a) then exist or would result from any such release; (~~vii~~vi) ~~seventh~~sixth, to the extent all amounts referred to in preceding clauses (i) through (~~vi~~v), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any U.S. Borrower then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Credit Documents; and (viii) ~~eighth~~seventh, to the extent all amounts referred to in preceding clauses (i) through (~~vii~~vi), inclusive, have been paid in full and so long as no Default or Event of Default then exists, to be returned to the U.S. Borrowers.
(e)    Each Cash Management Control Agreement relating to a Core Canadian Deposit Account shall (unless otherwise agreed by the Administrative Agent in its sole discretion) include provisions that allow, during any Dominion Period, for all collected amounts held in such Core Canadian Deposit Account from and after the date requested by the Administrative Agent, to be sent by ACH or wire transfer or similar electronic transfer no less frequently than once per Business Day to one or more accounts maintained by the Administrative Agent at DBNY (or if DBNY is not the Administrative Agent, at the institution designated by such successor Administrative Agent) or an affiliate thereof (each a “DB Canadian Account”). Subject to the terms of the respective Security Document, all amounts received in a DB Canadian Account shall be applied (and allocated) by the Administrative Agent on a daily basis in the following order (in each case, to the extent the Administrative Agent has actual knowledge of the amounts owing or outstanding as described below ~~and after giving effect to the application of any such amounts otherwise required to be applied pursuant to Section 5.02(b) or (c) constituting proceeds from any Collateral otherwise required to be applied pursuant to the terms of the respective Security Document~~): (i) first, to the payment (on a ratable basis) of any outstanding Expenses actually due and payable to the Administrative Agent and the Collateral Agent under any of the Credit Documents and to repay or prepay outstanding Canadian Borrower Loans advanced by the Administrative Agent on behalf of the Lenders pursuant to Section 2.01(e); (ii) second, to the extent all amounts referred to in preceding clause (i) have been paid in full, to pay (on a ratable basis) all outstanding Expenses actually due and payable to each Issuing Lender under any of the Credit Documents and to repay all outstanding Unpaid Drawings in respect of Letters of Credit issued for the account of a Canadian Borrower and all interest thereon; (iii) third, to the extent all amounts referred to in preceding clauses (i) and (ii) have been paid in full, to pay (on a ratable basis) all accrued and unpaid interest actually due and payable on the Canadian Borrower Loans and all accrued and unpaid Fees actually due and payable by any Canadian Borrower to the Administrative Agent, the Issuing Lenders and the Lenders under any of the Credit Documents; (iv) fourth, to the extent all amounts referred to in preceding clauses (i) through (iii), inclusive, have been paid in full, to repay the outstanding principal of Canadian Borrower ~~Swingline~~Revolving Loans (whether or not then due and payable); (v) fifth, to the extent all amounts referred to in preceding clauses (i) through (iv), inclusive, have been paid in full, to ~~repay the outstanding principal of Canadian Borrower Revolving Loans (whether or not then due and payable, but excluding any outstanding Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured); (vi) sixth, to the extent all amounts referred to in preceding clauses (i) through (v), inclusive, have been paid in full, to~~ cash collateralize (on a ratable basis) all outstanding Letters of Credit issued for the account of a Canadian Borrower ~~and Bankers’ Acceptance Loans where the underlying B/A Instrument has not matured~~ (such cash collateral to be held by the Administrative Agent in a cash collateral account to be established by, and under the sole dominion and control of, the Administrative Agent and applied to the Obligations of the Canadian Borrowers to the Issuing Lenders and/or Lenders in respect of any Drawings made under any such Letters of Credit ~~or any such Bankers’ Acceptance Loans~~), provided, however, that such amounts shall be released to the Canadian Borrowers from time to time so long as no Default or Event of Default then exists or would result therefrom and none of the conditions in clause (iii) of Section 5.02(a) then exist or would result from any such release; (~~vii~~vi) ~~seventh~~sixth, to the extent all amounts referred to in preceding clauses (i) through (~~vi~~v), inclusive, have been paid in full, to pay (on a ratable basis) all other outstanding Obligations of any Canadian Borrower then due and payable to the Administrative Agent, the Collateral Agent and the Lenders under any of the Credit Documents; and (~~viii~~vii) ~~eighth~~seventh, to the extent all amounts referred to in preceding clauses (i) through (~~vii~~vi), inclusive, have been paid in full and so long as no Default or Event of Default then exists, to be returned to the Canadian Borrowers.
(f)    Without limiting the provisions set forth in Section 13.15, the Administrative Agent shall maintain accounts on its books in the name of each Borrower (collectively, the “Credit Account”) in which each Borrower will be charged with all loans and advances made by the Lenders to the respective Borrower for the respective Borrower’s account, including the Loans, the Letter of Credit Outstandings, and the Fees, Expenses and any other Obligations relating thereto. Each Borrower will be credited, in accordance with this Section 5.03, with all amounts received by the Lenders from such Borrower or from others for its account, including, as set forth above, all amounts received by the Administrative Agent and applied to the Obligations. In no event shall prior recourse to any Accounts or other Collateral be a prerequisite to the Administrative Agent’s right to demand payment of any Obligation upon its maturity. Further, the Administrative Agent shall have no obligation whatsoever to perform in any respect any of the Borrowers’ or other Credit Parties’ contracts or obligations relating to the Accounts.
~~(g) Notwithstanding anything to the contrary contained in Section 5.02(b) or (c), so long as any Permitted Additional Secured Indebtedness is outstanding, to the extent that any Permitted Additional Secured Indebtedness Priority Collateral shall be subject to an Asset Sale or a Recovery Event and such Collateral secured such Permitted Additional Secured Indebtedness, the Net Sale Proceeds or the Net Insurance Proceeds therefrom, as the case may be, instead may be applied by the U.S. Borrowers to prepay outstanding Permitted Additional Secured Indebtedness in accordance with the relevant Permitted Additional Secured Indebtedness Documents (it being understood and agreed, however, (i) until such Net Sale Proceeds or Net Insurance Proceeds are either so reinvested or applied to prepay outstanding Permitted Additional Secured Indebtedness, same may be deposited in a Permitted Additional Secured Indebtedness Asset Sales Proceeds Account maintained with the applicable agent or trustee under the Permitted Additional Secured Indebtedness Documents in accordance with (and to the extent required by) the terms thereof, and (ii) if as part of any such Asset Sale (including as a result of the sale of the Equity Interests of any Subsidiary of the Company that owns ABL Priority Collateral and Permitted Additional Secured Indebtedness Priority Collateral) or Recovery Event any combination of Permitted Additional Secured Indebtedness Priority Collateral and ABL Priority Collateral is being sold (or subject to such sale) or has been damaged or taken (as the case may be), then the amount of such Net Sale Proceeds or Net Insurance Proceeds from such Asset Sale or Recovery Event (as the case may be) shall be allocated to the Permitted Additional Secured Indebtedness Priority Collateral and ABL Priority Collateral in accordance with their respective Fair Market Values (provided that, in any event, the portion thereof allocated to the ABL Priority Collateral shall not be less than the net book value of such ABL Priority Collateral), and such amount allocated to the ABL Priority Collateral shall be applied in accordance with Section 5.02(b) or (c), as appropriate.~~

5.04.    Net Payments. (a)  All payments made by the Borrowers and the other Credit Parties hereunder and under any other Credit Document will be made without setoff, counterclaim or other defense. Except as provided in Section 5.04(b), and except as required by applicable law, all such payments will be made free and clear of, and without deduction or withholding for, any present or future taxes, levies, imposts, duties, fees, assessments or other charges of whatever nature now or hereafter imposed by any jurisdiction or by any political subdivision or taxing authority thereof or therein with respect to such payments (but excluding (i) any tax or withholding on account of tax imposed on or measured by the net income or net profits of a Lender or the Administrative Agent (as applicable) and any franchise taxes and branch profits taxes imposed pursuant to the laws of the jurisdiction in which it is resident or organized or the jurisdiction in which the principal office or applicable lending office of such Lender or the Administrative Agent (as applicable) is located or any subdivision thereof or therein, or any tax imposed as a result of a present or former connection between such Lender or the Administrative Agent (as applicable) and the jurisdiction imposing such tax (other than connections arising only from such Lender or the Administrative Agent (as applicable) having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Credit Document, or sold or assigned an interest in any Loan or Credit Document), (ii) in the case of a Lender, any U.S. Federal withholding tax that is imposed on amounts payable to such Lender at the time such Lender becomes a party hereto (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from such U.S. Borrower with respect to such withholding tax pursuant to Section 5.04(a), (iii) Taxes attributable to a Lender’s failure to comply with Section 5.04(e), (iv) any United States federal withholding tax imposed under FATCA, (v) any tax imposed under the Income Tax Act (Canada) on any payment hereunder by a Credit Party to a Lender or the Administrative Agent (as applicable) by reason of such Credit Party not dealing at arm’s length for purposes of the Income Tax Act (Canada) with the Lender or the Administrative Agent (as applicable) at the time of such payment, (vi) any tax imposed under the Income Tax Act (Canada) on any payment hereunder by a Credit Party to a Lender or the Administrative Agent (as applicable) by reason of such Lender or the Administrative Agent (as applicable) being a “specified non-resident shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Company or applicable Credit Party at any time during the year when such payment is made or by reason of such Lender or the Administrative Agent (as applicable) not dealing at arm’s length for purpose of the Income Tax Act (Canada) with a “specified shareholder” (within the meaning of subsection 18(5) of the Income Tax Act (Canada)) of the Company or applicable Credit Party at any time during the year in which such payment is made, and (vii) any withholding tax under the Income Tax Act (Canada) applicable to a payment by a Canadian Borrower in respect of a debt or other Obligation to pay an amount to a person with whom such Credit Party is not dealing at arm’s length for purposes of the Income Tax Act (Canada) (subparagraphs (i) through (vii) together, “Excluded Taxes”)) and all interest, penalties or similar liabilities with respect to such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges (all such non-excluded taxes, levies, imposts, duties, fees, assessments or other charges being referred to collectively as “Taxes”). If any Taxes are so levied or imposed, the respective Borrower (and any other Credit Party making the respective payment or which has guaranteed the obligations of the relevant Borrower) agrees to pay the full amount of such Taxes, and such additional amounts as may be necessary so that every payment of all amounts due under this Agreement or under any other Credit Document, after withholding or deduction for or on account of any Taxes, will not be less than the amount provided for herein or in such other Credit Documents. The respective Borrower (or other Credit Party) will, upon the Administrative Agent’s written request, furnish to the Administrative Agent, within 45 days after the date the payment of any Taxes is due pursuant to applicable law, certified copies of tax receipts evidencing such payment by such Borrower (or other Credit Party) or other evidence of payment reasonably satisfactory to the Administrative Agent.

(b)    Subject to Section 14.07, the U.S. Borrowers (jointly and severally) or the Canadian Borrowers (jointly and severally), as applicable, agree (and the applicable Subsidiary Guarantors agree) to timely pay to the relevant Governmental Authority in accordance with applicable law, or at the option of the Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(c)    Subject to Section 14.07, the U.S. Borrowers (jointly and severally) or the Canadian Borrowers (jointly and severally) shall, as applicable, agree (and the applicable Subsidiary Guarantors agree) to indemnify each Lender or the Administrative Agent, as the case may be, within 10 days after demand therefor, for the full amount of any Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Lender or required to be withheld or deducted from a payment to such Lender and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Company by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the Borrowers shall not be required to compensate any Lender pursuant to this Section 5.04(c) for any such Taxes incurred more than 180 days prior to the date that such Lender notifies the Company of the change giving rise to such Taxes and of such Lender’s intention to claim compensation therefor; provided, further, that, if the change giving rise to such Taxes is retroactive, then the 180 day period referred to above shall be extended to include the period of retroactive effect thereof.
(d)    Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Taxes attributable to such Lender (but only to the extent that any Credit Party has not already indemnified the Administrative Agent for such Taxes and without limiting the obligation of Credit Parties, subject to Section 14.07, to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 13.04(e) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Credit Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Credit Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this clause (d).
(e)    (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Credit Document shall deliver to the Company and the Administrative Agent, at the time or times reasonably requested by the Company or the Administrative Agent, such properly completed and executed documentation reasonably requested by the Company or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Company or the Administrative Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by the Company or the Administrative Agent as will enable the Company or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 5.04(e)(ii)(A), (ii)(B) and (ii)(D) below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)    Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Borrower,
(A)    any Lender that is a U.S. Person shall deliver to the Company and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of Internal Revenue Service Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
(B)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), whichever of the following is applicable:
(i) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Credit Document, executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Credit Document, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(ii) executed originals of Internal Revenue Service Form W-8ECI;
(iii) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit D-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Company within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable; or
(iv) to the extent a Foreign Lender is not the beneficial owner, executed originals of Internal Revenue Service Form W-8IMY, accompanied by Internal Revenue Service Form W-8ECI, Internal Revenue Service Form W-8BEN or W-8BEN-E, as applicable, a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-2 or Exhibit D-3, Internal Revenue Service Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit D-4 on behalf of each such direct and indirect partner;
(C)    any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Company and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Company or the Administrative Agent), executed originals of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit the Company or the Administrative Agent to determine the withholding or deduction required to be made; and
(D)    if a payment made to a Lender under any Credit Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Company and the Administrative Agent at the time or times prescribed by law such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) as may be necessary for the Company and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Company and the Administrative Agent in writing of its legal inability to do so. For purposes of determining withholding Taxes imposed under FATCA, from and after the Third Amendment Effective Date, the Borrower and the Administrative Agent shall treat (and the Lenders hereby authorize the Administrative Agent to treat) the Loan Agreement as not qualifying as a “grandfathered obligation” within the meaning of Treasury Regulation Section 1.1471-2(b)(2)(i).
(f)    If the Administrative Agent or a Lender determines, in its sole discretion, that it has received a refund of any Taxes as to which it has been indemnified by a Borrower or with respect to which a Borrower has paid additional amounts pursuant to Section 5.04(a), it shall pay to such Borrower an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant jurisdiction or any political subdivision or taxing authority thereof with respect to such refund), provided that the U.S. Borrowers (on a joint and several basis) and the Canadian Borrowers (on a joint and several basis), as the case may be, upon the request of the Administrative Agent or such Lender, agree to repay the amount paid over to any such Borrower (plus any penalties, interest or other charges imposed by the relevant jurisdiction or any political subdivision or taxing authority thereof) to the Administrative Agent or such Lender in the event the Administrative Agent or such Lender is required to repay such refund to such jurisdiction or any political subdivision or taxing authority thereof; provided, further, that no Borrower shall be required to repay the Administrative Agent or such Lender an amount in excess of the amount paid over by such party to any such Borrower pursuant to this Section 5.04(f). This paragraph shall not be construed to require the Administrative Agent or any Lender to make available its tax returns (or any other information relating to its taxes that it deems confidential) to the Company, any other Borrower, any other Credit Party or any other Person.

SECTION 6.    Conditions Precedent to Credit Events on the Effective Date. The occurrence of the Effective Date and the obligation of each Lender to make Loans, and the obligation of each Issuing Lender to issue Letters of Credit, on the Effective Date, are subject at the time of the making of such Loans or the issuance of such Letters of Credit to the satisfaction of the following conditions:
Section 6.01.    Effective Date; Notes.  On or prior to the Effective Date, (a) this Agreement shall have been executed and delivered as provided in Section 13.10 and (b) there shall have been delivered to the Administrative Agent for the account of the Lenders that have requested same, the appropriate Revolving Notes executed by the appropriate Borrowers ~~and if requested by the Swingline Lender, the appropriate Swingline Notes executed by the appropriate Borrowers, in each case~~, in the amount, maturity and as otherwise provided herein.
6.02.    Officer’s Certificate.  On the Effective Date, the Administrative Agent shall have received a certificate in the form of Exhibit E-1, dated the Effective Date and signed on behalf of the Company by an Authorized Officer of the Company, certifying on behalf of the Company that all of the conditions in Sections 6.05, 6.06 and 7.01 have been satisfied on such date.
6.03.    Opinions of Counsel.  On the Effective Date, the Administrative Agent shall have received (a) from Hogan Lovells US LLP, special New York counsel to the Credit Parties, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, (b) from Blake, Cassels & Graydon LLP, special Canadian counsel to the Canadian Credit Parties, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request, and (c) without duplication, from such local counsel, reasonably satisfactory to the Administrative Agent, in each jurisdiction where a U.S. Credit Party is “located” for purposes of Section 9-307 of the UCC and/or organized, in each case, an opinion in form and substance reasonably satisfactory to the Administrative Agent addressed to the Administrative Agent, the Collateral Agent and each of the Lenders and dated the Effective Date covering such matters incident to the transactions contemplated herein as the Administrative Agent may reasonably request.
6.04.    Company Documents; Proceedings; etc.  (a)  On the Effective Date, the Administrative Agent shall have received a certificate from each Credit Party, dated the Effective Date, signed by an Authorized Officer of such Credit Party, and attested to by another Authorized Officer of such Credit Party, in the form of Exhibit E-2 with appropriate insertions, together with copies of the certificate or articles of incorporation and by-laws (or other equivalent organizational documents, including any unanimous shareholders’ agreements or declarations relating to any Canadian Credit Party), as applicable, of such Credit Party and the resolutions of such Credit Party referred to in such certificate, and each of the foregoing shall be in form and substance reasonably acceptable to the Administrative Agent.
(b)    On the Effective Date, all Business and legal proceedings and all instruments and agreements in connection with the transactions contemplated by this Agreement and the other Documents shall be reasonably satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received all information and copies of all documents and papers, including records of Business proceedings, governmental approvals, good standing certificates and bring‑down facsimiles or other electronic transmission, if any, which the Administrative Agent reasonably may have requested in connection therewith, such documents and papers where appropriate to be certified by proper Authorized Officers or Governmental Authorities.
6.05.    Adverse Change; Approvals.  (a)  Since October 31, 2011, nothing shall have occurred (and neither any Agent nor any Lender shall have become aware of any facts or conditions not previously known) which such Agent or the Required Lenders shall determine has had, or could reasonably be expected to have a Material Adverse Effect.
(b)    On or prior to the Effective Date, all necessary governmental (domestic and foreign) and material third party approvals and/or consents in connection with the Transaction, the other transactions contemplated hereby and the granting of Liens under the Credit Documents shall have been obtained and remain in effect, and all applicable waiting periods with respect thereto shall have expired without any action being taken by any competent authority which restrains, prevents or imposes materially adverse conditions upon the consummation of the Transaction or the other transactions contemplated by the Credit Documents or otherwise referred to herein or therein. On the Effective Date, there shall not exist any judgment, order, injunction or other restraint issued or filed or a hearing seeking injunctive relief or other restraint pending or notified prohibiting or imposing materially adverse conditions upon the Transaction or the other transactions contemplated by the Credit Documents.
6.06.    Litigation.  On the Effective Date, there shall be no actions, suits, claims, demands, investigations, inspections, audits, charges or proceedings pending or threatened (i) with respect to this Agreement or any other Credit Document, or (ii) which has had, or could reasonably be expected to have, a Material Adverse Effect.
6.07.    Guaranty. On the Effective Date, (a) each Canadian Guarantor shall have duly authorized, executed and delivered the Canadian Guaranty in the form of Exhibit G-1 and (b) each U.S. Guarantor shall have duly authorized, executed and delivered the U.S. Guaranty in the form of Exhibit G-2, and each Guaranty shall be in full force and effect.
6.08.    Pledge Agreement. On the Effective Date, each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Pledge Agreement in the form of Exhibit H and shall have delivered to the Collateral Agent, as Pledgee thereunder, to the extent required by the U.S. Pledge Agreement, all of the Pledge Agreement Collateral, if any, referred to therein and then owned by such Credit Party, (x) endorsed in blank in the case of promissory notes constituting Pledge Agreement Collateral (including, without limitation, all certificates or other instruments representing all Equity Interests required to be delivered to the Collateral Agent) and (y) together with executed and undated endorsements for transfer in the case of Equity Interests constituting certificated Pledge Agreement Collateral, and the Pledge Agreement shall be in full force and effect.
6.09.    Security Agreement. On the Effective Date, (a) each Canadian Credit Party shall have duly authorized, executed and delivered the Canadian Security Agreement in the form of Exhibit I-1 and (b) each U.S. Credit Party shall have duly authorized, executed and delivered the U.S. Security Agreement in the form of Exhibit I-2, in each case covering all of each applicable Credit Party’s Security Agreement Collateral, together with:
(a)    proper financing statements (Form UCC-1 or the equivalent) for filing under the UCC or PPSA or other appropriate filing offices of each jurisdiction as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect the security interests purported to be created by each Security Agreement;

(b)    delivery of all promissory notes and stock certificates required to be delivered to the Collateral Agent pursuant to each Security Agreement, together with undated instruments of transfer with respect thereto endorsed in blank;
(c)    delivery of (A) the results of a recent search, by a Person reasonably satisfactory to the Collateral Agent, of all effective UCC or PPSA financing statements (or equivalent filings, including under the Bank Act (Canada)) made with respect to any personal or mixed property the creation of security interests in which is governed by the UCC, PPSA or the Bank Act (Canada) of any Credit Party in the jurisdiction of formation of each such entity and the location (state and county) where such entities maintain their chief executive offices, together with copies of all such filings disclosed by such search, and (B) UCC, PPSA and Bank Act (Canada) security termination statements (or similar documents) duly executed by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC or PPSA financing statements (or equivalent filings, including under the Bank Act (Canada)) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
(d)    confirmation that arrangements have been made by the Administrative Agent’s counsel for all other recordings and filings of, or with respect to, each Security Agreement as may be necessary or, in the reasonable opinion of the Collateral Agent, desirable, to perfect and protect the security interests intended to be created by each Security Agreement; and
(e)    evidence that all other actions required to be taken under each Security Agreement on the Effective Date to perfect and protect the security interests purported to be created by each Security Agreement have been taken, and each Security Agreement shall be in full force and effect.
~~6.10. Financial Statements; Projections. On or prior to the Effective Date, the Agents shall have received true and correct copies of the historical financial statements and the Projections referred to in Sections 8.05(a) and (d), which historical financial statements and Projections shall be in form and substance reasonably satisfactory to the Agents and the Required Lenders.~~
6.10.    [Reserved].
6.11.    Solvency Certificate; Insurance Certificates. On the Effective Date, the Administrative Agent shall have received:
(a)    a solvency certificate from the chief financial officer of the Company in the form of Exhibit J; and
(b)    certificates of insurance complying with the requirements of Section 9.03 for the business and properties of the Company and its Subsidiaries, in form and substance reasonably satisfactory to the Administrative Agent and naming the Collateral Agent as an additional insured and/or as loss payee, as applicable, and, to the extent obtainable after use of commercially reasonable efforts, stating that such insurance shall not be canceled or materially revised without at least 30 days’ (or at least 10 days in the case of nonpayment of premium) prior written notice by the insurer to the Collateral Agent.
6.12.    Fees, Expenses. On the Effective Date, the Borrowers shall have paid to the Agents (and their relevant affiliates) and each Lender all costs, duties, fees and expenses (including, without limitation, reasonable legal fees and expenses) and other compensation contemplated hereby or separately agreed in writing payable to the Agents (and/or their relevant affiliates) or such Lender to the extent then due.

6.13.    Initial Borrowing Base Certificate; Excess Availability. (a) On the Effective Date, the Administrative Agent shall have received the initial Borrowing Base Certificate meeting the requirements of Section 9.01(h).
(b)    On the Effective Date and after giving effect to the Transaction (and the Credit Events hereunder on such date), the sum of (x) Excess Availability plus (y) Unrestricted cash and Cash Equivalents of the Company and its Subsidiaries shall equal or exceed $500,000,000 and the Company shall have delivered an officer’s certificate from its chief financial officer demonstrating in reasonable detail such Excess Availability and Unrestricted cash and Cash Equivalents.
6.14.    Appraisals; Field Examinations. On or prior to the Effective Date, the Company shall have provided to the Agents (i) an appraisal of the Inventory of the U.S. Borrowers from a third party appraiser reasonably satisfactory to the Agents and (ii) a collateral examination of the Accounts and Inventory and related accounts, in scope, and from a third-party consultant reasonably satisfactory to the Agents, and the results of such appraisal and collateral examination shall be in form and substance reasonably satisfactory to the Agents.
6.15.    Patriot Act. Not later than the fifth Business Day prior to the Effective Date, the Agents and the Lenders shall have received from the Credit Parties all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.
In determining the satisfaction of the conditions specified in this Section 6, (x) to the extent any item is required to be satisfactory to any Lender or Agent (other than the Administrative Agent), such item shall be deemed satisfactory to each Lender and each Agent (other than the Administrative Agent) which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date that the respective item or matter does not meet its satisfaction and (y) in determining whether any Lender or Agent (other than the Administrative Agent) is aware of any fact, condition or event that has occurred and which would reasonably be expected to have a Material Adverse Effect, each Lender and each Agent (other than the Administrative Agent) which has not notified the Administrative Agent in writing prior to the occurrence of the Effective Date of such fact, condition or event shall be deemed not to be aware of any such fact, condition or event on the Effective Date. Upon the Administrative Agent’s good faith determination that the conditions specified in this Section 6 have been met (after giving effect to the preceding sentence), then the Effective Date shall be deemed to have occurred regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release the Company or any other Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in this Section 6).
SECTION 7.    Conditions Precedent to All Credit Events. The obligation of each Lender to make Loans (including Loans made on the Effective Date), and the obligation of each Issuing Lender to issue Letters of Credit (including Letters of Credit issued on the Effective Date), are subject, at the time of the Effective Date and at the time of each Credit Event (except as hereinafter indicated), to the satisfaction of the following conditions:
7.01.    No Default; Representations and Warranties. At the time of each such Credit Event and also after giving effect thereto (a) there shall exist no Default or Event of Default and (b) all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on the date of such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects as of any such date).
7.02.    Notice of Borrowing; Letter of Credit Request. (a) Prior to the making of each Loan (other than a ~~Swingline Loan or a~~ Revolving Loan made pursuant to a Mandatory Borrowing), the Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.03(a). ~~Prior to the making of each Swingline Loan, the Swingline Lender shall have received the notice referred to in Section 2.03(b)(i).~~
(b)    Prior to the issuance of each Letter of Credit (other than an Existing Letter of Credit), the Administrative Agent and the respective Issuing Lender shall have received a Letter of Credit Request meeting the requirements of Section 3.03(a).
7.03.    Borrowing Limitations. Notwithstanding anything to the contrary set forth herein (but subject to Section 2.01(e)), it shall be a condition precedent to each Credit Event that after giving effect thereto (and the use of the proceeds thereof):
(i)    the Aggregate U.S. Borrower Exposure would not exceed 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time;
(ii)    the Aggregate Canadian Borrower Exposure would not exceed the lesser of (x) 100% (or, during an Agent Advance Period, 105%) the Canadian Borrowing Base at such time and (y) the Canadian Sub-Limit then in effect; and
(iii)    the Aggregate Exposure at such time would not exceed the Total Revolving Loan Commitment at such time.
7.04.    Collateralized Letters of Credit. Notwithstanding anything to the contrary set forth herein, so long as there are outstanding any Collateralized Letters of Credit pursuant to Section 3.02(b), no Loans may be incurred, and no additional Letters of Credit may be issued (nor may the Stated Amount of any then outstanding Letter of Credit be increased), unless, in any such case, the Company would be able to comply with Section 10.07 (to the extent that such compliance is then required) but, for this purpose, including all outstanding Letters of Credit (including all outstanding Collateralized Letters of Credit) in calculating the Aggregate Exposure and Excess Availability at such time.

The acceptance of the benefits of each Credit Event shall constitute a representation and warranty by the Company and the other Borrowers to the Administrative Agent and each of the Lenders that all the conditions specified in Section 6 (with respect to the occurrence of the Effective Date and Credit Events on the Effective Date) and in this Section 7 (with respect to the occurrence of the Effective Date and Credit Events on or after the Effective Date) and applicable to such Credit Event are satisfied as of that time, in each case, to the extent the satisfaction of any such condition is not expressly subject to any Lender’s or Agent’s determination. All of the Notes, certificates, legal opinions and other documents and papers referred to in Section 6 and in this Section 7, unless otherwise specified, shall be delivered to the Administrative Agent at the Notice Office for the account of each of the Lenders and, except for the Notes, in sufficient counterparts or copies for each of the Lenders and shall be in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders.

SECTION 8.    Representations, Warranties and Agreements. In order to induce the Lenders to enter into this Agreement and to make the Loans, and issue (or participate in) the Letters of Credit as provided herein, each of the Company and the other Borrowers makes the following representations, warranties and agreements, in each case after giving effect to the Transaction, all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans and the issuance of the Letters of Credit, with the occurrence of the Effective Date and each Credit Event on or after the Effective Date being deemed to constitute a representation and warranty that the matters specified in this Section 8 are true and correct in all material respects on and as of the Effective Date and on the date of each such Credit Event (it being understood and agreed that (x) any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date and (y) any representation or warranty that is qualified by “materiality”, “Material Adverse Effect” or similar language shall be true and correct in all respects).
8.01.    Company Status. Each of the Company and each of its Subsidiaries (i) is a duly organized and validly existing Business in good standing under the laws of the jurisdiction of its organization (or its equivalent, to the extent that such concept is applicable in the respective jurisdiction), (ii) has the Business power and authority to own its property and assets and to transact the business in which it is engaged and presently proposes to engage and (iii) is duly qualified and is authorized to do business and is in good standing (or its equivalent, to the extent that such concept is applicable in the respective jurisdiction) in each jurisdiction where the ownership, leasing or operation of its property or the conduct of its business requires such qualifications except in the case of this clause (iii) for failures to be so qualified or authorized which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
8.02.    Power and Authority. Each Credit Party has the Business power and authority to execute, deliver and perform the terms and provisions of each of the Credit Documents to which it is party and has taken all necessary Business action to authorize the execution, delivery and performance by it of each of such Credit Documents. Each Credit Party has duly executed and delivered each of the Credit Documents to which it is party, and each of such Credit Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).
8.03.    No Violation. Neither the execution, delivery or performance by any Credit Party of the Credit Documents to which it is a party, nor compliance by it with the terms and provisions thereof, (i) will contravene any provision of any law, statute, rule or regulation or any order, writ, injunction or decree of any court or Governmental Authority, (ii) will conflict with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party or any of its Subsidiaries pursuant to the terms of any material indenture, mortgage, deed of trust, credit agreement or loan agreement, or any other material agreement, contract or instrument, in each case to which any Credit Party or any of its Subsidiaries is a party or by which it or any its property or assets is bound or to which it may be subject including, without limitation, the Existing Convertible Notes Indentures and the 2014 Term Facility, or (iii) will violate any provision of the certificate or articles of incorporation, certificate of formation, limited liability company agreement or by-laws (or equivalent organizational documents), as applicable, of any Credit Party or any of their respective Subsidiaries.

8.04.    Approvals. No order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except for (x) those that have otherwise been obtained or made on or prior to the Effective Date and which remain in full force and effect on the Effective Date, (y) filings which are necessary to perfect the security interests created or intended to be created under the Security Documents and (z) filings of the Credit Documents with the SEC after the Effective Date in accordance with the requirements thereof), or exemption by, any Governmental Authority is required to be obtained or made by, or on behalf of, any Credit Party to authorize, or is required to be obtained or made by, or on behalf of, any Credit Party in connection with, (i) the execution, delivery and performance of any Credit Document or (ii) the legality, validity, binding effect or enforceability of any such Credit Document.
8.05.    Financial Statements; Financial Condition; Undisclosed Liabilities; Projections. (a) ~~(I)~~ The audited consolidated balance sheets of the Company for its fiscal ~~years~~year ended October 31, ~~2011, October 31, 2010 and October 31, 2009~~2015 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company for its fiscal ~~years~~year ended October 31, ~~2011, October 31, 2010 and October 31, 2009~~2015, copies of which were in each case furnished to the Lenders prior to the Sixth Amendment Effective Date, present fairly in all material respects the consolidated financial position of the Company and its Subsidiaries at the date of said financial statements and the results for the respective periods covered thereby~~; and (II) the unaudited consolidated balance sheet of the Company for its fiscal quarter ended April 30, 2012 and the related consolidated statements of income and cash flows and changes in shareholders’ equity of the Company for the six month period ended on such date, copies of which were furnished to the Lenders prior to the Effective Date, present fairly in all material respects the consolidated financial condition of the Company as at the date of said financial statements and the consolidated results of their operations for the period covered thereby, subject to normal year-end adjustments and the absence of footnotes~~. All such consolidated financial statements have been prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Lenders) ~~and subject, in the case of the unaudited financial statements, to normal year-end audit adjustments and the absence of footnotes~~.
(b)    (i) The sum of the fair value of the assets, at a fair valuation, of the Company and its Subsidiaries (taken as a whole) will exceed their respective debts, (ii) the sum of the present fair saleable value of the assets of the Company and its Subsidiaries (taken as a whole) will exceed their respective debts, (iii) the Company and its Subsidiaries (taken as a whole) have not incurred and do not intend to incur, and do not believe that they will incur, debts beyond their ability to pay such debts as such debts mature, and (iv) the Company and its Subsidiaries (taken as a whole) will have sufficient capital with which to conduct their respective businesses. For purposes of this Section 8.05(b), “debt” means any liability on a claim, and “claim” means right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured. The amount of contingent liabilities at any time shall be computed as the amount that, in the light of all the facts and circumstances available at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
(c)    Except (i) as fully disclosed in the financial statements ~~delivered pursuant to~~referred to in Section 8.05(a), ~~and except~~(ii) for the Indebtedness incurred under the Credit Documents and Existing Indebtedness and (iii) for Indebtedness incurred after October 31, 2015, to the extent otherwise permitted by this Agreement, there were as of the Sixth Amendment Effective Date no liabilities or obligations with respect to the Company or any of its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in the aggregate, could reasonably be expected to be material to the Company and its Subsidiaries (taken as a whole).

(d)    The Projections delivered to the Administrative Agent and the Lenders prior to the Sixth Amendment Effective Date have been prepared in good faith and are based on assumptions believed to be reasonable at the time made, and there are no statements or conclusions in the Projections which are based upon or include information known to the Company or the other Borrowers to be misleading in any material respect on the date on which such Projections were made or furnished or, when taken together with all other information furnished at such time, which fail to take into account material information known to the Company or the other Borrowers regarding the matters reported therein which are necessary to make to make the statements therein, in light of the circumstances under which they were made, not materially misleading. It being recognized by the Lenders, however, that projections as to future events are not to be viewed as facts or guaranties of future performance and that the actual results during the period or periods covered by the Projections may differ from the projected results included in such Projections and such differences may be material.
(e)    ~~After giving effect to the Transaction, since~~Since October 31, ~~2011~~2015, nothing has occurred that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.06.    Litigation. There are no actions, suits, claims, demands, investigations, audits, charges or proceedings by or before any Governmental Authority pending or, to the knowledge of any Responsible Officer of the Company or any other Borrowers, threatened (i) that purports to affect the legality, validity or enforceability of any Credit Document or (ii) that has had, or could reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.
8.07.    True and Complete Disclosure. All factual information (other than the Projections, the Effective Date Projections, other financial projections and forward looking statements and information of a general economic or industry nature) (taken as a whole) furnished by or on behalf of the Company or any other Borrower in writing to any Agent or any Lender for purposes of or in connection with this Agreement, the other Credit Documents or any transaction contemplated herein or therein is true and accurate in all material respects on the date as of which such information is dated or certified and not incomplete by omitting to state any fact necessary to make such information (taken as a whole) not misleading in any material respect at such time in light of the circumstances under which such information was provided.
8.08.    Use of Proceeds; Margin Regulations. (a) All proceeds of the Loans will be used for the working capital and general corporate purposes (including Permitted Acquisitions~~)~~, Asset Acquisitions and, to the extent permitted pursuant to the terms of this Agreement, the potential prepayment or repayment of any Permitted Convertible Notes ~~or, following the consummation of the Cyan Acquisition, any Cyan Convertible Notes~~) of the Borrowers and their respective Subsidiaries~~; provided that the proceeds of Swingline Loans shall not be used to refinance then outstanding Swingline Loans~~.
(b)    No part of any Credit Event (or the proceeds thereof) will be used to purchase or carry any Margin Stock or to extend credit for the purpose of purchasing or carrying any Margin Stock. Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with the provisions of Regulation T, U or X. Not more than 25% of the value of the assets of the Company and its Subsidiaries taken as a whole is represented by Margin Stock.
(c)    Neither the making of any Loan nor the use of the proceeds thereof nor the occurrence of any other Credit Event will violate or be inconsistent with any Anti-Terrorism Laws.
8.09    Tax Returns and Payments. Each of the Company and each of its Subsidiaries has timely filed or caused to be timely filed with the appropriate taxing authority all federal and other material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by, or with respect to the income, properties or operations of, the Company and/or any of its Subsidiaries. The Returns accurately reflect in all material respects all liability for taxes of the Company and its Subsidiaries, as applicable, for the periods covered thereby. Each of the Company and each of its Subsidiaries has paid all material taxes and assessments payable by it which have become due and payable, other than those that are being contested in good faith and adequately disclosed for which adequate reserves have been established in accordance with GAAP. There is no action, suit, proceeding, investigation, audit or claim now pending or, to the knowledge of any Responsible Officer of the Company or any of its Subsidiaries, threatened by any authority regarding any taxes relating to the Company or any of its Subsidiaries that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. As of the Sixth Amendment Effective Date, other than as set forth on Schedule 8.09, neither the Company nor any of its Subsidiaries has entered into an agreement or waiver or been requested to enter into an agreement or waiver extending any statute of limitations relating to the payment or collection of taxes of the Company or any of its Subsidiaries, or is aware of any circumstances that would cause the taxable years or other taxable periods of the Company or any of its Subsidiaries not to be subject to the normally applicable statute of limitations.
8.10.    Compliance with ERISA. (a) Schedule 8.10 sets forth each Plan as of the Sixth Amendment Effective Date. Each Plan is in compliance in form and operation with its terms and with ERISA and the Code (including without limitation the Code provisions compliance with which is necessary for any intended favorable tax treatment) and all other applicable laws and regulations, except where any failure to comply could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect. ~~Each Plan (and each related trust, if any) which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the IRS or has applied to the IRS for such a determination letter to the effect that it meets the requirements of Sections 401(a) and 501(a) of the Code covering all applicable tax law changes or is comprised of a master or prototype plan that has received a favorable opinion letter from the IRS, and to the knowledge of any Responsible Officer of the Company and each of its Subsidiaries, nothing has occurred since the date of such determination that would reasonably be expected to adversely affect such determination (or, in the case of a Plan with no determination, to the knowledge of any Responsible Officer of the Company or any of its Subsidiaries, nothing has occurred that would reasonably be expected to materially adversely affect the issuance of a favorable determination letter or otherwise materially adversely affect such qualification).~~ No ERISA Event has occurred, or is reasonably expected to occur, other than as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
(b)    There exists no Unfunded Pension Liability with respect to any Plan, which either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.
(c)    ~~No~~As of the Sixth Amendment Effective Date, no Multiemployer Plan is insolvent or in reorganization. None of the Company or any of its Subsidiaries or any ERISA Affiliate has incurred a complete or partial withdrawal from any Multiemployer Plan where any withdrawal liability remains unsatisfied, and, if each of the Company, any of its Subsidiaries and each ERISA Affiliate were to withdraw in a complete withdrawal as of the date this assurance is given or deemed given, the aggregate withdrawal liability that would be incurred could not, either individually or in the aggregate, be reasonably expected to result in a Material Adverse Effect.
(d)    There are no actions, suits or claims pending against or involving a Plan (other than routine claims for benefits) or, to the knowledge any Responsible Officer of the Company, any of its Subsidiaries or any ERISA Affiliate, threatened, which could reasonably be expected to be asserted successfully against any Plan and, if so asserted successfully, could reasonably be expected either individually or in the aggregate to result in a Material Adverse Effect.
(e)    The Company, its Subsidiaries and any ERISA Affiliate have made all contributions to or under each Plan and Multiemployer Plan required by law within the applicable time limits prescribed thereby, the terms of such Plan or Multiemployer Plan, respectively, or any contract or agreement requiring contributions to a Plan or Multiemployer Plan except where any failure to comply, either individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
(f)    No Plan which is subject to Section 412 of the Code or Section 302 of ERISA has applied for or received an extension of any amortization period, within the meaning of Section 412 of the Code or Section 303 or 304 of ERISA. The Company, its Subsidiaries and any ERISA Affiliate have not ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, withdrawn as a substantial employer so as to become subject to the provisions of Section 4063 of ERISA or ceased making contributions to any Plan subject to Section 4064(a) of ERISA to which it made contributions. None of the Company, its Subsidiaries or any ERISA Affiliate have incurred or reasonably expect to incur liability to the PBGC which, either individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect, and no lien imposed under the Code or ERISA on the assets of the Company, its Subsidiaries or any ERISA Affiliate exists or is likely to arise on account of any Plan. None of the Company, its Subsidiaries or any ERISA Affiliate has any liability under Section 4069 or 4212(c) of ERISA.
(g)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect: each Foreign Pension Plan (other than a Canadian Pension Plan) has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities; all contributions required to be made with respect to a Foreign Pension Plan (other than a Canadian Pension Plan) have been timely made; neither the Company nor any of its Subsidiaries has incurred any obligation in connection with the termination of, or withdrawal from, any Foreign Pension Plan (other than a Canadian Pension Plan); and the present value of the accrued benefit liabilities (whether or not vested) under each Foreign Pension Plan (other than a Canadian Pension Plan), determined as of the end of the Company’s most recently ended fiscal year on the basis of actuarial assumptions, each of which is reasonable, did not exceed the current value of the assets of such Foreign Pension Plan allocable to such benefit liabilities or alternatively, the Foreign Pension Plan (other than a Canadian Pension Plan) is funded in compliance with applicable law and the Company and its Subsidiaries have established adequate reserves for the present value of such accrued benefit liabilities under such Foreign Pension Plan in its financial statements.
(h)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect, (i) each Canadian Pension Plan has been maintained in compliance with its terms and with the requirements of any and all applicable laws, statutes, rules, regulations and orders and has been maintained, where required, in good standing with applicable regulatory authorities and all contributions thereto have been withheld, remitted, and paid in a timely manner in accordance with its terms and the requirements of any and all applicable laws, statutes, regulations and orders, (ii) no Canadian Pension Plan Event shall have occurred and (iii) neither the Company nor any of its Subsidiaries has sponsored, sponsors, has contributed to or contributes to a Canadian Multiemployer Plan.
8.11.    Security Documents. (a)  The provisions of the U.S. Security Agreement (when executed and delivered by all parties thereto) are effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the U.S. Credit Parties in all of the Security Agreement Collateral described therein, and when proper UCC financing statements have been filed in the appropriate filing offices against each U.S. Credit Party and/or the Collateral Agent has obtained “control” (within the meaning of the UCC) of the Core Deposit Accounts and DB Accounts thereunder, the Collateral Agent, for the benefit of the Secured Creditors, shall have a perfected security interest in all right, title and interest in all of the Security Agreement Collateral described therein of such U.S. Credit Party to the extent such security interest can be perfected by filing a UCC financing statement under the UCC or, with respect to the Core Deposit Accounts or DB Accounts, by the Collateral Agent having “control”, subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(s) are subject to the terms of the Intercreditor Agreement at any time that Permitted Additional Secured Indebtedness is outstanding).
(b)    The Canadian Security Agreement and each other Security Document governed by Canadian law (when executed and delivered by all parties thereto) are effective to create in favor of the Collateral Agent for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Canadian Credit Parties in all of the Collateral described therein, and when proper filings have been made in the appropriate filing offices against each Canadian Credit Party, the Collateral Agent, for the benefit of the Secured Creditors, will have a perfected security interest in all right, title and interest in all of the Collateral described therein of such Canadian Credit Party, to the extent such security interest can be perfected by making such filings under the PPSA, subject to no other Liens other than Permitted Liens.
(c)    The security interests created under the U.S. Pledge Agreement (when executed and delivered by all parties thereto) are effective to create in favor of the Collateral Agent, as Pledgee, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the U.S. Credit Parties in all of the Pledge Agreement Collateral described therein, and when proper UCC financing statements have been filed in the appropriate filing offices against each U.S. Credit Party and/or the Collateral Agent has obtained “control” (within the meaning of the UCC) of the Pledge Agreement Collateral thereunder, the Collateral Agent for the benefit of the Secured Creditors shall have a perfected security interest in all Pledge Agreement Collateral described in the U.S. Pledge Agreement to the extent such security interest can be perfected by filing a UCC financing statement under the UCC or by the Collateral Agent having “control” of such Pledge Agreement Collateral, subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(s) are subject to the terms of the Intercreditor Agreement at any time that Permitted Additional Secured Indebtedness is outstanding). No filings or recordings are required in order to perfect (or maintain the perfection or priority of) the security interests created in the Pledge Agreement Collateral under the U.S. Pledge Agreement other than with respect to that portion of such Pledge Agreement Collateral constituting a “general intangible” under the UCC.
8.12.    Properties. All Real Property owned or leased by the Company or any of its Subsidiaries as of the Effective Date, and the nature of the interest therein, is set forth in Schedule 8.12 (other than locations used solely by the Company or a Subsidiary thereof for purposes of warehousing spare parts). Each of the Company and each of its Subsidiaries has good and indefeasible title to all material properties (and to all buildings, fixtures and improvements located thereon) owned by it (except as sold or otherwise disposed of in the ordinary course of business or as permitted by the terms of this Agreement or such defects in title as could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the conduct of the business of the Company and its Subsidiaries (taken as a whole)), free and clear of all Liens, other than Permitted Liens. Each of the Company and each of its Subsidiaries have a valid and indefeasible leasehold interest in the material properties leased by it free and clear of all Liens other than

Permitted Liens, and except for such defects in title as could not, either individually or in the aggregate, reasonably be expected to have a material adverse effect on the use or operation of any such material property.
8.13.    Capitalization. As of ~~July 28~~October 31, ~~2012~~2015, the authorized Equity Interests of the Company consists of (i) 290,000,000 shares of common stock, $.01 par value per share (such authorized shares of common stock, together with any subsequently authorized shares of common stock of the Company, the “Company Common Stock”), and (ii) 20,000,000 shares of preferred stock, $.01 par value per share, of which no shares of preferred stock are issued and outstanding. All outstanding shares of Equity Interests of the Company have been duly and validly issued, are fully paid and non-assessable and have been issued free of preemptive rights. As of the ~~July 28~~October 31, ~~2012~~2015, except as set forth on Schedule 8.13, the Company does not have outstanding any capital stock or other securities convertible into or exchangeable for its capital stock or any rights to subscribe for or to purchase, or any options for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or any stock appreciation or similar rights.
8.14.    Subsidiaries. On and as of the Sixth Amendment Effective Date, the Company has no Subsidiaries other than those Subsidiaries listed on Schedule 8.14. Schedule 8.14 sets forth, as of the Sixth Amendment Effective Date, (i) the percentage ownership (direct and indirect) of the Company in each class of capital stock or other Equity Interests of each of its Subsidiaries and also identifies the direct owner thereof, (ii) which Subsidiaries are Credit Parties (including whether they are U.S. Borrowers, Canadian Borrowers, U.S. Subsidiary Guarantors or Canadian Guarantors) and (iii) which Subsidiaries are Immaterial Subsidiaries. All outstanding Equity Interests of each Subsidiary of the Company (i) have been duly and validly issued, (ii) in the case of any corporation, are fully paid and non-assessable and (iii) have been issued free of preemptive rights. No Wholly-Owned Subsidiary of the Company has outstanding any securities convertible into or exchangeable for such Wholly-Owned Subsidiary’s Equity Interests or outstanding any right to subscribe for or to purchase, or any options or warrants for the purchase of, or any agreement providing for the issuance (contingent or otherwise) of or any calls, commitments or claims of any character relating to, such Wholly-Owned Subsidiary’s Equity Interests or any stock appreciation or similar rights.
8.15.    Compliance with Statutes, etc. Each of the Company and each of its Subsidiaries is in compliance with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including Environmental Laws), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
8.16.    Investment Company Act. Neither the Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended.
8.17.    Environmental Matters. (a)  Except as could not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect: (i) each of the Company and each of its Subsidiaries is in compliance with all applicable Environmental Laws and has obtained and is in compliance with the terms of any permits required under such Environmental Laws; (ii) there are no Environmental Claims pending or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened, against the Company or any of its Subsidiaries; (iii) no Lien, other than a Permitted Lien, has been recorded or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened under any Environmental Law with respect to any Real Property owned, leased or operated by the Company or any of its Subsidiary (including any such claim arising out of the ownership, lease or operation by the Company or any of its Subsidiaries of any Real Property formerly owned, leased or operated by the Company or any of its Subsidiaries but no longer owned, leased or operated by the Company or any of its Subsidiaries); (iv) neither the Company nor any of its Subsidiaries has agreed to assume or accept responsibility for any existing liability of any other Person under any Environmental Law; and (v) there are no facts, circumstances, conditions or occurrences with respect to the past or present business, operations, properties or facilities of the Company or any of its Subsidiaries, or any of their respective predecessors, that could reasonably be expected to give rise to any Environmental Claim against or any liability for the Company or any of its Subsidiaries under any Environmental Law.
(b)  Neither the Company nor any of its Subsidiaries has received any letter or request for information under Section 104(e) of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9601, et seq.) or any comparable state law with regard to any matter that could reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
(c)  Neither the Company nor any of its Subsidiaries has been issued or been required to obtain a permit for the treatment, storage or disposal of hazardous waste for any of its facilities pursuant to the federal Resource Conservation and Recovery Act, 42 U.S.C. § 6901, et. seq. (“RCRA”), or any equivalent state law, nor are any such facilities regulated as “interim status” facilities required to undergo corrective action pursuant to RCRA or any state equivalent, except, in each case, for such matters that could not reasonably be expected, either individually or in the aggregate, to result in a Material Adverse Effect.
8.18.    Employment and Labor Relations. Neither the Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. There is (i) no unfair labor practice complaint pending against the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened against any of them, before the National Labor Relations Board or other Governmental Authority, and no grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement or any other similar collective agreements with any type of employees’ representative is so pending against the Company or any of its Subsidiaries or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened against any of them, (ii) no strike, labor dispute, slowdown, lock-out, work stoppage or other dispute existing, pending or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened against the Company or any of its Subsidiaries, (iii) no trade union, council of trade unions or employee bargaining agency that has applied for or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened to apply to be certified as the bargaining agent of any employees of the Company or any of its Subsidiaries and no existing or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened union organizing activity taking place with respect to any of the employees of the Company or any of its Subsidiaries in the last three years, (iv) no legal actions, lawsuits, arbitrations, administrative or other proceedings, charges, complaints, investigations, inspections, audits or notices of violations or possible violations pending or, to the knowledge of any Responsible Officer of the Company or any other Borrower, threatened against the Company or any of its Subsidiaries by or on behalf of, or otherwise involving, any current or former employee, any person alleging to be a current or former employee, any applicant for employment, or any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the Company or any of its Subsidiaries, including but not limited to claims of employment discrimination, and (v) no violation of the US federal Fair Labor Standards Act of 1938, as amended, or any other applicable laws or legal requirement dealing with wage and hour matters with respect to the Company or any of its Subsidiaries, except (with respect to any matter specified in clauses (i) – (v) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect. Any individual who performs services for the Company or any of its Subsidiaries (other than through a contract with an organization other than such individual) and who is not treated as an employee of the Company or such Subsidiary for any purpose, including income tax, withholding and remittances purposes, has been properly classified as an independent contractor and if such characterization is incorrect it could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect.
8.19.    Intellectual Property, etc. Each of the Company and each of its Subsidiaries owns or has the right to use all the patents, trademarks, permits, domain names, service marks, trade names, copyrights, licenses, franchises, inventions, trade secrets, proprietary information and know-how of any type, whether or not written (including, but not limited to, rights in computer programs and databases) and formulas, or rights with respect to the foregoing, and has obtained assignments of all leases, licenses and other rights of whatever nature, used in the present conduct of its business, without any known conflict with the rights of others which, or the failure to own or have which, as the case may be, could reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect.
8.20.    Indebtedness. Schedule 8.20 sets forth a list of all Indebtedness (including Contingent Obligations) of the Company and its Subsidiaries as of the Effective Date and which is to remain outstanding after giving effect to the Transaction (excluding (i) the Obligations, (ii) the Existing Convertible Notes and (iii) any existing intercompany Indebtedness among the Company and its Subsidiaries) (all such non-excluded Indebtedness (other than such intercompany Indebtedness), “Existing Indebtedness”), in each case showing the aggregate principal amount thereof and the name of the respective borrower and any Credit Party or any of its Subsidiaries which directly or indirectly guarantees such debt.
8.21.    Insurance. Schedule 8.21 sets forth a listing of all insurance maintained by the Company and its Subsidiaries as of the Effective Date, with the amounts insured (and any deductibles) set forth therein.
8.22.    Borrowing Base Calculation. The calculation by the Company of each Borrowing Base in any Borrowing Base Certificate delivered hereunder and the valuation thereunder is complete and accurate.
8.23.    Anti-Terrorism Law. (a) Neither the Company nor any of its Subsidiaries is in violation of (x) United States Foreign Corrupt Practices Act of 1977 (Pub. L. No. 95 213, §§101 104), as amended, and/or any similar laws, rules or regulations issued, administered or enforced by any Governmental Authority having jurisdiction over the Company or any of its Subsidiaries or (y) any legal requirement relating to any laws, judgment, order, executive order, decree, ordinance, rule or regulation with respect to terrorism financing or money laundering or any economic or financial sanctions, requirements or trade embargoes imposed, administered or enforced from time to time by (A) the U.S. government, including as administered by OFAC, or the Canadian government, (B) any sanctions measures imposed by the United Nations Security Council, and (C) any sanctions measures imposed by the European Union (“EU”) in the framework of its Common Foreign and Security Policy or any supplementary measures adopted by any of the EU Member States (including, without limitation, the United Kingdom) (collectively, “Anti-Terrorism Laws”), including Executive Order No. 13224 on Terrorist Financing effective September 24, 2001 (the “Executive Order”) and the Patriot Act and the Proceeds of Crime (Money Laundering) and Terrorist Financing Act (Canada). Neither the Company nor any of its Subsidiaries and, to the knowledge of any Responsible Officer of the Company and each Borrower, no agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, as the case may be, is any of the following:
(i)    a Person that is listed in the annex to, or it otherwise subject to the provisions of, the Executive Order;

(ii)    a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, the Executive Order;
(iii)    a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;
(iv)    a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order; or
(v)    a Person that is named as a “specially designated national and blocked person” on the most current list published by the U.S. Treasury Department Office of Foreign Assets Control (“OFAC”) at its official website or any replacement website or other replacement official publication of such list.
(b)    Neither the Company nor any of its Subsidiaries and, to the knowledge of any Responsible Officer of the Company and each Borrower, no agent of the Company or any of its Subsidiaries acting on behalf of the Company or any of its Subsidiaries, as the case may be, (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of a Person described in Section 8.23(a), (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.
SECTION 9.    Affirmative Covenants. Each of the Company and each other Borrower hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case together with interest thereon), Fees and all other Obligations (other than indemnities of the Credit Parties set forth in the Credit Documents and reimbursement obligations under Section 13.01 which, in either case, are not then due and payable) incurred hereunder and thereunder, are paid in full:
9.01.    Information Covenants. The Company will furnish to the Administrative Agent for delivery to each Lender:
(a)    Quarterly Financial Statements. Within 45 days after the close of each of the first three fiscal quarters in each fiscal year of the Company, the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal quarter and the related consolidated statements of income and statement of cash flows for such fiscal quarter and for the elapsed portion of the fiscal year ended with the last day of such fiscal quarter, in each case setting forth comparative figures for the corresponding fiscal quarter in the prior fiscal year, all of which shall be certified by an Authorized Officer of the Company that they fairly present in all material respects in accordance with GAAP the financial condition of the Company and its Subsidiaries as of the dates indicated and the results of their operations for the periods indicated, subject to normal year-end audit adjustments and the absence of footnotes, and (ii) management’s discussion and analysis meeting the requirements of Item 303 of Regulation S-K under the Securities Act as set forth in the Form 10‑Q statement of the Company filed with the SEC for such fiscal quarter, provided that if the Company no longer files such Form 10‑Q with the SEC, the Company shall deliver to the Administrative

Agent a statement containing such management’s discussion and analysis in a form that would otherwise be required in such Form 10‑Q.
(b)    Annual Financial Statements. Within 90 days after the close of each fiscal year of the Company, (i) the consolidated balance sheet of the Company and its Subsidiaries as at the end of such fiscal year and the related consolidated statements of income and statement of cash flows for such fiscal year setting forth, comparative figures for the preceding fiscal year and certified by PricewaterhouseCoopers LLP or other independent certified public accountants of recognized national standing, accompanied by an opinion of such accounting firm (which opinion shall be without a “going concern” or like qualification or exception and without any qualification or exception as to scope of audit, except for any going concern qualification or exception that is solely with respect to, or resulting solely from, an upcoming maturity date under this Agreement occurring within one year from the time such report is delivered) and (ii) management’s discussion and analysis meeting the requirements of Item 303 of Regulation S-K under the Securities Act as set forth in the Form 10-K statement of the Company filed with the SEC for such fiscal year, provided that if the Company no longer files such Form 10-K with the SEC, the Company shall deliver to the Administrative Agent a statement containing such management’s discussion and analysis in a form that would otherwise be required in such Form 10-K.
(c)    Budgets. No later than the 60th day of each fiscal year of the Company, a budget (including budgeted statements of income, sources and uses of cash and balance sheets for the Company and its Subsidiaries on a consolidated basis) for each of the four fiscal quarters of such fiscal year prepared in detail.
(d)    Officer’s Certificates. At the time of the delivery of the financial statements provided for in Sections 9.01 (a) and (b), a compliance certificate from an Authorized Officer of the Company in the form of Exhibit K certifying on behalf of the Company that, to the best of such officer’s knowledge after due inquiry, no Default or Event of Default has occurred and is continuing or, if any Default or Event of Default has occurred and is continuing, specifying the nature and extent thereof, and which certificate shall set forth in reasonable detail the calculations required to establish whether the Company and its Subsidiaries were in compliance with the provisions of Section 10.07 (setting forth, for the purposes of such certificate, calculations setting forth the Consolidated Fixed Charge Coverage Ratio for such period irrespective of whether a Compliance Period exists at such time) at the end of such fiscal quarter or fiscal year, as the case may be.
(e)    Notice of Default, Litigation and Material Adverse Effect. Promptly, and in any event within five Business Days after any Responsible Officer of the Company or any of its Subsidiaries obtains knowledge thereof, notice of (i) the occurrence of any event which constitutes a Default or an Event of Default, (ii) any litigation or governmental investigation or proceeding pending against the Company or any of its Subsidiaries (x) which, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect or (y) that purports to affect the legality, validity or enforceability of any Credit Document, or (iii) any other event, change or circumstance that has had, either individually or in the aggregate, a Material Adverse Effect.
(f)    Other Reports and Filings. Promptly after the filing or delivery thereof, copies of all annual, regular, periodic and special reports, proxy statements and registration statements which the Company or any of its Subsidiaries shall (i) publicly file with the Securities and Exchange Commission or any successor thereto (the “SEC”) or with any equivalent national securities exchange or similar governing body or (ii) deliver to holders (or any trustee, agent or other representative therefor) of any Qualified Preferred Stock, any Permitted Convertible Notes~~, any Cyan Convertible Notes~~ or any Permitted Additional

Indebtedness pursuant to the terms of the documentation governing the same (other than notices, reports or information of an administrative or ministerial nature).
(g)    Environmental Matters.  Promptly after any Responsible Officer of the Company or any of its Subsidiaries obtains knowledge thereof, notice of one or more of the following environmental matters to the extent that such environmental matters, either individually or when aggregated with all other such environmental matters, could reasonably be expected to have a Material Adverse Effect:
(i)    any pending or threatened Environmental Claim against the Company or any of its Subsidiaries or against or relating to any Real Property owned, leased or operated by the Company or any of its Subsidiaries;
(ii)    any condition or occurrence on or arising from any Real Property owned, leased or operated by the Company or any of its Subsidiaries that (a) results in noncompliance by the Company or any of its Subsidiaries with any applicable Environmental Law or (b) could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its Subsidiaries or against or relating to any such Real Property;
(iii)    any condition or occurrence on any Real Property owned, leased or operated by the Company or any of its Subsidiaries that could reasonably be expected to cause such Real Property to be subject to any restrictions on the ownership, lease, occupancy, use or transferability by the Company or any of its Subsidiaries of such Real Property under any Environmental Law; and
(iv)    the taking of any removal or remedial action to the extent required by any Environmental Law or any Governmental Authority in response to the Release or threatened Release of any Hazardous Material on any Real Property owned, leased or operated by the Company or any of its Subsidiaries.
All such notices shall describe in reasonable detail the nature of the claim, investigation, condition, occurrence or removal or remedial action and the Company’s or such Subsidiary’s response thereto.
(h)    Borrowing Base Certificate. (i) On the Effective Date, (ii) unless clause (iii) below applies, not later than 5:00 P.M. (New York City time) on or before the 20th day ~~(or, solely with respect to the first three fiscal months of the Company after the Effective Date, the 25th day)~~ of each fiscal month thereafter, (iii) during any period in which a Weekly Borrowing Base Period is in effect, not later than 5:00 P.M. (New York City time) on or before Wednesday of each week, (iv) if required by Section 9.13(a) or Section 10.02(k)(ii) at the time of the consummation of a Permitted Acquisition or an Asset Acquisition, (v) at the time of the consummation of any Asset Sale involving Eligible Accounts and/or Eligible Inventory with an aggregate value of $15,000,000 or more and (vi) within five Business Days after any Recovery Event involving Eligible Inventory with an aggregate value of $~~3,000,000 or~~15,000,000 or more at or in connection with any Primary Warehouse, a borrowing base certificate setting forth each Borrowing Base (in each case with supporting calculations in reasonable detail) substantially in the form of Exhibit O (each, a “Borrowing Base Certificate”), which shall be prepared ~~(A) as of June 23, 2012 in the case of the initial Borrowing Base Certificate and (B)~~ as of the last day of the preceding fiscal month of the Company in the case of each subsequent Borrowing Base Certificate (or, if any such Borrowing Base Certificate is delivered more frequently than monthly, as of the last day of the week preceding such delivery); provided that any Borrowing Base Certificate delivered pursuant to preceding clauses (iv), (v) and (vi) shall be prepared on a pro forma basis to include or exclude, as applicable, any Eligible Accounts or Eligible Inventory the subject of any such event. Each such Borrowing Base Certificate shall include such supporting information as may be reasonably requested from time to time by the Administrative Agent.

(i)    Notice of Dominion Period or Compliance Period. Promptly, and in any event within two Business Days after any Responsible Officer of the Company or any other Borrower obtains knowledge thereof, notice of the commencement of a Dominion Period or a Compliance Period.
(j)    Field Examinations; Appraisals. (i) In the case of succeeding sub-clause (x), one time during each fiscal year of the Company (or, at any time that Excess Availability is less than 15.0% of the Total Revolving Loan Commitment at such time, two times in each fiscal year of the Company), (ii) in the case of succeeding sub-clause (y), one time in each fiscal year of the Company (or, at any time that Excess Availability is less than 15.0% of the Total Revolving Loan Commitment at such time, two times in each fiscal year of the Company), and (iii) in the case of either succeeding sub-clause (x) or (y) at any time that any Event of Default exists, as often as the Administrative Agent may reasonably require, (x) an appraisal of the Inventory of the U.S. Borrowers and (y) a collateral examination of (A) the Inventory of the U.S. Borrowers and (B) Accounts and related accounts of the Borrowers, in each case, in scope, and from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and at the sole cost and expense of the Company, and the results of such appraisal and collateral examination shall be in form and scope reasonably satisfactory to the Administrative Agent and the Collateral Agent; provided, however, at any time that less than 10% of the U.S. Borrowing Base is attributable to Eligible Inventory of the U.S. Borrowers, the Administrative Agent shall be permitted, in its sole discretion, to waive any obligation to deliver Inventory appraisals.
(k)    Other Reporting. Upon the request of the Administrative Agent, as soon as available, but in any event (x) no later than 20 days after the end of each fiscal month of the Company ending after the Effective Date (or, solely with respect to the first three fiscal months of the Company ending after the Effective Date, 25 days after the end of each such fiscal month) and (y) at any time that an Event of Default shall be continuing: (i) an Inventory report with respect to the U.S. Borrowers by type and location as of the last day of such fiscal month (and including the amounts of Inventory and value thereof at any leased locations and at premises of warehouses, consignees, processors or other third parties); (ii) a detailed aged trial balance for such period showing Accounts and a detailed summary of all Accounts indicating which Accounts are 30, 60 and 90 days past due and listing the names of all Account Debtors, accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent and (iii) a detailed listing and a detailed summary of the Borrowers’ accounts payable in form and scope reasonably acceptable to the Administrative Agent, in each case accompanied by such supporting detail and documentation as shall be reasonably requested by the Administrative Agent (and with all of the foregoing reports and information to be in form and scope reasonably satisfactory to the Administrative Agent).
(l)    Patriot Act. Promptly following the Administrative Agent’s or any Lender’s request therefor, all documentation and other information that the Administrative Agent or such Lender reasonably requests in order to comply with its ongoing obligations under the applicable “know your customer” and anti-money laundering rules and regulations, including the Patriot Act.
(m)    Cancellation of Insurance. Promptly (but in any event within three Business Days of receipt thereof) inform the Administrative Agent if any Credit Party receives notice of cancellation of any insurance policy required to be maintained pursuant to Section 9.03.
(n)    Other Information. From time to time, such other information or documents (financial or otherwise) with respect to the Company or any of its Subsidiaries as the Administrative Agent or any Lender may reasonably request.

Financial information required to be delivered pursuant to Sections 9.01(a), (b) and (f) (in each case, solely to the extent such financial information is included in materials filed with the SEC) shall be deemed to have been delivered to the Administrative Agent on the date on which such information is available via the EDGAR system of the SEC or posted to the Company’s official website at www.ciena.com (or such replacement official website as may be designated by the Company pursuant to a written notice (which may be delivered by electronic mail) to the Administrative Agent), in each case, on the Internet; provided that, in each case, the Company shall (i) ~~notify the Administrative Agent of the posting of any such information, (ii)~~ to the extent such information required to be provided under Section 9.01(b) is not included in materials filed with the SEC, separately deliver to the Administrative Agent a certification and the opinion of PricewaterhouseCoopers LLP or other independent certified public accountants of national recognized standing satisfying the requirements set forth in Section 9.01(b)(i) and (~~iii~~ii) promptly deliver paper copies of any such documents to the Administrative Agent if the Administrative Agent or any Lender requests the Company to furnish such paper copies until written notice to cease delivering such paper copies is given by the Administrative Agent.
9.02.    Books, Records and Inspections. The Company will, and will cause each of its Subsidiaries to, keep proper books of record and accounts in which full, true and correct entries in conformity with GAAP in all material respects shall be made of all dealings and transactions in relation to its business and activities. The Company will, and will cause each of its Subsidiaries to, permit officers and designated representatives of the Administrative Agent and, upon the occurrence and during the continuance of an Event of Default, any Lender which is accompanying the Administrative Agent, (a) to visit and inspect, under guidance of officers of the Company or such Subsidiary, any of the properties of the Company or such Subsidiary, (b) to examine the books of account of the Company or such Subsidiary and discuss the affairs, finances and accounts of the Company or such Subsidiary with, and be advised as to the same by, its and their officers and independent accountants and (c) to verify Eligible Accounts and/or Eligible Inventory, all upon reasonable prior notice and at such reasonable times and intervals and to such reasonable extent as the Administrative Agent may reasonably request; provided that, unless a Default or an Event of Default has occurred and is continuing, the Company shall only be required to reimburse the Administrative Agent for one such visit per calendar year.
9.03.    Maintenance of Property; Insurance. (a) The Company will, and will cause each of its Subsidiaries to, (i) keep all property necessary to the business of the Company and its Subsidiaries in good working order and condition, ordinary wear and tear excepted and subject to the occurrence of casualty and condemnation events, (ii) maintain with financially sound and reputable insurance companies insurance on all such property and against all such risks as is consistent and in accordance with industry practice for companies similarly situated owning similar properties and engaged in similar businesses as the Company and its Subsidiaries, and (iii) furnish to the Administrative Agent, upon its request therefor, full information as to the insurance carried. Such insurance shall include physical damage insurance on all real and personal property (whether now owned or hereafter acquired) on an all risk basis and business interruption insurance.
(b)    The Company will, and will cause each of its Subsidiaries to, at all times keep its property insured in favor of the Collateral Agent, and all policies and certificates (or certified copies thereof including any endorsements) with respect to such insurance (and any general liability insurance maintained by the Company and/or such Subsidiaries) (i) shall be endorsed to the Collateral Agent’s satisfaction for the benefit of the Collateral Agent by naming the Collateral Agent as loss payee and/or additional insured, (ii) shall provide that the respective insurers irrevocably waive any and all rights of subrogation with respect to the Collateral Agent and the other Secured Creditors, and (iii) such certificates shall be deposited with the Collateral Agent. The Company will, and will cause each of its Subsidiaries to, use commercially reasonable efforts to obtain endorsements to its insurance policies stating that such insurance policies shall not be canceled without at least 30 days’ (or 10 days’ in the case of non-payment of premium) prior written notice thereof by the respective insurer to the Collateral Agent.
(c)    If at any time the improvements on a Mortgaged Property are located in an area identified as a special flood hazard area by the Federal Emergency Management Agency or any successor thereto or other applicable agency, the Company will, and will cause the applicable Credit Party to, at all times keep and maintain flood insurance in an amount reasonably satisfactory to the Administrative Agent but in no event less than the amount sufficient to comply with the rules and regulations promulgated under the National Flood Insurance Act of 1968, Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 or any successor acts thereto, each as amended from time to time.
(d)    If the Company or any of its Subsidiaries shall fail to maintain insurance in accordance with this Section 9.03, or if the Company or any of its Subsidiaries shall fail to so endorse and deposit all certificates with respect thereto, the Administrative Agent shall have the right (but shall be under no obligation) to procure such insurance and the Company and the other U.S. Borrowers jointly and severally agree to reimburse the Administrative Agent for all out-of-pocket costs and expenses of procuring such insurance.
9.04.    Existence; Franchises. The Company will, and will cause each of its Subsidiaries to, do or cause to be done, all things necessary to preserve and keep in full force and effect its existence and its rights, franchises, licenses, permits, copyrights, trademarks and patents; provided, however, that nothing in this Section 9.04 shall prevent (i) sales of assets and other transactions by the Company or any of its Subsidiaries in accordance with Section 10.02, (ii) the withdrawal by the Company or any of its Subsidiaries of its qualification as a foreign Business in any jurisdiction if such withdrawal could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, or (iii) the termination of any rights, franchises, licenses, permits, copyrights, trademarks and patents if such termination, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
9.05.    Compliance with Statutes, etc. The Company will, and will cause each of its Subsidiaries to, comply with all applicable statutes, regulations and orders of, and all applicable restrictions imposed by, all Governmental Authorities in respect of the conduct of its business and the ownership of its property (including applicable statutes, regulations, orders and restrictions relating to Environmental Laws), except such non-compliances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.06.    Compliance with Environmental Laws. (a) The Company will comply, and will cause each of its Subsidiaries to comply, with all Environmental Laws and permits applicable to, or required in respect of the conduct of its business or operations or by, the ownership, lease or use of its Real Property now or hereafter owned, leased or operated by the Company or any of its Subsidiaries, except for such instances of noncompliance as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and will promptly pay or cause to be paid all costs and expenses incurred in connection with such required compliance, and will keep or cause to be kept all such Real Property free and clear of any Liens imposed pursuant to such Environmental Laws or post bonds or other financial assurances sufficient to satisfy the obligations or liability evidenced by such Liens, except to the extent that such Liens are being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. Neither the Company nor any of its Subsidiaries will generate, use, treat, store, Release or dispose of, or permit the generation, use, treatment, storage, Release or disposal of Hazardous Materials on any Real Property now or hereafter owned, leased or operated by the

Company or any of its Subsidiaries, or transport or permit the transportation of Hazardous Materials to or from any such Real Property, except for Hazardous Materials generated, used, treated, stored, Released or disposed of at, or transported to or from, any such Real Properties which, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect.
(b)    (i) After the receipt by the Administrative Agent or any Lender of any notice of the type described in Section 9.01(g), (ii) at any time that the Company or any of its Subsidiaries are not in compliance with Section 9.06(a) or (iii) in the event that the Administrative Agent or the Lenders have exercised any of the remedies pursuant to the last paragraph of Section 11, the Company and the other Borrowers will (in each case) provide, at the sole joint and several expense of the Company and the other Borrowers and at the request of the Administrative Agent, an environmental site assessment report concerning any Real Property owned, leased or operated by the Company or any of its Subsidiaries, prepared by an environmental consulting firm reasonably approved by the Administrative Agent, for purpose of identifying the presence or absence of Hazardous Materials and the potential cost of any removal or remedial action in connection with such Hazardous Materials on such Real Property. If the Company or any other Borrower fails to provide the same within 45 days after such request was made, the Administrative Agent may order the same, the cost of which shall be borne by the Company and the other Borrowers on a joint and several basis, and the Company and the other Borrowers shall grant and hereby grant to the Administrative Agent and the Lenders and their respective agents reasonable access to such Real Property and specifically grant the Administrative Agent and the Lenders an irrevocable non‑exclusive license, subject to the rights of tenants, to undertake such an assessment at any reasonable time upon reasonable notice to the Company or the applicable other Borrower, all at the sole joint and several expense of the Company and the other Borrowers.
9.07.    ERISA.
(a)    The Company will deliver to the Administrative Agent (in sufficient copies for all Lenders, if the Administrative Agent so requests):
(i)    promptly and in any event within 15 days after receiving a request from the Administrative Agent a copy of the most recent IRS Form 5500 (including the Schedule B) with respect to a Plan;
(ii)    promptly and in any event within 30 days after any Responsible Officer of the Company, any Subsidiary of the Company or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, a certificate of an Authorized Officer of the Company describing such ERISA Event and the action, if any, proposed to be taken with respect to such ERISA Event and a copy of any notice filed with the PBGC or the IRS pertaining to such ERISA Event and any notices received by the Company, any Subsidiary of the Company or ERISA Affiliate from the PBGC or any other governmental agency with respect thereto; provided that, in the case of such ERISA Events under paragraph (d) of the definition thereof, the 30-day notice period set forth above shall be a 10-day period, and, in the case of such ERISA Events under paragraph (b) of the definition thereof, in no event shall notice be given later than 10 days after the occurrence of any such ERISA Event; and
(iii)    promptly, and in any event within 30 days, after a Responsible Officer of the Company, any Subsidiary of the Company or any ERISA Affiliate becomes aware that there has been (A) an increase in Unfunded Pension Liabilities (taking into account only Plans with positive

Unfunded Pension Liabilities) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (B) an increase since the date the representations hereunder are given or deemed given, or from any prior notice, as applicable, in potential withdrawal liability under Section 4201 of ERISA, if the Company, any Subsidiary of the Company and the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, (C) that any contribution required to be made with respect to a Foreign Pension Plan or Canadian Pension Plan has not been timely made, except where the failure to do so, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect or (D) the adoption of any amendment to a Plan which results in an increase in contribution obligations of the Company or any Subsidiary that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, a detailed written description thereof from an Authorized Officer of the Company.
(b)    (i) The Company and each of its applicable Subsidiaries shall ensure that all Foreign Pension Plans and Canadian Pension Plans administered by it or into which it makes payments obtains or retains (as applicable) registered or tax-qualified, as applicable, status under and as required by applicable law and is administered in a timely manner in all respects in compliance with all applicable laws and the terms of each relevant Foreign Pension Plans and Canadian Pension Plan, except where the failure to do any of the foregoing, either individually or in the aggregate, could not be reasonably likely to result in a Material Adverse Effect; and
(i)    Except as could not, either individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as otherwise disclosed on Schedule 9.07, the Company and each of its applicable Subsidiaries shall ensure and undertake that each and all Canadian Pension Plans (A) shall not recognize the periods of employment of any past, present or future participant of the Canadian Pension Plans with an employer other than the Company and each of its applicable Subsidiaries for the purpose of calculating the amount of benefit entitlements under such plans and (B) do not accept a transfer of assets and liabilities from any plan that was or is a registered pension plan (as that term is defined under the Income Tax Act (Canada)), that would result in any such Canadian Pension Plans having (or increasing) a going concern or solvency deficit.
(c)    The Company and the other Borrowers will furnish to the Administrative Agent written notice promptly upon a Responsible Officer of the Company or any of its Subsidiaries becoming aware that a Canadian Pension Plan Event has occurred that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. Each notice delivered under this Section will be accompanied by a statement of an Authorized Officer of the Company setting forth the details of the event requiring such notice and any action taken or proposed to be taken with respect thereto.
(d)    None of the Company, its Subsidiaries, or its ERISA Affiliates will incur liabilities to any Multiemployer Plan or from a Canadian Multiemployer Plan in the event of a complete or partial withdrawal therefrom that, either individually or in the aggregate, could be reasonably expected to have a Material Adverse Effect.
9.08.    End of Fiscal Years; Fiscal Quarters. The Company will cause (i) its fiscal years to end on the Saturday nearest to the last day of October of each calendar year and (ii) its fiscal quarters to end on each applicable date of each calendar year as is determined in a manner consistent with the methodology used by the Company on the Effective Date.

9.09.    Performance of Obligations. The Company will, and will cause each of its Subsidiaries to, perform all of its obligations under the terms of each mortgage, indenture, security agreement, loan agreement or credit agreement and each other agreement, contract or instrument by which it is bound, except such non-performances as could not, either individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
9.10.    Payment of Taxes. The Company will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all material taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or upon any properties belonging to it, prior to the date on which penalties attach thereto, and all lawful claims which, if unpaid, might become a Lien or charge upon any properties of the Company or any of its Subsidiaries not otherwise permitted under Section 10.01(a); provided that neither the Company or any of its Subsidiaries shall be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings if it has maintained adequate reserves with respect thereto in accordance with GAAP.
9.11.    Use of Proceeds. The Borrowers will use the proceeds of the Loans only as provided in Section 8.08.
9.12.    Additional Security; Further Assurances; Post-Closing Matters; Additional Borrowers; etc. (a)  The Company will, and will cause each of the other Credit Parties to, at the expense of the Company and the other Borrowers, make, execute, endorse, acknowledge, file and/or deliver to the Collateral Agent from time to time such vouchers, invoices, schedules, confirmatory assignments, conveyances, financing statements, transfer endorsements, powers of attorney, certificates, real property surveys [NTD: 9.03(c) covers this](in the case of Mortgaged Properties), reports, control agreements (other than with respect to Excluded Accounts) and other assurances or instruments and take such further steps relating to the Collateral covered by any of the Security Documents as the Collateral Agent may reasonably require. Furthermore, the Company will, and will cause the other Credit Parties to, deliver to the Collateral Agent such opinions of counsel, title insurance and a “life of loan” Federal Emergency Management Agency Standard Flood Hazard Determination with respect to each Mortgaged Property, in form and substance reasonably acceptable to the Administrative Agent (in the case of Mortgaged Properties) and other related documents as may be reasonably requested by the Collateral Agent to assure itself that this Section 9.12 has been complied with. Notwithstanding anything to the contrary set forth in the Credit Documents, (x) no action shall be required to be taken by any of the Credit Parties to create, perfect or maintain any Lien on the Collateral under the laws of any jurisdiction other than the United States, the States of the United States, the District of Columbia, the province of Ontario, Canada, and as provided in Sections 9.12(d) and (e) and (y) the Credit Parties shall not be obligated to otherwise undertake collateral perfection not otherwise required under the Credit Documents (other than this Section 9.12(a)). Each of the Company and each other Borrower agrees that each action required by this clause (a) shall be completed as soon as possible, but in no event later than 30 days after such action is requested to be taken by the Administrative Agent or the Required Lenders (as such date may be extended by the Administrative Agent in its sole discretion); provided that, in no event will the Company or any of its Subsidiaries be required to take any action, other than using commercially reasonable efforts, to obtain consents or other agreements from third parties with respect to its compliance with this clause ~~0(a)~~(a).
(b)    ~~(c)~~ If the Administrative Agent or the Required Lenders reasonably determine that they are required by law or regulation to have appraisals prepared in respect of any Mortgaged Property, the Company and the other Credit Parties will, at their own expense, provide to the Administrative Agent appraisals which satisfy the applicable requirements of the Real Estate Appraisal Reform Amendments of

the Financial Institution Reform, Recovery and Enforcement Act of 1989, as amended, and which shall otherwise be in form and substance reasonably satisfactory to the Administrative Agent.
(c)    [Reserved].
(d)    [Reserved].
~~(d) The Company and each other Credit Party will, within 60 days following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion), enter into one or more Cash Management Control Agreements as, and to the extent, required by Sections 5.03(b) and (c).~~
~~(e) Each of the Company and each other applicable Credit Party shall, within 60 days following the Effective Date (as such date may be extended from time to time by the Administrative Agent in its sole discretion), enter into and deliver to the Collateral Agent Foreign Pledge Agreements and other customary documents evidencing the pledge of 65% of the total voting power of all outstanding Voting Stock and 100% of the Equity Interests not constituting Voting Stock of any Subsidiary that is owned directly by any Credit Party and formed under the laws of Luxembourg or the United Kingdom, together with opinions of counsel (including local counsel) to the Company or such other Credit Party in each applicable jurisdiction with respect to such Foreign Pledge Agreements and such other documents in form and substance reasonably satisfactory to the Administrative Agent.~~
(e)    ~~(f)~~ At the time that any Credit Party grants a Lien or other security interest in any Permitted Additional Secured Indebtedness Priority Collateral to secure any Permitted Additional Secured Indebtedness, such Credit Party, concurrently therewith, shall enter into one or more additional security documents and/or Mortgages (collectively, “Additional Security Documents”) and/or amend any then existing Security Document, in each case in form and substance reasonably satisfactory to the Administrative Agent, pursuant to which such Credit Party shall grant a Second Priority Lien and security interest to the Collateral Agent, for the benefit of the Secured Creditors, in such Permitted Additional Secured Indebtedness Priority Collateral. All such security interests shall constitute valid and enforceable perfected security interests subject to no Liens except for Permitted Liens and shall be subject to the terms of the Intercreditor Agreement. In connection therewith, each such Credit Party shall take all such further actions described in clause (a) of this Section 9.12 as the Collateral Agent may reasonably request.
(f)    ~~(g)~~ If, as of the last day of any fiscal quarter of the Company, the aggregate consolidated assets of all Immaterial Subsidiaries exceeds 5.0% of Consolidated Total Assets (as set forth in the most recent consolidated balance sheet of the Company and its Subsidiaries delivered to the Lenders pursuant to this Agreement and computed in accordance with GAAP) then, within 45 days after the end of any such fiscal quarter (or, if such fiscal quarter is the fourth fiscal quarter of the Company, within 90 days thereafter) (as either such date may be extended by the Administrative Agent in its sole discretion)), the Company shall cause one or more Immaterial Subsidiaries to take the actions specified in Section 10.12(a) on the same basis that any newly formed or acquired Wholly-Owned Domestic Subsidiary of the Company or any Wholly-Owned Canadian Subsidiary of the Company would have to take; provided, however, such actions shall only be required to the extent that, after giving effect to such actions, the aggregate consolidated assets of all Immaterial Subsidiaries do not exceed 5.0% of Consolidated Total Assets.
(g)    ~~(h)~~ At any time that the Company desires that a then existing Wholly-Owned Domestic Subsidiary of the Company (other than an Immaterial Subsidiary) or Wholly-Owned Canadian Subsidiary of the Company (other than an Immaterial Subsidiary) become a U.S. Borrower or a Canadian Borrower hereunder after the Sixth Amendment Effective Date, such Wholly Owned Subsidiary shall satisfy the following conditions at the time it becomes a U.S. Borrower or a Canadian Borrower, as the case may be: (i) the consent of the Administrative Agent shall have been obtained (which consent shall not be unreasonably withheld); (ii) each such Wholly-Owned Subsidiary shall become a party to this Agreement and each applicable Note by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement; (iii) to the extent not already a party thereto, each such Wholly-Owned Domestic Subsidiary shall become a party to each of the Intercreditor Agreement if then in effect, the Intercompany Subordination Agreement, the U.S. Security Agreement, the U.S. Pledge Agreement and the U.S. Guaranty and each other applicable Security Document, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement; (iv) to the extent not already a party thereto, each such Wholly-Owned Canadian Subsidiary shall become a party to each of the Intercompany Subordination Agreement, the Canadian Security Agreement and the Canadian Guaranty and each other applicable Security Document, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement; and (v) each such Wholly-Owned Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.12 to the extent not previously taken by such Wholly-Owned Subsidiary. In addition, each such Wholly-Owned Subsidiary shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including opinions of counsel (which shall be substantially similar to those opinions delivered on the Effective Date)) of the type described in Section 6 as such Wholly-Owned Subsidiary would have had to deliver if such Wholly-Owned Subsidiary were a Borrower on the Effective Date. If, at the time of the delivery of the financial statements and related officer’s certificate pursuant to Section 9.01(a) or (b), as applicable, and Section 9.01(d) any U.S. Subsidiary Guarantor or Canadian Subsidiary Guarantor is an Immaterial Subsidiary, then (i) upon the written request by the Company to the Administrative Agent (which written request shall be delivered to the Administrative Agent within 15 days after the delivery of such financial statements and officer’s certificate and shall demonstrate, in reasonable detail, that any such Subsidiary Guarantor is an Immaterial Subsidiary), (ii) so long as the Company is not required to add any Immaterial Subsidiaries as Subsidiary Guarantors pursuant to Section 9.12(e), (iii) such Subsidiary Guarantor is not an obligor or guarantor of (or is concurrently released as an obligor or guarantor of) any Permitted Additional Indebtedness and (iv) so long as no Default or Event of Default then exists or would result therefrom, such Subsidiary Guarantor may be released from its obligations under the Guaranty and applicable Security Documents to which it is a party in accordance with the terms thereof.
9.13.    Permitted Acquisitions. (a)  Subject to the provisions of this Section 9.13 and the requirements contained in the definition of Permitted Acquisition, the Credit Parties may from time to time effect Permitted Acquisitions, so long as (in each case except to the extent the Required Lenders otherwise specifically agree in writing in the case of a specific Permitted Acquisition): (i) the Company shall have given to the Administrative Agent at least ~~10~~5 Business Days’ prior written notice of any Permitted Acquisition (or such shorter period of time as may be reasonably acceptable to the Administrative Agent), which notice shall describe in reasonable detail the principal terms and conditions of such Permitted Acquisition; (ii)  all representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such Permitted Acquisition (both before and after giving effect thereto), unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality”, “Material Adverse Effect” or any similar language shall be true and correct in all respects as of any such date); (iii) the Payment Conditions are satisfied both before and after giving effect to such Permitted Acquisition; provided, however, the Credit Parties may consummate Permitted Acquisitions without satisfying the requirements of this clause (iii) so long as no Default or Event of Default then exists or would result therefrom and the aggregate consideration paid (or assumed) by the Credit Parties for such Permitted Acquisitions shall not exceed ~~(x)~~ $~~10,000,000~~100,000,000

(net of any consideration paid in the form of Company Common Stock or Qualified Preferred Stock) for ~~any single Permitted Acquisition or series of related Permitted Acquisitions or (y) $25,000,000 (net of any consideration paid in the form of Company Common Stock or Qualified Preferred Stock) for~~ all such Permitted Acquisitions consummated in any fiscal year of the Company; (iv) if the assets of the Acquired Entity or Business are to be included in any Borrowing Base as of the date of such Permitted Acquisition, the Company shall have delivered to the Administrative Agent a Borrowing Base Certificate, completed on a Pro Forma Basis giving effect to the respective Permitted Acquisition; (v) if any assets of the Acquired Entity or Business are to be included in any applicable Borrowing Base, the Administrative Agent shall have received (or, if such assets would contribute an amount equal to or less than $10,000,000 to the Borrowing Base, only to the extent requested by the Administrative Agent) (x) an appraisal of ~~the~~such assets constituting Inventory of the U.S. Borrowers so acquired in such Permitted Acquisition, (y) a collateral examination of such Inventory and (z) a collateral examination of ~~the~~such assets constituting Accounts ~~and related accounts~~ of the respective Borrowers so acquired in such Permitted Acquisition, in each case, in scope and form, and from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and at the sole cost and expense of the Company; and (vi) the Company shall have delivered to the Administrative Agent ~~and each Lender~~ a certificate executed by an Authorized Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (i) through (v), ~~inclusive, and containing the calculations~~and demonstrating (in reasonable detail) the calculations required by ~~preceding clause (iii).~~clauses (ii) and (iii) of the definition of Payment Conditions; provided, that such certificate shall not be required to contain such calculations if, at the time of such Permitted Acquisition (and after giving pro forma effect thereto), the Credit Parties and their Subsidiaries have at least $500,000,000 in the aggregate of Unrestricted cash and Cash Equivalents.
(b)    At the time of each Permitted Acquisition involving the creation or acquisition of a Subsidiary, or the acquisition of capital stock or other Equity Interest of any Person, the capital stock or other Equity Interests thereof created or acquired in connection with such Permitted Acquisition shall be pledged for the benefit of the Secured Creditors pursuant to (and to the extent required by) each applicable Pledge Agreement and Security Agreement.
(c)    The Company will cause each Subsidiary which is formed to effect, or is acquired pursuant to, a Permitted Acquisition to comply with, and to execute and deliver all of the documentation as and to the extent required by, Sections 9.12 and 10.12, to the reasonable satisfaction of the Administrative Agent.
(d)    The consummation of each Permitted Acquisition shall be deemed to be a representation and warranty by the Company and each other Borrower that the certifications pursuant to this Section 9.13 are true and correct and that all conditions thereto (to the extent not subject to the determination of the Administrative Agent or the Required Lenders) have been satisfied and that same is permitted in accordance with the terms of this Agreement, which representation and warranty shall be deemed to be a representation and warranty for all purposes hereunder, including, without limitation, Sections 8 and 11.
9.14.    Landlords’ Agreements, Mortgages Agreements, Bailee Letters and Real Estate Purchases. With respect to each Primary Warehouse, if the Collateral Agent has not received a landlord or mortgagee agreement or bailee letter as of the Sixth Amendment Effective Date (or, if later, as of the date such location is acquired or leased), any Eligible Inventory of a U.S. Borrower at that location shall, in the Administrative Agent’s reasonable discretion, be subject to such Reserves as may be established by the Administrative Agent in its Permitted Discretion.

9.15.    Information Regarding Collateral.
(a)    The Company and the other Borrowers will furnish to the Administrative Agent prompt written notice of:
(i)    with respect to any U.S. Credit Party, any change in any U.S. Credit Party’s (A) legal name, (B) organizational identity, (C) organizational identification number, (D) organizational structure, (E) in the case of any U.S. Credit Party that is not a registered organization for purposes of Section 9-307 of the UCC, its place of business or, if it has more than one place of business, its chief executive office, or (F) its federal taxpayer identification number;
(ii)    with respect to any Canadian Credit Party, any change (A) in such Canadian Credit Party’s corporate name, (B) in the location of such Canadian Credit Party’s chief executive office, its principal place of business, registered office, any office in which it maintains books or records relating to Collateral (other than de-minimis portions of Collateral) owned by it or any office or facility at which Collateral owned by it is located (including the establishment of any such new office or facility), or (C) in such Canadian Credit Party’s identity or corporate structure.
(b)    Within five Business Days prior to any change referred to in clause (a) above, the Company and the other Credit Parties agree to make, or to provide to the Collateral Agent all the information required to enable it to make, all filings under the UCC (or the PPSA) or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral.
9.16.    Minimum ~~Cash~~Liquidity Conditions. The Company will, and will cause the other U.S. Credit Parties to, maintain at all times at least $~~150,000,000~~100,000,000 in the aggregate of Unrestricted cash and Cash Equivalents of the U.S. Credit Parties in any of the following (such minimum amount, the “Minimum Unrestricted Controlled Cash Amount”): (i) Core U.S. Deposit Accounts and DB U.S. Accounts that are~~, from and after the 60th day following the Effective Date (as such date may be extended by the Administrative Agent in its sole discretion),~~ subject to a Cash Management Control Agreement in favor of the Collateral Agent, and (ii) Securities Accounts and other Deposit Accounts that are subject to a control agreement in form and substance reasonably acceptable to the Administrative Agent in favor of the Collateral Agent.
SECTION 10.    Negative Covenants. Each of the Company and the other Borrowers hereby covenants and agrees that on and after the Effective Date and until the Total Revolving Loan Commitment and all Letters of Credit have terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and the Loans, Notes and Unpaid Drawings (in each case, together with interest thereon), Fees and all other Obligations (other than any indemnities of the Credit Parties set forth in the Credit Documents and reimbursement obligations under Section 13.01 which, in either case are not then due and payable) incurred hereunder and thereunder, are paid in full:
10.1    Liens. The Company will not, and will not permit any of its Subsidiaries to, create, incur, assume or suffer to exist any Lien upon or with respect to any property or assets (real or personal, tangible or intangible) of the Company or any of its Subsidiaries, whether now owned or hereafter acquired, or sell any such property or assets subject to an understanding or agreement, contingent or otherwise, to repurchase such property or assets (including sales of accounts receivable with recourse to the Company or any of its Subsidiaries), or assign any right to receive income or permit the filing of any financing statement under the UCC or any other similar notice of Lien under any similar recording or notice statute; provided that the provisions of this Section 10.01 shall not prevent the creation, incurrence, assumption or existence of the following (Liens described below are herein referred to as “Permitted Liens”):
(a)    inchoate Liens for taxes, assessments or governmental charges or levies not yet delinquent or Liens for taxes, assessments or governmental charges or levies being contested in good faith and by appropriate proceedings for which adequate reserves have been established in accordance with GAAP;
(b)    Liens in respect of property or assets of the Company or any of its Subsidiaries imposed by law, which were incurred in the ordinary course of business and do not secure Indebtedness for borrowed money, such as freight carriers’ and forwarders’, warehousemen’s, bailee’s, materialmen’s and mechanics’ liens and other similar Liens arising in the ordinary course of business, and (i) which do not in the aggregate materially detract from the value of the Company’s or such Subsidiary’s property or assets or materially impair the use thereof in the operation of the business of the Company or such Subsidiary or (ii) which are being contested in good faith by appropriate proceedings, which proceedings have the effect of preventing the forfeiture or sale of the property or assets subject to any such Lien;
(c)    Liens in existence on the Effective Date which are listed, and the property subject thereto described, in Schedule 10.01, plus renewals, replacements, refinancings and extensions of such Liens (except to the extent (if any) set forth on such Schedule 10.01); provided that (i) the aggregate principal amount of the Indebtedness, if any, secured by such Liens does not exceed that amount outstanding at the time of any such renewal, replacement, refinancing or extension (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension) and (ii) any such renewal, replacement or extension does not encumber any additional assets or properties of the Company or any of its Subsidiaries;
(d)    Liens created by or pursuant to this Agreement and the Security Documents;
(e)    (i) licenses, sublicenses, leases or subleases granted by the Company or any of its Subsidiaries to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (ii) any interest or title of a lessor, sublessor or licensor under any lease or license agreement not prohibited by this Agreement to which the Company or any of its Subsidiaries is a party;
(f)    Liens upon assets of the Company or any of its Subsidiaries subject to Capitalized Lease Obligations (including the financing of such related installation, maintenance or software licensing charges) and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension), to the extent such Capitalized Lease Obligations or renewals, replacements, refinancings or extensions thereof are permitted by Section 10.04(d); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Capitalized Lease Obligation or renewal, replacement, refinancing or extension thereof and (ii) the Lien encumbering the asset giving rise to the Capitalized Lease Obligation or renewal, replacement, refinancing or extension thereof does not encumber any other asset of the Company or any of its Subsidiaries;
(g)    purchase money Liens placed upon assets of the Company or any of its Subsidiaries and placed at the time of the acquisition thereof by the Company or such Subsidiary or within 180 days thereafter to secure Indebtedness incurred to pay all or a portion of the purchase price thereof or to secure Indebtedness incurred solely for the purpose of financing the acquisition of any such asset or extensions, renewals, refinancings or replacements of any of the foregoing for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension); provided that (i) the Indebtedness secured by such Liens is permitted by Section 10.04(d) and (ii) in all events, the Lien encumbering such assets so acquired does not encumber any other asset of the Company or any of its Subsidiaries;
(h)    (x) easements, rights-of-way, restrictions, encroachments and other similar charges or encumbrances, and minor title deficiencies, in each case not securing Indebtedness and not materially interfering with the conduct of the business of the Company or any of its Subsidiaries and (y) if applicable, any Permitted Encumbrances;
(i)    Liens arising from precautionary UCC financing statement filings (or other foreign equivalent filings) regarding operating leases entered into in the ordinary course of business;
(j)    Liens arising out of the existence of judgments or awards that do not otherwise constitute an Event of Default under Section 11.10;
(k)    statutory and common law landlords’ liens under leases to which the Company or any of its Subsidiaries is a party;
(l)    Liens (other than Liens imposed under ERISA) incurred in the ordinary course of business in connection with workers compensation claims, unemployment insurance and social security benefits and Liens securing the performance of bids, tenders, leases and contracts in the ordinary course of business, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business (exclusive of obligations in respect of the payment for borrowed money);
(m)    Liens on property or assets acquired pursuant to a Permitted Acquisition or an Asset Acquisition, or on property or assets of a Subsidiary of the Company in existence at the time such Subsidiary is acquired pursuant to a Permitted Acquisition or an Asset Acquisition and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension); provided that (i) any Indebtedness and any renewals, replacements, refinancings or extensions thereof that is secured by such Liens is permitted to exist under Section 10.04(g), and (ii) such Liens are not incurred in connection with, or in contemplation or anticipation of, such Permitted Acquisition or Asset Acquisition (other any renewals, replacements, refinancings or extensions of Indebtedness permitted by Section 10.04(g)) and do not attach to any other asset of the Company or any of its Subsidiaries;
(n)    Liens arising out of any conditional sale, title retention, consignment or other similar arrangements for the sale of goods entered into by the Company or any of its Subsidiaries in the ordinary course of business to the extent such Liens do not attach to any assets other than the goods subject to such arrangements;
(o)    Liens (i) incurred in the ordinary course of business in connection with the purchase or shipping of goods or assets (or the related assets and proceeds thereof), which Liens are in favor of the seller, broker or shipper of such goods or assets and only attach to such goods or assets, and (ii) in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
(p)    bankers’ Liens, rights of setoff and other similar Liens existing solely with respect to cash and Cash Equivalents and Other Financial Investments on deposit in one or more accounts maintained by the Company or any of its Subsidiaries, in each case granted in the ordinary course of business in favor of the bank or banks with which such accounts are maintained, securing amounts owing to such bank or banks with respect to cash management and operating account arrangements;
(q)    Liens granted in the ordinary course of business on insurance policies, proceeds thereof and the unearned portion of insurance premiums with respect thereto securing the financing of the unpaid cost of the insurance policies to the extent the financing is permitted under Section 10.04;
(r)    Liens on earnest money deposits made in connection with any agreement in respect of an anticipated Permitted Acquisition, Asset Acquisition or other Investment permitted by Sections 10.05(p) and (v);
(s)    Liens on Collateral (including Permitted Additional Secured Indebtedness Priority Collateral that is to become Collateral) securing Permitted Additional Secured Indebtedness so long as an Intercreditor Agreement is in full force and effect and any Liens on ABL Priority Collateral are junior to the Liens of the Collateral Agent on such ABL Priority Collateral;
(t)    Liens on cash and Cash Equivalents to secure (x) the Company’s or its respective Subsidiary’s reimbursement obligations under letters of credit, performance bonds, surety bonds and bid bonds permitted under Section 10.04(m) so long as the aggregate amount of such cash and Cash Equivalents pledged to secure such Indebtedness does not exceed at any time ~~105~~110% of the aggregate outstanding amount of such Indebtedness (or, in the case of undrawn letters of credit, the aggregate undrawn face amount thereof) or (y) indemnification obligations relating to dispositions permitted by Section 10.02;
(u)    licensing and cross-licensing arrangements entered into by the Company and its Subsidiaries for purposes of enforcing, defending or settling claims with respect to the intellectual property of the Company and its Subsidiaries;
(v)    (x) additional Liens (other than over ABL Priority Collateral) of the Company or any of its Subsidiaries not otherwise permitted by this Section 10.01 that (i) do not materially impair the use of such assets in the operation of the business of the Company or such Subsidiary and (ii) do not secure outstanding obligations in excess of $10,000,000 in the aggregate for all such Liens at any time and (y) additional Liens not otherwise permitted by this Section 10.01 that (i) do not materially impair the use of such assets in the operation of the business of the Company or such Subsidiary and (ii) do not secure outstanding obligations in excess of $3,000,000 in the aggregate for all such Liens at any time;
(w)    Liens on accounts receivable or lease receivables sold in the ordinary course of business in accordance with Section 10.02(g)(ii) arising in connection with such sale; provided that any such Liens extend solely to the accounts receivable or lease receivables so sold and do not encumber any additional assets or properties of the Company or any of its Subsidiaries;
(x)    Liens upon assets of the Company or any of its Subsidiaries subject to the Ottawa Capitalized Lease, and any renewals, replacements, refinancings or extensions thereof for the same or a lesser amount (plus the sum of (1) accrued and unpaid interest and fees thereon and (2) customary fees and expenses relating to such renewal, replacement, refinancing or extension), to the extent such Ottawa Capitalized Lease or renewals, replacements, refinancings or extensions thereof are permitted by Section 10.04(p); provided that (i) such Liens only serve to secure the payment of Indebtedness arising under such Ottawa Capitalized Lease or renewal, replacement, refinancing or extension thereof and (ii) the Liens encumbering the assets giving rise to the Ottawa Capitalized Lease or renewal, replacement, refinancing or extension thereof do not encumber any other asset of the Company or any of its Subsidiaries; and

(y)    ~~from and after the consummation of the Cyan Acquisition, (i) Liens on the Pledged Collateral (as defined in the Cyan Pledge and Escrow Agreement as in effect on the Fifth Amendment Effective Date and thereafter as amended, restated, supplemented or otherwise modified from time to time so long as such amendment, restatement, supplement or modification is not adverse to the interests of the Lenders in any material respect) deposited by Cyan prior to the consummation of the Cyan Acquisition (and any investment earnings on such Pledged Collateral) to secure the obligations of Cyan and the Company under the Cyan Convertible Notes Documents, the amount of which shall not exceed $12,033,333.33 plus any investment earnings and accrued interest on such Pledged Collateral; and (ii)~~ to the extent constituting a Lien, ~~(A)~~ to the ~~extent that the repurchase or redemption thereof is permitted by Section 10.08, cash deposited with the trustee or any paying agent under the Cyan Convertible Notes Documents, or held in trust by the Company, to satisfy the obligation of the Company to repurchase or redeem all or a portion of the Cyan Convertible Notes in accordance with the terms of the Cyan Convertible Notes Documents following the consummation of the Cyan Acquisition, and (B) to the~~ extent that the prepayment, repurchase or redemption thereof is permitted by Section 10.08, cash deposited with the trustee or any paying agent under the applicable Indebtedness, or held in trust by the Company, in connection with the prepayment, repurchase or redemption of such Indebtedness.
In connection with the granting of Liens of the type described in clauses (c), (f), (g), (i), (m), (t), (x) and (y) of this Section 10.01 by the Company or any of its Subsidiaries, the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate by it in connection therewith (including, without limitation, by executing appropriate lien releases or lien subordination agreements in favor of the holder or holders of such Liens, in either case solely with respect to the item or items of equipment or other assets subject to such Liens).
10.02.    Consolidation, Merger, Purchase or Sale of Assets, etc. The Company will not, and will not permit any of its Subsidiaries to, (i) wind up, liquidate or dissolve its affairs or enter into any partnership, joint venture, or transaction of merger or consolidation, (ii) convey, sell, lease or otherwise dispose of all or any part of its property or assets, or enter into any sale-leaseback transactions, or (iii) make any Investment, purchase all or substantially all of the assets of, or the assets constituting a business, division or product line of, any Person or make any Capital Expenditures, except that:
(a)    Capital Expenditures by the Company and its Subsidiaries shall be permitted (other than Capital Expenditures constituting a Permitted Acquisition or an Asset Acquisition unless permitted under Section 10.02(k) or (v));
(b)    the Company and its Subsidiaries may sell inventory in the ordinary course of business;
(c)    the Company and its Subsidiaries may liquidate or otherwise dispose of obsolete, expired or worn-out property in the ordinary course of business;
(d)    Investments may be made to the extent permitted by Section 10.05;
(e)    the Company and its Subsidiaries may sell assets (other than the capital stock or other Equity Interests of any Wholly-Owned Subsidiary, unless all of the capital stock or other Equity Interests of such Wholly-Owned Subsidiary are sold in accordance with this clause (e)), so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) each such sale is in an arm’s-length transaction and the Company or the respective Subsidiary receives at least Fair Market Value, (iii) the consideration received by the Company or such Subsidiary consists of at least 75% cash or Cash Equivalents and is paid at the time of the closing of such sale~~,~~ and (iv~~) the Net Sale Proceeds therefrom are applied as (and to the~~

~~extent) required by Section 5.02(b) and (v~~) the aggregate amount of the cash and non-cash proceeds received from all assets sold pursuant to this clause (e) shall not exceed $~~15,000,000~~25,000,000 in any fiscal year of the Company (for this purpose, in each case, using the Fair Market Value of property other than cash);
(f)    the Company and its Subsidiaries may lease (as lessee) or license (as licensee) real or personal property (so long as any such lease or license does not create a Capitalized Lease Obligation except to the extent permitted by Section 10.04(d) or (p));
(g)    the Company and its Subsidiaries may sell or discount, in each case without recourse (other than customary indemnities in respect of third party liens and claims and customary reductions in purchase price for claims against the Company or a Subsidiary for failure to comply with the terms of the contract under which the accounts receivable or lease receivables arose) and in the ordinary course of business, (i) accounts receivable and lease receivables arising in the ordinary course of business, but only in connection with the compromise or collection thereof and not as part of any financing transaction, (ii) accounts receivable and lease receivables arising in the ordinary course of business that do not constitute Eligible Accounts so long as such sale or discount is not part of any financing transaction (it being understood, for the avoidance of doubt, that any sale or discount of such ~~account~~accounts receivable or lease receivables without any repurchase obligation shall not constitute a financing transaction) and (iii) letters of credit from customers in order to collect payments in respect of an account receivable or lease receivable earlier than otherwise due in the ordinary course of business and not as part of any financing transaction;
(h)    the Company and its Subsidiaries may grant licenses, sublicenses, leases or subleases to other Persons not materially interfering with the conduct of the business of the Company or any of its Subsidiaries, in each case so long as no such grant otherwise affects in any material respect the Collateral Agent’s security interest in the asset or property subject thereto (other than in respect of any Permitted Liens related thereto);
(i)    (t) the U.S. Borrowers may transfer assets between or among one another, (u) the U.S. Borrowers may transfer assets (other than Eligible Accounts and Eligible Inventory) to a U.S. Subsidiary Guarantor, (v) the U.S. Subsidiary Guarantors may transfer assets between or among one another or to a U.S. Borrower, (w) the Canadian Borrowers may transfer assets between or among one another, to a U.S. Borrower or (other than Eligible Accounts and Eligible Inventory) to a Canadian Subsidiary Guarantor, (x) the Canadian Subsidiary Guarantors may transfer assets between or among one another or to a Canadian Borrower or a U.S. Borrower, (y) any Subsidiary of the Company that is not a Credit Party may transfer assets between or among one another or to a Credit Party and (z) the Credit Parties may (I) transfer spares, equipment and inventory to be used for internal research and development, customer demonstrations, homologation and other general business purposes to any Subsidiary of the Company in the ordinary course of business and ~~on a basis consistent with past practice and~~ (II) assign purchase orders and customer contracts in the ordinary course of business to comply with applicable law or otherwise in such Credit Party’s reasonable business judgment to address legal, trade, regulatory or tax considerations in the ordinary course of business, in each case (other than with respect to preceding clause (z) unless such assets are transferred to another Credit Party) so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents in the assets so transferred shall remain in full force and effect and perfected (to at least the same extent as in effect immediately prior to such transfer) and all actions required to maintain said perfected status have been taken (other than with respect to up to $~~10,000,000~~15,000,000 in the aggregate in any fiscal year of the Company of spares, equipment and inventory that are both (A) transferred from a Credit Party to a Canadian Credit Party and (B) maintained at a location in Quebec, Canada);

(j)    (v) any Domestic Subsidiary of the Company may be merged, consolidated or liquidated with or into a U.S. Credit Party (so long as (i) in the case of any such merger, consolidation or liquidation involving the Company, the Company is the surviving Person, (ii) in the case of any such merger, consolidation or liquidation involving another U.S. Borrower, a U.S. Borrower is the surviving Person, and (iii) in the case of any such other merger, consolidation or liquidation, a U.S. Credit Party is the surviving Person), (w) any Canadian Subsidiary may be merged, amalgamated, consolidated or liquidated with or into (i) any Canadian Credit Party (so long as (A) in the case of any such merger, amalgamation, consolidation or liquidation involving a Canadian Borrower, a Canadian Borrower is the surviving Person, and (B) in the case of any such other merger, amalgamation, consolidation or liquidation, a Canadian Credit Party is the surviving Person), (ii) in the case of any Canadian Subsidiary that is not a Canadian Borrower, any U.S. Credit Party (so long as such U.S. Credit Party is the surviving Person) or (iii) in the case of Canadian Subsidiary that is a Canadian Borrower, any U.S. Borrower (so long as such U.S. Borrower is the surviving Person), (x) any Domestic Subsidiary of the Company that is not a U.S. Credit Party may be merged, consolidated or liquidated with or into any other Domestic Subsidiary of the Company that is not a U.S. Credit Party, (y) any Canadian Subsidiary of the Company that is not a Canadian Credit Party may be merged, amalgamated, consolidated or liquidated with or into another Canadian Subsidiary of the Company that is not a Canadian Credit Party, and (z) any Foreign Subsidiary of the Company (other than a Canadian Subsidiary) may be merged, consolidated or liquidated with or into (i) any other Foreign Subsidiary of the Company (other than a Canadian Subsidiary, in each case so long as any security interests granted to the Collateral Agent for the benefit of the Secured Creditors in the assets (and Equity Interests) of any such Person subject to any such transaction shall remain in full force and effect and perfected and enforceable (to at least the same extent as in effect immediately prior to such merger, amalgamation, consolidation or liquidation) and all actions required to maintain said perfected status have been taken or (ii) any Credit Party (so long as such Credit Party is the surviving Person);
(k)    (i) Permitted Acquisitions may be consummated in accordance with the requirements of Section 9.13~~;~~ and (ii) the Company and its Subsidiaries may consummate any Asset Acquisition not otherwise constituting a Permitted Acquisition so long as, in the case of this clause (ii), (w) the Payment Conditions are satisfied both before and after giving effect to such Asset Acquisition, (x) if the assets acquired pursuant to such Asset Acquisition are to be included in any applicable Borrowing Base as of the date of such Asset Acquisition, the Company shall have delivered to the Administrative Agent a Borrowing Base Certificate, completed on a Pro Forma Basis giving effect to the respective Asset Acquisition, (y) if any assets acquired pursuant to such Asset Acquisition are to be included in any applicable Borrowing Base, the Administrative Agent shall have received (or, if such assets would contribute an amount equal to or less than $10,000,000 to the Borrowing Base, only to the extent requested by the Administrative Agent) (1) an appraisal of such assets constituting Inventory of the U.S. Borrowers so acquired in such Asset Acquisition, (2) a collateral examination of such Inventory and (3) a collateral examination of such assets constituting Accounts of the respective Borrowers so acquired in such Asset Acquisition, in each case, in scope and form, and from a third-party appraiser and a third-party consultant, respectively, reasonably satisfactory to the Administrative Agent and at the sole cost and expense of the Company and (z) the Company shall have delivered to the Administrative Agent a certificate executed by an Authorized Officer of the Company, certifying to such officer’s knowledge, compliance with the requirements of preceding clauses (w) through (y), inclusive and demonstrating (in reasonable detail) the calculations required by clauses (ii) and (iii) of the definition of Payment Conditions, inclusive; provided, that such certificate shall not be required to contain such calculations if, at the time of such Asset Acquisition (and after giving pro forma effect thereto), the Credit Parties and their Subsidiaries have at least $500,000,000 in the aggregate of Unrestricted cash and Cash Equivalents;

(l)    the Company and its Subsidiaries may (i) use or transfer cash ~~or~~in a manner not prohibited by the terms of the Credit Documents, and (ii)(a) liquidate or otherwise dispose of Cash Equivalents, (b) liquidate, unwind or otherwise dispose of Call Spread Options, and (c) liquidate or otherwise dispose of Other Financial Investments, in each case in this sub-clause (ii), for cash at Fair Market Value in a manner not prohibited by the terms of the Credit Documents;
(m)    Dividends may be paid to the extent permitted by Section 10.03;
(n)    the Company and its Subsidiaries may cancel ~~or~~, abandon or otherwise dispose of intellectual property rights which are, in the reasonable business judgment of the Company or such Subsidiary, no longer used or useful in~~,~~ the business of the Company or such Subsidiary;
(o)    the Company and its Subsidiaries may dispose of property and assets to the extent such property and assets were the subject of a casualty or condemnation proceedings upon the occurrence of the related Recovery Event;
(p)    the Company and its Subsidiaries may sell property or assets in transactions not otherwise permitted by this Section 10.02 provided that ~~(x)~~ the Net Sale Proceeds received from all assets or property sold pursuant to this clause (p) shall not exceed $~~5,000,000~~25,000,000 in any fiscal year of the Company ~~and (y) the Net Sale Proceeds therefrom are applied as (and to the extent) required by Section 5.02(b)~~;
(q)    any non-operating Subsidiary of the Company with no material assets and no material liabilities may wind up, liquidate or dissolve;
(r)    the Company and its Subsidiaries may grant Permitted Liens;
(s)    dispositions of equipment or real property to the extent that (i) such property is exchanged for credit against the purchase price of similar replacement property or (ii) the proceeds of such disposition are reasonably promptly applied to the purchase price of such replacement property; ~~and~~
(t)    ~~(t)~~    dispositions and transfers of property by Cyan (or the Company as successor by merger to Cyan) or any Subsidiary of Cyan to the Company or any Subsidiary of the Company; provided that the property which is the subject of any such disposition and transfer is limited to property of Cyan and its Subsidiaries held immediately prior to the Cyan Acquisition~~.~~;
(u)    the Company and its Subsidiaries may convey, sell, lease or otherwise dispose of property or assets not included in any Borrowing Base between or among themselves in an aggregate amount not to exceed $50,000,000;
(v)    so long as no Default or Event of Default then exists or would result therefrom, the Company and its Subsidiaries may make additional Asset Acquisitions not otherwise permitted by this Section 10.02 in an aggregate amount (together with the aggregate outstanding amount of Investments made pursuant to Section 10.05(v)) not to exceed $100,000,000; and
(w)    the Company and its Subsidiaries shall be permitted to make earnest money deposits permitted by Section 10.01(r).
To the extent the Required Lenders waive the provisions of this Section 10.02 with respect to the sale of any Collateral, or any Collateral is sold as permitted by this Section 10.02 (other than to the

Company or a Subsidiary thereof), such Collateral shall be sold free and clear of the Liens created by the Security Documents, and the Administrative Agent and the Collateral Agent shall be authorized to take any actions deemed appropriate in order to effect and/or evidence the foregoing.
Notwithstanding anything to the contrary contained above in this Section 10.02 or elsewhere in this Agreement, at any time when an Event of Default has occurred and is continuing, no Eligible Accounts or Eligible Inventory may be sold, transferred or otherwise disposed of by any Credit Party (other than sales and the use of cash in the ordinary course of business and transactions permitted by Sections 10.02(g) and (o)).
10.03.    Dividends. The Company will not, and will not permit any of its Subsidiaries to, authorize, declare or pay any Dividends with respect to the Company or any of its Subsidiaries, except that:
(a)    any Subsidiary of the Company may pay Dividends to the Company or to any Wholly-Owned Domestic Subsidiary of the Company and any Foreign Subsidiary of the Company also may pay Dividends to any Wholly-Owned Foreign Subsidiary of the Company;
(b)    any Non-Wholly-Owned Subsidiary of the Company may pay Dividends to its shareholders, members or partners generally, so long as the Company or its respective Subsidiary which owns the Equity Interest in the Subsidiary paying such Dividends receives at least its proportionate share thereof (based upon its relative holding of the Equity Interest in the Subsidiary paying such Dividends and taking into account the relative preferences, if any, of the various classes of Equity Interests of such Subsidiary);
(c)    the Company may redeem, repurchase or otherwise acquire for value outstanding shares of Company Common Stock (or options, warrants or other rights to acquire such Company Common Stock) following the death, disability, retirement or termination of employment of officers, directors or employees of the Company or any of its Subsidiaries, provided that (x) the aggregate amount of all such redemptions and repurchases pursuant to this Section 10.03(c) shall not exceed $~~2,500,000~~5,000,000 in any fiscal year of the Company (less the amount of any such redemption or repurchase effected by the forgiveness of Indebtedness owed to the Company by such officer, director or employee) and (y) at the time of any such redemption or repurchase permitted to be made pursuant to this Section 10.03(c), no Default or Event of Default shall then exist or result therefrom;
(d)    the Company may pay regularly scheduled Dividends on its Qualified Preferred Stock pursuant to the terms thereof solely through the issuance of additional shares of such Qualified Preferred Stock (but not in cash), provided that in lieu of issuing additional shares of such Qualified Preferred Stock as Dividends, the Company may increase the liquidation preference of the shares of Qualified Preferred Stock in respect of which such Dividends have accrued;
(e)    the Company may pay or make additional cash Dividends so long as the Payment Conditions are satisfied both before and after giving effect to the payment or making of such Dividends;
(f)    the Company may acquire shares of its Equity Interests in connection with the exercise of stock options or warrants to the extent such Equity Interests represent a portion of the exercise price of those stock options or warrants by way of cashless exercise;
(g)    the Company may make Dividends consisting of the issuance of equity rights convertible into Qualified Preferred Stock in connection with certain “anti-takeover” and “poison pill” arrangements approved by the Board of Directors of the Company;

(h)    the Company may make Dividends to directors, officers and employees of the Company and its Subsidiaries in connection with any incentive plans approved by the Board of Directors of the Company consisting of (i) shares of Company Common Stock (or options, warrants and other equity instruments in respect thereof), (ii) cash incentive bonuses, and (iii) stock appreciation rights or performance units, including any cash payments in connection therewith; and
(i)    upon any conversion of any Permitted Convertible Notes at maturity into shares of Company Common Stock, the Company may make Dividends consisting of the exercise of the applicable Call Spread Option relating to such Permitted Convertible Notes.
10.04.    Indebtedness. The Company will not, and will not permit any of its Subsidiaries to, contract, create, incur, assume or suffer to exist any Indebtedness, except:
(a)    Indebtedness incurred pursuant to this Agreement and the other Credit Documents;
(b)    Existing Indebtedness outstanding on the Effective Date and, except for intercompany Indebtedness among the Company and its Subsidiaries, listed on Schedule 8.20 (as reduced by any repayments of principal thereof after the Effective Date for which the obligor thereunder has no right to reborrow pursuant to the terms of such Indebtedness), and any subsequent extension, renewal, replacement or refinancing thereof; provided that the aggregate principal amount of the Indebtedness to be extended, renewed or refinanced or the aggregate commitment in respect of such Indebtedness does not exceed that amount outstanding or commitment then in effect at the time of any such extension, renewal, replacement or refinancing (although in no event shall the amount of any such commitment exceed that amount in effect on the Effective Date, as reduced by any permanent commitment reductions thereafter) (plus the sum of (A) accrued and unpaid interest and fees thereon and (B) customary fees and expenses relating to such extension, renewal, replacement or refinancing);
(c)    Indebtedness (i) of the Company and its Subsidiaries under Interest Rate Protection Agreements entered into with respect to other Indebtedness permitted under this Section 10.04 and (ii) of the Company and its Subsidiaries under Other Hedging Agreements entered into in the ordinary course of business and providing protection to the Company and its Subsidiaries against fluctuations in currency values or commodity prices in connection with the Company’s or any of its Subsidiaries’ ordinary course of business operations, in either case so long as the entering into of such Interest Rate Protection Agreements or Other Hedging Agreements are bona fide hedging activities and are not for speculative purposes;
(d)    Indebtedness of the Company and its Subsidiaries evidenced by Capitalized Lease Obligations (including the financing of such related installation, maintenance or software licensing charges) and purchase money Indebtedness described in Sections 10.01(f) and (g) and any subsequent extension, renewal, replacement or refinancing thereof as permitted by such Sections 10.01(f) and (g); provided that in no event shall the sum of the aggregate principal amount of all Indebtedness permitted by this clause (d) exceed $50,000,000 at any time outstanding;
(e)    Indebtedness constituting Intercompany Loans to the extent permitted by Section 10.05(h), (p) or (v);
(f)    Indebtedness consisting of unsecured guaranties by (i) a U.S. Borrower of the Indebtedness and lease and other contractual obligations of its Wholly-Owned Subsidiaries in the ordinary course of business and on a basis consistent with past practice, (ii) the U.S. Credit Parties of each other’s Indebtedness and lease and other contractual obligations (other than obligations in respect of Permitted Convertible Notes ~~or Cyan Convertible Notes~~), (iii) the Canadian Credit Parties of each other’s Indebtedness and lease and other contractual obligations and (iv) Subsidiaries of the Company that are not Credit Parties of each other’s Indebtedness and lease and other contractual obligations, in each case to the extent that the guaranteed Indebtedness or lease or other contractual arrangement is otherwise permitted under this Agreement;
(g)    Indebtedness of a Subsidiary of the Company acquired pursuant to a Permitted Acquisition or an Asset Acquisition (or Indebtedness assumed at the time of ~~a~~an Asset Acquisition or Permitted Acquisition of an asset securing such Indebtedness); provided that (i) such Indebtedness was not incurred in connection with, or in anticipation or contemplation of, such Permitted Acquisition or Asset Acquisition, (ii) such Indebtedness does not constitute debt for borrowed money, it being understood and agreed that Capitalized Lease Obligations, purchase money Indebtedness and mortgage financing in respect of any Real Property shall not constitute debt for borrowed money for purposes of this ~~subclause~~sub-clause (ii) and (iii) the aggregate principal amount of all Indebtedness permitted by this clause (g) shall not exceed $10,000,000 at any one time outstanding;
(h)    Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business, so long as such Indebtedness is extinguished within ten Business Days of the incurrence thereof;
(i)    Indebtedness of the Company and its Subsidiaries with respect to performance bonds, surety bonds, appeal bonds, guarantees or customs bonds required in the ordinary course of business or in connection with the enforcement of rights or claims of the Company or any of its Subsidiaries or in connection with judgments that do not result in a Default or an Event of Default;
(j)    Indebtedness owed to any Person providing property, casualty, liability or other insurance to the Company or any of its Subsidiaries, so long as the amount of such Indebtedness is not in excess of the amount of the unpaid cost of, and shall be incurred only to defer the cost of such insurance for the period in which such Indebtedness is incurred and such Indebtedness is outstanding only for a period not exceeding twelve months;
(k)    Indebtedness of the Company or any of its Subsidiaries which may be deemed to exist in connection with agreements providing for indemnification, severance arrangements, purchase price adjustments, earnouts, stay bonuses and similar obligations in connection with the acquisition or disposition of assets in accordance with the requirements of this Agreement, so long as any such obligations are those of the Person making the respective acquisition or sale, and are not guaranteed by any other Person except as permitted by Section 10.04(f);
(l)    Indebtedness of the Company under (x) the Existing Convertible Notes (as reduced by any repayments or prepayments of principal thereof after the Effective Date, including as a result of any conversion of such Existing Convertible Notes into Company Common Stock in accordance with the terms thereof) and (y) any renewal, exchange (for unsecured Indebtedness of the Company or common Equity Interests or Qualified Preferred Stock of the Company) or extension of any Existing Convertible Notes or any new issuance of unsecured senior convertible notes of the Company so long as, in the case of any such renewal, exchange, extension or new issuance pursuant to this sub-clause (y) (each, a “Permitted Convertible Notes Restructuring”) (i) the aggregate net cash proceeds (if any) from ~~all such issuances~~such Permitted Convertible Notes Restructuring incurred after the Sixth Amendment Effective Date in excess of $~~300,000,000~~350,000,000 are applied within ~~six~~eighteen months thereafter to repay in full any then outstanding Existing Convertible Notes, (ii) except with respect to no more than $350,000,000 in aggregate principal amount of such Permitted Convertible Notes Restructurings constituting Indebtedness incurred after the Sixth Amendment Effective Date, no such Indebtedness shall have any maturity or mandatory redemption, prepayment, amortization, sinking fund or similar obligation (other than pursuant to a customary change of control offer and acceleration provisions following the occurrence of an event of default thereunder) prior to the date which is ~~six months~~91 days after the Final Maturity Date in effect at the time of the incurrence or issuance of such Indebtedness, (iii) except with respect to no more than $~~300,000,000~~350,000,000 in aggregate principal amount of such Permitted Convertible Notes Restructurings constituting Indebtedness incurred after the Sixth Amendment Effective Date, the aggregate principal amount of such Indebtedness does not exceed the aggregate principal amount of the Existing Convertible Notes to be renewed, extended or repaid (plus the sum of (A) accrued and unpaid interest thereon and (B) customary fees and expenses relating to such renewal, extension or issuance) and (iv) the terms of such Permitted Convertible Notes Restructurings constituting Indebtedness (other than pricing, other economic terms and maturity) are either (x) substantially similar to the Existing Convertible Notes ~~or (y~~(as reasonably determined by the Company in good faith), (y) otherwise reflect market terms with respect to such Indebtedness at the time of the incurrence of such Indebtedness (as reasonably determined by the Company in good faith) or (z) otherwise reasonably acceptable to the Administrative Agent;
(m)    Indebtedness of the Company or any of its Subsidiaries for reimbursement obligations relating to letters of credit (other than Letters of Credit, but inclusive of any letters of credit that constitute Existing Indebtedness), performance bonds, surety bonds and bid bonds so long as the sum of the aggregate available amount of all such letters of credit (and any unreimbursed drawings in respect thereof) and the then outstanding amount of performance bonds, surety bonds and bid bonds does not at any time exceed $100,000,000;
(n)    Indebtedness of the Company (which Indebtedness may be (A) (a) unsecured or (b) to the extent permitted below in this clause (n), secured by a Lien on the Collateral (including any Permitted Additional Secured Indebtedness Priority Collateral that will become Collateral) and (B) guaranteed (other than in respect of Additional Convertible Notes) on a like basis by the other U.S. Credit Parties, so long as (i) no Default or Event of Default then exists or would result therefrom, (ii) such Indebtedness does not mature earlier than ~~six months~~91 days after the Final Maturity Date in effect at the time of incurrence of such Indebtedness (other than an earlier maturity date for customary bridge financings which, subject to customary conditions, would either be automatically converted into or required to be exchanged for permanent financing which does not provide for a maturity date earlier than ~~six months~~91 days after such Final Maturity Date), (iii) such Indebtedness does not have any mandatory redemption, prepayment, amortization, sinking fund or similar obligations prior to such maturity date (other than pursuant to (x) customary asset sale (or casualty or condemnation event), change of control, and, in the case of term loans only, unpermitted debt issuance, excess cash flow and/or extraordinary receipts offer or repayment provisions and, in the case of any customary bridge financing, prepayments of such bridge financing from the issuance of equity or other Indebtedness permitted hereunder which meets the requirements of this definition, (y) in the case of term loans, nominal amortization requirements not to exceed 1% per annum of the initial aggregate principal amount of such Indebtedness and (z) acceleration provisions following the occurrence of an event of default thereunder), (iv) the terms and conditions of such Indebtedness (excluding maturity and economic terms such as interest rate and redemption premiums) are (x) reasonably satisfactory to the Administrative Agent (it being understood and agreed that the terms and conditions of that certain Credit Agreement, dated as of the Third Amendment Effective Date, among the Company, Bank of America, N.A., as administrative agent, the other agents party thereto and the lenders party thereto from time to time attached hereto as Exhibit P (as amended through the Sixth Amendment Effective Date and as further amended, restated, modified, supplemented, increased, renewed, replaced, refinanced and extended, from time to time in accordance with Section 10.08(c) and the Intercreditor Agreement, the “2014 Term Facility”), are reasonably satisfactory to the Administrative Agent), (y) substantially similar to the terms and conditions of the 2014 Term Facility

(as reasonably determined by the Company in good faith) or (z) taken as a whole, no more restrictive than the terms and conditions of the 2014 Term Facility (as reasonably determined by the Company in good faith), (v) to the extent such Indebtedness is subordinated, the terms of such Indebtedness provide for customary payment subordination to the Obligations as reasonably determined by the Administrative Agent in good faith, (vi) if such Indebtedness is secured (it being understood that, in no event, shall any Additional Convertible Notes be permitted to be secured), (x) it shall not be secured by any assets or property other than Collateral securing the Obligations (including any assets or property of the U.S. Credit Parties that are not covered by the Security Documents on the Effective Date but which will secure the Obligations from and after the issuance of such Indebtedness as contemplated by Section 9.12(e)), (y) at the time of the entering into of any such Indebtedness, an Intercreditor Agreement shall have been entered into and shall be in full force and effect and the U.S. Credit Parties shall have complied with their obligations under Section 9.12(e), and (z) the Intercreditor Agreement shall provide, inter alia, that the Collateral Agent, for the benefit of the Secured Creditors, shall retain a First Priority Lien on the ABL Priority Collateral and shall have a Second Priority Lien on the Permitted Additional Secured Indebtedness Priority Collateral, (vii) except to the extent provided below, the Company shall be in compliance, on a Pro Forma Basis, with (x) a Fixed Charge Coverage Ratio of at least 1.00:1.00, and (y) a Total Secured Leverage Ratio of less than 2.50:1.00, in each case for the respective Calculation Period, (viii) except to the extent provided below, 90-Day Excess Availability and Excess Availability on the date of the proposed incurrence or issuance of such Indebtedness (calculated after giving effect to the Borrowing of any Loans or issuance of any Letters of Credit in connection therewith (and assuming that such Loans and Letters of Credit had remained outstanding throughout the applicable 90-day period (or shorter period, if applicable) for which 90-Day Excess Availability is to be determined)) exceeds $20,000,000, and (ix) prior to the incurrence or issuance of such Indebtedness, the Company shall have delivered to the Administrative Agent a certificate of an Authorized Officer of the Company certifying as to compliance with the requirements of preceding clauses (i) through (viii) and containing the calculations (in reasonable detail) required by preceding ~~clauses~~sub-clauses (vii) and (viii); provided, however, the requirements of preceding sub-clauses (vii) and (viii) shall not apply (x) to the first $~~250,000,000~~350,000,000 of Indebtedness in aggregate principal amount (excluding, for purposes of such calculation, the 2014 Term Facility) incurred or issued pursuant to this clause (n) after the Sixth Amendment Effective Date, so long as 100% of the net cash proceeds therefrom are applied to repay, repurchase, redeem or defease outstanding Existing Convertible Notes contemporaneously with the incurrence or issuance of such Indebtedness or within ~~six~~eighteen months thereafter, (y) to any Indebtedness incurred or issued pursuant to this clause (n) so long as 100% of the net cash proceeds therefrom are applied to repay, repurchase, redeem or defease any then outstanding Permitted Additional Indebtedness contemporaneously with the incurrence or issuance of such Indebtedness or (z) to the entering into of the 2014 Term Facility and the incurrence of Indebtedness thereunder on the Third Amendment Effective Date; and provided further, that (x) the requirements of preceding sub-clauses (ii), (iv), (vii) and (viii) shall not apply to (x) any renewal, replacement, refinancing or extension of the 2014 Term Facility otherwise permitted hereunder and (y) any incurrence otherwise permitted hereunder of up to $100,000,000 in aggregate principal amount of additional term Indebtedness incurred under the 2014 Term Facility (all unsecured Indebtedness incurred or issued under this clause (n) is referred to as “Permitted Additional Unsecured Indebtedness” and all secured Indebtedness incurred or issued under this clause (n) is referred to as “Permitted Additional Secured Indebtedness”);
(o)    so long as no Default or Event of Default then exists or would result therefrom, additional unsecured Indebtedness incurred by the Company and its Subsidiaries in an aggregate principal amount not to exceed $~~20,000,000~~25,000,000 at any time outstanding; and
(p)    Indebtedness of the Company and its Subsidiaries evidenced by the Ottawa Capitalized Lease, and any extension, renewal, replacement or refinancing thereof as permitted by Section

10.01(x); provided, however, that in no event shall the sum of the aggregate principal amount of all such Indebtedness permitted by this clause (p) exceed Cdn.$100,000,000 at any time outstanding~~; and~~.
~~(q) upon the consummation of the Cyan Acquisition, Indebtedness of Cyan and the Company under the Cyan Convertible Notes Documents (including any Guarantee by the Company thereunder.~~
10.05.    Advances, Investments and Loans. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, lend money or credit or make advances to any Person, or purchase or acquire any stock, obligations or securities of, or any other Equity Interest in, or make any capital contribution to, any other Person, or purchase or own a futures contract or otherwise become liable for the purchase or sale of currency or other commodities at a future date in the nature of a futures contract, or hold any cash or Cash Equivalents (each of the foregoing an “Investment” and, collectively, “Investments”), except that the following shall be permitted:
(a)    the Company and its Subsidiaries may acquire and hold accounts receivables or lease receivables owing to any of them, if created or acquired in the ordinary course of business;
(b)    the Company and its Subsidiaries may acquire and hold cash and Cash Equivalents;
(c)    the Company and its Subsidiaries may hold the Investments held by them on the Effective Date and described on Schedule 10.05(c) and any subsequent renewal or extension of any such Investment in the form of Indebtedness of another Person (solely to the extent there is no increase in the amount of such Investment); provided that any additional Investments made with respect thereto shall be permitted only if permitted under the other provisions of this Section 10.05;
(d)    the Company and its Subsidiaries may acquire and own investments (including debt obligations) received in connection with the bankruptcy or reorganization of suppliers and customers and in good faith settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;
(e)    the Company and its Subsidiaries may make loans and advances to their officers, directors and employees for moving, relocation and travel expenses and other similar expenditures, in each case in the ordinary course of business in an aggregate amount not to exceed $~~1,000,000~~3,000,000 at any time (determined without regard to any write-downs or write-offs of such loans and advances);
(f)    the Company and its Subsidiaries may acquire and hold obligations of their officers, directors and employees in connection with such officers’, directors’ and employees’ acquisition of shares of the Common Stock of the Company (so long as no cash is actually advanced by the Company or any of its Subsidiaries in connection with the acquisition of such obligations);
(g)    the Company and its Subsidiaries may enter into Interest Rate Protection Agreements and Other Hedging Agreements to the extent permitted by Section 10.04(c);
(h)    (i) any U.S. Credit Party may make intercompany loans and advances to any other U.S. Credit Party, (ii) any Canadian Credit Party may make intercompany loans and advances to any other Canadian Credit Party or to any U.S. Credit Party, (iii) any Subsidiary of the Company which is not a Credit Party may make intercompany loans and advances (x) to any Credit Party or (y) to any other Subsidiary of the Company which is not a Credit Party and (iv) any Credit Party may make intercompany loans and advances to any Subsidiary of the Company in the ordinary course of business (such intercompany loans and advances referred to in preceding clauses (i), (ii), (iii) and (iv), together with any intercompany loans and advances made between or among the Company and its Subsidiaries in reliance on clauses (c), (p) and (v) of this Section 10.05, collectively, the “Intercompany Loans”); provided that (A) to the extent evidenced by a promissory note in an amount greater than or equal to $~~3,000,000~~5,000,000 (or such lesser amount as required by the 2014 Term Facility or any other Permitted Additional Secured Indebtedness), each such promissory note owned or held by a Credit Party shall be delivered to the Collateral Agent pursuant to the applicable Security Document and (B) any Intercompany Loans made to any Credit Party or other Subsidiary of the Company pursuant to this clause (h) shall cease to be permitted by this clause (h) if such Credit Party or other Subsidiary of the Company ceases to constitute a Credit Party or a Subsidiary of the Company, as the case may be, unless such Intercompany Loan is otherwise permitted by this clause (h) or another clause of this Section 10.05;
(i)    (i) the U.S. Credit Parties may make cash equity investments in their respective Subsidiaries that are also U.S. Credit Parties, (ii) the Canadian Credit Parties may make cash equity investments in their respective Subsidiaries that are also Canadian Credit Parties, (iii) any Subsidiary of the Company that is not a Credit Party may make cash equity investments in other Subsidiaries of the Company that are not Credit Parties and (iv) any Credit Party may make cash equity investments in any Subsidiary of the Company in the ordinary course of business;
(j)    the Company and its Subsidiaries may own the Equity Interests of their respective Subsidiaries created or acquired in accordance with the terms of this Agreement (so long as all amounts invested in such Subsidiaries are independently justified under another provision of this Section 10.05);
(k)    Contingent Obligations permitted by Section 10.04, to the extent constituting Investments;
(l)    Permitted Acquisitions shall be permitted in accordance with the requirements of Section 9.13 and any customary cash earnest money deposits made in connection therewith;
(m)    the Company and its Subsidiaries may receive and hold promissory notes and other non-cash consideration received in connection with any asset sale permitted by Section 10.02(e) ~~and~~, (i), (p), (t) or (u);
(n)    to the extent constituting Investments, transactions permitted by Sections 10.02 and Section 10.03;
(o)    the Company and its Subsidiaries may make advances in the form of a prepayment of expenses to vendors, tax or customs authorities, suppliers and trade creditors, so long as such expenses were incurred in the ordinary course of business of the Company or such Subsidiary;
(p)    so long as the Payment Conditions are satisfied both before and after giving effect to such Investments, the Company and its Subsidiaries may make additional Investments not otherwise permitted under this Section 10.05;
(q)    Investments in negotiable instruments deposited or to be deposited for collection in the ordinary course of business;
(r)    deposits of cash made in the ordinary course of business to secure the performance of operating leases or the Ottawa Capitalized Lease and any renewals, replacements, refinancings or extensions thereof;

(s)    Investments held by a Person acquired in a Permitted Acquisition to the extent that such Investments were not made in contemplation of or in connection with such Permitted Acquisition and were in existence on the date of such Permitted Acquisition;
(t)    to extent constituting an Investment, (w) cash deposits to secure obligations described in Section 10.01(y), (x) escrow deposits to secure indemnification obligations in connection with a transaction permitted by Section 10.02, (y) cash collateral to secure letters of credit and other obligations described in (and to the extent permitted by) Sections 10.01(l), (o) and (t) and (z) any joint and several liability between the Company or a Subsidiary thereof and another seller pursuant to co-contracting arrangements with customers in the ordinary course of business;
(u)    so long as no Default or Event of Default then exists or would result therefrom, the Company may make additional Investments in the form of Call Spread Options at the time of the issuance of any Additional Convertible Notes so long as the purchase price for such Call Spread Option is netted out of the cash proceeds of the issuance of such Additional Convertible Notes; ~~and~~
(v)    so long as no Default or Event of Default then exists or would result therefrom, the Company and its Subsidiaries may make additional Investments not otherwise permitted by this Section 10.05 in an aggregate amount (together with the aggregate amount of Asset Acquisitions made pursuant to Section 10.02(v)) not to exceed $~~25,000,000~~100,000,000 (determined without regard to any ~~writ-downs~~write-downs or write-offs thereof), net of cash payments of principal in the case of loans and cash equity returns (whether as a dividend or redemption) in the case of equity investments~~.~~; and
(w)    the Company and its Subsidiaries shall be permitted to make earnest money deposits permitted by Section 10.01(r).
10.06.    Transactions with Affiliates. The Company will not, and will not permit any of its Subsidiaries to, enter into any transaction or series of related transactions with any Affiliate of the Company or any of its Subsidiaries, other than on terms and conditions substantially as favorable to the Company or such Subsidiary as would reasonably be obtained by the Company or such Subsidiary at that time in a comparable arm’s-length transaction with a Person other than an Affiliate, except that the following in any event shall be permitted:
(a)    Dividends may be paid to the extent provided in Section 10.03;
(b)    loans may be made and other transactions may be entered into by the Company and its Subsidiaries to the extent permitted by Sections 10.02, 10.03, 10.04, 10.05 and 10.10;
(c)    customary fees, indemnities and reimbursements may be paid to non-officer directors of the Company and its Subsidiaries;
(d)    the Company may issue Company Common Stock and Qualified Preferred Stock;
(e)    the Company and its Subsidiaries may enter into, and may make payments under, employment agreements, change of control severance agreements, employee benefits plans, stock option plans, indemnification provisions and other similar compensatory arrangements (including for the reimbursement of expenses) with officers, employees and directors of the Company and its Subsidiaries in the ordinary course of business;

(f)    the Company and its Subsidiaries may pay and/or charge management fees, service fees, licensing fees and similar fees to one another in the ordinary course of business ~~on a basis substantially consistent with past practice~~ (or, in the case of pricing, as otherwise determined by the Company and its Subsidiaries in their respective reasonable business judgment); and
(g)    transactions solely among the Credit Parties otherwise permitted by the terms of the Credit Documents.
10.07.    Fixed Charge Coverage Ratio. During each Compliance Period, the Company shall not permit (i) the Fixed Charge Coverage Ratio for the last Test Period ended prior to the beginning of such Compliance Period for which financial statements are available to be less than 1.00:1.00, (ii) the Fixed Charge Coverage Ratio for any Test Period for which financial statements first become available during such Compliance Period to be less than 1.00:1.00 or (iii) the Fixed Charge Coverage Ratio for any Test Period ending during such Compliance Period to be less than 1.00:1.00. Within three Business Days after the beginning of a Compliance Period, the Company shall provide to the Administrative Agent a compliance certificate calculating the Fixed Charge Coverage Ratio for the Test Period for which financial statements are required to be delivered ended immediately prior to the beginning of such Compliance Period based on the most recent financial statements required to be delivered pursuant to Section 9.01(a) or (b), as applicable.
10.08.    Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Limitations on Voluntary Payments, etc. The Company will not, and will not permit any of its Subsidiaries to:
(a)    make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption, repurchase or acquisition for value of, or any prepayment or redemption as a result of any change of control or similar event, asset sale, insurance or condemnation event, debt issuance, equity issuance, capital contribution or similar required “repurchase” event of (including, in each case without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due), any ~~Cyan Convertible Notes, any~~ Permitted Convertible Note or Permitted Additional Indebtedness; provided, however:
(i)    the Company may make any payment or prepayment on, or redemption or acquisition for value of, any Permitted Convertible Notes ~~or any Cyan Convertible Notes,~~ through the exercise of any call option in respect thereof that is settled in Company Common Stock or, in respect of any fractional shares to be issued, in cash,
(ii)    so long as no Default or Event of Default then exists or would result therefrom and no Loans are outstanding in an aggregate amount in excess of (x) $25,000,000 immediately before and (y) $50,000,000 immediately after the respective payment, prepayment, redemption or acquisition for value, the Company may make any payment or prepayment on, or redemption or acquisition for value of, any Permitted Convertible Notes in an aggregate ~~principal~~ amount not to exceed $50,000,000 in any fiscal year of the Company;
(iii)    subject to the terms of the Intercreditor Agreement, the Company may redeem or repay outstanding Permitted Additional Secured Indebtedness with sale or insurance and condemnation proceeds of Permitted Additional Secured Indebtedness Priority Collateral and amounts in respect of excess cash flow and extraordinary receipts, in each case, as and to the extent required by the terms of the Permitted Additional Secured Indebtedness Documents;

(iv)    the Company may make additional payments or prepayments on, or redemptions or acquisitions for value of, any ~~Cyan Convertible Notes (only with respect to subclause (x) below), any~~ Permitted Convertible Notes or Permitted Additional Indebtedness (w) in the case of any Permitted Convertible Notes, pursuant to a Permitted Convertible Notes Restructuring, (x) to the extent made with Company Common Stock or Qualified Preferred Stock (whether pursuant to any conversion thereof or otherwise), (y) to the extent made with the net cash proceeds from the incurrence or issuance of any Additional Convertible Notes or Permitted Additional Indebtedness so long as no Default or Event of Default then exists or would result therefrom or (z) so long as the Payment Conditions are satisfied both before and after giving effect to such payment, prepayment, redemption or acquisition for value; ~~and~~
(v)    in connection with (and at the time of) any redemption of Permitted ~~Convertible Notes and Cyan~~ Convertible Notes permitted pursuant to preceding clause (ii) or (iv), the Company may pay make-whole premium payments required to be paid to the holders of the Permitted Convertible Notes ~~and Cyan Convertible Notes~~ that are the subject of any such redemption pursuant to the Permitted ~~Convertible Notes Documents and Cyan~~ Convertible Notes Documents in an aggregate amount not to exceed $50,000,000 in any fiscal year of the Company; and
(vi)    the Company may make any payment or prepayment on, or redemption or acquisition for value of, the Indebtedness incurred under the 2014 Term Facility ~~(A) on or prior to March 31, 2015, so long as no Default or Event of Default then exists or would result therefrom, and (B) at any time thereafter,~~ so long as no Default or Event of Default then exists or would result therefrom and no Loans are outstanding in an aggregate principal amount in excess of $50,000,000 immediately after the respective payment or prepayment on, or redemption or acquisition for value; ~~and~~
~~(vii) from and after the consummation of the Cyan Acquisition and so long as no Default or Event of Default then exists or would result therefrom, the Company may make any payment or prepayment on, or redemption, repurchase or acquisition for value of, any Cyan Convertible Notes in accordance with the terms of the Cyan Convertible Notes Documents.~~
(b)    amend, modify, change or waive any term or provision of any Permitted Convertible Notes Document in a manner which is either adverse to the interests of the Lenders in any material respect or would be in a form that would not otherwise be permitted to be entered into or incurred at such time in accordance with Section 10.04(l)(y) or Section 10.04(n); provided that the Company may amend the provisions of any Permitted Convertible Notes Document governing the method of settlement of any Permitted Convertible Note to permit under such Permitted Convertible Notes Document settlement of such Permitted Convertible Note in cash, stock, or a combination thereof at the Company’s election;
(c)    amend, modify, change or waive any term or provision of any Permitted Additional Indebtedness Document to the extent that the Permitted Additional Indebtedness Document in the amended, modified or changed form would not be able to be entered into or incurred at such time in accordance with Sections 10.01(s) and 10.04(n) (provided that any such amendment, modification, change or waiver with respect to any such Indebtedness permitted pursuant to Section 10.04(n) that does not increase the aggregate principal amount of such Indebtedness and does not extend the scheduled maturity of such Indebtedness shall not be subject to compliance with the provisions of either Section 10.04(n)(vii) or (viii) at the time of such amendment, modification, change or waiver) or, in the case of any Permitted Additional Secured Indebtedness Document, also to the extent not permitted at such time in accordance with the terms of the Intercreditor Agreement; or

(d)    other than any Permitted Convertible Notes Document (the amendment, modification or waiver of which shall be governed by preceding clause (b)) ~~and other than any Cyan Convertible Notes Document (the amendment, modification or waiver of which shall be governed by clause (e) of this Section 10.08)~~, amend, modify or change its certificate or articles of incorporation (including, without limitation, by the filing or modification of any certificate or articles of designation), certificate of formation, limited liability company agreement or by-laws (or the equivalent organizational documents), as applicable, or any agreement entered into by it with respect to its capital stock or other Equity Interests, or enter into any new agreement with respect to its capital stock or other Equity Interests, unless such amendment, modification, change or other action contemplated by this clause (d) could not reasonably be expected to be adverse to the interests of the Lenders in any material respect (it being understood that any of the foregoing that provides for reasonable and customary “anti-takeover” and “poison pill” arrangements approved by the Board of Directors of the Company shall in no event be considered adverse to the interests of the Lenders in any respect so long as such arrangements do not require the Company or any of its Subsidiaries to take any action that would otherwise be in violation of this Agreement or any other Credit Document)~~; or~~.
~~(e) amend, modify, change or waive any term or provision of any Cyan Convertible Notes Document in a manner which is adverse to the interests of the Lenders in any material respect (it being understood that any supplemental indenture described in the definition of Cyan Convertible Notes Documents shall be deemed to not be adverse to the interests of the Lenders in any material respect).~~
In addition to the foregoing, (i) the Company will not, and will not permit any of the other U.S. Credit Parties to, repay or prepay any Intercompany Loan owed by any such U.S. Credit Party to a Subsidiary of the Company that is not a U.S. Credit Party at any time that an Event of Default exists and is continuing and (ii) the Company will not permit any Canadian Credit Party to repay or prepay any Intercompany Loan owed by any Canadian Credit Party to any Subsidiary of the Company (other than another Credit Party) at any time that an Event of Default exists and is continuing.
10.09.    Limitation on Certain Restrictions on Subsidiaries. The Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any such Subsidiary to (a) pay dividends or make any other distributions on its capital stock or any other Equity Interest or participation in its profits owned by the Company or any of its Subsidiaries, or pay any Indebtedness owed to the Company or any of its Subsidiaries, (b) make loans or advances to the Company or any of its Subsidiaries or (c) transfer any of its properties or assets to the Company or any of its Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (i) applicable law, (ii) this Agreement and the other Credit Documents, (iii) the Permitted Convertible Notes Indenture and the other Permitted Convertible Notes Documents~~,~~ and ~~the Cyan Indenture (as in effect on the Fifth Amendment Effective Date assuming for purposes of this clause (iii) the application of Section 4.14 of the Cyan Indenture has occurred as a result of a Fundamental Change (as such term is defined in the Cyan Indenture) described in clause (a) or (b) of the definition thereof and thereafter as amended, restated, supplemented or otherwise modified from time to time so long as such amendment, restatement, supplement or modification is not adverse to the interests of the Lenders in any material respect) and the other Cyan Convertible Notes Documents (as in effect on the Fifth Amendment Effective Date assuming for purposes of this clause (iii) the application of Section 4.14 of the Cyan Indenture has occurred as a result of a Fundamental Change (as such term is defined in the Cyan Indenture) described in clause (a) or (b) of the definition thereof and thereafter as amended, restated, supplemented or otherwise modified from time to time so long as such amendment, restatement, supplement or modification is not adverse to the interests of the Lenders in any material respect)~~any agreement governing a Permitted Convertible Notes Restructuring, (iv) the Permitted Additional Indebtedness Documents, (v) customary provisions restricting subletting or assignment of any lease governing any leasehold interest of the Company or any of its Subsidiaries, (vi) customary provisions restricting assignment of any licensing agreement (in which the Company or any of its Subsidiaries is the licensee) or any other contract entered into by the Company or any of its Subsidiaries in the ordinary course of business, (vii) restrictions on the transfer of any asset pending the close of the sale of such asset, (viii) restrictions on the transfer of any asset subject to a Lien permitted by Section 10.01(c), (e), (f), (g), (l), (m), (n), (t), (u), (v), (x) or (y), (ix) any agreement or instrument governing Indebtedness (A) permitted pursuant to Section 10.04(b) (other than Intercompany Debt), provided that, any restrictions contained in any agreement governing any renewal, extension, replacement or refinancing of any Existing Indebtedness are not more restrictive in any material respect than the restrictions contained in the Existing Indebtedness to be renewed, extended, replaced or refinanced, (B) incurred pursuant to Section 10.04(d) or 10.04(p), provided that any such restriction contained therein relates only to the assets financed thereby, (C) incurred pursuant to Section 10.04(o), which restriction is only applicable to the transfers of assets (other than cash) of the Person that has incurred the subject Indebtedness or (D) incurred pursuant to Section 10.04(g), which encumbrance or restriction, in the case of this clause (D), is not applicable to any Person or the properties or assets of any Person, other than the Person or the properties or assets of the Person acquired pursuant to the respective Permitted Acquisition or Asset Acquisition and so long as the respective encumbrances or restrictions were not created (or made more restrictive) in connection with or in anticipation of the respective Permitted Acquisition or Asset Acquisition, (ix) restrictions applicable to any joint venture that is a Non-Wholly-Owned Subsidiary of the Company as a result of an Investment pursuant to Section 10.05 or a Permitted Acquisition effected in accordance with Section 9.13; provided that the restrictions applicable to such joint venture are not made more burdensome, from the perspective of the Company and its Subsidiaries, than those as in effect immediately before giving effect to the consummation of the respective Investment or Permitted Acquisition (but solely to the extent any are in effect at such time), (x) any agreement with Export Development Canada entered into by the Company or any of its Subsidiaries in connection with Export Development Canada’s provision of credit support for letters of credit issued for the account of the Company or any of its Subsidiaries; provided, that the terms of such agreements shall be on terms consistent with, and, in any event, shall be no more restrictive than, those in existence on the Effective Date ~~and~~, (xi) encumbrances or restrictions on cash or other deposits or net worth imposed by customers under agreements entered into in the ordinary course of business and (xii) in the case of clause (c) above, the restrictions contained in the Ottawa Capitalized Lease as in effect on the original date thereof and any renewals, replacements, refinancings or extensions thereof, so long as such restrictions are not broader than those contained in the Ottawa Capitalized Lease as in effect on the original date thereof.
10.10    Limitation on Certain Issuances of Equity Interests. (a) The Company will not, and will not permit any of its Subsidiaries to, issue (i) any Preferred Equity or (ii) any redeemable common stock or other redeemable common Equity Interests other than (x) common stock or other redeemable common Equity Interests that is or are redeemable at the sole option of the Company or such Subsidiary, as the case may be, unless the purchase thereof is otherwise expressly permitted under Section 10.03, and (y) Qualified Preferred Stock of the Company.
(b)    The Company will not permit any of its Subsidiaries to issue any capital stock or other Equity Interests (including by way of sales of treasury stock) or any options or warrants to purchase, or securities convertible into, capital stock or other Equity Interests, except (i) for transfers and replacements of then outstanding shares of capital stock or other Equity Interests, (ii) for stock splits, stock dividends and other issuances which do not decrease the percentage ownership of the Company or any of its Subsidiaries in any class of the capital stock or other Equity Interests of such Subsidiary, (iii) in the case of Foreign Subsidiaries of the Company, to qualify directors to the extent required by applicable law and for other nominal share issuances to Persons other than the Company and its Subsidiaries to the extent required under applicable law and (iv) for issuances by Subsidiaries of the Company which are newly created or acquired in accordance with the terms of this Agreement.
10.11.    Business; etc. The Company will not, and will not permit any of its Subsidiaries to, engage directly or indirectly in any business other than the businesses engaged in by the Company and its Subsidiaries as of the Effective Date and reasonable extensions thereof and businesses ancillary or complimentary thereto.
10.12.    Limitation on Creation of Subsidiaries; Additional Borrowers. (a) The Company will not, and will not permit any of its Subsidiaries to, establish, create or acquire after the Effective Date any Subsidiary (other than Non-Wholly Owned Subsidiaries permitted to be established, created or acquired in accordance with the requirements of Section 10.12(b)), provided that the Company and its Wholly-Owned Subsidiaries shall be permitted to establish, create and, to the extent permitted by this Agreement, acquire Wholly-Owned Subsidiaries, so long as, in each case, (i) ~~at least 10 days’ prior written notice thereof is given to the Administrative Agent (or such shorter period of time as is acceptable to the Administrative Agent in any given case), (ii) within 30 days~~ within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Administrative Agent in its sole discretion) after the establishment, creation or acquisition of any Subsidiary, the capital stock or other Equity Interests of such new Subsidiary (to the extent owned by a Credit Party) are pledged pursuant to, and to the extent required by, the applicable Security Document and the certificates, if any, representing such stock or other Equity Interests, together with stock or other appropriate powers duly executed in blank, are delivered to the Collateral Agent, and to the extent required by the applicable Security Document (but otherwise subject to the Intercreditor Agreement if then in effect), (~~iii~~ii) within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Indebtedness, and, in any event, as such date may be extended from time to time by the Administrative Agent in its sole discretion) after the establishment, creation or acquisition of any Wholly-Owned Domestic Subsidiary ~~(other than~~that would not on a Pro Forma Basis after giving effect to such establishment, creation or acquisition on the date of such establishment, creation or acquisition constitute an Immaterial Subsidiary~~)~~, such Wholly-Owned Domestic Subsidiary becomes a party to each of the Intercreditor Agreement if then in effect, the U.S. Security Agreement, the U.S. Pledge Agreement and the U.S. Guaranty and each other applicable Security Document and, to the extent requested by the Company to become a U.S. Borrower hereunder (with the consent of the Administrative Agent (not to be unreasonably withheld) and subject to the other requirements in Section 9.12(g) for such Wholly-Owned Domestic Subsidiary to become a U.S. Borrower hereunder), this Agreement and each applicable Note, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement, (~~iv~~iii) within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Indebtedness, and, in any event, as such date may be extended from time to time by the Administrative Agent in its sole discretion) after the establishment, creation or acquisition of any Wholly-Owned Canadian Subsidiary ~~(other than~~that would not on a Pro Forma Basis after giving effect to such establishment, creation or acquisition on the date of such establishment, creation or acquisition constitute an Immaterial Subsidiary~~)~~ , such Wholly-Owned Canadian Subsidiary becomes a party to each of the Canadian Security Agreement and the Canadian Guaranty and each other applicable Security Document and, to the extent requested by the Company to become a Canadian Borrower hereunder (with the consent of the Administrative Agent (not to be unreasonably withheld) and subject to the other requirements in Section 9.12(g) for such Wholly-Owned Canadian Subsidiary to become a Canadian Borrower hereunder), this Agreement and each applicable Note, in each case by executing and delivering to the Administrative Agent a counterpart of a Joinder Agreement and (~~v~~iv) each such new Wholly-Owned Domestic Subsidiary and each such new Wholly-Owned Canadian Subsidiary, to the extent requested by the Administrative Agent or the Required Lenders, takes all actions required pursuant to Section 9.12. In addition, each new Wholly-Owned Subsidiary that is required to execute any Credit Document (other than any Wholly-Owned Subsidiary that is not a Credit Party) shall execute and deliver, or cause to be executed and delivered, all other relevant documentation (including, upon the request of the Administrative Agent, opinions of counsel (which shall be substantially similar to those opinions delivered on the Effective Date)) of the type described in Section 6 as such new Wholly-Owned Subsidiary would have had to deliver if such new Wholly-Owned Subsidiary were a Credit Party on the Effective Date.
(b)    In addition to Subsidiaries of the Company permitted to be created pursuant to preceding clause (a), the Company and its Subsidiaries may establish, acquire or create, and make Investments in, Subsidiaries after the Effective Date as a result of Permitted Acquisitions (subject to the limitations contained in the definition thereof) and Investments expressly permitted to be made pursuant to Section 10.05; provided that, within 30 days thereafter (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Administrative Agent in its sole discretion), all of the capital stock or other Equity Interests of each such Subsidiary to the extent owned by a Credit Party shall be pledged by such Credit Party if and to the extent required by the applicable Security Document.
10.13.    No Additional Accounts; etc. The Company will not, and will not permit any other Credit Party to, directly or indirectly, open, maintain or otherwise have any checking, savings, deposit, securities or other accounts at any bank or other financial institution where cash or Cash Equivalents are or may be deposited or maintained with any Person, other than (a) the Core Deposit Accounts set forth on Part A of Schedule 10.13, (b) the DB Accounts, and (c) the Excluded Accounts set forth on Part B of Schedule 10.13 (which Part B shall identify, for each Excluded Account set forth thereon, whether the same is a Deposit Account, a ~~securities account~~Securities Account, a commodities account ~~or~~, a disbursement account or any other type of account); provided that, in any event, any such Credit Party may open a new Core Deposit Account or Excluded Account not set forth in such Schedule 10.13, so long as (A) in the case of a Core Deposit Account, (i) the Company has delivered an updated Schedule 10.13 to the Administrative Agent listing such new account and (ii) the financial institution with which such Core Deposit Account is opened, together with the applicable Credit Party which has opened the Core Deposit Account and the Collateral Agent, shall have delivered to the Administrative Agent a Cash Management Control Agreement in form and substance reasonably acceptable to the Administrative Agent (or, so long as no Dominion Period then exists, in connection with any such Core Deposit Account acquired in connection with a Permitted Acquisition, Asset Acquisition or other Investment permitted by Section 10.05, within 90 days after the consummation of such Permitted Acquisition, Asset Acquisition or Investment (as such date may be extended from time to time by the Administrative Agent in its sole discretion), the applicable Credit Party either (x) shall have closed such Core Deposit Account and transferred the funds thereof to another Core Deposit Account that is subject to a Cash Management Control Agreement or (y) shall have provided the requisite Cash Management Control Agreements and updated Schedule 10.13 to the Administrative Agent in connection with such Core Deposit Accounts as may otherwise be required by the provisions of this clause (A) (it being understood that during any Dominion Period the Credit Parties shall comply with the provisions of this Section 10.13 without giving effect to this parenthetical provision)), and (B) in the case of any such other accounts, (x) together with the delivery of any compliance certificate pursuant to Section 9.01(d) and (y) from time to time upon the reasonable request of the Administrative Agent, the Company has delivered an updated Schedule 10.13 to the Administrative Agent listing such new account and identifying the type of account.

10.14.    Changes to Legal Names, Organizational Identification Numbers, Jurisdiction, Type or Organization. The Company will not, and will not permit any other Credit Party to, change its legal name until (i) it shall have given to the Administrative Agent not less than 10 days prior written notice (or such lesser time as agreed by the Administrative Agent) of its intention so to do, clearly describing such new name and providing other information in connection therewith as the Collateral Agent may reasonably request, and (ii) with respect to such new name, it shall have taken all action reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents at all times fully perfected and in full force and effect. In addition, to the extent that any Credit Party does not have an organizational identification number on the Effective Date and later obtains one, or if there is any change in the organizational identification number of any Credit Party, the Company or such other Credit Party shall promptly notify the Collateral Agent of such new or changed organizational identification number and shall take all actions reasonably requested by the Collateral Agent to the extent necessary to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the applicable Security Documents fully perfected and in full force and effect. Furthermore, the Company will not, and will not permit any of the other Credit Parties to, change its jurisdiction of organization or its type of organization until (x) it shall have given to the Collateral Agent not less than 10 days prior written notice (or such lesser time as agreed by the Administrative Agent) of its intention so to do, clearly describing such new jurisdiction of organization and/or type of organization and providing such other information in connection therewith as the Collateral Agent may reasonably request (although no change pursuant to this Section 10.14 shall be permitted to the extent that it involves (i) a U.S. Credit Party ceasing to be organized in the United States or (ii) a Canadian Credit Party ceasing to be a Canadian Subsidiary of the Company and (y) with respect to such new jurisdiction and/or type of organization, it shall have taken all actions reasonably requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted pursuant to the Security Documents at all times fully perfected and in full force and effect.
SECTION 11.    Events of Default.
Upon the occurrence of any of the following specified events (each, an “Event of Default”):
11.01.    Payments. Any Borrower shall (i) default in the payment when due of any principal of ~~(or Face Amount of in the case of any B/A Instrument)~~ any Loan or any Note or any Unpaid Drawing, or (ii) default, and such default shall continue unremedied for three or more Business Days, in the payment when due of any interest on any Loan, Note or any Unpaid Drawing or any Fees or any other amounts owing hereunder or under any other Credit Document; or
11.02.    Representations, etc. Any representation, warranty or statement made or deemed made by any Credit Party herein or in any other Credit Document or in any certificate delivered to the Administrative Agent or any Lender pursuant hereto or thereto shall prove to be untrue in any material respect (or in any respect to the extent qualified by “materiality,” “Material Adverse Effect” or similar language) on the date as of which made or deemed made; or
11.03.    Covenants. The Company or any of its Subsidiaries shall (i) default in the due performance or observance by it of any term, covenant or agreement contained in Section 5.03(b), 5.03(c), 5.03(d), 5.03(e), 9.01(e)(i), 9.01(h), 9.03(a)(ii) (with respect to a Borrower), 9.04 (as it relates to the existence of a Borrower), 9.11, 9.12(e), 9.12(f), 9.13 or 9.16 or Section 10 (other than Section 10.01(a)) or (ii) default in the due performance or observance by it of any other term, covenant or agreement contained in this Agreement (other than those set forth in Sections 11.01 and 11.02) and such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which such default shall first become known to any

Responsible Officer of the Company or any other Credit Party or (b) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or
11.04.    Default Under Other Agreements. (a)  The Company or any of its Subsidiaries shall (i) default in any payment of any Indebtedness (other than the Obligations) beyond the period of grace, if any, provided in an instrument or agreement under which such Indebtedness was created or (ii) default in the observance or performance of any agreement or condition relating to any Indebtedness (other than the Obligations) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause, any such Indebtedness to become due prior to its stated maturity, or (b) any Indebtedness (other than the Obligations) of the Company or any of its Subsidiaries shall be declared to be (or shall become) due and payable, or required to be prepaid other than by a regularly scheduled required prepayment or pursuant to customary mandatory prepayment provisions in connection with asset sales, casualty and condemnation events, the incurrence of indebtedness, the issuance of Equity Interests or excess cash flow, prior to the stated maturity thereof; provided that it shall not be a Default or an Event of Default under this Section 11.04 unless the aggregate principal amount of all Indebtedness as described in preceding clauses (a) and (b) is at least equal to the Threshold Amount; or
11.05.    Bankruptcy, etc. Any Credit Party or any Material Subsidiary of the Company shall commence a voluntary case concerning itself under Title 11 of the United States Code entitled “Bankruptcy,” as now or hereafter in effect, or any successor thereto (the “Bankruptcy Code”); or an involuntary case is commenced against any Credit Party or any Material Subsidiary of the Company, and the petition is not controverted within 10 days, or is not dismissed within 60 days after the filing thereof, provided, however, that during the pendency of such period, each Lender shall be relieved of its obligation to extend credit hereunder; or a custodian (as defined in the Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Credit Party or any Material Subsidiary of the Company, to operate all or any substantial portion of the business any Credit Party or any Material Subsidiary of the Company, or any Credit Party or any Material Subsidiary of the Company or any other Person commences any other proceeding or takes any corporate action or other steps in relation to any reorganization, arrangement, adjustment of debt, relief of debtors, dissolution, bankruptcy, insolvency or any analogous procedure or step is taken in any jurisdiction whether now or hereafter in effect relating to any Credit Party or any Material Subsidiary of the Company (including, without limitation, under any Canadian Insolvency Law), or there is commenced against any Credit Party or any Material Subsidiary of the Company any such proceeding which remains undismissed for a period of 60 days after the filing thereof, or any Credit Party or any Material Subsidiary of the Company is adjudicated or deemed under applicable law insolvent or bankrupt; or any order of relief or other order approving any such case or proceeding (including the entry of an order of relief against it or for the appointment of a receiver, controller, receiver-manager, trustee, monitor, custodian or similar official for it or for any substantial part of its property) is entered; or any Credit Party or any Material Subsidiary of the Company makes a general assignment for the benefit of creditors; or any Business action is taken by any Credit Party or any Material Subsidiary of the Company for the purpose of effecting any of the foregoing; or
11.06.    ERISA.
(a)    One or more ERISA Events shall have occurred;
(b)    there is or arises an Unfunded Pension Liability (taking into account only Plans with positive Unfunded Pension Liability);

(c)    any material contribution required to made with respect to a Foreign Pension Plan has not been timely made;
(d)    or there is or arises any potential withdrawal liability under Section 4201 of ERISA, if the Company, any Subsidiary of the Company or the ERISA Affiliates were to withdraw completely from any and all Multiemployer Plans; or
and the liability of any or all of the Company, any Subsidiary of the Company and the ERISA Affiliates contemplated by the foregoing clauses (a), (b), (c), and (d), either individually or in the aggregate, has had, or could be reasonably expected to have, a Material Adverse Effect; or
11.07.    Canadian Pension Plan. A Canadian Pension Plan Event shall have occurred that, either individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect~~;~~.
11.08.    Security Documents. Any of the Security Documents shall cease to be in full force and effect, or shall cease to give the Collateral Agent for the benefit of the Secured Creditors (other than pursuant to, or as permitted by, the terms hereof or thereof (including as a result of a transaction permitted by this Agreement)) a perfected security interest in, and Lien on, the Collateral covered thereby, in favor of the Collateral Agent, superior to and prior to the rights of all third Persons (except as permitted by Section 10.01), and subject to no other Liens (except as permitted by Section 10.01), or any Credit Party shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to any such Security Document and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Security Document or, if no such period of grace is provided in such Security Document, such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which such default shall first become known to any Responsible Officer of the Company or any other Credit Party or (b) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or
11.09.    Guaranties. Any Guaranty or any provision thereof shall cease to be in full force or effect as to any Guarantor (except as a result of a release of any Subsidiary Guarantor in accordance with the terms of the Credit Documents), or any Guarantor or any Person acting for or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under the Guaranty to which it is a party or any Guarantor (a) shall default in the payment when due of any Guaranteed Obligations (as defined in (or any similar term contained in) each applicable Guaranty) or (y) shall default in the due performance or observance of any term, covenant or agreement on its part to be performed or observed pursuant to the Guaranty to which it is a party and such default shall continue beyond the period of grace, if any, specifically applicable thereto pursuant to the terms of such Guaranty, or, if no such period of grace is provided in such Guaranty or such default is of a covenant in this Agreement pursuant to which no grace period is provided in Section 11.03 above, such default shall continue unremedied for a period of 30 days after the earlier of (a) the date on which such default shall first become known to any Responsible Officer of the Company or any other Credit Party or (b) the date on which written notice thereof is given to the defaulting party by the Administrative Agent or the Required Lenders; or
11.10.    Judgments. One or more judgments or decrees shall be entered against the Company or any Subsidiary of the Company involving in the aggregate for the Company and its Subsidiaries a liability (to the extent not paid or not covered by a reputable and solvent insurance company) and such judgments and decrees either shall be final and non-appealable or shall not be vacated, discharged or stayed or bonded pending appeal for any period of 30 consecutive days, and the aggregate amount of all such judgments equals or exceeds the Threshold Amount; or
11.11.    Change of Control. A Change of Control shall occur; or
11.12.    Intercreditor Agreement. After the execution and delivery thereof, the Intercreditor Agreement or any provision thereof shall cease to be in full force or effect (except in accordance with its terms), any Credit Party shall assert that the Intercreditor Agreement shall have ceased for any reason to be in full force and effect (except in accordance with its terms) or shall knowingly contest, or knowingly support any other Person in any action that seeks to contest, the validity or effectiveness of the Intercreditor Agreement;
then, and in any such event, and at any time thereafter, if any Event of Default shall then be continuing, the Administrative Agent, upon the written request of the Required Lenders, shall by written notice to the Borrowers, take any or all of the following actions, without prejudice to the rights of the Administrative Agent, any Lender or the holder of any Note to enforce its claims against any Credit Party (provided that, if an Event of Default specified in Section 11.05 shall occur with respect to any Borrower, the result which would occur upon the giving of written notice by the Administrative Agent as specified in clauses (a) and (b) below, shall occur automatically without the giving of any such notice): (a) declare the Total Revolving Loan Commitment terminated, whereupon the Revolving Loan Commitment of each Lender shall forthwith terminate immediately and any Commitment Commission shall forthwith become due and payable without any other notice of any kind; (b) declare the principal ~~(and Face Amounts in the case of any B/A Instrument)~~ of and any accrued interest in respect of all Loans and the Notes and all Obligations owing hereunder and thereunder to be, whereupon the same shall become, forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby waived by each Credit Party; (c) terminate any Letter of Credit which may be terminated in accordance with its terms; (d) (x) direct the U.S. Borrowers to pay (and the U.S. Borrowers jointly and severally agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to any U.S. Borrower, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of the U.S. Borrowers and then outstanding and (y) direct the Canadian Borrowers to pay (and the Canadian Borrowers agree that upon receipt of such notice, or upon the occurrence of an Event of Default specified in Section 11.05 with respect to any Canadian Borrower, they will pay) to the Collateral Agent at the Payment Office such additional amount of cash or Cash Equivalents, to be held as security by the Collateral Agent, as is equal to the aggregate Stated Amount of all Letters of Credit issued for the account of such Canadian Borrowers (or any Credit Parties organized in the same jurisdiction) and then outstanding; (e) enforce, as Collateral Agent, all of the Liens and security interests created pursuant to the Security Documents; (f) enforce each Guaranty; ~~and~~ (g) apply any cash collateral held by the Administrative Agent pursuant to Section 5.02 to the repayment of the Obligations~~.~~; and (h) exercise all other rights and remedies provided under this Agreement, under the other Credit Documents and/or under applicable law..

SECTION 12.    The Administrative Agent and the Collateral Agent.
12.01.    Appointment. (a) The Lenders (including in their capacity as ~~a Swingline Lender and~~ Issuing Lender) hereby irrevocably designate and appoint DBNY as Administrative Agent (for purposes of this Section 12 and Section 13.01, the term “Administrative Agent” also shall include DBNY in its capacity as Collateral Agent pursuant to the Security Documents and, if in effect, the Intercreditor Agreement) to act as specified herein and in the other Credit Documents. Each Lender hereby irrevocably authorizes, and each holder of any Note by the acceptance of such Note shall be deemed irrevocably to authorize the Administrative Agent to take such action on its behalf under the provisions of this Agreement, the other Credit Documents and any other instruments and agreements referred to herein or therein and to exercise such powers and to perform such duties hereunder and thereunder as are specifically delegated to or required of the Administrative Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. The Administrative Agent may perform any of its duties hereunder or under the other Credit Documents by or through its officers, directors, agents, employees or affiliates.
(b) Each Issuing Lender shall act on behalf of the Lenders with respect to any Letters of Credit issued by it and documents associated therewith, and such Issuing Lender shall have all of the benefits and immunities (i) provided to the Administrative Agent in this Section 12 (other than Section 12.04) with respect to any acts taken or omissions suffered by such Issuing Lender in connection with Letters of Credit issued by it or proposed to be issued by it and the applications and agreements for letters of credit pertaining to such Letters of Credit as fully as if the term “Administrative Agent” as used in this Section 12 included such Issuing Lender with respect to such acts or omissions and (ii) as additionally provided herein with respect to such Issuing Lender.
(c) In connection with the replacement or termination of any Lender in accordance with Section 2.13(a), 4.02(b), 5.01(b) or 13.12(b), to the extent that such Lender (or an affiliate thereof) also is an Issuing Lender hereunder, such Lender (or affiliate) may, at any time by giving 20 Business Days’ prior written notice to the Company and the Administrative Agent, resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents as an Issuing Lender and the resigning Issuing Lender (x) shall not be required to issue any further Letters of Credit hereunder and (y) shall maintain all of its rights and obligations as Issuing Lender with respect to any Letters of Credit issued by it prior to the date of such resignation.
12.02.    Nature of Duties. (a) The Administrative Agent in its capacity as such shall not have any duties or responsibilities except those expressly set forth in this Agreement and in the other Credit Documents. Neither the Administrative Agent in its capacity as such nor any of its officers, directors, agents, employees or affiliates shall be liable for any action taken or omitted by it or them hereunder or under any other Credit Document or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). The duties of the Administrative Agent shall be mechanical and administrative in nature; the Administrative Agent shall have by reason of this Agreement or any other Credit Document a fiduciary relationship in respect of any Lender or the holder of any Note; and nothing in this Agreement or in any other Credit Document, expressed or implied, is intended to or shall be so construed as to impose upon the Administrative Agent any obligations in respect of this Agreement or any other Credit Document except as expressly set forth herein or therein.
(b)    Notwithstanding any other provision of this Agreement or any provision of any other Credit Document, the Lead Arrangers, the Syndication Agent and the Co-Documentation Agents are named as such for recognition purposes only, and in its capacity as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Credit Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Lead Arrangers, the Syndication Agent and the Co-Documentation Agents shall be entitled to all indemnification and reimbursement rights in favor of the Administrative Agent as, and to the extent, provided for under Sections 12.06 and 13.01. Without limitation of the foregoing, none of the Lead Arrangers, the Syndication Agent and the Co-

Documentation Agents shall, solely by reason of this Agreement or any other Credit Documents, have any fiduciary relationship in respect of any Lender or any other Person.
12.03.    Lack of Reliance on the Administrative Agent. Independently and without reliance upon the Administrative Agent, each Lender and the holder of each Note, to the extent it deems appropriate, has made and shall continue to make (a) its own independent investigation of the financial condition and affairs of the Company and its Subsidiaries in connection with the making and the continuance of the Loans and the taking or not taking of any action in connection herewith and (b) its own appraisal of the creditworthiness of the Company and its Subsidiaries and, except as expressly provided in this Agreement, the Administrative Agent shall not have any duty or responsibility, either initially or on a continuing basis, to provide any Lender or the holder of any Note with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter. The Administrative Agent shall not be responsible to any Lender or the holder of any Note for any recitals, statements, information, representations or warranties herein or in any document, certificate or other writing delivered in connection herewith or for the execution, effectiveness, genuineness, validity, enforceability, perfection, collectability, priority or sufficiency of this Agreement or any other Credit Document or the financial condition of the Company or any of its Subsidiaries or be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any other Credit Document, or the financial condition of the Company or any of its Subsidiaries or the existence or possible existence of any Default or Event of Default.
12.04.    Certain Rights of the Agents. If the Administrative Agent shall request instructions from the Required Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Credit Document, the Administrative Agent shall be entitled to refrain from such act or taking such action unless and until the Administrative Agent shall have received instructions from the Required Lenders; and the Administrative Agent shall not incur liability to any Lender by reason of so refraining. Without limiting the foregoing, neither any Lender nor the holder of any Note shall have any right of action whatsoever against the Administrative Agent as a result of the Administrative Agent acting or refraining from acting hereunder or under any other Credit Document in accordance with the instructions of the Required Lenders.
12.05.    Reliance. The Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any note, writing, resolution, notice, statement, certificate, telex, teletype or telecopier message, cablegram, radiogram, order or other document or telephone message signed, sent or made by any Person that the Administrative Agent believed to be the proper Person, and, with respect to all legal matters pertaining to this Agreement and any other Credit Document and its duties hereunder and thereunder, upon advice of counsel selected by the Administrative Agent.
12.06.    Indemnification. To the extent the Administrative Agent (or any affiliate thereof) is not reimbursed and indemnified by the Borrowers, the Lenders will reimburse and indemnify the Administrative Agent (and any affiliate thereof) in proportion to their respective “percentage” as used in determining the Required Lenders (determined as if there were no Defaulting Lenders) for and against any and all liabilities, obligations, losses, damages, penalties, claims, actions, judgments, costs, expenses or disbursements of whatsoever kind or nature which may be imposed on, asserted against or incurred by the Administrative Agent (or any affiliate thereof) in performing its duties hereunder or under any other Credit Document or in any way relating to or arising out of this Agreement or any other Credit Document; provided that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, claims, actions, judgments, suits, costs, expenses or disbursements resulting from the Administrative Agent’s

(or such affiliates’) gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
12.07.    The Administrative Agent in its Individual Capacity. With respect to its obligation to make Loans, or issue or participate in Letters of Credit, under this Agreement, the Administrative Agent shall have the rights and powers specified herein for a “Lender” and may exercise the same rights and powers as though it were not performing the duties specified herein; and the term “Lender,” “Required Lenders,” “Supermajority Lenders” or any similar terms shall, unless the context clearly indicates otherwise, include the Administrative Agent in its individual capacity. The Administrative Agent and its affiliates may accept deposits from, lend money to, and generally engage in any kind of banking, investment banking, trust or other business with, or provide debt financing, equity capital or other services (including financial advisory services) to any Credit Party or any Affiliate of any Credit Party (or any Person engaged in a similar business with any Credit Party or any Affiliate thereof) as if they were not performing the duties specified herein, and may accept fees and other consideration from any Credit Party or any Affiliate of any Credit Party for services in connection with this Agreement and otherwise without having to account for the same to the Lenders.
12.08.    Holders. The Administrative Agent may deem and treat the payee of any Note as the owner thereof for all purposes hereof unless and until a written notice of the assignment, transfer or endorsement thereof, as the case may be, shall have been filed with the Administrative Agent. Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Note shall be conclusive and binding on any subsequent holder, transferee, assignee or endorsee, as the case may be, of such Note or of any Note or Notes issued in exchange therefor.
12.09.    Resignation by or Removal of the Administrative Agent. (a) The Administrative Agent may (i) resign from the performance of all its respective functions and duties hereunder and/or under the other Credit Documents at any time by giving 20 Business Days’ prior written notice to the Lenders and, unless a Default or an Event of Default under Section 11.05 then exists, the Company or (ii) if the Administrative Agent is then a Defaulting Lender pursuant to clause (ii) of the definition of Lender Default, be removed as administrative agent by the Required Lenders (in each case, other than the Lender acting as Administrative Agent) and the Company upon 20 Business Days' prior written notice. Any such resignation by or removal of the Administrative Agent hereunder shall also constitute its resignation or removal as an Issuing Lender ~~and the Swingline Lender~~, in which case the resigning or removed Administrative Agent (x) shall not be required to issue any further Letters of Credit ~~or make any Swingline Loans hereunder~~ and (y) shall maintain all of its rights and obligations as Issuing Lender ~~or Swingline Lender, as the case may be,~~ with respect to any Letters of Credit issued by it~~, or Swingline Loans made by it,~~ prior to the date of such resignation or removal. Such resignation or removal shall take effect upon the appointment of a successor Administrative Agent pursuant to clauses (b) and (c) below or as otherwise provided below.
(b)    Upon any such notice of resignation by or removal of the Administrative Agent, the Required Lenders shall appoint a successor Administrative Agent hereunder or under the other Credit Documents who shall be a commercial bank or trust company reasonably acceptable to the Company, which acceptance shall not be unreasonably withheld or delayed (provided that the Company’s approval shall not be required if an Event of Default then exists).
(c)    If a successor Administrative Agent shall not have been so appointed within such 20 Business Day period, the Administrative Agent, with the consent of the Company (which consent shall not be unreasonably withheld or delayed, provided that the Company’s consent shall not be required if an Event of Default then exists), shall then appoint a successor Administrative Agent who shall serve as

Administrative Agent hereunder or thereunder until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.
(d)    If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) above by the 25th Business Day after the date such notice of resignation or removal was given by the Administrative Agent or the Required Lenders and the Company, as applicable, the Administrative Agent’s resignation or removal shall become effective and the Required Lenders shall thereafter perform all the duties of the Administrative Agent hereunder and/or under any other Credit Document until such time, if any, as the Required Lenders appoint a successor Administrative Agent as provided in clause (b) above.
(e)    Any fees payable under this Agreement or the other Credit Documents by the Credit Parties to any successor Administrative Agent shall be the same as those payable to the predecessor Administrative Agent unless otherwise agreed to between the Company and the successor Administrative Agent.
(f)    Upon a resignation by or removal of the Administrative Agent pursuant to this Section 12.09, the Administrative Agent shall remain indemnified to the extent provided in this Agreement and the other Credit Documents and the provisions of this Section 12 (and the analogous provisions of the other Credit Documents) shall continue in effect for the benefit of the Administrative Agent for all of its actions and inactions while serving as an Agent hereunder.
12.10.    Collateral Matters. (a)  Each Lender authorizes and directs the Administrative Agent to enter into for the benefit of the Lenders and the other Secured Creditors (i) the Security Documents and, if applicable, the Intercreditor Agreement and (ii) any amendments provided for under Section 2.14. Each Lender hereby agrees, and each holder of any Note by the acceptance thereof will be deemed to agree, that, except as otherwise set forth herein, any action taken by the Required Lenders in accordance with the provisions of this Agreement, the Security Documents or the Intercreditor Agreement, and the exercise by the Required Lenders of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. The Administrative Agent is hereby authorized on behalf of all of the Lenders, without the necessity of any notice to or further consent from any Lender, from time to time prior to an Event of Default, to take any action with respect to any Collateral or Security Documents which may be necessary to perfect and maintain perfected the security interest in and liens upon the Collateral granted pursuant to the Security Documents.
(b)    The Lenders hereby authorize the Administrative Agent to promptly upon the request of the Company, and the Administrative Agent and the Lenders hereby agree with the Company to, the automatic release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Total Revolving Loan Commitment (and all Letters of Credit other than Letters of Credit that have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time))) and payment and satisfaction of all of the Obligations (other than inchoate indemnification obligations) at any time arising under or in respect of this Agreement or the Credit Documents or the transactions contemplated hereby or thereby, (ii) constituting property being sold or otherwise disposed of (to Persons other than a Credit Party) upon the sale or other disposition thereof in compliance with Section 10.02, (iii) if approved, authorized or ratified in writing by the Required Lenders (or all of the Lenders hereunder, to the extent required by Section 13.12) or (iv) as otherwise may be expressly provided in the relevant Security Documents, the last sentence of each of Sections 10.01 and

10.02 or in the Intercreditor Agreement (if in effect). Upon request by the Administrative Agent at any time, the Lenders will confirm in writing the Administrative Agent’s authority to release particular types or items of Collateral pursuant to this Section 12.10.
(c)    The Administrative Agent shall have no obligation whatsoever to the Lenders or to any other Person to assure that the Collateral exists or is owned by any Credit Party or is cared for, protected or insured or that the Liens granted to the Administrative Agent herein or pursuant hereto have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise or to continue exercising at all or in any manner or under any duty of care, disclosure or fidelity any of the rights, authorities and powers granted or available to the Administrative Agent in this Section 12.10 or in any of the Security Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, the Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given the Administrative Agent’s own interest in the Collateral as one of the Lenders and that the Administrative Agent shall have no duty or liability whatsoever to the Lenders, except for its gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
(d)    The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Credit Document in respect of the Collateral by or through, or delegate any and all such rights and powers to, any one or more sub-agents, trustees or third parties appointed by the Administrative Agent. The Administrative Agent (and any such sub-agent, trustee or third party) may perform any and all of its duties and exercise its rights and powers by or through their respective Affiliates. The exculpatory and indemnification provisions of this Section 12 and Section 13.01 shall apply to any such sub-agent, trustee or third party and to their respective Affiliates to the same extent that such provisions apply to the Administrative Agent.
12.11.    Delivery of Information. The Administrative Agent shall not be required to deliver to any Lender originals or copies of any documents, instruments, notices, communications or other information received by the Administrative Agent from any Credit Party, any Subsidiary thereof, the Required Lenders, any Lender or any other Person under or in connection with this Agreement or any other Credit Document except (a) as specifically provided in this Agreement or any other Credit Document and (b) as specifically requested from time to time in writing by any Lender with respect to a specific document, instrument, notice or other written communication received by and in the possession of the Administrative Agent at the time of receipt of such request and then only in accordance with such specific request.
12.12.    Quebec Security. ~~Without limiting the powers of the Administrative Agent hereunder or under any of the other Credit Documents, each~~In its capacity as Collateral Agent hereunder, Deutsche Bank AG New York Branch is hereby appointed and shall serve as the hypothecary representative for each present and future Lender (for its benefit and the benefit of its Affiliates), each Issuing Lender, the Administrative Agent and ~~the Collateral Agent (each such Lender (for its benefit and the benefit of its respective Affiliates), each such Issuing Lender, the Administrative Agent and the Collateral Agent are collectively called, for purposes of this Section 12.12, the “Quebec Secured Creditors”) hereby acknowledges and agrees that DBNY shall, for purposes of holding any security granted by any Canadian Credit Party on property pursuant to the laws of the Province of Quebec to secure obligations of such Canadian Credit Party under any bond or debenture issued by such Canadian Credit Party (the “Quebec Secured Obligations”), be the holder of an irrevocable power of attorney (fondé de pouvoir) (within the meaning of the Civil Code of Quebec) for all present and future Quebec Secured Creditors. Each of the Quebec Secured Creditors, for itself and for all present and future Affiliates that are or may become Quebec Secured Creditors hereby irrevocably constitutes, to the extent necessary, DBNY as the holder of an irrevocable power of attorney~~

~~(fondé de pouvoir) (within the meaning of~~each other Agent as contemplated by Article 2692 of the Civil Code of Quebec~~) in order to hold~~ for purposes of holding any security required hereby to be granted by any ~~of the Canadian Credit Parties to secure the Quebec Secured Obligations. Furthermore, each of the Quebec Secured Creditors hereby appoints DBNY to act in the capacity of the holder and depositary of any bond or debenture issued by a Canadian Credit Party on its own behalf as Collateral Agent and for and on behalf and for the benefit of all present and future Quebec Secured Creditors. Each assignee (for itself and for all present and future Affiliates) of a Quebec Secured Creditor shall be deemed to have confirmed and ratified the constitution of DBNY as the holder of such irrevocable power of attorney (fondé de pouvoir) by execution of the relevant Assignment and Assumption Agreement or other relevant documentation relating to such assignment. Notwithstanding the provisions of Section 32 of the “An Act respecting the special powers of legal persons” (Quebec), DBNY may acquire and be the holder of any bond or debenture. The Canadian Borrowers (on behalf of itself and the other Canadian Credit Parties) hereby acknowledge that any bond or debenture issued by a Canadian Credit Party shall constitute a title of indebtedness, as such term is used in Article 2692 of the Civil Code~~Borrower or by an Affiliate or Subsidiary of any Borrower governed by the laws of the Province of Quebec.
SECTION 13.    Miscellaneous.
13.01.    Payment of Expenses, etc. The Borrowers hereby jointly and severally agree to:  (a) whether or not the transactions herein contemplated are consummated, pay all reasonable and documented out-of-pocket costs and expenses (including Expenses) (i) of the Administrative Agent (including, without limitation, the reasonable and documented fees and disbursements of White & Case LLP as counsel to the Administrative Agent, one local counsel in each relevant jurisdiction and consultants and the reasonable and documented fees and expenses in connection with the appraisals and collateral examinations required pursuant to Section 9.01(i)) in connection with the preparation, execution, delivery and administration of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto, (ii) of the Administrative Agent and its Affiliates in connection with their syndication efforts with respect to this Agreement, (iii) of the Administrative Agent and each Issuing Lender in connection with the Letter of Credit Back Stop Arrangements entered into by such Persons and (iv) after the occurrence of an Event of Default, of each of the Administrative Agent, the Issuing Lenders and the Lenders in connection with the enforcement of this Agreement and the other Credit Documents and the documents and instruments referred to herein and therein or in connection with any refinancing or restructuring of the credit arrangements provided under this Agreement in the nature of a “work-out” or pursuant to any insolvency or bankruptcy proceedings (including, in each case without limitation, the reasonable and documented fees and disbursements of (~~x~~w) counsel and consultants of the Administrative Agent, (~~y~~x) counsel for the respective Issuing Lenders entering into Letter of Credit Backstop Arrangements ~~and~~, (~~z~~y) one additional firm of counsel for the Issuing Lenders and the Lenders as a group in each of the United States and Canada~~)~~ and (z) solely in the case of an actual or perceived conflict of interests, one additional counsel in each relevant jurisdiction to each group of affected Lenders or Issuing Lenders similarly situated, taken as a whole); (b) pay and hold the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all present and future stamp, transfer, sales and use, value added, excise and other similar documentary taxes with respect to the foregoing matters and save the Administrative Agent, the Collateral Agent, each of the Issuing Lenders and each of the Lenders harmless from and against any and all liabilities with respect to or resulting from any delay or omission (other than to the extent attributable to the Administrative Agent, such Issuing Lender or such Lender) to pay such taxes; and (c) indemnify the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, each Co-Documentation Agent, each Issuing Lender, each Lender and each of their respective affiliates, and each of their respective officers, directors, employees, representatives, agents, trustees and investment advisors (each, an “Indemnified Person”) from and hold each of them harmless against any and all liabilities, obligations, losses, damages, penalties, claims, actions (including removal or remedial actions), judgments, suits, costs, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ and consultants’ fees and disbursements (but limited, in the case of attorneys’ fees and disbursements, to one counsel to the Administrative Agent, one additional counsel for all Issuing Lenders and Lenders, taken as a whole, one local counsel for the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction, and, solely in the case of an actual or perceived conflict of interests, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated, taken as a whole)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, any Co-Documentation Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents, (ii) the actual or alleged presence of Hazardous Materials in the air, surface water or groundwater or on the surface or subsurface of any Real Property at any time owned, leased or operated by the Company or any of its Subsidiaries, the generation, storage, transportation, handling or disposal of Hazardous Materials by the Company or any of its Subsidiaries at any location, whether or not owned, leased or operated by the Company or any of its Subsidiaries, the non-compliance by the Company or any of its Subsidiaries with any Environmental Law (including applicable permits thereunder) applicable to any Real Property, or any Environmental Claim asserted against the Company, any of its Subsidiaries or any Real Property at any time owned, leased or operated by the Company or any of its Subsidiaries, (iii) (x) the handling of the Credit Account and Collateral of the Borrowers as provided in this Agreement or (y) the Agents’ and the Lenders’ relying on any instructions of the Company, or (z) any other action taken by the Agents or the Lenders hereunder or under the other Credit Documents, or (iv) the performance by the Administrative Agent of its duties under Section 13.15 including, in each case, without limitation, the reasonable and documented out-of-pocket fees and disbursements of counsel and other consultants incurred in connection with any such investigation, litigation or other proceeding (but, in each case, excluding from clause (c) above, any losses, liabilities, claims, damages or expenses (A) to the extent incurred by reason of the gross negligence or willful misconduct of the Indemnified Person to be indemnified (as determined by a court of competent jurisdiction in a final and non-appealable decision), (B) arising solely from a material breach of the Credit Documents by such Indemnified Person (as determined by a court of competent jurisdiction in a final and non-appealable decision), (C) constituting Excluded Taxes (other than any Taxes that represent losses, liabilities, claims, damages or expenses arising from any non-Tax claim) or (D) arising out of disputes solely between and among Indemnified Persons to the extent such disputes do not involve any act or omission of the Company or any of its Subsidiaries or any of their respective Affiliates (other than claims against an Indemnified Person acting in its capacity as Agent, Lead Arranger or similar role)). To the extent that the undertaking to indemnify, pay or hold harmless the Administrative Agent, any Issuing Lender or any Lender set forth in the preceding sentence may be unenforceable because it is violative of any law or public policy, the Borrowers (jointly and severally) shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law.
To the full extent permitted by applicable law, no Borrower shall assert, and each Borrower hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or incidental damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Credit Document or any agreement or instrument contemplated hereby or thereby, the transactions contemplated hereby or thereby, any Loan, Letter of Credit or the use of the proceeds thereof. No Indemnified Person shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby, except to the extent the liability of such Indemnified Person results from such Indemnified Person’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision). In addition, the U.S. Borrowers jointly and severally agree to reimburse the Administrative Agent for all reasonable and documented out-of-pocket third party administrative, audit and monitory expenses incurred in connection with the Borrowing Base and determinations thereunder.
13.02.    Right of Setoff. (a) In addition to any rights now or hereafter granted under applicable law or otherwise, and not by way of limitation of any such rights, upon the occurrence and during the continuance of an Event of Default, the Administrative Agent, each Issuing Lender and each Lender is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to any Credit Party or to any other Person, any such notice being hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Administrative Agent, such Issuing Lender or such Lender (including, without limitation, by affiliates, branches and agencies of the Administrative Agent, such Issuing Lender or such Lender wherever located) to or for the credit or the account of the Company or any of its Subsidiaries against and on account of the Obligations and liabilities of the Credit Parties to the Administrative Agent, such Issuing Lender or such Lender under this Agreement or under any of the other Credit Documents, including, without limitation, all interests in Obligations purchased by such Lender pursuant to Section 13.04(b), and all other claims of any nature or description arising out of or connected with this Agreement or any other Credit Document, irrespective of whether or not the Administrative Agent, such Issuing Lender or such Lender shall have made any demand hereunder and although said Obligations, liabilities or claims, or any of them, shall be contingent or unmatured. Each of the Administrative Agent, any Issuing Lender or any Lender agrees to promptly notify the Company after any such set-off and application made by the Administrative Agent, such Issuing Lender or such Lender, as applicable, although the failure to provide such notification shall not affect any right of set-off or give rise to any liability on the part of the Administrative Agent, any Issuing Lender or any Lender.
(b)    NOTWITHSTANDING THE FOREGOING SUBSECTION (a), AT ANY TIME THAT THE LOANS OR ANY OTHER OBLIGATION SHALL BE SECURED BY REAL PROPERTY LOCATED IN CALIFORNIA, NO LENDER SHALL EXERCISE A RIGHT OF SETOFF, LIEN OR COUNTERCLAIM OR TAKE ANY COURT OR ADMINISTRATIVE ACTION OR INSTITUTE ANY PROCEEDING TO ENFORCE ANY PROVISION OF THIS AGREEMENT OR ANY NOTE UNLESS IT IS TAKEN WITH THE CONSENT OF THE REQUIRED LENDERS OR APPROVED IN WRITING BY THE ADMINISTRATIVE AGENT, IF SUCH SETOFF OR ACTION OR PROCEEDING WOULD OR MIGHT (PURSUANT TO CALIFORNIA CODE OF CIVIL PROCEDURE SECTIONS 580a, 580b, 580d AND 726 OF THE CALIFORNIA CODE OF CIVIL PROCEDURE OR SECTION 2924 OF THE CALIFORNIA CIVIL CODE, IF APPLICABLE, OR OTHERWISE) AFFECT OR IMPAIR THE VALIDITY, PRIORITY OR ENFORCEABILITY OF THE LIENS GRANTED TO THE COLLATERAL AGENT PURSUANT TO THE SECURITY DOCUMENTS OR THE ENFORCEABILITY OF THE NOTES AND OTHER OBLIGATIONS HEREUNDER, AND ANY ATTEMPTED EXERCISE BY ANY LENDER OF ANY SUCH RIGHT WITHOUT OBTAINING SUCH CONSENT OF THE REQUIRED LENDERS OR THE ADMINISTRATIVE AGENT SHALL BE NULL AND VOID. THIS SUBSECTION (b) SHALL BE SOLELY FOR THE BENEFIT OF EACH OF THE LENDERS AND THE ADMINISTRATIVE AGENT HEREUNDER.

13.03.    Notices. (a) Except as otherwise expressly provided herein, all notices and other communications provided for hereunder shall be in writing (including telecopier communication) and mailed, telecopied, or delivered: if to any Credit Party, at the address specified opposite its signature below or in the other relevant Credit Documents; if to any Lender, at its address specified on Schedule 13.03; and if to the Administrative Agent or the Collateral Agent, at the Notice Office; or, as to any Credit Party or the Administrative Agent, at such other address as shall be designated by such party in a written notice to the other parties hereto and, as to each Lender, at such other address as shall be designated by such Lender in a written notice to the Company and the Administrative Agent. All such notices and communications shall, when mailed, telecopied, or sent by overnight courier, be effective when deposited in the mails, delivered to the overnight courier, as the case may be, or sent by telecopier, except that notices and communications to the Administrative Agent, the Collateral Agent and any Credit Party shall not be effective until received by the Administrative Agent, the Collateral Agent or such Credit Party, as the case may be.
(b)    Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. Each of the Administrative Agent, the Company and each of the other Credit Parties may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.
13.04.    Benefit of Agreement; Assignments; Participations. (a) This Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors and assigns of the parties hereto; provided, however, neither the Company nor any other Borrower may assign or transfer any of their rights, obligations or interest hereunder without the prior written consent of the Lenders and, provided further, that, although any Lender may transfer, assign or grant participations to Eligible Transferees in its rights hereunder, such Lender shall remain a “Lender” for all purposes hereunder (and may not transfer or assign all or any portion of its Revolving Loan Commitment hereunder except as provided in Sections 2.13 and 13.04(b)) and the transferee, assignee or participant, as the case may be, shall not constitute a “Lender” hereunder and, provided further, that no Lender shall transfer or grant any participation under which the participant shall have rights to approve any amendment to or waiver of this Agreement or any other Credit Document except to the extent such amendment or waiver would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Final Maturity Date or is otherwise cash collateralized in accordance with the terms hereof) in which such participant is participating, or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement, to Section 13.07(a) or as contemplated in clause (~~6~~5) of the second proviso of Section 13.12(a) shall not constitute a reduction in the rate of interest or Fees payable hereunder), or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute a change in the terms of such participation, and that an increase in any Revolving Loan Commitment (or the available portion thereof) or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Borrower of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under any or all of the Security Documents (except as expressly provided in the Credit Documents) or all or substantially all of the value of the Guaranty (except as expressly provided in the Credit Documents) supporting the Loans or Letters of Credit hereunder in which such participant is participating. In the case of any such participation, the participant shall not have any rights under this Agreement or any of the other Credit Documents (the participant’s rights against such Lender in respect of such participation to be those set forth in the agreement executed by such Lender in favor of the participant relating thereto) and all amounts payable by any Borrower or any Credit Party hereunder shall be determined as if such Lender had not sold such participation.
(b)    Notwithstanding the foregoing, any Lender (or any Lender together with one or more other Lenders) may (x) assign all or a portion of its Revolving Loan Commitment and related outstanding Obligations (or, if the Revolving Loan Commitment has terminated, outstanding Obligations) hereunder to (i) (A) its parent company and/or any affiliate of such Lender which is at least 50% owned by such Lender or its parent company or (B) to one or more other Lenders or any affiliate of any such other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an affiliate of such other Lender for the purposes of this sub-clause (x)(i)(B)), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender or (ii) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (y) assign all, or if less than all, a portion equal to at least $5,000,000 (or such lesser amount as the Administrative Agent and the Company may otherwise agree) in the aggregate for the assigning Lender or assigning Lenders, of such Revolving Loan Commitments and related outstanding Obligations (or, if the Revolving Loan Commitments have terminated, outstanding Obligations) hereunder to one or more Eligible Transferees (treating any fund that invests in loans and any other fund that invests in loans and is managed or advised by the same investment advisor of such fund or by an Affiliate of such investment advisor as a single assignor or Eligible Transferee (as applicable) (if any)), each of which assignees shall become a party to this Agreement as a Lender by execution of an Assignment and Assumption Agreement, provided that (i) at such time, Schedule 1.01(a) shall be deemed modified to reflect the Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, of such new Lender and of the existing Lenders, (ii) upon the surrender of the relevant Notes by the assigning Lender (or, upon such assigning Lender’s indemnifying the relevant Borrower or Borrowers for any lost Note pursuant to a customary indemnification agreement) new Notes will be issued, at the Borrowers’ joint and several expense, to such new Lender and to the assigning Lender upon the request of such new Lender or assigning Lender, such new Notes to be in conformity with the requirements of Section 2.05 (with appropriate modifications) to the extent needed to reflect the revised Revolving Loan Commitments and/or outstanding Revolving Loans, as the case may be, (iii) so long as no Event of Default then exists, the consent of the Company shall be required in connection with any such assignment pursuant to clause (y) above (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to the Administrative Agent within five Business Days after having received notice thereof, (iv) the consent of the Administrative Agent, each Issuing Lender ~~and the Swingline Lender~~ shall be required in connection with any such assignment of Revolving Loan Commitments (and related Obligations) (such consent, in any case, not to be unreasonably withheld, delayed or conditioned), (v) the Administrative Agent shall receive at the time of each such assignment, from the assigning or assignee Lender, the payment of a non-refundable assignment fee of $3,500 (provided that only one such fee shall be payable in the case of one or more concurrent assignments by or to investment funds managed or advised by the same investment advisor or an affiliated investment advisor), and (vi) no such transfer or assignment will be effective until recorded by the Administrative Agent on the Register pursuant to Section 13.15. To the extent of any assignment pursuant to this Section 13.04(b), the assigning Lender shall be relieved of its obligations hereunder with respect to its assigned Revolving Loan Commitment and outstanding Revolving Loans. At the time of each assignment pursuant to this Section 13.04(b) to a Person which is not already a Lender hereunder and which is not a United States Person for Federal income tax purposes, the respective assignee Lender shall, to the extent legally entitled to do so, provide to the Company and the Administrative Agent the appropriate Internal Revenue Service Forms (and, if applicable, a U.S. Tax Compliance Certificate) described in Section 5.04(f) to the extent such forms would provide a complete exemption from or reduction in United States withholding tax. In addition, each assignee Lender that is a United States Person and not already a Lender, if requested by the relevant Borrower or the Administrative Agent, shall deliver such documentation (including Form W-9) prescribed by applicable law as will enable the relevant Borrower or the Administrative Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. To the extent that an assignment of all or any portion of a Lender’s Revolving Loan Commitment and related outstanding Obligations pursuant to Section 2.13 or this Section 13.04(b) would, at the time of such assignment, result in increased costs under Section 2.10, 3.06 or 5.04 from those being charged by the respective assigning Lender prior to such assignment, then no Borrower shall be obligated to pay such increased costs (although the Borrowers (jointly and severally), in accordance with and pursuant to the other provisions of this Agreement, shall be obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective assignment).
(c)    Nothing in this Agreement shall prevent or prohibit any Lender from pledging its Loans and Notes hereunder including, without limitation, to a Federal Reserve Bank in support of borrowings made by such Lender from such Federal Reserve Bank and, with prior notification to the Administrative Agent, any Lender which is a fund may pledge all or any portion of its Loans and Notes to its trustee or to a collateral agent providing credit or credit support to such Lender in support of its obligations to such trustee, such collateral agent or a holder of such obligations, as the case may be. No pledge pursuant to this clause (c) shall release the transferor Lender from any of its obligations hereunder.
(d)    Any Lender which assigns all of its Revolving Loan Commitment and/or Loans hereunder in accordance with Section 13.04(b) shall cease to constitute a “Lender” hereunder, except with respect to indemnification provisions under this Agreement (including, without limitation, Sections 2.10, 2.11, 3.06, 5.04, 12.06, 13.01 and 13.06), which shall survive as to such assigning Lender.
(e)    Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrowers, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under the Credit Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans, letters of credit or its other obligations under any Credit Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.
13.05.    No Waiver; Remedies Cumulative. No failure or delay on the part of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender in exercising any right, power or privilege hereunder or under any other Credit Document and no course of dealing between the Company, any other Borrower or any other Credit Party and the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder or under any other Credit Document preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder. The rights, powers and remedies herein or in any other Credit Document expressly provided are cumulative and not exclusive of any rights, powers or remedies which the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender would otherwise have. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances or constitute a waiver of the rights of the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to any other or further action in any circumstances without notice or demand.
13.06.    Payments Pro Rata. (a) Except as otherwise provided in this Agreement, the Administrative Agent agrees that promptly after its receipt of each payment from or on behalf of any Borrower in respect of any Obligations hereunder, the Administrative Agent shall distribute such payment to the Lenders entitled thereto (other than any Lender that has consented in writing to waive its pro rata share of any such payment) pro rata based upon their respective shares, if any, of the Obligations with respect to which such payment was received.
(b)    Each of the Lenders agrees that, if it should receive any amount hereunder (whether by voluntary payment, by realization upon security, by the exercise of the right of setoff or banker’s lien, by counterclaim or cross action, by the enforcement of any right under the Credit Documents, or otherwise), which is applicable to the payment of the principal of, or interest on, the Loans, Unpaid Drawings, Commitment Commission or Letter of Credit Fees, of a sum which with respect to the related sum or sums received by other Lenders is in a greater proportion than the total of such Obligation then owed and due to such Lender bears to the total of such Obligation then owed and due to all of the Lenders immediately prior to such receipt, then such Lender receiving such excess payment shall purchase for cash without recourse or warranty from the other Lenders an interest in the Obligations of the respective Credit Party to such Lenders in such amount as shall result in a proportional participation by all the Lenders in such amount; provided that if all or any portion of such excess amount is thereafter recovered from such Lenders, such purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest.
(c)    Notwithstanding anything to the contrary contained herein, the provisions of the preceding Sections 13.06(a) and (b) shall be subject to the express provisions of this Agreement which require, or permit, differing payments to be made to Non-Defaulting Lenders as opposed to Defaulting Lenders.
13.07.    Calculations; Computations. (a)  The financial statements to be furnished to the Lenders pursuant hereto shall be made and prepared in accordance with GAAP consistently applied throughout the periods involved (except as set forth in the notes thereto or as otherwise disclosed in writing by the Company to the Lenders); provided that, (i) except as otherwise specifically provided herein, all computations and all definitions (including accounting terms) ~~used in determining the Fixed Charge Coverage Ratio and the Total Secured Leverage Ratio in determining compliance with Section 9.13 and Section 10 shall utilize GAAP and policies in conformity with those used to prepare the audited financial statements of the Company referred to in Section 8.05(a) for its fiscal year ended, and otherwise in effect as of, October 31, 2011~~not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with, GAAP (provided that if at any time any change in GAAP or in the application of GAAP would affect the computation of any financial ratio or financial term or definition set forth in any Credit Document and either the Company or the Required Lenders shall so request, the Administrative Agent, the Lenders and the Borrowers shall negotiate in good faith to amend (subject to the approval of the Required Lenders) such ratio or covenant to preserve the original intent thereof in light of such change in (or in the application of) GAAP; provided, further, that, until so amended, (i) such ratio shall continue to be computed in accordance with GAAP prior to such change and (ii) the Company shall provide to the Administrative Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or financial covenant made before and after giving effect to such change in (or in the application of) GAAP as is reasonably necessary to demonstrate the calculation of and compliance (or non-compliance) with such ratio) , (ii) notwithstanding anything to the contrary contained herein, all such financial statements shall be prepared, and all financial covenants contained herein or in any other Credit Document shall be calculated, in each case, without giving effect to (x) any election under FASB ASC 825 (or any similar accounting principle permitting a Person to value its financial liabilities at the fair value thereof), or (y) any treatment of Indebtedness in respect of convertible debt instruments under Accounting Standards Codification 470-20 (or any other Accounting Standards Codification or Financial Accounting Standard having a similar result or effect) to value any such Indebtedness in a reduced or bifurcated manner as described therein, and such Indebtedness shall at all times be valued at the full stated principal amount thereof, (iii) to the extent expressly provided herein, certain calculations shall be made on a Pro Forma Basis and (iv) notwithstanding anything in the foregoing to the contrary, for purposes of determining compliance with Section ~~5.02(b) or (c), Section~~ 10 or any other incurrence or expenditure test set forth herein with respect to any amount in a currency other than U.S. Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of currency exchange occurring after the time of such incurrence or expenditure or receipt of any such amount (so long as such incurrence or expenditure or receipt of any such amount, at the time incurred, made, received or acquired, was permitted hereunder). For purposes of determining compliance with any U.S. Dollar-denominated restriction or exception provided for in ~~Section 5.02(b) or (c),~~ Section 10 or any other incurrence or expenditure test set forth herein, the U.S. Dollar-equivalent amount thereof denominated in a foreign currency shall be calculated based on the relevant currency exchange rate in effect on the date of such incurrence or expenditure or receipt of any such amount, or first committed, in the case of revolving credit debt; provided that if any Indebtedness otherwise permitted to be incurred hereunder is incurred to extend, replace, refund, refinance, renew or defease other Indebtedness denominated in a foreign currency, and such extension, replacement, refunding, refinancing, renewal or defeasance would cause the applicable U.S. Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such extension, replacement, refunding, refinancing, renewal or defeasance, such U.S. Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness does not exceed the principal amount of such Indebtedness being extended, replaced, refunded, refinanced, renewed or defeased, plus the aggregate amount of fees, underwriting discounts, premiums (including tender premiums) and other reasonable costs and expenses (including original issue discount) incurred in connection with such refinancing.
(b)    All computations of interest (except as otherwise expressly provided herein), Commitment Commission and other Fees ~~(other than Drawing Fees)~~ hereunder shall be made on the basis of a year of 360 days (except for interest calculated by reference to the Prime Lending Rate, the BA Rate or clause (i) of the definition of Canadian Prime Rate, which shall be based on a year of 365 or 366 days, as applicable) for the actual number of days (including the first day but excluding the last day; except that in the case of Letter of Credit Fees and Facing Fees, the last day shall be included) occurring in the period for which such interest, Commitment Commission or Fees are payable.
13.08.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a)  THIS AGREEMENT AND THE OTHER CREDIT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL, EXCEPT AS OTHERWISE PROVIDED IN ANY OTHER CREDIT DOCUMENT, BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK

(WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL (EXCEPT AS OTHERWISE PERMITTED BELOW) BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT, EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. WITHOUT LIMITING THE OTHER PROVISIONS OF THIS SECTION 13.08 AND IN ADDITION TO THE SERVICE OF PROCESS PROVIDED FOR HEREIN, EACH CANADIAN BORROWER HEREBY IRREVOCABLY DESIGNATES, APPOINTS AND EMPOWERS THE COMPANY (AND THE COMPANY HEREBY IRREVOCABLY ACCEPTS SUCH APPOINTMENT), AS ITS AUTHORIZED DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, ACCEPT AND ACKNOWLEDGE FOR AND ON ITS BEHALF, AND IN RESPECT OF ITS PROPERTY, SERVICE OF ANY AND ALL LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS WHICH MAY BE SERVED IN ANY SUCH ACTION OR PROCEEDING. IF FOR ANY REASON THE COMPANY SHALL CEASE TO BE AVAILABLE TO ACT AS SUCH, EACH CANADIAN BORROWER AGREES TO DESIGNATE A NEW AUTHORIZED DESIGNEE, APPOINTEE AND AGENT IN NEW YORK CITY ON THE TERMS AND FOR THE PURPOSES OF THIS PROVISION REASONABLY SATISFACTORY TO THE ADMINISTRATIVE AGENT UNDER THIS AGREEMENT. EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER THE COMPANY OR ANY SUCH OTHER BORROWER, AND AGREES NOT TO PLEAD OR CLAIM, IN ANY LEGAL ACTION PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFOREMENTIONED COURTS, THAT SUCH COURTS LACK PERSONAL JURISDICTION OVER THE COMPANY OR ANY SUCH OTHER BORROWER. EACH OF THE COMPANY AND EACH OTHER BORROWER FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO THE COMPANY OR SUCH OTHER BORROWER AT ITS ADDRESS SET FORTH OPPOSITE ITS SIGNATURE BELOW, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH CANADIAN BORROWER EXPRESSLY AND IRREVOCABLY AGREES THAT SUCH SERVICE OF PROCESS MAY BE MADE DIRECTLY ON IT NOTWITHSTANDING ITS APPOINTMENT OF THE COMPANY TO RECEIVE SERVICE OF PROCESS AS PROVIDED ABOVE IN THIS SECTION 13.08(a) AND EITHER OR BOTH PROCEDURES FOR SERVICE OF PROCESS MAY BE IMPLEMENTED. EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE ADMINISTRATIVE AGENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST THE COMPANY OR ANY OTHER BORROWER IN ANY OTHER JURISDICTION.

(b)    EACH OF THE COMPANY AND EACH OTHER BORROWER HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN THE COUNTY OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
13.09.    Counterparts. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Administrative Agent. Delivery of an executed counterpart hereof by facsimile or electronic transmission shall be as effective as delivery of an original executed counterpart hereof.
13.10.    Effectiveness. This Agreement shall become effective on the date (the “Effective Date”) on which (i) the Company, the Subsidiaries of the Company that are other Borrowers on the Effective Date, the Administrative Agent, the Collateral Agent and each of the Lenders shall have signed a counterpart hereof (whether the same or different counterparts) and shall have delivered the same to the Administrative Agent at the Notice Office or, in the case of the Lenders, shall have given to the Administrative Agent telephonic (confirmed in writing), written notice (actually received) at such office that the same has been signed and mailed to it and (ii) the conditions contained in Section 6 have been met to the reasonable satisfaction of the Administrative Agent. Unless the Administrative Agent has received actual notice from any Lender that the conditions described in clause (ii) of the preceding sentence have not been met to its satisfaction, upon the satisfaction of the condition described in clause (i) of the immediately preceding sentence and upon the Administrative Agent’s good faith determination that the conditions described in clause (ii) of the immediately preceding sentence have been met, then the Effective Date shall have deemed to have occurred, regardless of any subsequent determination that one or more of the conditions thereto had not been met (although the occurrence of the Effective Date shall not release any Borrower from any liability for failure to satisfy one or more of the applicable conditions contained in Section 6, other than any condition that must be satisfied to the Administrative Agent’s satisfaction or other subjective standard of similar effect). The Administrative Agent will give the Company, the other Borrowers and each Lender prompt written notice of the occurrence of the Effective Date.
13.11.    Headings Descriptive. The headings of the several sections and subsections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
13.12.    Amendment or Waiver; etc. (a) Neither this Agreement nor any other Credit Document nor any terms hereof or thereof may be changed, waived, discharged or terminated (other than in accordance with Section 2.19) unless such change, waiver, discharge or termination is in writing signed by the respective Credit Parties party hereto or thereto and the Required Lenders (or by the Administrative Agent at the written direction of the Required Lenders) (although additional parties may be added to (and annexes may be modified to reflect such additions), and Subsidiaries of the Company (other than the Borrowers) may be released from, the relevant Guaranty and the relevant Security Documents in accordance with the provisions hereof and thereof (without the consent of the other Credit Parties party thereto or the Required Lenders), provided that no such change, waiver, discharge or termination shall, without the consent of each Lender (other than, except with respect to the following clause (i), a Defaulting Lender) (with Obligations being directly affected in the case of following clauses (i), (iii), (iv) and (vii)), (i) extend the final scheduled maturity of any Loan or Note or extend the stated expiration date of any Letter of Credit beyond the Final Maturity Date (unless otherwise cash collateralized in accordance with the terms hereof), or reduce the rate or extend the time of payment of interest or Fees thereon (except in connection with the waiver of applicability of any post-default increase in interest rates), or reduce (or forgive) the principal amount thereof (it being understood that any amendment or modification to the financial definitions in this Agreement, to Section 13.07(a) or as contemplated in clause (~~6~~5) of the second proviso of this Section 13.12(a) shall not constitute a reduction in the rate of interest or Fees for the purposes of this clause (i)), (ii) release all or substantially all of the Collateral under all the Security Documents (except as expressly provided in the Credit Documents) or release all or substantially all of the value of the Guaranty made by the Guarantors (except as expressly provided in the Credit Documents), (iii) amend, modify or waive any provision of this Section 13.12(a) (except for technical amendments with respect to additional extensions of credit pursuant to this Agreement which afford the protections to such additional extensions of credit of the type provided to the Revolving Loan Commitments and the Loans on the Effective Date) or Section 13.06, (iv) reduce the “majority” voting threshold specified in the definition of Required Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the extensions of Revolving Loan Commitments are included on the Sixth Amendment Effective Date), (v) increase the advance rates applicable to any Borrowing Base over those in effect on the Sixth Amendment Effective Date (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed such an increase in advance rates), (vi) consent to the release, assignment or transfer by any Borrower of any of its rights and obligations under this Agreement, (vii) amend, modify or waive the order of application of payments set forth in Section 5.4 of the U.S. Security Agreement or Section 5.6 of the Canadian Security Agreement or (viii) increase the amount of the Total Revolving Loan Commitment in excess of that amount permitted in Section 2.14 (as in effect on the Sixth Amendment Effective Date); provided further, that no such change, waiver, discharge or termination shall (1) increase the Revolving Loan Commitment of any Lender over the amount thereof then in effect without the consent of such Lender (it being understood that waivers or modifications of conditions precedent, covenants, Defaults or Events of Default or of a mandatory reduction in the Total Revolving Loan Commitment shall not constitute an increase of the Revolving Loan Commitment of any Lender, and that an increase in the available portion of the Revolving Loan Commitment of any Lender shall not constitute an increase of the Revolving Loan Commitment of such Lender), (2) without the consent of each Issuing Lender, amend, modify or waive any provision of Section 3 or alter such Issuing Lenders’ rights or obligations with respect to Letters of Credit issued by such Issuing Lender, (3) without the consent of the ~~Swingline Lender, alter the Swingline Lender’s rights or obligations with respect to Swingline Loans, (4) without the consent of the~~ Administrative Agent, amend, modify or waive any provision of Section 12 or any other provision of this Agreement or any other Credit Document as same relates to the rights or obligations of the Administrative Agent, (~~5~~4) without the consent of the Collateral Agent, amend, modify or waive any provision of the Agreement or any other Credit Documents relating to the rights or obligations of the Collateral Agent~~,~~ or (~~6~~5) without the consent of the Supermajority Lenders and, in the case of succeeding sub-clause (y), each Lender whose affiliate is a Lead Arranger hereunder, (x) amend the definition of Supermajority Lenders (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Supermajority Lenders on substantially the same basis as the extensions of Loans and Revolving Loan Commitments are included on the Sixth Amendment Effective Date), (y) amend or expand any of the following definitions, in each case the effect of which would be to increase the amounts available for borrowing hereunder: any Borrowing Base, Eligible Accounts and Eligible Inventory (including, in each case, the defined terms used therein) (it being understood that the establishment, modification or elimination of Reserves and adjustment, establishment and elimination of criteria for Eligible Accounts and Eligible Inventory, in each case by the Administrative Agent in accordance with the terms hereof, will not be deemed to require a Supermajority Lender consent or the consent of any Lender whose affiliate is a Lead Arranger hereunder) or (z) amend or modify Section 9.16 ~~other than to extend the date referred to therein in accordance with the terms thereof~~.
(b)    If, in connection with any proposed change, waiver, discharge or termination of or to any of the provisions of this Agreement as contemplated by clauses (i) through (viii), inclusive, of the first proviso to Section 13.12(a), the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then the Borrowers shall have the right, so long as all non-consenting Lenders whose individual consent is required are treated as described in either clause (A) or (B) below, to either (A) replace each such non-consenting Lender or Lenders with one or more Replacement Lenders pursuant to Section 2.13 so long as at the time of such replacement, each such Replacement Lender consents to the proposed change, waiver, discharge or termination or (B) terminate such non-consenting Lender’s Revolving Loan Commitment and/or repay all outstanding Revolving Loans of such Lender and/or cash collateralize its applicable RL Percentage of the Letter of Credit Outstandings in accordance with Sections 4.02(b) and/or 5.01(b), provided that, unless the Revolving Loan Commitments which are terminated and Revolving Loans which are repaid pursuant to preceding clause (B) are immediately replaced in full at such time through the addition of one or more Replacement Lenders or the increase of the Revolving Loan Commitments and/or outstanding Revolving Loans of one or more existing Lenders (who in each case must specifically consent thereto), then in the case of any action pursuant to preceding clause (B), the Required Lenders (determined after giving effect to the proposed action) shall specifically consent thereto, provided further, that no Borrower shall have any right to replace a Lender, terminate its Revolving Loan Commitment or repay its Revolving Loans solely as a result of the exercise of such Lender’s rights (and the withholding of any required consent by such Lender) pursuant to the second proviso to Section 13.12(a).
(c)    Notwithstanding the foregoing, any provision of this Agreement may be amended by an agreement in writing entered into by the Company, the other Borrowers, the Required Lenders and the Administrative Agent (and, if their rights or obligations are affected thereby, each Issuing Lender ~~and the Swingline Lender~~) if (i) by the terms of such agreement the Revolving Loan Commitment of each Lender not consenting to the amendment provided for therein shall terminate upon the effectiveness of such amendment and (ii) at the time such amendment becomes effective, each Lender not consenting thereto receives payment (including pursuant to an assignment to a replacement Lender in accordance with Section 13.04) in full of the principal ~~(or Face Amount)~~ of and interest accrued on each Loan made by it and all other amounts owing to it or accrued for its account under this Agreement.
(d)    Notwithstanding anything to the contrary contained in this Section 13.12, (x) Security Documents and related documents executed by the Credit Parties in connection with this Agreement may be in a form reasonably determined by the Administrative Agent and may be amended, supplemented and waived with the consent of the Administrative Agent and the Company without the need to obtain the consent of any other Person if such amendment, supplement or waiver is delivered (i) in order to comply with local law or advice of local counsel, (ii) in order to cause such Security Document or other document to be consistent with this Agreement and the other Credit Documents or (iii) in connection with the incurrence of any Permitted Additional Secured Indebtedness (and the addition of Permitted Additional Secured Indebtedness Priority Collateral as Collateral) and the entry by the Collateral Agent into intercreditor arrangements in connection therewith and (y) if following the Sixth Amendment Effective Date, the Administrative Agent and any Credit Party shall have jointly identified an ambiguity, inconsistency, obvious error or any error or omission of a technical or immaterial nature, in each case, in any provision of the Credit Documents, then the Administrative Agent and the Credit Parties shall be permitted to amend such provision and such amendment shall become effective without any further action or consent of any other party to any Credit Documents if the same is not objected to in writing by the Required Lenders within five Business Days following receipt of notice thereof.
(e)    Notwithstanding any provision herein to the contrary, this Agreement and the other Credit Documents may be amended in accordance with Section 2.19 to effectuate an Extension and to provide for non-pro rata borrowings and payments of any amounts hereunder as between the Loans and any commitments in connection therewith, in each case with the consent of the Administrative Agent but without the consent of any Lender (except as expressly provided in Section 2.19) required.
13.13.    Survival. All indemnities set forth herein including, without limitation, in Sections 2.10, 2.11, 3.06, 5.04, 12.06 and 13.01 shall survive the execution, delivery and termination of this Agreement and the Notes and the making and repayment of the Obligations.
13.14.    Domicile of Loans.  Each Lender may transfer and carry its Loans at, to or for the account of any office, Subsidiary or Affiliate of such Lender. Notwithstanding anything to the contrary contained herein, to the extent that a transfer of Loans pursuant to this Section 13.14 would, at the time of such transfer, result in increased costs under Section 2.10, 2.11, 3.06 or 5.04 from those being charged by the respective Lender prior to such transfer, then no Borrower shall be obligated to pay such increased costs (although the Borrowers shall be jointly and severally obligated to pay any other increased costs of the type described above resulting from changes after the date of the respective transfer).
13.15.    Register. Each Borrower hereby designates the Administrative Agent to serve as its agent, solely for purposes of this Section 13.15, to maintain a register (the “Register”) on which it will record the Revolving Loan Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of, and stated interest on, the Loans of each Lender. Failure to make any such recordation, or any error in such recordation, shall not affect any Borrower’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Revolving Loan Commitment of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Revolving Loan Commitment shall not be effective until such transfer is recorded on the Register maintained by the Administrative Agent with respect to ownership of such Revolving Loan Commitment and Loans and prior to such recordation all amounts owing to the transferor with respect to such Revolving Loan Commitment and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Revolving Loan Commitments and Loans shall be recorded by the Administrative Agent on the Register only upon the acceptance by the Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 13.04(b). Upon such acceptance and recordation, the assignee specified therein shall be treated as a Lender for all purposes of this Agreement. Coincident with the delivery of such an Assignment and Assumption Agreement to the Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender the Note (if any) evidencing such Loan, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the assigning or transferor Lender and/or the new Lender at the request of any such Lender. The Register shall be available for inspection by each Borrower at any reasonable time and from time to time upon reasonable prior notice. The Register shall be available for inspection by any Lender at the office of the Administrative Agent at any reasonable time and from time to time upon reasonable prior notice.
13.16.    Confidentiality. (a) Subject to the provisions of clause (b) of this Section 13.16, each Agent and each Lender agrees not to disclose without the prior consent of the Company (other than to such Agent’s or such Lender’s employees, auditors, advisors or counsel in connection with this Agreement and the transactions contemplated hereby or to another Agent or Lender if such Lender or such Lender’s holding or parent company in its sole discretion determines that any such party should have access to such information, provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Lender) any information with respect to the Company or any of its Subsidiaries which is now or in the future furnished pursuant to this Agreement or any other Credit Document by or on behalf of a Credit Party, provided that any Agent or Lender may disclose any such information (i) as has become generally available to the public other than by virtue of a breach of this Section 13.16(a) by the respective Agent or Lender, (ii) as may be required or appropriate in any report, statement or testimony submitted to any municipal, state or Federal regulatory body (including any self-regulatory body, such as the National Association of Insurance Commissioners) having or claiming to have jurisdiction over such Agent or Lender or to the Federal Reserve Board or the Federal Deposit Insurance Corporation or similar organizations (whether in the United States or elsewhere) or their successors (in which case such Agent or Lender, as applicable, to the extent permitted by law, agrees to use commercially reasonable efforts to provide the Company notice thereof except in connection with any request as part of any regulatory audit or examination conducted by accountants or any Governmental Authority having jurisdiction over such Agent or Lender), (iii) as may be required or appropriate in respect to any summons or subpoena or in connection with any litigation, (iv) in order to comply with any law, order, regulation or ruling applicable to such Lender, (v) to the Administrative Agent or the Collateral Agent, (vi) to any direct or indirect contractual counterparty in any swap, hedge or similar agreement (or to any such contractual counterparty’s professional advisor) under which payments are to be made by reference to the Obligations or to the Borrowers and their respective obligations or to this Agreement or payments hereunder, so long as such contractual counterparty (or such professional advisor) agrees to be bound by the provisions of this Section 13.16, (vii) to any prospective or actual transferee, pledgee or participant in connection with any contemplated transfer, pledge or participation of any of the Notes or Revolving Loan Commitments or any interest therein by such Lender, provided that such prospective transferee, pledgee or participant agrees to be bound by the confidentiality provisions contained in this Section 13.16, (viii) to any other party to this Agreement, (ix) to the extent applicable and reasonably necessary or advisable, for purposes of establishing a “due diligence” defense or the enforcement of remedies hereunder or under the other Credit Documents and (x) with the consent of the Company (not to be unreasonably withheld, delayed or conditioned) to (I) the CUSIP Service Bureau or any similar agency or organization, market data collectors, similar service providers to the lending industry, (II) service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement, the other Credit Documents, the Revolving Loan Commitments and the Loans, (III) any credit insurers, (IV) any nationally recognized rating agency or (V) otherwise to the extent consisting of general portfolio information that does not identify the Credit Parties.
(b)    Each of the Company and each other Borrower hereby acknowledges and agrees that each Agent and each Lender may share with any of its affiliates, and such affiliates may share with such Agent or Lender, as applicable, any information related to the Company or any of its Subsidiaries (including, without limitation, any non‑public customer information regarding the creditworthiness of the Company and its Subsidiaries), provided such Persons shall be subject to the provisions of this Section 13.16 to the same extent as such Agent or Lender.

(c)    Each Agent and each of the Lenders acknowledges that (i) the information referred to in clause (a) above may include material non-public information concerning the Company or a Subsidiary thereof, as the case may be, (ii) it has developed compliance procedures regarding the use of material non-public information and (iii) it will handle such material non-public information in accordance with such compliance procedures and applicable law, including United States federal and state securities laws.
13.17.    No Fiduciary Duty. Each Agent, each Lender and their respective Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Credit Parties, their stockholders and/or their respective affiliates. Each Credit Party agrees that nothing in the Credit Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and any Credit Party, its respective stockholders or its respective affiliates, on the other. The Credit Parties acknowledge and agree that: (i) the transactions contemplated by the Credit Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, each Credit Party, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Credit Party, its respective stockholders or its respective affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Credit Party, its respective stockholders or its respective Affiliates on other matters) or any other obligation to any Credit Party except the obligations expressly set forth in the Credit Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of such Credit Party, its respective management, stockholders, creditors or any other Person. Each Credit Party acknowledges and agrees that such Credit Party has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Credit Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Credit Party, in connection with such transaction or the process leading thereto.
13.18.    Patriot Act. Each Lender subject to the USA PATRIOT ACT (Title III of Pub. L. 107-56 (signed into law October 26, 2011)) (as amended from time to time, the “Patriot Act”) hereby notifies the Company and the other Borrowers that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Company, the other Borrowers and the other Credit Parties and such other information that will allow such Lender to identify the Company, the other Borrowers and the other Credit Parties in accordance with the Patriot Act.
13.19.    Waiver of Sovereign Immunity . Each of the Credit Parties, in respect of itself, its Subsidiaries, its process agents, and its properties and revenues, hereby irrevocably agrees that, to the extent that such Credit Party, its Subsidiaries or any of its properties has or may hereafter acquire any right of immunity, whether characterized as sovereign immunity or otherwise, from any legal proceedings, whether in the United States, Canada or elsewhere, to enforce or collect upon the Loans or any Credit Document or any other liability or obligation of such Credit Party or any of its Subsidiaries related to or arising from the transactions contemplated by any of the Credit Documents, including, without limitation, immunity from service of process, immunity from jurisdiction or judgment of any court or tribunal, immunity from execution of a judgment, and immunity of any of its property from attachment prior to any entry of judgment, or from attachment in aid of execution upon a judgment, such Credit Party, for itself and on behalf of its Subsidiaries, hereby expressly waives, to the fullest extent permissible under applicable law, any such immunity, and agrees not to assert any such right or claim in any such proceeding, whether in the United States, Canada or elsewhere. Without limiting the generality of the foregoing, each Credit Party further agrees that the waivers set forth in this Section 13.19 shall have the fullest extent permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and are intended to be irrevocable for purposes of such Act.
13.20.    Judgment Currency. (a) The Credit Parties’ obligations hereunder and under the other Credit Documents to make payments in the respective Available Currency (the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent, the Collateral Agent, the respective Issuing Lender or the respective Lender of the full amount of the Obligation Currency (and the conversion of any such payments shall be calculated in accordance with the provisions of this Section 13.20) expressed to be payable to the Administrative Agent, the Collateral Agent, such Issuing Lender or such Lender under this Agreement or the other Credit Documents. If for the purpose of obtaining or enforcing judgment against any Credit Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange (as quoted by the Administrative Agent or if the Administrative Agent does not quote a rate of exchange on such currency, by a known dealer in such currency designated by the Administrative Agent in its reasonable discretion) determined, in each case, as of the day on which the judgment is given (such day being hereinafter referred to as the “Judgment Currency Conversion Date”).
(b)    If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, each Borrower covenants and agrees to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate or exchange prevailing on the Judgment Currency Conversion Date.
(c)    For purposes of determining any rate of exchange for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.
13.21.    OTHER LIENS ON COLLATERAL; TERMS OF INTERCREDITOR AGREEMENT; ETC. (a)  EACH LENDER UNDERSTANDS, ACKNOWLEDGES AND AGREES THAT LIENS ~~MAY~~HAVE BEEN, AND MAY HEREAFTER BE, CREATED ON THE COLLATERAL PURSUANT TO THE PERMITTED ADDITIONAL SECURED INDEBTEDNESS DOCUMENTS, WHICH LIENS SHALL BE SUBJECT TO THE TERMS AND CONDITIONS OF THE INTERCREDITOR AGREEMENT. THE EXPRESS TERMS OF THE INTERCREDITOR AGREEMENT SHALL PROVIDE, IN THE EVENT OF ANY CONFLICT BETWEEN THE TERMS OF THE INTERCREDITOR AGREEMENT AND ANY OF THE CREDIT DOCUMENTS, THE PROVISIONS OF THE INTERCREDITOR AGREEMENT SHALL GOVERN AND CONTROL.
(b)    EACH LENDER AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT AND THE COLLATERAL AGENT TO ENTER INTO THE INTERCREDITOR AGREEMENT ON BEHALF OF THE LENDERS, AND TO TAKE ALL ACTIONS (AND EXECUTE ALL DOCUMENTS) REQUIRED (OR DEEMED ADVISABLE) BY IT IN ACCORDANCE WITH THE TERMS OF THE INTERCREDITOR AGREEMENT.
THE PROVISIONS OF THIS SECTION 13.21 ARE NOT INTENDED TO SUMMARIZE ALL RELEVANT PROVISIONS OF THE INTERCREDITOR AGREEMENT. REFERENCE MUST BE

MADE TO THE INTERCREDITOR AGREEMENT ITSELF TO UNDERSTAND ALL TERMS AND CONDITIONS THEREOF. EACH LENDER IS RESPONSIBLE FOR MAKING ITS OWN ANALYSIS AND REVIEW OF THE INTERCREDITOR AGREEMENT AND THE TERMS AND PROVISIONS THEREOF, AND NEITHER THE ADMINISTRATIVE AGENT NOR ANY OF ITS AFFILIATES MAKES ANY REPRESENTATION TO ANY LENDER AS TO THE SUFFICIENCY OR ADVISABILITY OF THE PROVISIONS CONTAINED IN THE INTERCREDITOR AGREEMENT.
13.22.    Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Credit Document, the interest paid or agreed to be paid under the Credit Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Company. In determining whether the interest contracted for, charged, or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
SECTION 14.    Nature of Obligations.
14.01.    Nature of Obligations. Notwithstanding anything to the contrary contained elsewhere in this Agreement, it is understood and agreed by the various parties to this Agreement that:
(a)    all U.S. Borrower Obligations to repay principal of, interest on, and all other amounts with respect to, all U.S. Borrower Revolving ~~Loans, U.S. Borrower Swingline~~ Loans, Letters of Credit issued for the account of any U.S. Borrower and all other U.S. Borrower Obligations pursuant to this Agreement and each other Credit Document (including, without limitation, all fees, indemnities, taxes and other U.S. Borrower Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the U.S. Borrowers. In addition to the direct (and joint and several) obligations of the U.S. Borrowers with respect to U.S. Borrower Obligations as described above, all such U.S. Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, the U.S. Guaranty, provided that the obligations of a U.S. Borrower with respect to the U.S. Borrower Obligations as described above shall not be limited by any provision of the U.S. Guaranty entered into by such U.S. Borrower; and
(b)    all Canadian Borrower Obligations to repay principal ~~(or Face Amount)~~ of, interest on, and all other amounts with respect to, all Canadian Borrower Revolving ~~Loans, Canadian Borrower Swingline~~ Loans, Letters of Credit issued for the account of any Canadian Borrower and all other Canadian Borrower Obligations pursuant to this Agreement and each other Credit Document (including, without limitation, all fees, indemnities, taxes and other Canadian Borrower Obligations in connection therewith or in connection with the related Commitments) shall constitute the joint and several obligations of each of the Canadian Borrowers. In addition to the direct (and joint and several) obligations of the Canadian Borrowers with respect to Canadian Borrower Obligations as described above, all such Canadian Borrower Obligations shall be guaranteed pursuant to, and in accordance with the terms of, each of the U.S. Guaranty and the Canadian Guaranty. Notwithstanding any other provision contained in this Agreement or any other Credit Document, with respect to any Canadian Credit Party, if a “secured creditor” (as that term is defined under the Bankruptcy and Insolvency Act (Canada)) is determined by a court of competent jurisdiction not to include a Person to whom obligations are owed on a joint or joint and several basis, then the obligations of each Canadian Credit Party under this Agreement or any other Credit Document, to the extent such obligations are secured, only shall be several obligations and not joint or joint and several obligations.
14.02.    Independent Obligation. The obligations of each Borrower with respect to its Borrower Obligations are independent of the Obligations of each other Borrower or any Guarantor under its Guaranty of such Borrower Obligations, and a separate action or actions may be brought and prosecuted against each Borrower, whether or not any other Borrower or any Guarantor is joined in any such action or actions. Each Borrower waives, to the fullest extent permitted by law, the benefit of any statute of limitations affecting its liability hereunder or the enforcement thereof. Any payment by any Borrower or other circumstance which operates to toll any statute of limitations as to any Borrower shall, to the fullest extent permitted by law, operate to toll the statute of limitations as to each Borrower.
14.03.    Authorization. Each of the Borrowers authorizes the Administrative Agent, the Collateral Agent, the Issuing Lenders and the Lenders without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to, to the maximum extent permitted by applicable law and the Credit Documents:
(a)    exercise or refrain from exercising any rights against any other Borrower or any Guarantor or others or otherwise act or refrain from acting;
(b)    release or substitute any other Borrower, endorsers, Guarantors or other obligors;
(c)    settle or compromise any of the Borrower Obligations of any other Borrower or any other Credit Party, any security therefor or any liability (including any of those hereunder) incurred directly or indirectly in respect thereof or hereof, and may subordinate the payment of all or any part thereof to the payment of any liability (whether due or not) of any Borrower to its creditors other than the Lenders;
(d)    apply any sums paid by any other Borrower or any other Person, howsoever realized to any liability or liabilities of such other Borrower or other Person regardless of what liability or liabilities of such other Borrower or other Person remain unpaid; and/or
(e)    consent to or waive any breach of, or act, omission or default under, this Agreement or any of the instruments or agreements referred to herein, or otherwise, by any other Borrower or any other Person.
14.04.    Reliance. It is not necessary for the Administrative Agent, the Collateral Agent, any Issuing Lender or any Lender to inquire into the capacity or powers of the Company, any other Borrower or any of their respective Subsidiaries or the officers, directors, members, partners or agents acting or purporting to act on its behalf, and any Borrower Obligations made or created in reliance upon the professed exercise of such powers shall constitute the joint and several obligations of the respective Borrowers hereunder.
14.05.    Contribution; Subrogation. No Borrower shall exercise any rights of contribution or subrogation with respect to any other Borrower as a result of payments made by it hereunder, in each case unless and until (a) the Total Revolving Loan Commitment and all Letters of Credit have been terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to not more than 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)) and (b) all of the Obligations have been paid in full in cash (other than any indemnities of the Credit Parties set forth in the Credit Documents and reimbursement obligations under Section 13.01 which, in either case are not then due and payable). To the extent that any Canadian Credit Party or U.S. Credit Party shall be required to pay a portion of the Obligations which shall exceed the amount of loans, advances or other extensions of credit received by such Credit Party and all interest, costs, fees and expenses attributable to such loans, advances or other extensions of credit, then such Credit Party shall be reimbursed by the other Credit Parties within its group (Canadian or U.S.) for the amount of such excess, subject to the restrictions of the previous sentence. This Section 14.05 is intended only to define the relative rights of Credit Parties, and nothing set forth in this Section 14.05 is intended or shall impair the obligations of each Credit Party to pay the Obligations as and when the same shall become due and payable in accordance with the terms hereof.
14.06.    Waiver. Each Borrower waives any right to require the Administrative Agent, the Collateral Agent, the Issuing Lenders or the Lenders to (a) proceed against any other Borrower, any Guarantor or any other party, (b) proceed against or exhaust any security held from any Borrower, any Guarantor or any other party or (c) pursue any other remedy in the Administrative Agent’s, the Collateral Agent’s, any Issuing Lender’s or Lenders’ power whatsoever. Each Borrower waives any defense based on or arising out of suretyship or any impairment of security held from any Borrower, any Guarantor or any other party or on or arising out of any defense of any other Borrower, any Guarantor or any other party other than payment in full in cash of its Borrower Obligations, including, without limitation, any defense based on or arising out of the disability of any other Borrower, any Guarantor or any other party, or the unenforceability of its Borrower Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Borrower, in each case other than as a result of the payment in full in cash of its Borrower Obligations.
14.07.    Limitation on Canadian Borrower Obligations. Notwithstanding anything to the contrary herein or in any other Credit Document (including provisions that may override any other provision), in no event shall the Canadian Borrowers or any other Canadian Credit Party guarantee or be deemed to have guaranteed or become liable or obligated on a joint and several basis or otherwise for, or to have pledged any of its assets to secure, any direct U.S. Borrower Obligation under this Agreement or under any of the other Credit Documents. All provisions contained in any Credit Document shall be interpreted consistently with this Section 14.07 to the extent possible, and where such other provisions conflict with the provisions of this Section 14.07, the provisions of this Section 14.07 shall govern.
14.08.    Rights and Obligations. The obligations of ~~the Swingline Lender,~~ each Issuing Lender and each Lender under this Agreement bind each of them severally. Failure by ~~the Swingline Lender,~~ any Issuing Lender or any Lender, as the case may be, to perform its obligations under this Agreement does not affect the obligations of any other party under this Agreement. ~~The Swingline Lender, each~~Each Issuing Lender or each Lender is not responsible for the obligations of any other ~~Swingline Lender,~~ Issuing Lender or Lender, as the case may be, under this Agreement. The rights, powers and remedies of ~~the Swingline Lender,~~ each Issuing Lender and each Lender in connection with this Agreement are separate and independent rights, powers and remedies and any debt arising under this Agreement to or for the account of ~~the Swingline Lender,~~ any Issuing Lender or any Lender from a Credit Party is a separate and independent debt.
* * *

IN WITNESS WHEREOF, the parties hereto have caused their duly authorized officers to execute and deliver this Agreement as of the date first above written.

Address:
7035 Ridge Road	CIENA CORPORATION
Hanover, Maryland 21076 Attention: Treasurer’s Office Facsimile: (410) 865-8901 with a copy to: 7035 Ridge Road Hanover, Maryland 21076 Attention: General Counsel’s Office Facsimile: (410) 865-8001	By: Name: Title:

c/o Ciena Corporation 7035 Ridge Road	CIENA COMMUNICATIONS, INC.
Hanover, Maryland 21076 Attention: Treasurer’s Office Facsimile: (410) 865-8901 with a copy to: 7035 Ridge Road Hanover, Maryland 21076 Attention: General Counsel’s Office Facsimile: (410) 865-8001	By: Name: Title:

c/o Ciena Corporation 7035 Ridge Road	CIENA CANADA, INC.

Hanover, Maryland 21076 Attention: Treasurer’s Office Facsimile: (410) 865-8901 with a copy to: 7035 Ridge Road Hanover, Maryland 21076 Attention: General Counsel’s Office Facsimile: (410) 865-8001	By: Name: Title:
c/o Ciena Corporation 7035 Ridge Road	CIENA GOVERNMENT SOLUTIONS, INC.
Hanover, Maryland 21076 Attention: Treasurer’s Office Facsimile: (410) 865-8901 with a copy to: 7035 Ridge Road Hanover, Maryland 21076 Attention: General Counsel’s Office Facsimile: (410) 865-8001	By: Name: Title:

DEUTSCHE BANK AG NEW YORK BRANCH, Individually, as Administrative Agent, as Collateral Agent and as Issuing Lender

By: Name: Title:

By: Name: Title:

~~BANK OF AMERICA, N.A., as a Lender and as Issuing Lender~~

~~By: Name:  Title:~~

~~MORGAN STANLEY BANK, N.A., as a Lender~~

~~By: Name:  Title:~~

~~WELLS FARGO BANK, NATIONAL ASSOCIATION~~[____________], as a Lender and as Issuing Lender

By: Name: Title:

~~SCHEDULE 1.01(a)~~

~~COMMITMENTS~~

~~Lender~~	~~Commitment~~
~~Deutsche Bank AG New York Branch~~	~~$45,000,000~~
~~Bank of America, N.A.~~	~~$45,000,000~~
~~Morgan Stanley Bank, N.A.~~	~~$45,000,000~~
~~Wells Fargo Bank, National Association~~	~~$35,000,000~~
~~JPMorgan Chase Bank, N.A.~~	~~$30,000,000~~
~~$200,000,000~~

~~SCHEDULE 1.01(b)~~

~~Provisions Relating to Bankers’ Acceptances,~~
~~Bankers’ Acceptance Loans and B/A Discount Notes~~
~~BANKERS’ ACCEPTANCES~~
~~Acceptances and Drafts.~~
~~1. Each Lender severally agrees, on the terms and conditions of the Credit Agreement and this Schedule 1.01(b) and from time to time on any Business Day prior to the Final Maturity Date to make Bankers’ Acceptance Loans by (i) in the case of a B/A Lender, accepting Drafts and purchasing such Bankers’ Acceptances in accordance with Section 6 of this Schedule 1.01(b) and the Credit Agreement and (ii) in the case of a Non-B/A Lender, purchasing completed Drafts (which have not and will not be accepted by such Lender) in accordance with Section 6 of this Schedule 1.01(b) and the Credit Agreement; provided that no Loan shall be made as a Bankers’ Acceptance Loan if any Default or Event of Default has occurred and is continuing.~~
~~2. Each Bankers’ Acceptance and Draft shall be in a minimum Face Amount of Cdn.$1,000,000 and in integral multiples of Cdn.$100,000, and each Bankers’ Acceptance Loan shall consist of the acceptance and purchase of Bankers’ Acceptances or the purchase of Drafts on the same day, in each case for the B/A Discount Proceeds, effected or arranged by the Lenders in accordance with Section 6 of this Schedule 1.01(b) and the Credit Agreement and their respective Revolving Loan Commitments.~~
~~3. If the Administrative Agent determines that the Bankers’ Acceptances to be created and purchased or Drafts to be purchased on the making of any Bankers’ Acceptance Loan (upon a conversion or otherwise) will not be created and purchased ratably by the Lenders in accordance with this Schedule 1.01(b) and the Credit Agreement, then (i) the requested Face Amount of Bankers’ Acceptances and Drafts shall be reduced to such lesser amount as the Administrative Agent determines will permit ratable sharing and (x) the amount by which the requested Face Amount shall have been so reduced shall be converted or continued, as the case may be, as a Canadian Prime Rate Loan to be made contemporaneously with the making of such Bankers’ Acceptance Loan or (y) the Canadian Borrowers may cancel part of, or withdraw in its entirety, the related Notice of Borrowing, or (ii) the Administrative Agent may, acting reasonably at the request of any Canadian Borrower, deem any Notice of Borrowing delivered in such circumstances of a Bankers’ Acceptance Loan to be, in its entirety, a Notice of Borrowing for Canadian Prime Rate Loans, and make a Canadian Prime Rate Loan to such Canadian Borrower in the full amount as originally requested as a Bankers’ Acceptance Loan in such Notice of Borrowing.~~
~~Form of Drafts.~~
~~4. Each Draft presented by a Canadian Borrower shall (i) be dated the date of the making of such Bankers’ Acceptance Loan, and (ii) mature and be payable by such Canadian Borrower (in common with all other Drafts presented in connection with such Bankers’ Acceptance Loan) on a Business Day which occurs approximately 30, 60, 90 or 180 days (or such longer period as the Administrative Agent and each Lender may agree) at the election of such Canadian Borrower after the Drawing Date and on or prior to the Final Maturity Date.~~
~~Procedure for Drawing.~~

~~SCHEDULE 1.01(b)~~

~~5. Each Bankers’ Acceptance Loan shall be made in accordance with the notice provisions given by the relevant Canadian Borrower by way of a Notice of Borrowing or Notice of Conversion/Continuation to the Administrative Agent as set forth in Section 2.03 of the Credit Agreement.~~
~~6. Not later than 2:00 P.M. (Toronto time) on an applicable Drawing Date, each Lender shall complete one or more Drafts in accordance with the Notice of Borrowing and either (i) accept the Drafts and purchase the Bankers’ Acceptances so created for the B/A Discount Proceeds, or (ii) purchase the Drafts for the B/A Discount Proceeds. In each case, upon receipt of the B/A Discount Proceeds and upon fulfillment of the applicable conditions set forth in Section 7 of the Credit Agreement, the Administrative Agent shall apply the B/A Discount Proceeds in accordance with the applicable Notice of Borrowing or Notice of Conversion/Continuation, as the case may be, as follows: (i) remit to the relevant Canadian Borrower, (ii) prepay Canadian Prime Rate Loans (which shall constitute a conversion of the Canadian Revolving Loans from Canadian Prime Rate Loans to Bankers’ Acceptance Loans) or (iii) pay B/A Instruments maturing on such date (which shall constitute a continuation of Bankers’ Acceptance Loans to new Bankers’ Acceptance Loans), provided that in the case of any such conversion or continuation of Loans, the relevant Canadian Borrower shall pay to the Administrative Agent for account of the Lenders such additional amounts, if any, as shall be necessary to effect the prepayment in full of the respective Canadian Prime Rate Loans being prepaid, or the Bankers’ Acceptances maturing, on such date.~~
~~7. Each Canadian Borrower shall, at the request of any Lender, issue one or more non-interest bearing promissory notes (each, a “B/A Equivalent Note”) payable on the date of maturity of the unaccepted Draft referred to below in this section, in such form as such Lender may specify and in a principal amount equal to the Face Amount of, and in exchange for, any unaccepted Drafts which the Lender has purchased in accordance with Section 6 of this Schedule 1.01(b) and the Credit Agreement.~~
~~8. B/A Instruments purchased by a Lender may be held by it for its own account until the contract maturity date or sold by it at any time prior to that date in any relevant Canadian market in such Lender’s sole discretion. Each Canadian Borrower hereby renounces, and shall not claim or request or require any Lender to claim, any days of grace for the payment of any B/A Instruments.~~
~~Presigned Draft Forms.~~
~~9. To enable the Lenders to create Bankers’ Acceptances or complete Drafts in the manner specified in this Schedule 1.01(b) and the Credit Agreement, each Canadian Borrower shall supply each Lender with such number of Drafts as it may reasonably request, duly endorsed and executed on behalf of such Canadian Borrower. Each Lender is hereby authorized to issue such B/A Instruments endorsed in blank in such Face Amounts as may be determined by such Lender, provided that the aggregate amount thereof is equal to the aggregate amount of B/A Instruments required to be purchased by such Lender. No Lender shall be responsible or liable for its failure to accept and/or purchase a B/A Instrument if the cause of such failure is, in whole or in part, due to the failure of the relevant Canadian Borrower to provide duly executed and endorsed B/A Instruments to such Lender on a timely basis. Each Lender will exercise such care in the custody and safekeeping of Drafts as it would exercise in the custody and safekeeping of similar property owned by it and will, upon request by any Canadian Borrower, promptly advise such Canadian Borrower of the number and designations, if any, of uncompleted Drafts held by it for such Canadian Borrower. The signature of any officer of any Canadian Borrower on a Draft may be mechanically reproduced and B/A Instruments bearing facsimile signature shall be binding upon such Canadian Borrower as if they had been manually signed. Even if the individuals whose manual or facsimile signature appears on any B/A Instrument no longer hold office on the date of signature, at the date of its acceptance by the Lender or at any time after such date, any B/A Instrument so signed shall be valid and binding upon each Canadian Borrower.~~

~~SCHEDULE 1.01(b)~~

~~10. Upon the request of any Lender, each Canadian Borrower shall provide to such Lender a power of attorney to complete, sign, endorse and issue B/A Instruments on behalf of such Canadian Borrower in form and substance satisfactory to such Lender. Alternatively, at the request of any Lender, each Canadian Borrower shall deliver to such lender a “depository bill” which complies with the requirements of the Depository Bills and Notes Act (Canada), and hereby consents to the deposit of any Bankers’ Acceptance in the form of a depository bill in the book-based debt clearance systems maintained by the Canadian Depository for Securities Limited or other recognized clearing house. In such circumstances, the delivery of Bankers’ Acceptances shall be governed by the clearance procedures established thereunder.~~
~~Payment, Conversion or Renewal of B/A Instruments.~~
~~11. Upon the maturity of a B/A Instrument, each Canadian Borrower may (i) elect to issue a replacement B/A Instrument by giving a Notice of Borrowing or Notice of Conversion/Continuation in accordance with Section 2.03 or Section 2.06 of the Credit Agreement, as applicable, (provided that such Canadian Borrower shall pay to the Administrative Agent for the account of the Lenders such additional amounts, if any, as shall be necessary to effect payment in full of the Face Amount of the B/A Instrument maturing on such day), (ii) elect to have all or a portion of the Face Amount of the B/A Instrument converted to a Canadian Prime Rate Loan by giving a Notice of Borrowing or Notice of Conversion/Continuation in accordance with Section 2.03 or Section 2.06 of the Credit Agreement, as applicable, or (iii) pay, on or before 12:00 Noon (Toronto time) on the maturity date for the B/A Instrument, an amount in Canadian Dollars equal to the Face Amount of the B/A Instrument (notwithstanding that the Lender may be the holder of it at maturity). Any such payment shall satisfy the relevant Canadian Borrower’s obligations under the B/A Instrument to which it relates and the relevant Lender shall then be solely responsible for the payment of the B/A Instrument.~~
~~12. If any Canadian Borrower (i) fails to pay any B/A Instrument when due or issue a replacement Bankers’ Acceptance Loan for B/A Discount Proceeds which together with additional amounts then paid to the Administrative Agent for the account of the Lender in respect of such maturing B/A Instrument equals the Face Amount of such B/A Instrument pursuant to Section 11 of this Schedule 1.01(b) or (ii) fails to elect to convert all or a portion of the Face Amount of such B/A Instrument to a Canadian Prime Rate Loan pursuant to clause (ii) of Section 11 of this Schedule 1.01(b), then the unpaid amount due and payable shall be converted to a Canadian Prime Rate Loan made by the Lenders ratably and shall bear interest calculated and payable as provided in Section 2.08 of the Credit Agreement. This conversion shall occur as of the due date and without any necessity for such Canadian Borrower to give any notice thereof.~~
~~13. On any date on which a Bankers’ Acceptance Loan is created, purchased, or converted or continued, the Administrative Agent shall be entitled to net all amounts payable on such date by the Administrative Agent to a Lender against all amounts payable on such date by such Lender to the Administrative Agent. Similarly, on any such date each Canadian Borrower hereby authorizes each Lender to net all amounts payable on such date by such Lender to the Administrative Agent for the account of the relevant Canadian Borrower, against all amounts payable on such date by such Canadian Borrower to such Lender in accordance with the Administrative Agent’s calculations.~~
~~14. Except for the requirement to pay immediately upon acceleration of the Revolving Loans pursuant to Section 11 of the Credit Agreement, each Canadian Borrower shall pay to the Administrative Agent an amount in Canadian Dollars equal to the Face Amount of each Bankers’ Acceptance Loan requested by such Canadian Borrower on the maturity date thereof (notwithstanding that the Lender may be the holder of it at maturity).~~

~~SCHEDULE 1.01(b)~~

~~Circumstances Making Bankers’ Acceptances Unavailable.~~
~~15. If, for any reason a market for bankers’ acceptances does not exist at any time or the Lenders cannot for other reasons, after reasonable efforts, readily sell bankers’ acceptances or perform their other obligations under the Credit Agreement with respect to bankers’ acceptances, in each case, as determined in good faith by the Administrative Agent acting reasonably and in respect of which the Administrative Agent shall have given notice to the Canadian Borrowers of the occurrence and particulars thereof, (i) the right of each Canadian Borrower to request a Bankers’ Acceptance Loan shall be suspended until the circumstances causing a suspension no longer exist, (ii) any applicable Notice of Borrowing which is outstanding shall be deemed rescinded and the requested Bankers’ Acceptance Loan shall not be made.~~
~~The Administrative Agent shall promptly notify each Canadian Borrower of the suspension of such Canadian Borrower’s right to request a Bankers’ Acceptance Loan and of the termination of any suspension.~~

~~SCHEDULE 1.01(c)~~

~~FOREIGN ACCOUNT DEBTORS~~

	~~Account Debtor~~	~~Country Abbreviation~~

~~1.~~	~~BRITISH TELECOMMUNICATIONS PLC~~	~~UK~~
~~2.~~	~~BT COMMUNICATIONS NETWORKING SERVICES (UK)~~	~~UK~~
~~3.~~	~~BT (GERMANY) GMBH & CO OHG~~	~~DE~~
~~4.~~	~~BT GROUP PLC~~	~~UK~~
~~5.~~	~~BT (NETHERLANDS) HOLDINGS B.V.~~	~~NE~~
~~6.~~	~~VODAFONE PROCUREMENT COMPANY SARL~~	~~LU~~
~~7.~~	~~CABLE & WIRELESS UK~~	~~UK~~
~~8.~~	~~CABLE & WIRELESS EUROPE (UK) LTD~~	~~UK~~
~~9.~~	~~VERIZON NETHERLANDS~~	~~NE~~
~~10.~~	~~VERIZON UK LIMITED~~	~~UK~~
~~11.~~	~~VERIZON DEUTSCHLAND GMBH~~	~~DE~~
~~12.~~	~~VERIZON FRANCE~~	~~FR~~
~~13.~~	~~COLT TECHNOLOGY SERVICES~~	~~UK~~
~~14.~~	~~HUTCHISON 3G UK LTD~~	~~UK~~
~~15.~~	~~GOOGLE NETHERLANDS BV~~	~~NE~~
~~16.~~	~~SOCIETE FRANCAISE DU RADIOTELEPHONE S.A.~~	~~FR~~
~~17.~~	~~TDF S.A.S~~	~~FR~~
~~18.~~	~~BOUYGUES TELECOM~~	~~FR~~
~~19.~~	~~ERICSSON AB~~	~~SE~~

~~SCHEDULE 13.03~~

~~20.~~	~~SWISSCOM~~	~~CH~~
~~21.~~	~~SWISSCOM SCHWEIZ AG~~	~~CH~~
~~22.~~	~~SWISSCOM SWITZERLAND LTD~~	~~CH~~

~~SCHEDULE 13.03~~

~~LENDER ADDRESSES~~

~~Lender~~	~~Address~~
~~Deutsche Bank AG New York Branch~~	~~60 Wall Street New York, New York 10005 Attention: Courtney Meehan Telephone No.: 212-250-2188 Fax No.: 212-797-5690~~
~~Deutsche Bank AG, Canada Branch (with respect to Canadian Borrower Revolving Loans and participations in Letters of Credit issued for the account of the Canadian Borrowers)~~	~~199 Bay Street, Suite 4700 Commerce Court West P.O. Box 263 Toronto, Ontario, Canada M5L 1E9 Attention: Marcellus Leung Telephone No.: 416-682-8252 Telecopier No.: 416-682-8484~~
~~Bank of America, N.A.~~	~~300 Galleria Parkway Suite 800 Atlanta, Georgia 30339-3153 Attention: Victoria Tillman Phone: (410) 229-6140 Fax: (443) 556-6535~~
~~Bank of America, N.A. Canada Branch (with respect to Canadian Borrower Revolving Loans and participations in Letters of Credit issued for the account of the Canadian Borrowers)~~	~~181 Bay Street Toronto, Canada M5J 2V8 Attention: Medina Sales De Andrade Phone: (416) 369-2574 Fax: (416) 369-7647~~
~~Morgan Stanley Bank, N.A.~~
~~1300 Thames Street, Thames Street Wharf, 4th Floor~~
~~Baltimore, MD 21231~~
~~Attention: Edward Henley~~
~~Telephone No.: 443-627-4326~~
~~Fax No.: 212-404-9645~~
~~Email: docs4loans@ms.com and ms4loans@ms.com~~
~~with a copy to:~~
~~Morgan Stanley Loan Servicing~~
~~1300 Thames Street Wharf, 4th floor~~
~~Baltimore, MD 21231~~
~~Telephone No.: 443-627-4355~~
~~Fax No.: 718-233-2140~~
~~Email: msloanservicing@morganstanley.com~~

~~Wells Fargo Bank, National Association~~	~~301 S. College St., 22nd Floor Charlotte, NC 28202 Attention: Scott Martin, Relationship Manager Telephone No.: 704-715-5987 Fax No.: 704-715-0016~~

~~SCHEDULE 13.03~~
~~Page ii~~

~~Lender~~	~~Address~~
~~Wells Fargo Capital Finance Corporation Canada (with respect to Canadian Borrower Revolving Loans and participations in Letters of Credit issued for the account of the Canadian Borrowers)~~	~~301 S. College St., 22nd Floor Charlotte, NC 28202 Attention: Scott Martin, Relationship Manager Telephone No.: 704-715-5987 Fax No.: 704-715-0016~~
~~JPMorgan Chase Bank, N.A.~~	~~270 Park Avenue 44th Floor New York, NY 10017-2014 Attention: Robert Kaulius Telephone No.: 212-270-0285 Fax No.: 646-5342288~~
~~JPMorgan Chase Bank, N.A., Toronto Branch (with respect to Canadian Borrower Revolving Loans and participations in Letters of Credit issued for the account of the Canadian Borrowers)~~	[___________], as a Lender~~270 Park Avenue 44th Floor New York, NY 10017-2014 Attention: Robert Kaulius Telephone No.: 212-270-0285 Fax No.: 646-5342288~~

By: Name: Title:

SCHEDULE 1.01(a)	Commitments

SCHEDULE 1.01(b)	~~Provisions Relating to Bankers’ Acceptances, Bankers’ Acceptance Loans and B/A Discount Notes~~Foreign Account Debtors
SCHEDULE 3.01(a)    Existing Letters of Credit
SCHEDULE 8.09    Tax Matters
SCHEDULE 8.10    Plans
SCHEDULE 8.12    Real Property
SCHEDULE 8.13    Capitalization
SCHEDULE 8.14    Subsidiaries
SCHEDULE 8.20    Existing Indebtedness
SCHEDULE 8.21    Insurance
[SCHEDULE 9.07    Canadian Pension Plans]
SCHEDULE 10.01    Existing Liens
SCHEDULE 10.05(c)    Existing Investments
SCHEDULE 10.13    Deposit Accounts
SCHEDULE 13.03    Lender Addresses

EXHIBIT A-1        Form of Notice of Borrowing
EXHIBIT A-2        Form of Notice of Conversion/Continuation
EXHIBIT B-1        Form of U.S. Borrower Revolving Note
EXHIBIT B-2        Form of Canadian Borrower Revolving Note
EXHIBIT B-3        ~~Form of U.S. Borrower Swingline Note~~[Reserved]
EXHIBIT B-4        ~~Form of Canadian Borrower Swingline Note~~[Reserved]
EXHIBIT C        Form of Letter of Credit Request
EXHIBIT D-1        Form of U.S. Tax Compliance Certificate
EXHIBIT D-2        Form of U.S. Tax Compliance Certificate

EXHIBIT D-3        Form of U.S. Tax Compliance Certificate
EXHIBIT D-4        Form of U.S. Tax Compliance Certificate
EXHIBIT E-1        Form of Officer’s Certificate – Company
EXHIBIT E-2        Form of Officer’s Certificate – Credit Parties
EXHIBIT F        Form of Incremental Commitment Agreement
EXHIBIT G-1        Form of Canadian Guaranty
EXHIBIT G-2        Form of U.S. Guaranty
EXHIBIT H        Form of U.S. Pledge Agreement
EXHIBIT I-1        Form of Canadian Security Agreement
EXHIBIT I-2        Form of U.S. Security Agreement
EXHIBIT J        Form of Solvency Certificate
EXHIBIT K        Form of Compliance Certificate
EXHIBIT L        Form of Assignment and Assumption Agreement
EXHIBIT M        Form of Landlord Personal Property Collateral Access Agreement
EXHIBIT N        Form of Joinder Agreement
EXHIBIT O        Form of Borrowing Base Certificate
EXHIBIT P        2014 Term Facility

EXHIBIT B
[See attached Schedules 1.01(a), 1.01(b), 8.09, 8.10, 8.13, 8.14, 10.13 and 13.03 to Credit Agreement]

Americas 90984805

EXHIBIT A-1

SCHEDULE 1.01(a)
Commitments

Lender	Commitment
Deutsche Bank AG New York Branch	$45,000,000
Bank of America, N.A.	$45,000,000
Morgan Stanley Bank, N.A.	$40,000,000
Wells Fargo Bank, National Association	$40,000,000
JPMorgan Chase Bank, N.A.	$35,000,000
Citibank, NA	$25,000,000
SunTrust Bank	$20,000,000
$250,000,000

EXHIBIT A-1

SCHEDULE 13.03
Lender Addresses

Lender	Address
Deutsche Bank AG New York Branch	The Notice Office
Bank of America, N.A.	300 Galleria Parkway Suite 800 Atlanta, Georgia 30339 Attention: John M. Olsen Phone: (404) 607-3218 Fax: (404) 607-3277
Bank of America, N.A. Canada Branch (with respect to Canadian Borrower Revolving Loans and participations in Letters of Credit issued for the account of the Canadian Borrowers)	181 Bay Street 4th Floor Toronto, Canada M5J 2V8 Attention: Teresa Tsui Phone: (416) 369-2788 Fax: (312) 453-4041
Morgan Stanley Bank, N.A.	1300 Thames Street Wharf, 4th Floor Baltimore, MD 21231 Attention: Morgan Stanley Loan Servicing Telephone No.: (443) 627-4335 Fax No.: (718) 233-2140 Email: msloanservicing@morganstanley.com
Wells Fargo Bank, National Association	301 S. College St., 5th Floor Charlotte, NC 28202 Attention: Tony Leadbetter, Relationship Manager Telephone No.: (704) 374-6928 Fax No.: (855) 473-1933
Wells Fargo Capital Finance Corporation Canada (with respect to Canadian Borrower Revolving Loans and participations in Letters of Credit issued for the account of the Canadian Borrowers)	301 S. College St., 5th Floor Charlotte, NC 28202 Attention: Tony Leadbetter, Relationship Manager Telephone No.: (704) 374-6928 Fax No.: (855) 473-1933
JPMorgan Chase Bank, N.A.	270 Park Avenue 44th Floor New York, NY 10017-2014 Attention: Robert Kaulius Telephone No.: 212-270-0285 Fax No.: 646-5342288

EXHIBIT A-1

Lender	Address
JPMorgan Chase Bank, N.A., Toronto Branch (with respect to Canadian Borrower Revolving Loans and participations in Letters of Credit issued for the account of the Canadian Borrowers)	270 Park Avenue 44th Floor New York, NY 10017-2014 Attention: Robert Kaulius Telephone No.: 212-270-0285 Fax No.: 646-5342288
Citibank, NA
1615 Brett Road
New Castle, Delaware 19720
Attention: Kim Shelton
Telephone No.: (302) 323-3416
Fax No.: (646) 274-5025
Email: kimberly.shelton@citi.com and
GLABFUnitLoansOps@citigroup.com
with a copy to:
390 Greenwich Street
New York, NY 10013
Attention: David Smith
Telephone No.: (212) 723-3759
Email: david.l2.smith@citi.com

SunTrust Bank
211 Perimeter Center Parkway
Atlanta, GA 30346
Attention: Leshina Smith
Telephone No.: (770) 352-5285
Fax No.: (404) 588-4406
Email: Leshina.Smith@Suntrust.com
with a copy to:
3333 Peachtree Road NE 4th Floor East Tower
Atlanta, GA 30326
Attention: Steve Metts
Telephone No.: (404) 439-9715
Email: steve.metts@suntrust.com

ABL Credit Agreement - Schedules

EXHIBIT A-1

EXHIBIT C
[See attached conformed Exhibits A-1, A-2, B-1, B-2, D-1, D-2, D-3, D-4, F, K, L and N to Credit Agreement]

EXHIBIT A-1

FORM OF NOTICE OF BORROWING
_________ __, 20__

Deutsche Bank AG New York Branch as Administrative Agent (the “Administrative Agent”) for the Lenders party to the Credit Agreement referred to below

5022 Gate Parkway
Suite ~~200~~100
Jacksonville, Florida 32256
Attention: ~~Maxeen Jacques~~Sheila Lee
Telephone No.: (904) 527-~~6411~~6119
Facsimile No.: (732) 380-3355
Email: agency.transactions@db.com

with a copy to:
60 Wall Street
New York, New York 10005
Attention: ~~Courtney Meehan~~Anca Trifan
Telephone No.: (212) 250-~~2188~~6159
Facsimile No.: (212) 797-~~5690~~6595
~~[Deutsche Bank AG, Canada Branch~~
~~199 Bay Street~~
~~Suite 4700~~
~~Commerce Court West~~
~~P.O. Box 263~~
~~Toronto, Ontario~~
~~Canada M5L 1E9~~
~~Attention: Loan Operations~~

ABL Credit Agreement - Schedules

EXHIBIT A-1

~~Telephone No.: (416) 682-8252~~
~~Facsimile No.: (416) 682-8484]11~~
Ladies and Gentlemen:
The undersigned, [NAME OF Borrower]~~21~~(the “Borrower”), refers to the ABL Credit Agreement, dated as of August 13, 2012 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, [Ciena Corporation (the “Company”)], [Ciena Communications, Inc.], [Ciena Government Solutions, Inc.] [Ciena Canada, Inc.], the other Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), ~~Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents, and~~ you, as Administrative Agent and Collateral Agent for such Lenders and the other agents and arrangers party thereto, and hereby gives you notice, irrevocably, pursuant to Section ~~[~~2.03(a)~~][2.03(b)(i)] 33     Use 2.03(a) for Revolving Loans and 2.03(b)(i) for Swingline Loans.~~ of the Credit Agreement, that the undersigned hereby requests a Borrowing under the Credit Agreement, and in connection therewith sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) as required by Section [2.03(a)][2.03(b)(i)] of the Credit Agreement:

___________________________

~~1     Insert for Canadian Borrower Revolving Loans and Canadian Borrower Swingline Loans.~~
~~2~~     Insert name of the Applicable Borrower.
~~3     Use 2.03(a) for Revolving Loans and 2.03(b)(i) for Swingline Loans.~~

ABL Credit Agreement - Schedules

EXHIBIT A-1

(i)    The Business Day of the Proposed Borrowing is _________ __, ____.~~42~~
(ii)    The ~~[~~aggregate principal amount~~][Face Amount]~~ of the Proposed Borrowing is [US$__________][Cdn$__________].
(iii)    The Loans to be made pursuant to the Proposed Borrowing shall consist of [U.S. Borrower Revolving Loans][Canadian Borrower Revolving Loans]~~[U.S. Borrower Swingline Loans][Canadian Borrower Swingline Loans~~].
(iv)    [The Loans [will][will not] constitute Agent Advances.]~~53~~
(v)    The Loans to be made pursuant to the Proposed Borrowing shall be initially maintained as [Base Rate Loans][Canadian Prime Rate Loans][~~Bankers’ Acceptance~~BA Rate Loans] ~~6~~[LIBOR Loans].
(vi)    [The initial Interest Period for the Proposed Borrowing is [one month][two months][three months][six months][other period].]~~74~~
(vii)    The [U.S.]~~85~~ [Canadian]~~9~~6 Borrowing Base (based on the Borrowing Base Certificate last delivered) is ________.
__________________________________

~~42~~    Shall be (x) ~~a Business Day at least one Business Date after~~ the date hereof in the case of Base Rate Loans (including Agent Advances, but excluding ~~Swingline Loans and~~ Revolving Loans made pursuant to a Mandatory Borrowing) or Canadian Prime Rate Loans (including Agent Advances, but excluding ~~Swingline Loans and~~ Revolving Loans made pursuant to a Mandatory Borrowing ~~or to the extent resulting from automatic conversions of Bankers’ Acceptance Loans as provided in Schedule 1.01(b))~~ so long as this notice is received by the Administrative Agent prior to ~~12:00 P~~10:00 A.M. (New York City time) on ~~such Business Day, (y) in the case of Swingline Loans the Business Day hereof so long as this notice is received by the Administrative Agent no later than 1:00 P.M. (New York City time) on such Business Day or (z~~the date of the proposed Borrowing or (y) a Business Day at least three Business Days after the date hereof in the case of LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans so long as this notice shall be received by the Administrative Agent prior to 12:00 P.M. (New York time) on such Business Day.
~~5~~ 3    To be included only for a Proposed Borrowing of Revolving Loans. All paragraph numbers need to be renumbered accordingly.
~~6     If a Bankers’ Acceptance Loans, include the term thereof (which shall comply with the requirements of Schedule 1.01(b)).~~
~~74    Such~~A period of less than one month if agreed by the Administrative Agent or such other period if agreed to by all Lenders. Paragraph (vi) should only be included for a Proposed Borrowing of Revolving Loans to be maintained as LIBOR Loans or BA Rate Loans. All paragraph numbers need to be renumbered accordingly.

ABL Credit Agreement - Schedules

EXHIBIT A-1

~~(viii)    [The term for the Proposed Borrowing shall be [________].]10~~
The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing and also after giving effect thereto:
(A)    the representations and warranties contained in the Credit Agreement and in the other Credit Documents are and will be true and correct in all material respects, both before and after giving effect to the Proposed Borrowing and to the application of the proceeds thereof, with the same effect as though made on such date, unless any such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty shall be true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of the Proposed Borrowing or as of such earlier date, as applicable);
(B)    no Default or Event of Default has occurred and is continuing, or would result from such Proposed Borrowing or from the application of the proceeds thereof; and
(C)    after giving effect to the Proposed Borrowing (and the use of the proceeds thereof), (i) [the Aggregate U.S. Borrower Exposure will not exceed 100% (or, during an Agent Advance Period, 105%) of the U.S. Borrowing Base at such time][the Aggregate Canadian Borrower Exposure will not exceed the lesser of (x) 100% (or, during an Agent Advance Period, 105%) of the Canadian Borrowing Base at such time and (y) the Canadian Sub-Limit then in effect] and (ii) the Aggregate Exposure will not exceed the Total Revolving Loan Commitment at such time.
Very truly yours,
[NAME OF BORROWER]
By:_________________________
Name:
Title:
___________________________________________________________________________________________

~~85~~    Insert if Borrower is a U.S. Borrower.
~~9~~ 6    Insert if Borrower is a Canadian Borrower.
~~10     To be included for a Proposed Borrowing of Bankers’ Acceptance Loans in compliance with the requirements of Schedule 1.01(b).~~

ABL Credit Agreement - Schedules

EXHIBIT A-2

FORM OF NOTICE OF CONVERSION/CONTINUATION
_________ __, 20__
Deutsche Bank AG New York Branch,
as Administrative Agent for the Lenders party
to the Credit Agreement
referred to below
5022 Gate Parkway
Suite ~~200~~100
Jacksonville, Florida 32256
Attention: ~~Maxeen Jacques~~Sheila Lee
Telephone No.: (904) 527-~~6411~~6119
Facsimile No.: (732) 380-3355
Email: agency.transactions@db.com
With a copy to:

60 Wall Street
New York, New York 10005
Attention: ~~Courtney Meehan~~Anca Trifan
Telephone No.: (212) 250-~~2188~~6159
Facsimile No.: (212) 797-~~5690~~6595

~~[Deutsche Bank AG, Canada Branch~~
~~199 Bay Street~~
~~Suite 4700~~
~~Commerce Court West~~
~~P.O. Box 263~~
~~Toronto, Ontario~~

EXHIBIT A-2

~~Canada M5L 1E9~~
~~Attention: Loan Operations~~
~~Telephone No.: (416) 682-8252~~
~~Facsimile No.: (416) 682-8484]1~~
Ladies and Gentlemen:
The undersigned, [NAME OF BORROWER]~~27~~ (the “Borrower”), refers to the ABL Credit Agreement, dated as of August 13, 2012 (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”, the capitalized terms defined therein being used herein as therein defined), among the Borrower, [Ciena Corporation (the “Company”)], [Ciena Communications, Inc.], [Ciena Government Solutions, Inc.] [Ciena Canada, Inc.], the other Borrowers from time to time party thereto, the lenders from time to time party thereto (each, a “Lender” and collectively, the “Lenders”), ~~Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents, and~~ you, as Administrative Agent and Collateral Agent for such Lenders and the other agents and arrangers parties thereto, and hereby gives you notice, irrevocably, pursuant to Section [2.06][2.09] of the Credit Agreement, that the undersigned hereby requests to [convert][continue] the Borrowing of [U.S. Borrower Revolving Loans][Canadian Borrower Revolving Loans]~~[Canadian Prime Rate Loans]~~ referred to below, and in connection therewith sets forth below the information relating to such [conversion][continuation] (the “Proposed [Conversion][Continuation]”) as required by Section [2.06][2.09] of the Credit Agreement:
(i)    The Proposed [Conversion][Continuation] relates to the Borrowing of [U.S. Borrower Revolving Loans][Canadian Borrower Revolving Loans]~~[Canadian Prime Rate Loans]~~ originally made on _________ __, 20__ (the “Outstanding Borrowing”) in the principal amount of [$__________][Cdn$__________] and currently maintained as a Borrowing of [Base Rate Loans][LIBOR Loans with an Interest Period ending on _________ __, ____][Canadian Prime Rate Loans][~~Bankers’ Acceptance Loans with a term of [____], with the maturity date for the related Drafts being [__________]~~BA Rate Loans with an Interest Period ending on ____________ __, ____].

__________________________________

~~1     Insert for Canadian Borrower Revolving Loans and Canadian Borrower Swingline Loans.~~
~~27~~     Insert the name of the applicable Borrower.

EXHIBIT A-2

(ii)    The Business Day of the Proposed [Conversion][Continuation] is _________ __, ____.~~38~~
(iii)    The Outstanding Borrowing shall be [continued as a Borrowing of [LIBOR Loans with an Interest Period of ______][~~Bankers’ Acceptance~~BA Rate Loans with ~~a term of [_____], with the maturity date for the related Drafts being [~~an Interest Period of ______]~~]~~[converted into a Borrowing of [Base Rate Loans][LIBOR Loans with an Interest Period of ______][Canadian Prime Rate Loans][~~Bankers’ Acceptance~~BA Rate Loans with ~~a term of [____], with the maturity date for the related Drafts being [~~an Interest Period of ________]].~~4~~9
[The undersigned hereby certifies that no Default or Event of Default has occurred and will be continuing on the date of the Proposed [Conversion][Continuation] or will have occurred and be continuing on the date of the Proposed [Conversion][Continuation]].~~5910~~
Very truly yours,
[NAME OF BORROWER]

____________________________________

~~3~~8    In the case of a conversion into, or a continuation of, LIBOR Loans or ~~Bankers’ Acceptance~~BA Rate Loans, this date shall be a Business Day at least three Business Days after the date hereof, or in the case of a conversion into Base Rate Loans or Canadian Prime Rate Loans, this date shall be a Business Day at least one Business Day after the date ~~hereof, or in the case of a conversion of Canadian Prime Rate Loans into Bankers’ Acceptance Loans, this date shall be a Business Day at least three Business Days after the date~~ hereof; provided that such notice shall be deemed to have been given on a certain day only if given before 12:00 P.M. (New York City time) on such day.
~~4~~9    In the event that either (x) only a portion of the Outstanding Borrowing is to be so converted or continued or (y) the Outstanding Borrowing is to be divided into separate Borrowings with different Interest Periods, the Borrower should make appropriate modifications to this clause to reflect same~~. The term of a Proposed Borrowing of Bankers’ Acceptance Loans shall comply with the relevant requirements of Schedule 1.01(b) to the Credit Agreement~~.
~~5~~10    In the case of a Proposed Conversion or Continuation, insert this sentence only (i) in the event that the conversion is from a Base Rate Loan to a LIBOR Loan or a Canadian Prime Rate Loan to a ~~Bankers’ Acceptance~~BA Rate Loan or (ii) in the case of a continuation of a LIBOR Loan or ~~Bankers’ Acceptance~~BA Rate Loan.

EXHIBIT A-2

By:	__________________________________________ Name:
Title:

~~NEWYORK 8556141 (2K)~~

\\DC - 066299/000168 - 7302037 v~~1~~3

EXHIBIT B-1

FORM OF U.S. BORROWER REVOLVING NOTE
$__________    New York, New York
_________ __, 20__
FOR VALUE RECEIVED, Ciena Corporation, a Delaware corporation (the “Company”), Ciena Government Solutions, Inc. (“CGSI”) and Ciena Communications, Inc., a Delaware corporation (~~“Ciena Communications” and~~ together with the Company, CGSI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower under the Credit Agreement referred to below, each a “U.S. Borrower” and, collectively, the “U.S. Borrowers”), hereby jointly and severally promise to pay to [_______________________] or its registered assigns (the “Lender”), in lawful money of the United States of America in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) initially located at 60 Wall Street, New York, New York 10005, on the Final Maturity Date (as defined in the Credit Agreement) the principal sum of __________ U.S. DOLLARS ($__________) or, if less, the unpaid principal amount of all U.S. Borrower Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement.
The U.S. Borrowers also jointly and severally promise to pay interest on the unpaid principal amount of each U.S. Borrower Revolving Loan made by the Lender in like money at said office from the date hereof until paid, and payable at the rates and at the times provided in Section 2.08 of the Credit Agreement.
This Note is one of the U.S. Borrower Revolving Notes referred to in the ABL Credit Agreement, dated as of August 13, 2012, among the U.S. Borrowers, Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders party thereto from time to time (including the Lender), Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent, ~~Bank of America, N.A., as Syndication Agent, and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents~~and the other agents and arrangers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) entered into by the U.S. Credit Parties and is entitled to the benefits of the U.S. Guaranty (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part, and U.S. Borrower Revolving Loans may be converted from one Type (as defined in the Credit Agreement) of U.S. Borrower Revolving Loan into another Type of U.S. Borrower Revolving Loan to the extent provided in the Credit Agreement.
In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.

EXHIBIT B-1

The U.S. Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
CIENA CORPORATION
By:_______________________________
Name:
Title:

CIENA COMMUNICATIONS, INC.
By:_______________________________
Name:
Title:

CIENA GOVERNMENT SOLUTIONS, INC.

By:_______________________________
Name:
Title:

[NAME OF OTHER BORROWERS]11

By:_______________________________
Name:
Title:

_______________________________

11 Include a signature block for each other U.S Borrower (if any) party to the Note.

EXHIBIT B-2

FORM OF CANADIAN BORROWER REVOLVING NOTE
$__________    New York, New York
_________ __, 20__
FOR VALUE RECEIVED, Ciena Canada, Inc., a corporation incorporated under the laws of Canada (together with each Wholly-Owned Canadian Subsidiary (as defined in the Credit Agreement referred to below) of Ciena Corporation that becomes a Canadian Borrower under the Credit Agreement referred to below, each a “Canadian Borrower” and, collectively, the “Canadian Borrowers”), hereby jointly and severally promise to pay to [_______________________] or its registered assigns (the “Lender”), in lawful money of the relevant Applicable Currency (as defined in the Credit Agreement) in immediately available funds, at the Payment Office (as defined in the Credit Agreement referred to below) initially located at 199 Bay Street, Suite 4700, Commerce Court West, P.O. Box 263, Toronto, Canada M5L 1E9, on the Final Maturity Date (as defined in the Credit Agreement) the principal sum of __________ U.S. DOLLARS ($__________) or, if less, the unpaid principal amount (or Face Amount ( as defined in the Credit Agreement)) of all Canadian Borrower Revolving Loans (as defined in the Credit Agreement) made by the Lender pursuant to the Credit Agreement, payable at such times and in such amounts as are specified in the Credit Agreement; provided that, notwithstanding the fact that the principal amount of this Note is denominated in U.S. Dollars, to the extent provided in the Credit Agreement, all payments hereunder with respect to Canadian Borrower Revolving Loans shall be made in the respective Available Currency, whether or not the U.S. Dollar Equivalent (as defined in the Credit Agreement) of such amounts would exceed the stated principal amount of this Note.
The Canadian Borrowers also jointly and severally promise to pay interest on the unpaid principal amount of each Canadian Borrower Revolving Loan made by the Lender in like money at said office from the date hereof until paid, and payable at the rates and at the times provided in Section 2.08 of the Credit Agreement.
This Note is one of the Canadian Borrower Revolving Notes referred to in the ABL Credit Agreement, dated as of August 13, 2012, among the Canadian Borrowers, Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”; and the U.S. Borrowers, together with the Canadian Borrowers, collectively, the “Borrowers”), the lenders party thereto from time to time (including the Lender), Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent, ~~Bank of America, N.A., as Syndication Agent, and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents~~and the other agents and arrangers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”) and is entitled to the benefits thereof and of the other Credit Documents (as defined in the Credit Agreement). This Note is secured by the Security Documents (as defined in the Credit Agreement) and is entitled to the benefits of the Guaranties (as defined in the Credit Agreement). As provided in the Credit Agreement, this Note is subject to voluntary prepayment and mandatory repayment prior to the Final Maturity Date, in whole or in part, and Canadian Borrower Revolving Loans may be converted from one Type (as defined in the Credit Agreement) of Canadian Borrower Revolving Loans into another Type of Canadian Borrower Revolving Loans to the extent provided in the Credit Agreement.

EXHIBIT B-2

In case an Event of Default (as defined in the Credit Agreement) shall occur and be continuing, the principal of and accrued interest on this Note may be declared to be due and payable in the manner and with the effect provided in the Credit Agreement.
The Canadian Borrowers hereby waive presentment, demand, protest or notice of any kind in connection with this Note.
THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES).
CIENA CANADA, INC.
By:_______________________________
Name:
Title:

[NAME OF OTHER BORROWERS]12

By:_______________________________
Name:
Title:

______________________________

12 Include a signature block for each other Canadian Borrower (if any) party to the Note.

EXHIBIT D-1
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement, dated as of August 13, 2012, among Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto, ~~Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents,~~ and Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent and the other agents and arrangers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 5.04(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Company with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Company and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Company and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]	Date: ________ __, 20[ ]
By: _______________________________________
Name:
Title:

EXHIBIT D-2
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement, dated as of August 13, 2012, among Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto, ~~Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents,~~ and Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent and the other agents and arrangers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 5.04(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a “bank” within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iii) it is not a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code, and (iv) it is not a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By: ______________________________________
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-3
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the ABL Credit Agreement, dated as of August 13, 2012, among Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto, ~~Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents,~~ and Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent and the other agents and arrangers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 5.04(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:
Date: ________ __, 20[ ]

EXHIBIT D-4
[FORM OF]
U.S. TAX COMPLIANCE CERTIFICATE
(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
Reference is hereby made to the ABL Credit Agreement, dated as of August 13, 2012, among Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto, ~~Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents,~~ and Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent and the other agents and arrangers party thereto (as amended, restated, modified and/or supplemented from time to time, the “Credit Agreement”).
Pursuant to the provisions of Section 5.04(e)(ii)(B) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Revolving Loan(s) (as well as any Note(s) evidencing such Revolving Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Credit Document, neither the undersigned nor any of its direct or indirect partners/members is a “bank” extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Internal Revenue Code, (iv) none of its direct or indirect partners/members is a “ten percent shareholder” of the Company within the meaning of Section 871(h)(3)(B) of the Internal Revenue Code and (v) none of its direct or indirect partners/members is a “controlled foreign corporation” related to the Company as described in Section 881(c)(3)(C) of the Internal Revenue Code.
The undersigned has furnished the Administrative Agent and the Company with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E, as applicable, or (ii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN or W-8BEN-E, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Borrower and the Administrative Agent, and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]

EXHIBIT F

FORM OF INCREMENTAL COMMITMENT AGREEMENT
[Name(s) of Lender(s)]
[Date]
Ciena Corporation
Ciena Communications, Inc.
c/o Ciena Corporation
Ciena Government Solutions, Inc.
c/o Ciena Corporation
Ciena Canada, Inc.
c/o Ciena Corporation
[EACH OTHER BORROWER]
c/o Ciena Corporation

7035 Ridge Road
Hanover, Maryland 21076
Attention: Treasurer’s Office
Fax: (410) 865-8901

with a copy to:

7035 Ridge Road
Hanover, Maryland 21076
Attention: General Counsel’s Office

EXHIBIT F

Fax: (410) 865-8001

Re: Incremental Commitments
Ladies and Gentlemen:
Reference is hereby made to the ABL Credit Agreement, dated as of August 13, 2012, among Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent (the “Administrative Agent”) and as Collateral Agent, ~~Bank of America, N.A., as Syndication Agent, and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents~~and the other agents and arrangers party thereto (as amended, restated, modified or supplemented from time to time, the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings set forth in the Credit Agreement. Each lender (each an “Incremental Lender”) party to this letter agreement (this “Agreement”) hereby severally agrees to provide the Incremental Commitment set forth opposite its name on Annex I attached hereto (for each such Incremental Lender, its “Incremental Commitment”). Each Incremental Commitment provided pursuant to this Agreement shall be subject to all of the terms and conditions set forth in the Credit Agreement, including, without limitation, Sections 2.01(a) and 2.14 thereof.
Each Incremental Lender, the Borrowers and the Administrative Agent acknowledge and agree that the Incremental Commitments provided pursuant to this Agreement shall constitute Incremental Commitments and, upon the Agreement Effective Date (as hereinafter defined), the Incremental Commitment of each Incremental Lender shall become, or in the case of an existing Lender, shall be added to (and thereafter become a part of), the Revolving Loan Commitment of such Incremental Lender. Each Incremental Lender, the Borrowers and the Administrative Agent further agree that, with respect to the Incremental Commitment provided by each Incremental Lender pursuant to this Agreement, such Incremental Lender shall receive from the Company such upfront fees and/or other fees, if any, as may be separately agreed to in writing with the Company and acknowledged by the Administrative Agent, all of which fees shall be due and payable to such Incremental Lender on the terms and conditions set forth in each such separate agreement.
Furthermore, each of the parties to this Agreement hereby agrees to the terms and conditions set forth on Annex I hereto in respect of each Incremental Commitment provided pursuant to this Agreement.
Each Incremental Lender party to this Agreement, to the extent not already a party to the Credit Agreement as a Lender thereunder, (i) confirms that it is an Eligible Transferee, (ii) confirms that it has received a copy of the Credit Agreement and the other Credit Documents, together with copies of the financial statements referred to therein and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement and to become a Lender under the Credit Agreement, (iii) agrees that it will, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement and the other Credit Documents, (iv) appoints and authorizes the Administrative Agent and the Collateral Agent to take such

EXHIBIT F

action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to the Administrative Agent and the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto, (v) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement and the other Credit Documents are required to be performed by it as a Lender, and (vi) in the case of each Incremental Lender organized under the laws of a jurisdiction outside the United States, attaches the forms and/or applicable certificate referred to in Section 5.04(e) of the Credit Agreement.
Upon the date of (i) the execution of a counterpart of this Agreement by each Incremental Lender, each Borrower, each Guarantor, the Administrative Agent~~, the Swingline Lender~~ and each Issuing Lender if required pursuant to Section 2.14(a)(ii) of the Credit Agreement, (ii) the delivery to the Administrative Agent and the Borrowers of a fully executed counterpart (including by way of facsimile or other electronic transmission) hereof, (iii) the payment of any fees then due and payable in connection herewith and (iv) the satisfaction of any other conditions precedent set forth in Section 4 of Annex I hereto (such date, the “Agreement Effective Date”), each Incremental Lender party hereto (i) shall be obligated to make the Revolving Loans provided to be made by it as provided in this Agreement, and participate in ~~Swingline Loans and~~ Letters of Credit made or issued on the terms, and subject to the conditions, set forth in the Credit Agreement and in this Agreement and (ii) to the extent provided in this Agreement, shall have the rights and obligations of a Lender thereunder and under the other applicable Credit Documents.
Each U.S. Borrower acknowledges and agrees that (i) it shall be jointly and severally liable for all U.S. Borrower Obligations of any U.S Borrowers in the same manner with respect to the Incremental Commitments provided hereby as provided in the Credit Agreement including, without limitation, all U.S. Borrower Revolving Loans made pursuant thereto, and (ii) all such Obligations (including all such U.S. Borrower Revolving Loans) shall be entitled to the benefits of the respective Security Documents and Guaranties in accordance with the requirements of the Credit Agreement.
Each Canadian Borrower acknowledges and agrees that (i) it shall be jointly and severally liable for all Canadian Borrower Obligations of any Canadian Borrowers in the same manner with respect to the Incremental Commitments provided hereby as provided in the Credit Agreement including, without limitation, all Canadian Borrower Revolving Loans made pursuant thereto, and (ii) all such Obligations (including all such Canadian Borrower Revolving Loans) shall be entitled to the benefits of the respective Security Documents and Guaranties in accordance with the requirements of the Credit Agreement.
Each Borrower acknowledges and agrees that, on the Agreement Effective Date, (i) the representations and warranties contained in the Credit Agreement and in the other Credit Documents are true and correct in all material respects with the same effect as though such representations and warranties had been made on the Agreement Effective Date, both before and after giving effect to the Credit Event to occur on the Agreement Effective Date and the application of the proceeds thereof, unless such representation or warranty is stated to relate to a specific earlier date, in which case such representation or warranty was true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the Agreement Effective Date or such earlier date, as applicable), and (ii) no Default or Event of Default exists or would exist after giving effect to the Credit Events to occur on the Agreement Effective Date or the application of proceeds therefrom.
Each Guarantor acknowledges and agrees that all Obligations with respect to the Incremental Commitments provided hereby and all Revolving Loans made pursuant thereto shall (i) be fully guaranteed pursuant to the

EXHIBIT F

relevant Guaranties as, and to the extent, provided therein and in the Credit Agreement and (ii) be entitled to the benefits of the Credit Documents as, and to the extent, provided therein and in the Credit Agreement.
Attached hereto as Annex II are true and correct copies of officers’ certificates, board of director (or equivalent) resolutions, good standing certificates and opinions of counsel (which are substantially similar to such opinions of counsel delivered on the Effective Date) of the Credit Parties required to be delivered pursuant to clause (iv) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement.
Attached hereto as Annex III is a true and correct copy of the officer’s certificate of the Company required to be delivered pursuant to clause (v) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement.
You may accept this Agreement by signing the enclosed copies in the space provided below, and returning one copy of same to us (including by facsimile or other electronic transmission in accordance with Section 13.03 of the Credit Agreement) before the close of business on ____________ ___, 20__. If you do not so accept this Agreement by such time, our Incremental Commitments set forth in this Agreement shall be deemed canceled.
After the execution and delivery to the Administrative Agent of a fully executed copy of this Agreement (including by way of counterparts and by facsimile or other electronic transmission) by the parties hereto, this Agreement may only be changed, modified or varied by written instrument in accordance with the requirements for the modification of Credit Documents pursuant to Section 13.12 of the Credit Agreement.
In the event of any conflict between the terms of this Agreement and those of the Credit Agreement, the terms of the Credit Agreement shall control.
* * *

EXHIBIT F

THIS AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES.
Very truly yours,
[NAME OF EACH INCREMENTAL LENDER]
By__________________________
                 Name:
Title

Agreed and Accepted
this ___ day of __________, 20__:
CIENA CORPORATION
By:____________________________________
Name:
Title:
CIENA COMMUNICATIONS, INC.
By:____________________________________
Name:
Title:
CIENA CANADA, INC.
By:____________________________________
Name:
Title:
CIENA GOVERNMENT SOULTIONS, INC.
By:____________________________________
Name:
Title:

EXHIBIT F

[EACH OTHER BORROWER]
By:____________________________________
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH,

as Administrative Agent[~~,~~ and Issuing Lender ~~and Swingline Lender~~]
By:_____________________________
Name:
Title:

By:_____________________________
Name:
Title:

[EACH OTHER ISSUING LENDER]
By:_____________________________
Name:

EXHIBIT F

Title:]13

______________________________

13 To be required if any Incremental Lender is not already a Lender.

EXHIBIT F

Each Guarantor acknowledges and agrees to each the foregoing provisions of this Incremental Commitment Agreement and to the incurrence of Revolving Loans to be made pursuant thereto.

[EACH GUARANTOR], as a Guarantor By: _______________________________ Name: Title:

ANNEX I

TERMS AND CONDITIONS FOR INCREMENTAL COMMITMENT AGREEMENT
Dated as of _____________, 20__
1.    Names of the Borrowers:

2.	Incremental Commitment amounts (as of the Agreement Effective Date):

Names of Incremental Lenders	Amount of Incremental Commitment to be added to the Total Revolving Loan Commitment

Total:1

3.	Applicable Margins and Adjustable Applicable Margins to be applicable to all Revolving Loans2

4.	Other Conditions Precedent:3
______________________________

1
The aggregate amount of Incremental Commitments must be at least $10,000,000 (or such lesser amount that is acceptable to the Administrative Agent). The aggregate amount of all Incremental Commitments permitted to be provided pursuant to Section 2.14 of the Credit Agreement after the Sixth Amendment Effective Date shall not exceed in the aggregate $~~50,000,000~~75,000,000.

2
Insert the Applicable Margins that shall apply to the Revolving Loans to be made pursuant to the Incremental Commitments being provided hereunder, provided if the Applicable Margins with respect to the Revolving Loans to be incurred pursuant to an Incremental Commitment shall be higher in any respect than those applicable to any other Loans, the Applicable Margins for the other Loans and extension of credit under the Credit Agreement shall be automatically increased as and to the extent needed to eliminate any deficiencies in accordance with the definition of “Applicable Margin” in the Credit Agreement.

3	Insert any additional conditions precedent which may be required to be satisfied prior to the Agreement Effective Date.

ANNEX II

[True and correct copies of officers’ certificates, board of director (or equivalent) resolutions, good standing certificates and opinions of counsel (which are substantially similar to such opinions of counsel delivered on the Effective Date) of the Credit Parties, delivered pursuant to clause (iv) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement.]

ANNEX III

[True and correct copy of the Officer’s Certificate of the Company required to be delivered pursuant to clause (v) of the definition of “Incremental Commitment Requirements” appearing in Section 1.01 of the Credit Agreement.]

EXHIBIT K

FORM OF COMPLIANCE CERTIFICATE
This Compliance Certificate is delivered to you pursuant to Section 9.01(d) of the ABL Credit Agreement, dated as of August 13, 2012 (as amended, restated, supplemented or modified from time to time, the “Credit Agreement”), among Ciena Corporation (the “Company”), Ciena Communications, Inc. (together with the Company and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders party thereto from time to time, ~~Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents, and~~ Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent and the other agents and arrangers party thereto from time to time. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as therein defined.
1.    I am the duly elected, qualified and acting [Title of Authorized Officer] of the Company.
2.    I have reviewed and am familiar with the contents of this Compliance Certificate. I am providing this Compliance Certificate solely in my capacity as an officer of the Company and not in an individual capacity. The matters set forth herein are true to the best of my knowledge after due inquiry.
3.    I have reviewed the terms of the Credit Agreement and the other Credit Documents and have made or caused to be made under my supervision a review in reasonable detail of the transactions and condition of the Company and its Subsidiaries during the accounting period covered by the financial statements [attached hereto as ANNEX 1] [filed with the SEC on [______ ___, _____], with [Form 10-Q][Form 10-K] for the fiscal [quarter][year] ended [______ ___, _____], which the Company hereby notifies the Administrative Agent pursuant to Section 9.01 of the Credit Agreement that the financial statements and the other information required by Section 9.01[(a)][(b)] are available on [the EDGAR system of the SEC][the Company’s official website at [www.ciena.com]]] (the “Financial Statements”). Such review did not disclose the existence at the end of the accounting period covered by the Financial Statements, and I have no knowledge of the existence, as of the date of this Compliance Certificate, of any condition or event which constitutes a Default or an Event of Default [other than as set forth in ANNEX [1][2] attached hereto]17.
4.    I have reviewed the terms of the Security Documents. [I hereby certify that there have been no changes to the Annexes of any Security Agreement or any Pledge Agreement, in each case, since the [Effective Date][date of the most recent compliance certificate delivered pursuant to Section 9.01(d) of the Credit Agreement] (but, in each case, only to the extent that such changes are required to be reported to the
___________________________

17 To be included if any Default or Event of Default has occurred and is continuing.

Collateral Agent pursuant to the terms of such Security Documents).] [I hereby certify that (x) the changes to the Annexes of each Security Agreement and each Pledge Agreement, as applicable, in each case, since the [Effective Date] [date of the most recent compliance certificate delivered pursuant to Section 9.01(d) of the Credit Agreement] (to the extent that such changes are required to be reported to the Collateral Agent pursuant to the terms of such Security Documents) are listed in reasonable detail and are attached hereto as ANNEX [1][2][3] and (y) the Company and the other Credit Parties have taken all actions required to be taken by them pursuant to such Security Documents in connection with any such changes.]18
5.    [I hereby certify that there have been no ~~changes~~additions to Schedule 10.13 of the Credit Agreement since the [Effective Date][date of the most recent Compliance Certificate delivered pursuant to Section 9.01(d) of the Credit Agreement].] [I hereby certify that the ~~changes~~additions to Schedule 10.13 of the Credit Agreement since the [Effective Date][date of the most recent Compliance Certificate delivered pursuant to Section 9.01(d) of the Credit Agreement] are listed in reasonable detail and are attached hereto as ANNEX [1][2][3][4].]
6.    Attached hereto as ANNEX [1][2][3][4][5] are reasonably detailed computations of the Fixed Charge Coverage Ratio for the Test Period ended [__________].

___________________________

18 To be included for any Compliance Certificate delivered with respect to the end of any fiscal quarter or fiscal year of the Company.

IN WITNESS WHEREOF, I have executed this Compliance Certificate as of the date first written above.
CIENA CORPORATION

By:___________________________

Name:
Title:

[ANNEX 1]

[Applicable Financial Statements To Be Attached]

[ANNEX [1][2]]

[Specify in reasonable detail the nature and extent of any Default or Event of Default]

[ANNEX [1][2][3]]

[Details of the changes to Annexes of each Security Agreement and each Pledge Agreement, as applicable]

[ANNEX [1][2][3][4]]

[Details of the changes to Schedule 10.13 of the Credit Agreement]

ANNEX [1][2][3][4][5]

The information described herein is as of _________, ____1 (the “Computation Date”) and, except as otherwise indicated below, pertains to the period from [first day of applicable Test Period] to the Computation Date (the “Relevant Period”).
Financial Covenants            Amount
A.    Financial Covenant
(i)    Fixed Charge Coverage Ratio (Section 10.07)
a. Consolidated EBITDA2 for the Relevant Period ended on the Computation Date minus (i) the aggregate amount of all Capital Expenditures made by the Company and its Subsidiaries during such period (other than Capital Expenditures to the extent financed with the proceeds of any sale or issuance of Equity Interests, the proceeds of any asset sale (other than inventory in the ordinary course of business), proceeds of any Recovery Event or the proceeds of any incurrence of Indebtedness (other than the incurrence of any Loans) minus (ii) the aggregate amount of all cash payments made by the Company and its Subsidiaries in respect of income taxes or income tax liabilities (net of cash income tax refunds) during such period (but excluding such cash payments related to asset sales not in the ordinary course of business) minus (iii) the aggregate amount of all cash Dividends paid by the Company or any of its Subsidiaries to any Person other than the Company or any of its Subsidiaries as permitted under Section 10.03 of the Credit such period.            $_____

___________________________
1    Insert the last day of the respective Fiscal Month, Fiscal Quarter or Fiscal Year covered by the financial statements which are required to be accompanied by this Compliance Certificate.
2    Attach hereto in reasonable detail the calculations required to arrive at Consolidated EBITDA for purposes of the Fixed Charge Coverage Ratio.

ANNEX [1][2][3][4][5]

b.	Fixed Charges3 for the Relevant Period

ended on the Computation Date	$_____
c.    Ratio of line a to line b    _____:1.00
d.    Minimum required pursuant to Section
10.07 (during a Compliance Period only)    1.00:1.00

___________________________

3    Attach hereto in reasonable detail the calculations required to arrive at Fixed Charges for the Relevant Period

EXHIBIT L

FORM OF ASSIGNMENT
AND
ASSUMPTION AGREEMENT22
This Assignment and Assumption Agreement (this “Assignment”), is dated as of the Effective Date set forth below and is entered into by and between [the][each] Assignor identified in item [1][2] below ([the][each, an] “Assignor”) and [the][each] Assignee identified in item 2 below ([the][each, an] “Assignee”). [It is understood and agreed that the rights and obligations of such [Assignees][and Assignors] hereunder are several and not joint.] Capitalized terms used herein but not defined herein shall have the meanings given to them in the ABL Credit Agreement identified below (as amended, restated, supplemented and/or otherwise modified from time to time, the “Credit Agreement”). The Standard Terms and Conditions for Assignment and Assumption Agreement set forth in Annex 1 hereto (the “Standard Terms and Conditions”) are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.
For an agreed consideration, [the][each] Assignor hereby irrevocably sells and assigns to [the][each] Assignee, and [the][each] Assignee hereby irrevocably purchases and assumes from [the][each] Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below, the interest in and to all of [the][each] Assignor’s rights and obligations under the Credit Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of the [respective] Assignor’s outstanding rights and obligations identified below (including Revolving Loans~~,~~ and Letters of Credit ~~and Swingline Loans~~) ([the][each, an] “Assigned Interest”). [Each such][Such] sale and assignment is without recourse to [the][any] Assignor and, except as expressly provided in this Assignment, without representation or warranty by [the][any] Assignor.
[1.    Assignor:
2.    Assignee:                        ]23

________________________________

22	This Form of Assignment and Assumption Agreement should be used by Lenders for an assignment to a single Assignee or to funds managed by the same or related investment managers.

23
If the form is used for a single Assignor and Assignee, items 1 and 2 should list the Assignor and the Assignee, respectively. In the case of an assignment to funds managed by the same or related investment managers, or an assignment by multiple Assignors, the Assignors and the Assignee(s) should be listed in the table under bracketed item 2 below.

EXHIBIT L

[1][3].
Credit Agreement:    ABL Credit Agreement, dated as of August 13, 2012, among Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders party thereto from time to time, Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent, ~~Bank of America, N.A., as Syndication Agent, and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents~~and the other agents and arrangers party thereto.

[2.	Assigned Interest:24

Assignor	Assignee	Aggregate Amount of Total Revolving Loan Commitment	Amount of Revolving Loan Commitment/ Revolving Loans Assigned	Percentage Assigned of Revolving Loan Commitments
[Name of Assignor]	[Name of Assignee]	$__________	$__________	__________%
[Name of Assignor]	[Name of Assignee]	$__________	$__________	__________%

______________________________

24    Insert this chart if this Form of Assignment and Assumption Agreement is being used for assignments to funds managed by the same or related investment managers or for an assignment by multiple Assignors. Insert additional rows as needed.

EXHIBIT L

[4.	Assigned Interest:25

Aggregate Amount of Total Revolving Loan Commitment	Amount of Revolving Loan Commitment/ Revolving Loans Assigned	Percentage Assigned of Revolving Loan Commitments
$______________	$______________	__________%

Effective Date ___________, ____, 20__.

Assignor[s] Information	Assignee[s] Information

Payment Instructions:	_______________ Payment Instructions: __________________
_______________                __________________
_______________                __________________
_______________                __________________
Reference:_______                Reference:_________

Notice Instructions:	_______________ Notice Instructions: __________________
_______________                __________________
_______________                __________________
_______________                __________________
Reference:______                Reference:_________
The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR                    ASSIGNEE
[NAME OF ASSIGNOR]            [NAME OF ASSIGNEE]
By:                By:

________________________

25    Insert this chart if this Form of Assignment and Assumption Agreement is being used by a single
Assignor for an assignment to a single Assignee.

EXHIBIT L

    By: ______________________            By: ________________________
    Name:            Name:
Title:            Title:

EXHIBIT L

Consented to and Accepted:
DEUTSCHE BANK AG NEW YORK BRANCH,
    as Administrative Agent

By:____________________________
Name:
Title:
By:____________________________
Name:
Title:
[CIENA CORPORATION

By:____________________________
Name:
Title:]27
[NAME OF EACH ISSUING LENDER],
    as Issuing Lender

By:____________________________
Name:
Title:

__________________________

27    Insert only if no Event of Default is then in existence and the assignment is being made to an Eligible Transferee pursuant to 13.04(b)(y) of the Credit Agreement. Consent of the Company shall not be unreasonably withheld or delayed, provided that the Company shall be deemed to have consented to any such assignment unless it shall object thereto

ANNEX 1

CIENA CORPORATION
CREDIT AGREEMENT
STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT
AND ASSUMPTION AGREEMENT
1.    Representations and Warranties.
1.1.    Assignor. [The][Each] Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of [the][its] Assigned Interest, (ii) [the][its] Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Credit Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement, any other Credit Document or any other instrument or document delivered pursuant thereto (other than this Assignment) or any collateral thereunder, (iii) the financial condition of the Company or any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Credit Document or (iv) the performance or observance by the Company or any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Credit Document.
1.2.    Assignee. [The][Each] Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) confirms that it is (A) a Lender, (B) the parent company and/or an Affiliate of [the][each] Assignor which is at least 50% owned by [the][each] Assignor or its parent company, (C) an Affiliate of any other Lender which is at least 50% owned by such other Lender or its parent company (provided that any fund that invests in loans and is managed or advised by the same investment advisor of another fund which is a Lender (or by an Affiliate of such investment advisor) shall be treated as an Affiliate of such other Lender for the purposes of this paragraph 1.2), provided, that no such assignment may be made to any such Person that is, or would at such time constitute, a Defaulting Lender, (D) in the case of any Lender that is a fund that invests in loans, any other fund that invests in loans and is managed or advised by the same investment advisor of any Lender or by an Affiliate of such investment advisor or (E) an Eligible Transferee under Section 13.04(b) of the Credit Agreement; (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of [the][its] Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 9.01 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase [the][its] Assigned Interest on the basis of which it has made such analysis and decision and (v) if it is organized under the laws of a jurisdiction outside the United States, it has attached to this Assignment any tax documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by it; (b) agrees that it will, independently and without reliance upon the Administrative Agent, [the][each] Assignor, or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Credit Agreement; (c) appoints and authorizes each of the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under the Credit Agreement and the other Credit Documents as are delegated to or otherwise conferred upon the

ANNEX 1

Administrative Agent or the Collateral Agent, as the case may be, by the terms thereof, together with such powers as are reasonably incidental thereto; and (d) agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Documents are required to be performed by it as a Lender.
2.    Payment. From and after the Effective Date, the Administrative Agent shall make all payments in respect of [the][each] Assigned Interest (including payments of principal, interest, fees, commissions and other amounts) to [the][each] Assignor for amounts which have accrued to but excluding the Effective Date and to [the][each] Assignee for amounts which have accrued from and after the Effective Date.
3.    Effect of Assignment. Upon the delivery of a fully executed original hereof to the Administrative Agent, as of the Effective Date, (i) [the][each] Assignee shall be a party to the Credit Agreement and, to the extent provided in this Assignment, have the rights and obligations of a Lender thereunder and under the other Credit Documents and (ii) [the][each] Assignor shall, to the extent provided in this Assignment and subject to and in accordance with the Credit Agreement and the other Credit Documents, relinquish its rights and be released from its obligations under the Credit Agreement and the other Credit Documents.
4.    General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of the Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING, WITHOUT LIMITATION, SECTION 5.1401 OF THE GENERAL OBLIGATIONS LAW).

EXHIBIT N

FORM OF JOINDER AGREEMENT
THIS JOINDER IN [CREDIT AGREEMENT, [U.S.][CANADIAN] REVOLVING NOTES, [~~U.S.][CANADIAN] SWINGWLINE NOTE,] [~~and] [U.S.][CANADIAN] GUARANTY, [U.S.][CANADIAN] SECURITY AGREEMENT [and U.S. PLEDGE AGREEMENT] (this “Joinder”) is executed as of _____________ ___, 20__ by [NAME OF NEW SUBSIDIARY], a __________ [corporation][limited liability company][partnership] (the “Joining Party”), and delivered to Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, for the benefit of the Secured Creditors (as defined below). Except as otherwise defined herein, terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
W I T N E S S E T H:
WHEREAS, Ciena Corporation (the “Company”), Ciena Communications, Inc. (“CCI”), Ciena Government Solutions, Inc. (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc. (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the various lenders from time to time party thereto (the “Lenders”), Deutsche Bank AG New York Branch, as Administrative Agent and as Collateral Agent, ~~Bank of America, N.A., as Syndication Agent, and Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents~~and the other agents and arrangers party thereto, have entered into an ABL Credit Agreement, dated as of August13, 2012 (as the same may be amended, modified or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to, and the issuance of Letters of Credit for the account of, the Borrowers as contemplated therein;
WHEREAS, the Joining Party is a Wholly-Owned [Domestic][Canadian] Subsidiary of the Company and desires, or is required pursuant to the provisions of the Credit Agreement, to become [a [U.S.][Canadian] Borrower under the Credit Agreement,] a Guarantor under the [U.S.][Canadian] Guaranty[,] [and] an Assignor under the [U.S.][Canadian] Security Agreement[, and a Pledgor under the U.S. Pledge Agreement]; and
WHEREAS, the Joining Party will obtain benefits from (x) the incurrence of Loans by the Borrowers, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, in each case pursuant to the Credit Agreement and (y) the entering into Secured Hedging Agreements and Treasury Services Agreements (each as defined in the [U.S.][Canadian] Security Agreement), and, accordingly, desires to execute this Joinder in order to (i) satisfy the requirements described in the preceding paragraph, (ii) induce the Lenders to make Loans to the Borrowers and ~~issue, and~~/or participate in~~,~~ Letters of Credit for the account of the Borrowers (iii) induce the Issuing Lenders to issue Letters of Credit for the account of the Borrowers and (~~iii~~iv) induce the Secured Creditors to enter into Secured Hedging Agreements and Treasury Services Agreements;
NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to the Joining Party, the receipt and sufficiency of which are hereby acknowledged, the Joining Party hereby makes the following representations and warranties to the Secured Creditors and hereby covenants and agrees with each Secured Creditor as follows:

EXHIBIT N

1.    By this Joinder, the Joining Party becomes (i) [a [U.S.][Canadian] Borrower for all purposes under the Credit Agreement, (ii)] a [U.S.][Canadian] Guarantor for all purposes under the [U.S.][Canadian] Guaranty, pursuant to Section [23][25] thereof, [(ii)][(iii)] an Assignor for all purposes under the [U.S.][Canadian] Security Agreement, pursuant to Section 8.12 thereof [and [(iii)][(iv)] a Pledgor for all purposes under the U.S. Pledge Agreement, pursuant to Section 32 thereof].
[2. The Joining Party agrees that, upon its execution hereof, it will become a [U.S.][Canadian] Borrower under the Credit Agreement, and will be bound by all terms, conditions, obligations, liabilities and duties applicable to a [U.S.][Canadian] Borrower under the Credit Agreement and the other Credit Documents (including each [U.S.][Canadian] Revolving Note ~~and the [U.S.][Canadian] Swingline Note~~, whether or not such Joining Party actually signs a counterpart thereof). Without limitation of the foregoing, and in furtherance thereof, the Joining Party agrees, on a joint and several basis with the other [U.S.][Canadian] Borrowers, to irrevocably and unconditionally pay in full all of the Obligations of the [U.S.][Canadian] Borrowers in accordance with the terms of the Credit Agreement and the other Credit Documents.]
3.    The Joining Party agrees that, upon its execution hereof, it will become a [U.S.][Canadian] Guarantor under the [U.S.][Canadian] Guaranty with respect to all Guaranteed Obligations (as defined in the [U.S.][Canadian] Guaranty), and will be bound by all terms, conditions, obligations, liabilities and duties applicable to a [U.S.][Canadian] Guarantor under the [U.S.][Canadian] Guaranty and the other Credit Documents. Without limitation of the foregoing, and in furtherance thereof, the Joining Party absolutely, unconditionally and irrevocably, and jointly and severally, guarantees the due and punctual payment and performance when due of all Guaranteed Obligations (on the same basis as the other [U.S.][Canadian] Guarantors under the [U.S.][Canadian] Guaranty).
[4.    The Joining Party agrees that, upon its execution hereof, it will become a Pledgor under, and as defined in, the U.S. Pledge Agreement, and will be bound by all terms, conditions, obligations, liabilities and duties applicable to a Pledgor under the U.S. Pledge Agreement. Without limitation of the foregoing and in furtherance thereof, as security for the due and punctual payment when due of the Obligations (as defined in the U.S. Pledge Agreement), the Joining Party hereby pledges and assigns to the Collateral Agent for the benefit of the Secured Creditors and grants to the Collateral Agent for the benefit of the Secured Creditors a security interest in all its right, title and interest in, to and under the Pledge Agreement Collateral, if any, now owned or hereafter acquired by it, in each case to the extent provided in the U.S. Pledge Agreement.]
5.    The Joining Party agrees that, upon its execution hereof, it will become an Assignor under, and as defined in, the [U.S.][Canadian] Security Agreement, and will be bound by all terms, conditions, obligations, liabilities and duties applicable to an Assignor under the [U.S.][Canadian] Security Agreement. Without limitation of the foregoing and in furtherance thereof, as security for the due and punctual payment when due of the Obligations (as defined in the [U.S.][Canadian] Security Agreement), the Joining Party hereby pledges and assigns to the Collateral Agent for the benefit of the Secured Creditors and grants to the Collateral Agent for the benefit of the Secured Creditors a security interest in all its right, title and interest in, to and under the Security Agreement Collateral, if any, now owned or hereafter acquired by it, in each case to the extent provided in the [U.S.][Canadian] Security Agreement.
[6.    In connection with the grant by the Joining Party, pursuant to paragraph [3][4] above, of a security interest in all of its right, title and interest in the Pledge Agreement Collateral in favor of the Collateral Agent, the Joining Party agrees to perform (to the extent required) for the benefit of the Secured Creditors, together with the delivery of this Joinder, each of the actions specified in Section 3.2 of the U.S. Pledge Agreement.]

EXHIBIT N

7.    The Joining Party hereby makes and undertakes, as the case may be, each covenant, representation and warranty made by, and as (i) [each [U.S.][Canadian] Borrower under the Credit Agreement, (ii)] each [U.S.][Canadian] Guarantor pursuant to Section 9 of the [U.S.][Canadian] Guaranty[,] [and] [(ii)][(iii)] each Assignor pursuant to Articles [II, III and IV][2, 3 and 4] of the [U.S.][Canadian] Security Agreement [and [(iii)][(iv)] each Pledgor pursuant to Section 18 of the U.S. Pledge Agreement, in each case as of the date hereof (except to the extent any such representation or warranty relates solely to an earlier date in which case such representation and warranty shall be true and correct in all material respects as of such earlier date), and agrees to be bound by all covenants, agreements and obligations of a [U.S.][Canadian] Guarantor, an Assignor and a [U.S. Pledgor] pursuant to the [U.S.][Canadian] Guaranty[,] [and] [U.S.][Canadian] Security Agreement [and Pledge Agreement], respectively, and all other Credit Documents to which it is or becomes a party.
8.    [Annexes A, B, C, D, E, F and G to the U.S. Pledge Agreement are hereby amended by supplementing such Annexes with the information for the Joining Party contained on Annexes A, B, C, D, E, F and G attached hereto as Annex I. In addition,] Annexes [A, B, C and E][A, B, C, D, F, G and H] to the [U.S.][Canadian] Security Agreement are hereby amended by supplementing such Annexes with the information for the Joining Party contained on [[Annexes [A, B, C and E][ A, B, C, D, F, G and H] attached hereto as Annex [I][II].
9.    This Joinder shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of and be enforceable by each of the parties hereto and its successors and assigns, provided, however, that the Joining Party may not assign any of its rights, obligations or interest hereunder or under any other Credit Document except as permitted by the Credit Documents. THIS JOINDER SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAWS PRINCIPLES). This Joinder may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Joinder shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Joinder which shall remain binding on all parties hereto.
10.    From and after the execution and delivery hereof by the parties hereto, this Joinder shall constitute a “Credit Document” for all purposes of the Credit Agreement and the other Credit Documents.
11.    Each of the representations and warranties set forth in the Credit Agreement and each other Credit Document and applicable to the undersigned is true and correct in all material respects, both before and after giving effect to this Joinder on the date hereof, except to the extent that any such representation and warranty relates solely to any earlier date, in which case such representation and warranty is true and correct in all material respects as of such earlier date (it being understood that any representation or warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date hereof or as of such earlier date, as applicable).
12.    No Default or Event of Default has occurred or is continuing as of the date hereof, or will result from the transactions contemplated by this Joinder on the date hereof.
13.    The effective date of this Joinder is __________, 20__.
* * *

EXHIBIT N

IN WITNESS WHEREOF, the Joining Party has caused this Joinder to be duly executed as of the date first above written.
[NAME OF NEW CREDIT PARTY]
By:

Name:

Title:
Accepted and Acknowledged by:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Administrative Agent and as Collateral Agent

By:

Name:

Title:

By:

Name:

Title:

[ANNEX I [and II] to be attached by the Joining Party]

EXHIBIT N

EXHIBIT D
[See attached conformed U.S Security Agreement]

~~EXECUTION VERSION~~

AMENDED AND RESTATED SECURITY AGREEMENT
among
CIENA CORPORATION,
CERTAIN SUBSIDIARIES OF CIENA CORPORATION
and
DEUTSCHE BANK AG NEW YORK BRANCH,
as COLLATERAL AGENT
________________________________
Dated as of August 13, 2012
and
Amended and Restated as of July 15, 2014
________________________________

AMENDED AND RESTATED SECURITY AGREEMENT, dated as of August 13, 2012 and amended and restated as of July 15, 2014, made by each of the undersigned assignors (each, an “Assignor” and, together with any other entity that becomes an assignor hereunder pursuant to Section 8.12 hereof, the “Assignors”) in favor of DEUTSCHE BANK AG NEW YORK BRANCH (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “DBNY”), as collateral agent (together with any successor collateral agent, the “Collateral Agent”), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Article VII hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
W I T N E S S E T H:
WHEREAS, Ciena Corporation, a Delaware corporation (the “Company”), Ciena Communications, Inc., a Delaware corporation (“CCI”), Ciena Government Solutions, Inc., a Delaware corporation (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated in Canada (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents and DBNY, as administrative agent (in such capacity, together with any successor administrative agent, the “Administrative Agent”) and as collateral agent (in such capacity, together with any successor collateral agent, the “Collateral Agent”), have entered into an ABL Credit Agreement, dated as of August 13, 2012 (as amended by that certain Amendment to Credit Agreement, dated as of August 24, 2012, that certain Omnibus Second Amendment to Credit Agreement and First Amendment to U.S. Security Agreement, Canadian Security Agreement, U.S. Pledge Agreement, U.S. Guaranty and Canadian Guaranty, dated as of March 5, 2013 (the “Omnibus Amendment”), and that certain Third Amendment to Credit Agreement, dated as of July 15, 2014 and as further amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent, the Collateral Agent, each other Agent and the Lead Arrangers are herein called the “Lender Creditors”);
WHEREAS, the Assignors and the Collateral Agent have entered into a Security Agreement, dated as of August 13, 2012 (as amended by the Omnibus Amendment and as further amended, restated, modified and/or supplemented from time to time to, but not including the date hereof, the “Original Security Agreement”);
WHEREAS, the Company and/or one or more of its Subsidiaries have entered into, or may at any time and from time to time on or after the date hereof enter into, one or more Secured Hedging Agreements with one or more Lender Counterparties (the “Secured Hedging Creditors”);
WHEREAS, the Company and/or one or more of its Subsidiaries and any Lender (and/or one or more of its banking affiliates) reasonably acceptable to the Administrative Agent, in each case designated to the Administrative Agent in writing by the Company as a provider of Treasury Services (as defined below), including Bank of America, N.A. who is hereby so designated (collectively, the “Treasury Services Creditors” and, together with the Lender Creditors and the Secured Hedging Creditors, the “Secured Creditors”), have entered into, or in the future may enter into, arrangements to provide treasury, depositary or cash management services (including without limitation, overnight overdraft services) to the Company and its Subsidiaries, and automated clearinghouse transfers of funds (collectively, “Treasury Services,” and with any written agreement evidencing such arrangements, as amended, modified, supplemented, replaced or refinanced from time to time, herein called a “Treasury Services Agreement”), where such Treasury Services Agreements may be evidenced by standard account terms of the respective Treasury Services Creditor;
WHEREAS, pursuant to the U.S. Guaranty, each Assignor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described (and defined) therein;
WHEREAS, it is a condition precedent to (i) the making of Loans to the Borrowers, and the issuance of (and participation in) Letters of Credit for the account of the Borrowers, in each case under the Credit Agreement, (ii) the Secured Hedging Creditors entering into Secured Hedging Agreements with the Company and/or its Subsidiaries and (iii) the extension of the Treasury Services by Treasury Services Creditors to the Company and/or its Subsidiaries that each Assignor shall have executed and delivered to the Collateral Agent this Agreement; and
WHEREAS, each Assignor will benefit from the incurrence of Loans by the Borrowers and the issuance of (and participation in) Letters of Credit for the account of the Borrowers under the Credit Agreement and the entering into by the Company and/or its Subsidiaries of Secured Hedging Agreements with the Secured Hedging Creditors and the extension of Treasury Services to the Company and its Subsidiaries and, accordingly, desires to execute this Agreement to amend and restate the Original Security Agreement and in order to (i) satisfy the condition described in the preceding paragraph and (ii) induce (x) the Lenders to make Loans to the Borrowers and issue (and/or participate in) Letters of Credit for the respective accounts of the Borrowers, (y) the Secured Hedging Creditors to enter into Secured Hedging Agreements with the Company and/or its Subsidiaries and (z) the Treasury Services Creditors to provide Treasury Services to the Company and/or its Subsidiaries pursuant to Treasury Services Agreements;
NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Assignor, the receipt and sufficiency of which are hereby acknowledged, each Assignor hereby makes the following representations and warranties to the Collateral Agent for the benefit of the Secured Creditors and hereby covenants and agrees with the Collateral Agent for the benefit of the Secured Creditors as follows:
ARTICLE I

SECURITY INTERESTS
1.1.    Grant of Security Interests. (a)  As security for the prompt and complete payment and performance when due of all of its Obligations, each Assignor does hereby assign and transfer unto the Collateral Agent, and does hereby pledge and grant to the Collateral Agent, for the benefit of the Secured Creditors, a continuing security interest in all of the right, title and interest of such Assignor in, to and under all of the following personal property (and all rights therein) of such Assignor, or in which or to which such Assignor has any rights, in each case whether now existing or hereafter from time to time acquired or arising and regardless of where located:
(i)    each and every Account (and all rights to receive payments, indebtedness and other obligations (whether constituting an Account, Chattel Paper (including Electronic Chattel Paper), Instrument, Document or General Intangible));
(ii)    all cash and Money;

(iii)    the Cash Collateral Account and all monies, securities, Instruments and other investments deposited or required to be deposited in the Cash Collateral Account;
(iv)    all (x) Deposit Accounts, collection accounts, disbursement accounts and lock boxes and all cash, Money, checks, other negotiable instruments, funds and other evidences of payments held therein or credited thereto, (y) Securities Accounts and Security Entitlements and Securities credited thereto, and all cash, Money, checks, marketable securities, Financial Assets and other property held therein or credited thereto, and (z) Commodity Accounts and all cash, Money, marketable securities, Financial Assets and other property held therein or credited thereto;
(v)    all Chattel Paper (including, without limitation, all Tangible Chattel Paper and all Electronic Chattel Paper);
(vi)    all Commercial Tort Claims set forth on Annex E hereto or for which notice is required to be provided pursuant to Section 3.1 below;
(vii)    all Contracts, together with all Contract Rights arising thereunder;
(viii)    all Documents;
(ix)    all Equipment;
(x)    all Fixtures;
(xi)    all Goods;
(xii)    all Instruments;
(xiii)    all Intellectual Property;
(xiv)    all Promissory Notes;
(xv)    all Inventory;
(xvi)    all Investment Property;
(xvii)    all Letter-of-Credit Rights (whether or not the respective letter of credit is evidenced by a writing);
(xviii)    all General Intangibles;
(xix)    all Payment Intangibles (including corporate and other tax refunds);
(xx)    all Permits;
(xxi)    all books and records (including all books, databases, customer lists, and records, whether tangible or electronic, which contain any information relating to any of the foregoing);
(xxii)    with respect to each right to payment or performance included in each of the foregoing, any Supporting Obligation that supports such payment or performance and any Lien that secures such right to payment or performance or secures any such Supporting Obligation; and
(xxiii)    all substitutions, replacements accessions, Proceeds and products of any and all of the foregoing, including collateral security and guarantees with respect to any of the foregoing and all cash, Money, insurance proceeds, Instruments, Securities, Financial Assets, income, royalties, payments, licensing, damages and Deposit Accounts constituting Proceeds of the foregoing (all of the above, the “Collateral”).
(b)    Notwithstanding anything herein to the contrary, in no event shall the security interests and Liens granted under Section 1.1(a) hereof attach to, and the term “Collateral” (and the component terms thereof) shall not include, (i) any property, interest or other rights for so long as the grant of such security interest shall constitute or result in (A) a breach or termination pursuant to the terms of, or a default under, any General Intangible, lease, license, contract, agreement or other document, (B) a breach of any law or regulation which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (A) or (B) above is rendered ineffective pursuant to Section 9-406, 9 407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other then-applicable law (including any applicable bankruptcy laws) or principles of equity) or (C) require the consent of a Governmental Authority to permit the grant of a security interest therein (and such consent has not been obtained); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability breach or termination shall no longer be effective and to the extent severable, shall attach immediately to any portion of such property or other rights that does not result in any of the consequences specified in clause (A), (B) or (C) above; (ii) the Pledge Agreement Collateral, including any asset of an Assignor excluded from the Pledge Agreement Collateral pursuant to the proviso to Section 3.1 of the U.S. Pledge Agreement or the corresponding provision of any other Pledge Agreement, as applicable; (iii) any treasury stock of an Assignor or other Margin Stock, in each case, unless the Secured Creditors have made any necessary filings with the Board of Governors of the United States Federal Reserve in connection therewith and the respective Assignor shall have provided the respective Secured Creditors with an executed Form FR U-1 or Form FR G-3, as applicable; provided however, that each applicable Assignor shall provide to the Secured Creditors notice of the existence any Margin Stock (other than treasury stock) that would constitute Collateral absent this proviso at the time of delivery of any financial statements required to be delivered pursuant to Section 9.01(a) or 9.01(b) of the Credit Agreement and, thereafter, such Margin Stock shall constitute Collateral to the extent the Secured Creditors have made such necessary filings with the Board of Governors of the United States Federal Reserve in connection therewith and the respective Assignor shall have provided the respective Secured Creditors with an executed Form FR U-1 or Form FR G-3, as applicable; and (iv) Deposit Accounts the balance of which consists (x) exclusively of withheld income taxes, employment taxes, or amounts required to be paid over to certain employee benefit plans and (y) segregated deposit accounts constituting and the balance of which consists solely of funds set aside in connection with tax, payroll and trust accounts; (v) any Vehicles and other assets subject to certificates of title (other than to the extent such rights can be perfected by the filing of a financing statement under the UCC); and (vi) any United States “intent-to-use” Trademark application prior to the filing of a “Statement of Use” or “Amendment to Allege Use” with respect thereto, to the extent, if any, that, and solely during the period, if any, in which the grant of a security interest therein would impair the validity or enforceability of such application under applicable federal law (other than to the extent such rights can be perfected by the filing of a financing statement under the UCC) (the assets described in preceding clauses (i) through (vi) hereof, collectively, the “Excluded Assets”).
(c)    The security interest of the Collateral Agent under this Agreement extends to all Collateral which any Assignor may acquire, or with respect to which any Assignor may obtain rights, at any time during the term of this Agreement.
(d)    The Liens hereunder are granted as security only and shall not subject the Administrative Agent or any other Secured Creditor to, or transfer or in any way affect or modify, any obligation or liability of any Assignor with respect to any of the Collateral or any transaction in connection therewith.

(e)    Notwithstanding anything herein to the contrary, the Assignors make no representations or warranties hereunder, and the covenants hereunder shall not apply, in respect of the Excluded Assets.
1.2.    Grant of License. For purposes of enabling the Collateral Agent to exercise rights and remedies under this Agreement (but without limiting the other provisions of this Agreement), each Assignor hereby grants to the Collateral Agent and its agents, representatives and designees an irrevocable, nonexclusive, royalty free license, rent-free license and rent-free lease (which will be binding on any successor or assignee of such Assignor) to, after the occurrence and during the continuance of an Event of Default, have access to and use all of such Assignor’s (x) Real Property (including the buildings and other improvements thereon), Equipment and fixtures (whether or not considered Real Property) and (y) Intellectual Property (including, without limitation, all Domain Names, Patents, Trademarks, Copyrights, Trade Secrets and object code and access to all media, written or electronic, in which any licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof, as well as an irrevocable, nonexclusive license to grant to any third party a sub-licensable sub-license to use the foregoing rights, but excluding any source code) for which the Collateral Agent hereby agrees to take all commercially reasonable actions in connection with its use of such intellectual property to protect such Assignor’s rights and interest in such Intellectual Property (provided that in any event, the Collateral Agent shall not have any liability in connection therewith, other than liability which is the direct result of the Collateral Agent’s gross negligence or willful misconduct, as determined by a court of competent jurisdiction in a final and non-appealable decision), for the purpose of (i) arranging for and effecting the sale, distribution or other disposition of Collateral located on any such Real Property, including the manufacture, production, completion, packaging, advertising, distribution and other preparation of such Collateral (including, without limitation, work-in-process, raw materials and complete Inventory) for sale, distribution or other disposition, (ii) selling (by public auction, private sale, going out of business sale or similar sale, whether in bulk, in lots or to customers in the ordinary course of business or otherwise and which sale may include augmented Inventory of the same type sold in any Assignor’s business), (iii) storing or otherwise dealing with the Collateral, (iv) collecting all Accounts and copying, using and preserving any and all information relating to the Collateral, and (v) otherwise dealing with the Collateral as part of the exercise of any rights or remedies provided to the Collateral Agent hereunder or under the other Credit Documents, in each case without the interference by any Assignor or any other Subsidiary of the Company and without incurring any liability to any Assignor or any other Subsidiary of the Company, except any liability which is the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).Each Assignor will, and will cause each of its Subsidiaries to, cooperate with the Collateral Agent and its agents, representatives and designees in allowing the Collateral Agent to exercise the foregoing rights. To the extent that any asset of any Assignor in which the Collateral Agent has access or use rights as provided above is to be sold or otherwise disposed of after the occurrence and during the continuance of an Event of Default, such Assignor shall, if requested by the Collateral Agent in writing, cause the buyer to agree in writing to be subject to, and comply with the terms of, this Section 1.2. The Collateral Agent shall have the right to bring an action to enforce its rights under this Section 1.2, including, without limitation, an action seeking possession of the applicable Collateral and/or specific performance of this Section 1.2.
1.3.    Power of Attorney. Subject to the Intercreditor Agreement, until this Agreement is terminated in accordance with its terms, each Assignor hereby constitutes and appoints the Collateral Agent its true and lawful attorney, irrevocably, with full power after the occurrence of and during the continuance of an Event of Default (in the name of such Assignor or otherwise) to act, require, demand, receive, compound and give acquittance for any and all moneys and claims for moneys due or to become due to such Assignor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings which the Collateral Agent may deem to be necessary or advisable to protect the interests of the Secured Creditors, which appointment as attorney is coupled with an interest.
ARTICLE II

GENERAL REPRESENTATIONS, WARRANTIES AND COVENANTS
Each Assignor represents, warrants and covenants, which representations, warranties and covenants shall survive execution and delivery of this Agreement, as follows:
2.1.    Necessary Filings. The provisions of this Agreement (when executed and delivered by all parties thereto) are effective to create in favor of the Collateral Agent, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the U.S. Credit Parties in all of the Collateral described herein, and when (i) proper UCC financing statements have been filed in the appropriate filing offices against each U.S. Credit Party, (ii) the recordation of Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and/or (iii) the Collateral Agent has obtained “control” (within the meaning of the UCC) of the Core Deposit Accounts and DB Accounts thereunder, the Collateral Agent, for the benefit of the Secured Creditors, shall have a perfected security interest in all right, title and interest in all of the Collateral described herein of such U.S. Credit Party to the extent such security interest can be perfected by (i) filing a UCC financing statement under the UCC, (ii) filing with the United States Patent and Trademark Office and the United States Copyright Office, or, (iii) with respect to the Core Deposit Accounts or DB Accounts, by the Collateral Agent having “control”, subject to no other Liens other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.01(s) of the Credit Agreement are subject to the terms of the Intercreditor Agreement at any time that Permitted Additional Secured Indebtedness is outstanding).
2.2.    No Liens. Such Assignor is, and as to all Collateral acquired by it from time to time after the date hereof such Assignor will be, the owner of all Collateral free from any Lien, security interest, encumbrance or other right, title or interest of any Person (other than Permitted Liens), and such Assignor shall defend the Collateral against all claims and demands of all Persons at any time claiming the same or any interest therein adverse to the Collateral Agent (other than Permitted Liens).
2.3.    Other Financing Statements. As of the date hereof, there is no financing statement (or similar statement or instrument of registration under the law of any relevant jurisdiction) covering or purporting to cover any interest of any kind in the Collateral (other than financing statements, similar statements or instruments of registration filed in respect of Permitted Liens), and so long as the Termination Date has not occurred, such Assignor will not execute or authorize to be filed in any public office any financing statement (or similar statement or instrument of registration under the law of any jurisdiction) or statements relating to the Collateral, except financing statements filed or to be filed in respect of and covering the security interests granted hereby by such Assignor or in connection with Permitted Liens.
2.4.    Location of Inventory and Equipment. All Inventory and Equipment having a net book value in excess of $1,000,000 held on the date hereof by each Assignor, other than any such Inventory and Equipment (i) in transit or out for repair, (ii) at customer, resellers, supplier or contract manufacturer locations, (iii) located outside of the United States or (iv) at locations used solely by such Assignor for purposes of warehousing spare parts, is located at one of the locations shown on Annex F hereto for such Assignor.
2.5.    Chief Executive Office, Record Locations. The chief executive office of such Assignor is, on the date of this Agreement, located at the address indicated on Annex A hereto for such

Assignor. During the period of the four calendar months preceding the date of this Agreement, the chief executive office of such Assignor has not been located at any address other than that indicated on Annex A in accordance with the immediately preceding sentence, in each case unless each such other address is also indicated on Annex A hereto for such Assignor.
2.6.    Legal Names; Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility); Jurisdiction of Organization; Location; Organizational Identification Numbers; Federal Employer Identification Number; Changes Thereto; etc. As of the date hereof, the exact legal name of each Assignor, the type of organization of such Assignor, whether or not such Assignor is a Registered Organization, the jurisdiction of organization of such Assignor, such Assignor’s Location, the organizational identification number (if any) of such Assignor, the Federal Employer Identification Number (if any) and whether or not such Assignor is a Transmitting Utility, is listed on Annex B hereto for such Assignor. Such Assignor shall not change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, its organizational identification number (if any) or its Federal Employer Identification Number (if any) from that used on Annex B hereto, except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Credit Documents and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) such Assignor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Collateral Agent not less than 10 days’ prior written notice of each change to the information listed on Annex B (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex B which shall correct all information contained therein for such Assignor, and (ii) in connection with the respective change or changes, it shall have taken all action reasonably necessary or requested by the Collateral Agent to maintain the security interests of the Collateral Agent in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that such Assignor does not have an organizational identification number on the date hereof and later obtains one, such Assignor shall promptly thereafter notify the Collateral Agent of such organizational identification number and shall take all actions reasonably requested by the Collateral Agent to the extent necessary to maintain the security interest of the Collateral Agent in the Collateral intended to be granted hereby fully perfected and in full force and effect.
2.7.    Trade Names; etc. As of the date hereof, such Assignor does not have or operate in any jurisdiction under, or in the five years preceding the date hereof has not had or has not operated in any jurisdiction under, any trade names, fictitious names or other names except its legal name as specified in Annex B and such other trade or fictitious names as are listed on Annex C hereto for such Assignor.
2.8.    Certain Significant Transactions. During the one year period preceding the date of this Agreement, no Person shall have merged or consolidated with or into any Assignor, and no Person shall have liquidated into, or transferred all or substantially all of its assets to, any Assignor, in each case except as described in Annex D hereto. With respect to any transactions so described in Annex D hereto, the respective Assignor shall have furnished such information with respect to the Person (and the assets of the Person and locations thereof) which merged with or into or consolidated with such Assignor, or was liquidated into or transferred all or substantially all of its assets to such Assignor, and shall have furnished, or caused to be furnished, to the Collateral Agent such UCC lien searches as may have been requested by the Collateral Agent with respect to such Person and its assets, to establish that no security interest (excluding Permitted Liens) continues perfected on the date hereof with respect to any Person described above (or the assets transferred to the respective Assignor by such Person), including without limitation pursuant to Section 9-316(a)(3) of the UCC.

2.9.    Collateral in the Possession of a Bailee. Without limiting the provisions of the Credit Agreement, if an Event of Default shall occur and be continuing and if any Inventory or other Goods, other than Inventory or Goods having a market value not in excess of $2,500,000 in the aggregate, are in the possession of a bailee, such Assignor shall promptly notify the Collateral Agent thereof and, if requested by the Collateral Agent, shall use its commercially reasonable efforts to promptly obtain an acknowledgment from such bailee, in form and substance reasonably satisfactory to the Collateral Agent, that the bailee holds such Collateral for the benefit of the Collateral Agent and shall act upon the instructions of the Collateral Agent, without the further consent of such Assignor. The Collateral Agent agrees with such Assignor that the Collateral Agent shall not give any such instructions unless an Event of Default has occurred and is continuing.
2.10.    Recourse. This Agreement is made with full recourse to each Assignor and pursuant to and upon all the warranties, representations, covenants and agreements on the part of such Assignor contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.
ARTICLE III

SPECIAL PROVISIONS CONCERNING ACCOUNTS; CONTRACT RIGHTS; INSTRUMENTS; CHATTEL PAPER AND CERTAIN OTHER COLLATERAL
3.1.    Additional Representations and Warranties. As of the time when each of its Accounts arises, each Assignor shall be deemed to have represented and warranted that each such Eligible Account, and all records, papers and documents relating thereto (if any) are genuine and what they purport to be, and that all papers and documents (if any) relating thereto (i) will, to the knowledge of a Responsible Officer of such Assignor, represent the genuine, legal, valid and binding obligation of the account debtor evidencing indebtedness unpaid and owed by the respective account debtor arising out of the performance of labor or services or the sale or lease and delivery of the merchandise listed therein, or both, enforceable against the account debtor in accordance with its terms, subject to applicable bankruptcy, insolvency or other similar laws generally affecting creditors’ rights and equitable principles, (ii) will be the only original writings evidencing and embodying such obligation of the account debtor named therein (other than copies created for general accounting or other ordinary corporate purposes), and (iii) will be in compliance and will conform in all material respects with all applicable federal, state and local laws and applicable laws of any relevant foreign jurisdiction.
3.2.    Maintenance of Records. Each Assignor will keep and maintain at its own cost and expense accurate records of its Accounts and Contracts, in accordance with Section 9.02 of the Credit Agreement, and such Assignor will make the same available on such Assignor’s premises to the Collateral Agent for inspection in accordance with Section 9.02 of the Credit Agreement. Upon the occurrence and during the continuance of an Event of Default and at the request of the Collateral Agent, such Assignor shall, at its own cost and expense, deliver copies (or, if requested by the Collateral Agent after the occurrence and during the continuance of an Event of Default, originals) of all tangible evidence of its Accounts and Contract Rights (including, without limitation, all documents evidencing the Accounts and all Contracts) and such books and records to the Collateral Agent or to its representatives (copies of such evidence and books and records may be retained by such Assignor). Upon the occurrence and during the continuance of an Event of Default and if the Collateral Agent so directs, such Assignor shall legend, in form and manner reasonably satisfactory to the Collateral Agent, the Accounts and the Contracts, as well as books, records and documents (if any) of such Assignor evidencing or pertaining to such Accounts and Contracts with an appropriate reference to the fact that such Accounts and Contracts have been assigned to the Collateral Agent and that the Collateral Agent has a security interest therein.

3.3.    Direction to Account Debtors; Contracting Parties; etc. Subject to the Intercreditor Agreement, upon the occurrence and during the continuance of an Event of Default (but without limiting the provisions of the Credit Agreement), if the Collateral Agent so directs any Assignor, such Assignor agrees (x) to cause all payments on account of the Accounts and Contracts to be made directly to the Cash Collateral Account, (y) that the Collateral Agent may, at its option, directly notify the obligors with respect to any Accounts and/or under any Contracts to make payments with respect thereto as provided in the preceding clause (x), and (z) that the Collateral Agent may enforce collection of any such Accounts and Contracts and may adjust, settle or compromise the amount of payment thereof, in the same manner and to the same extent as such Assignor. Subject to the Intercreditor Agreement, without notice to or assent by any Assignor, the Collateral Agent may, upon the occurrence and during the continuance of an Event of Default, apply any or all amounts then in, or thereafter deposited in, the Cash Collateral Account toward the payment of the Obligations in the manner provided in Section 5.4 of this Agreement. The reasonable out-of-pocket costs and expenses of collection (including reasonable out-of-pocket attorneys’ fees), whether incurred by an Assignor or the Collateral Agent, shall be borne by the relevant Assignor. The Collateral Agent shall deliver a copy of each notice given to any such obligors referred to in the preceding clause (y) to the relevant Assignor, provided that (x) the failure by the Collateral Agent to so notify such Assignor shall not affect the effectiveness of such notice or the other rights of the Collateral Agent created by this Section 3.3 and (y) no such notice shall be required if an Event of Default of the type described in Section 11.05 of the Credit Agreement has occurred and is continuing.
3.4.    Modification of Terms; etc. Except (w) in accordance with such Assignor’s ordinary course of business, (x) as otherwise in such Assignor’s reasonable business judgment, (y) as permitted by the Credit Agreement or (z) as permitted by Section 3.5 hereof, no Assignor shall rescind or cancel any indebtedness evidenced by any Account or under any Contract, or modify any term thereof or make any adjustment with respect thereto, or extend or renew the same, or compromise or settle any dispute, claim, suit or legal proceeding relating thereto, or sell any Account or Contract, or interest therein, without the prior written consent of the Collateral Agent. Except to the extent otherwise permitted by this Agreement or the Credit Agreement, no Assignor will do anything to impair the rights of the Collateral Agent in the Accounts or Contracts.
3.5.    Collection. Except as such Assignor otherwise determines in its reasonable business judgment, each Assignor shall endeavor in accordance with reasonable business practices to cause to be collected from the account debtor named in each of its Accounts or obligor under any Contract, as and when due (including, without limitation, amounts which are delinquent, such amounts to be collected in accordance with generally accepted lawful collection procedures) any and all amounts owing under or on account of such Account or Contract, and apply promptly upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account or under such Contract. Except as otherwise directed by the Collateral Agent after the occurrence and during the continuation of an Event of Default, any Assignor may allow in the ordinary course of business as adjustments to amounts owing under its Accounts and Contracts (i) an extension or renewal of the time or times of payment, or settlement for less than the total unpaid balance, which such Assignor finds appropriate in accordance with its reasonable business judgment, (ii) a refund or credit due as a result of returned or damaged merchandise or improperly performed services or for other reasons which such Assignor finds appropriate in accordance with its reasonable business judgment and (iii) such other adjustments which such Assignor finds appropriate in accordance with its reasonable business judgment.
3.6.    Instruments. If any Assignor owns or acquires any Instrument of $~~3,000,000~~10,000,000 (or such lesser amount as may be required pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness) or more constituting Collateral (other than (x) checks and other payment instruments received and collected in the ordinary course of business and (y)

any Instrument subject to pledge pursuant to the Pledge Agreement), such Assignor will, within 30 days thereafter (or on such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Administrative Agent in its sole discretion), notify the Collateral Agent thereof, and upon request by the Collateral Agent will promptly deliver such Instrument to the Collateral Agent appropriately endorsed to the order of the Collateral Agent.
3.7.    Assignors Remain Liable Under Accounts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Accounts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with the terms of any agreement giving rise to such Accounts. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Account (or any agreement giving rise thereto) by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Account pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Account (or any agreement giving rise thereto), to make any payment, to make any inquiry as to the nature or the sufficiency of any payment received by them or as to the sufficiency of any performance by any party under any Account (or any agreement giving rise thereto), to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.
3.8.    Assignors Remain Liable Under Contracts. Anything herein to the contrary notwithstanding, the Assignors shall remain liable under each of the Contracts to observe and perform all of the conditions and obligations to be observed and performed by them thereunder, all in accordance with and pursuant to the terms and provisions of each Contract. Neither the Collateral Agent nor any other Secured Creditor shall have any obligation or liability under any Contract by reason of or arising out of this Agreement or the receipt by the Collateral Agent or any other Secured Creditor of any payment relating to such Contract pursuant hereto, nor shall the Collateral Agent or any other Secured Creditor be obligated in any manner to perform any of the obligations of any Assignor under or pursuant to any Contract, to make any payment, to make any inquiry as to the nature or the sufficiency of any performance by any party under any Contract, to present or file any claim, to take any action to enforce any performance or to collect the payment of any amounts which may have been assigned to them or to which they may be entitled at any time or times.
3.9.    Letter-of-Credit Rights. If any Assignor is at any time a beneficiary under a letter of credit constituting Collateral in respect of Eligible Accounts or Eligible Inventory with a stated amount of $~~3,000,000~~10,000,000 (or such lesser amount as may be required pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness) or more in the aggregate, such Assignor shall, no later than the next date required to deliver a compliance certificate pursuant to Section 9.01(d) of the Credit Agreement (or such earlier date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Administrative Agent in its sole discretion), notify the Collateral Agent thereof and, at the request of the Collateral Agent, such Assignor shall, pursuant to an agreement in form and substance reasonably satisfactory to the Collateral Agent, use its commercially reasonable efforts to (i) arrange for the issuer and any confirmer of such letter of credit to consent to an assignment to the Collateral Agent of the proceeds of any drawing under such letter of credit or (ii) arrange for the Collateral Agent to become the transferee beneficiary of such letter of credit, with the Collateral Agent agreeing, in each case, that the proceeds of any drawing under the letter of credit are retained by the Collateral Agent and to be applied as provided in this Agreement only after the occurrence and during the continuance of an Event of Default.

3.10.    Commercial Tort Claims. Each Commercial Tort Claim in an amount of $3,000,000 or more of each Assignor in existence on the date of this Agreement is described in Annex E hereto. If any Assignor shall at any time after the date of this Agreement acquire a Commercial Tort Claim in an amount (taking the greater of the aggregate claimed damages thereunder or the reasonably estimated value thereof) of $~~3,000,000~~10,000,000 (or such lesser amount as may be required pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness) or more, such Assignor shall, no later than ~~30 days thereafter~~the next date required to deliver a compliance certificate pursuant to Section 9.01(d) of the Credit Agreement (or such earlier date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Administrative Agent in its sole discretion), notify the Collateral Agent thereof in a writing signed by such Assignor and describing the details thereof and shall grant to the Collateral Agent in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement with such writing to be in form and substance reasonably satisfactory to the Collateral Agent.
3.11.    Chattel Paper. Subject to the Intercreditor Agreement, upon the request of the Collateral Agent made at any time or from time to time, each Assignor shall promptly furnish to the Collateral Agent a list of all Electronic Chattel Paper constituting Collateral held or owned by such Assignor. Furthermore, if requested by the Collateral Agent, each Assignor shall promptly take all actions which are commercially reasonably so that the Collateral Agent has “control” of all Electronic Chattel Paper, to the extent that the aggregate value or face amount of such Electronic Chattel Paper equals or exceeds $~~3,000,000~~10,000,000 (or such lesser amount as may be required pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness) in the aggregate, in accordance with the requirements of Section 9-105 of the UCC. Each Assignor will promptly (and in any event within 10 days) following any request by the Collateral Agent deliver all of its Tangible Chattel Paper to the Collateral Agent, to the extent that the aggregate value or face amount of such Tangible Chattel Paper equals or exceeds $~~3,000,000~~10,000,000 (or such lesser amount as may be required pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness) in the aggregate.
3.12.    Recordable Intellectual Property. (a) Annex G hereto sets forth as of the date hereof a complete and accurate list of all Recordable Intellectual Property that each Assignor owns. Each Assignor represents and warrants that as of the date hereof it is the sole owner of all right, title and interest in all Recordable Intellectual Property listed in Annex G hereto, except where the failure to have such sole ownership could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect. Each Assignor represents and warrants that:
(i)    no Recordable Intellectual Property listed in Annex G hereto has been canceled nor is any cancelation or opposition action pending, to the knowledge of any Responsible Officer of such Assignor;
(ii)    all such Recordable Intellectual Property is valid and subsisting;
(iii)    such Assignor is not aware of any pending third-party claim that any of said registrations of Recordable Intellectual Property are invalid or unenforceable; and
(iv)    such Assignor has not been advised in writing by counsel or by the relevant Intellectual Property Office, nor is such Assignor otherwise aware of any reason, that any of said applications of Recordable Intellectual Property will not mature into registrations, other than, in the case of each of the foregoing clauses (i) – (iv), as would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect.

Each Assignor hereby grants to the Collateral Agent an absolute power of attorney to sign, solely upon the occurrence and during the continuance of an Event of Default, any document which may be required by the United States Patent and Trademark Office, any domain name registrar, the United States Copyright Office or any other governmental authority in order to effect an assignment of all right, title and interest in any Intellectual Property constituting Collateral, and record the same.
(b)    Each Assignor agrees, within 60 days of the end of each fiscal year of the Company, to notify the Collateral Agent in writing of the name and address of, and to furnish such pertinent information that may be available to such Assignor with respect to: (i) any party who such Assignor reasonably believes is infringing, misappropriating, diluting or otherwise violating any of such Assignor’s rights in and to any Intellectual Property in any manner that would reasonably be expected to have a Material Adverse Effect, or (ii) any party, to the knowledge of any Responsible Officer of such Assignor, claiming that any Assignor or the conduct of any Assignor’s business infringes, misappropriates, dilutes or otherwise violates any Intellectual Property right of any third party in any manner that would reasonably be expected to have a Material Adverse Effect. Each Assignor further agrees to take all necessary action, in accordance with its reasonable business judgment, with respect to any Person infringing, misappropriating, diluting or otherwise violating any Intellectual Property owned by it if failure to do so would reasonably be expected to have a Material Adverse Effect.
(c)    Each Assignor agrees to use its Trademarks that are material to the business of the Company and its Subsidiaries, taken as a whole, in interstate commerce during the time in which this Agreement is in effect to the extent required by the laws of the United States or other jurisdictions, as applicable, to maintain its rights in such Trademarks and to take all such other actions as are reasonably necessary to preserve such Trademarks as trademarks or service marks under the laws of the United States or other jurisdictions, as applicable (other than any such Trademarks that are deemed by a Assignor in its reasonable business judgment to no longer be material to the conduct of such Assignor’s business).
(d)    Each Assignor shall, at its own expense, diligently maintain all registrations and applications for registration included in the Recordable Intellectual Property that are material to the business of the Company and its Subsidiaries, taken as a whole, in accordance with its reasonable business judgment, including but not limited to filing affidavits of use and applications for renewals of registration for all such Recordable Intellectual Property constituting registered Trademarks and timely payment of all post-issuance fees required to maintain in force its rights under each such Recordable Intellectual Property constituting issued Patent or registered Copyright, and shall pay all fees and disbursements in connection therewith and shall not abandon any such registration, filing of affidavit of use or application of renewal prior to the exhaustion of all administrative and judicial remedies without prior written consent of the Collateral Agent, not to be unreasonably withheld (other than with respect to registrations and applications deemed by such Assignor in its reasonable business judgment to be no longer prudent to pursue).
(e)    At its own expense, each Assignor, in accordance with its reasonable business judgment, shall diligently prosecute all material applications for (i) United States Patents listed in Annex G hereto and (ii) Copyrights listed in Annex G hereto, in each case for such Assignor and shall not abandon any such application prior to exhaustion of all administrative and judicial remedies (other than applications that are no longer material or are deemed by such Assignor in its reasonable business judgment to no longer be necessary in the conduct of Assignor’s business), absent written consent of the Collateral Agent not to be unreasonably withheld.
(f)    In the event that any Assignor, either itself or through any agent, employee, licensee or designee, files an application for or acquires any Recordable Intellectual Property following the date hereof, then the provisions of this Agreement shall automatically apply thereto and any such Intellectual

Property shall automatically constitute part of the Collateral and shall be subject to the Collateral Agent’s security interest, without further action by any party, and such Assignor shall within 60 days of the end of each fiscal year of the Company execute and deliver any and all agreements, instruments, documents and papers, including any applicable Intellectual Property Security Agreement, as necessary to evidence and perfect the Collateral Agent’s security interest in such Recordable Intellectual Property provided that such agreements, instruments, documents and papers (the “Writings”) are consistent with the terms of and conditions of this Agreement, and each Assignor hereby appoints the Collateral Agent as its attorney-in-fact to execute and file such Writings, solely upon the occurrence and during the continuance of an Event of Default and solely for the foregoing purposes, all acts of such attorney being hereby ratified and confirmed; such power, being coupled with an interest, is irrevocable until this Agreement is terminated.
ARTICLE IV

PROVISIONS CONCERNING ALL COLLATERAL
4.1.    Protection of Collateral Agent’s Security. Except as otherwise not prohibited by the Credit Documents, no Assignor will do anything to impair the rights of the Collateral Agent in the Collateral. Each Assignor will at all times maintain insurance, at such Assignor’s own expense to the extent and in the manner provided in the Credit Agreement. Except to the extent otherwise permitted to be retained by such Assignor or applied by such Assignor pursuant to the terms of the Credit Agreement and the Intercreditor Agreement, the Collateral Agent shall, at the time any proceeds of such insurance are distributed to the Secured Creditors, apply such proceeds in accordance with Section 5.4 hereof. Each Assignor assumes all liability and responsibility in connection with the Collateral acquired by it and the liability of such Assignor to pay the Obligations shall in no way be affected or diminished by reason of the fact that such Collateral may be lost, destroyed, stolen, damaged or for any reason whatsoever unavailable to such Assignor.
4.2.    Additional Information. Each Assignor will, at its own expense, from time to time upon the reasonable request of the Collateral Agent, promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such information with respect to the Collateral (including the identity of the Collateral or such components thereof as may have been requested by the Collateral Agent, the value and location of such Collateral, etc.) as may be requested by the Collateral Agent. Without limiting the forgoing, each Assignor agrees that it shall promptly (and in any event within 10 days after its receipt of the respective request) furnish to the Collateral Agent such updated Annexes hereto as may from time to time be reasonably requested by the Collateral Agent.
4.3.    Financing Statements. Each Assignor agrees to execute and deliver (or cause to be executed and delivered) to the Collateral Agent such financing statements, in form reasonably acceptable to the Collateral Agent, as the Collateral Agent may from time to time reasonably request or as are reasonably necessary or desirable in the opinion of, and at the request of, the Collateral Agent to establish and maintain a valid, enforceable, perfected security interest in the Collateral as provided herein and the other rights and security contemplated hereby. Each Assignor will pay any applicable filing fees, recordation taxes and related expenses relating to its Collateral. Each Assignor hereby authorizes the Collateral Agent to file any such financing statements without the signature of such Assignor where permitted by law (and such authorization includes describing the Collateral as “all assets” of such Assignor or words of similar effect). Notwithstanding the foregoing, if reasonably requested by any Assignor, the Collateral Agent shall, at Assignor’s expense, make such filings as may be reasonably requested to evidence that the security interests hereunder do not attach to any property that constitutes Excluded Assets.
4.4.    Further Actions. Each Assignor shall, and shall cause each other Assignor to, at their own expense, take such other actions as are required by Section 9.12(a) of the Credit Agreement.

ARTICLE V

REMEDIES UPON OCCURRENCE OF AN EVENT OF DEFAULT
5.1.    Remedies; Obtaining the Collateral Upon Default. Each Assignor agrees that, if any Event of Default shall have occurred and be continuing, then and in every such case, the Collateral Agent, in addition to any rights now or hereafter existing under applicable law and under the other provisions of this Agreement, shall have all rights as a secured creditor under any UCC, and such additional rights and remedies to which a secured creditor is entitled under the laws in effect in all relevant jurisdictions and may:
(i)    personally, or by agents or attorneys, immediately take possession of the Collateral or any part thereof, from such Assignor or any other Person who then has possession of any part thereof with or without notice or process of law, and for that purpose may enter upon such Assignor’s premises where any of the Collateral is located and remove the same and use in connection with such removal any and all services, supplies, aids and other facilities of such Assignor;
(ii)    instruct the obligor or obligors on any agreement, instrument or other obligation (including, without limitation, the Accounts and the Contracts) constituting the Collateral to make any payment required by the terms of such agreement, instrument or other obligation directly to the Collateral Agent and may exercise any and all remedies of such Assignor in respect of such Collateral;
(iii)    instruct all banks which have entered into a control agreement with the Collateral Agent to transfer all monies, securities and instruments held by such depositary bank to the Cash Collateral Account;
(iv)    sell, assign or otherwise liquidate any or all of the Collateral or any part thereof in accordance with Section 5.2 hereof, or direct such Assignor to sell, assign or otherwise liquidate any or all of the Collateral or any part thereof, and, in each case, take possession of the proceeds of any such sale or liquidation;
(v)    take possession of the Collateral or any part thereof, by directing such Assignor in writing to deliver the same to the Collateral Agent at any reasonable place or places designated by the Collateral Agent, in which event such Assignor shall at its own expense:
(x)    forthwith cause the same to be moved to the place or places so designated by the Collateral Agent and there delivered to the Collateral Agent;
(y)    store and keep any Collateral so delivered to the Collateral Agent at such place or places pending further action by the Collateral Agent as provided in Section 5.2 hereof; and
(z)    while the Collateral shall be so stored and kept, provide such security and maintenance services as shall be reasonably necessary to protect the same and to preserve and maintain it in good condition;
(vi)    exercise the rights granted under Section 1.2 and 1.3 hereof;
(vii)    apply any monies constituting Collateral or proceeds thereof in accordance with the provisions of Section 5.4;
(viii)    license or sublicense, on a royalty free, rent basis, whether on an exclusive or nonexclusive basis, any Intellectual Property included in the Collateral (in the case of Trademarks, subject to reasonable quality control and subject to those exclusive licenses granted by Assignors in effect on the date hereof and those granted by any Assignor hereafter to the extent permitted by the Credit Agreement) for such term and on such conditions and in such manner as the Collateral Agent shall in its sole judgment determine, it being understood that any such license, may be exercised, at the option of the Collateral Agent, only upon the occurrence and during the continuation of an Event of Default; provided, that any such license shall be binding upon the Assignors notwithstanding any subsequent cure of an Event of Default; and
(ix)    take any other action as specified in clauses (1) through (5), inclusive, of Section 9-607(a) of the UCC;
it being understood that each Assignor’s obligation so to deliver the Collateral is of the essence of this Agreement and that, accordingly, upon application to a court of equity having jurisdiction, the Collateral Agent shall be entitled to a decree requiring specific performance by such Assignor of said obligation. By accepting the benefits of this Agreement and each other Security Document, the Secured Creditors expressly acknowledge and agree that this Agreement and each other Security Document may be enforced only by the action of the Collateral Agent acting upon the instructions of the Required Lenders and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Collateral Agent for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.
5.2.    Remedies; Disposition of the Collateral. If any Event of Default shall have occurred and be continuing, then, subject to the Intercreditor Agreement, any Collateral repossessed by the Collateral Agent under or pursuant to Section 5.1 hereof and any other Collateral whether or not so repossessed by the Collateral Agent, may be sold, assigned, leased or otherwise disposed of under one or more contracts or as an entirety, and without the necessity of gathering at the place of sale the property to be sold, and in general in such manner, at such time or times, at such place or places and on such terms as the Collateral Agent may, in compliance with any mandatory requirements of applicable law, determine to be commercially reasonable. Any of such Collateral may be sold, leased or otherwise disposed of, in the condition in which the same existed when taken by the Collateral Agent or after any overhaul or repair at the expense of the relevant Assignor which the Collateral Agent shall determine to be commercially reasonable. Any such sale, lease or other disposition may be effected by means of a public disposition or private disposition, effected in accordance with the applicable requirements (in each case if and to the extent applicable) of Sections 9-610 through 9-613 of the UCC and/or such other mandatory requirements of applicable law as may apply to the respective disposition. The Collateral Agent may, without notice or publication, adjourn any public or private disposition or cause the same to be adjourned from time to time by announcement at the time and place fixed for the disposition, and such disposition may be made at any time or place to which the disposition may be so adjourned. To the extent permitted by any such requirement of law, the Collateral Agent may bid for and become the purchaser (and may pay all or any portion of the purchase price by crediting Obligations against the purchase price) of the Collateral or any item thereof, offered for disposition in accordance with this Section 5.2 without accountability to the relevant Assignor. If, under applicable law, the Collateral Agent shall be permitted to make disposition of the Collateral within a period of time which does not permit the giving of notice to the relevant Assignor as hereinabove specified, the Collateral Agent need give such Assignor only such notice of disposition as shall be required by such applicable law. Each Assignor agrees to do or cause to be done all such other acts and things as may be reasonably necessary to make such disposition or dispositions of all or any portion of the Collateral valid and binding and in compliance with any and all applicable laws, regulations, orders, writs, injunctions, decrees or awards of any and all courts, arbitrators or governmental instrumentalities, domestic or foreign, having jurisdiction over any such sale or sales, all at such Assignor’s expense.

5.3.    Waiver of Claims. Except as otherwise provided in this Agreement, EACH ASSIGNOR HEREBY WAIVES, TO THE EXTENT PERMITTED BY APPLICABLE LAW, NOTICE AND JUDICIAL HEARING IN CONNECTION WITH THE COLLATERAL AGENT’S TAKING POSSESSION OR THE COLLATERAL AGENT’S DISPOSITION OF ANY OF THE COLLATERAL, IN EACH CASE AFTER THE OCCURRENCE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, INCLUDING, WITHOUT LIMITATION, ANY AND ALL PRIOR NOTICE AND HEARING FOR ANY PREJUDGMENT REMEDY OR REMEDIES, and each Assignor hereby further waives, to the extent permitted by law:
(i)    all damages occasioned by such taking of possession or any such disposition except any damages which are the direct result of the Collateral Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision);
(ii)    all other requirements as to the time, place and terms of sale or other requirements with respect to the enforcement of the Collateral Agent’s rights hereunder; and
(iii)    all rights of redemption, appraisement, valuation, stay, extension or moratorium now or hereafter in force under any applicable law in order to prevent or delay the enforcement of this Agreement or the absolute sale of the Collateral or any portion thereof, and each Assignor, for itself and all who may claim under it, insofar as it or they now or hereafter lawfully may, hereby waives the benefit of all such laws.
Any sale of, or the grant of options to purchase, or any other realization upon, any Collateral shall operate to divest all right, title, interest, claim and demand, either at law or in equity, of the relevant Assignor therein and thereto, and shall be a perpetual bar both at law and in equity against such Assignor and against any and all Persons claiming or attempting to claim the Collateral so sold, optioned or realized upon, or any part thereof, from, through and under such Assignor.
5.4.    Application of Proceeds. (a)  Subject to the Intercreditor Agreement, all moneys collected by the Collateral Agent (or, to the extent the Pledge Agreement or any other Security Document requires proceeds of collateral under such other Security Document to be applied in accordance with the provisions of this Agreement, the Pledgee, under, and as defined in, the Pledge Agreement or collateral agent under such other Security Document) upon any sale or other disposition of the Collateral (or the collateral under the relevant Security Document), in connection with the Collateral Agent’s exercise of remedies following the occurrence and during the continuance of an Event of Default, together with all other moneys received by the Collateral Agent hereunder or under any other Security Document, shall be applied as follows:
(i)    first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iv), (v), (vi) and (vii) of the definition of “Obligations”;
(ii)    second, to the extent proceeds remain after the application pursuant to preceding clause (i), an amount equal to the outstanding Primary Obligations which are Credit Document Obligations shall be paid to the Lender Creditors as provided in Section 5.4(e) hereof, with each such Lender Creditor receiving an amount equal to its outstanding Primary Obligations which are Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;
(iii)    third, to the extent proceeds remain after the application pursuant to preceding clauses (i) and (ii), an amount equal to the outstanding Secondary Obligations which are Credit Document Obligations shall be paid to the Lender Creditors as provided in Section 5.4(e) hereof, with each such Lender Creditor receiving an amount equal to its outstanding Secondary Obligations which are Credit Document Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed;
(iv)    fourth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iii), an amount equal to the outstanding Primary Obligations which are Other Obligations shall be paid to the Other Creditors as provided in Section 5.4(e) hereof, with each such Other Creditor receiving an amount equal to its outstanding Primary Obligations which are Other Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;
(v)    fifth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (iv), inclusive, an amount equal to the outstanding Secondary Obligations which are Other Obligations shall be paid to the Other Creditors as provided in Section 5.4(e) hereof, with each such Other Creditor receiving an amount equal to its outstanding Secondary Obligations which are Other Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed; and
(vi)    sixth, to the extent proceeds remain after the application pursuant to preceding clauses (i) through (v), inclusive, and following the termination of this Agreement pursuant to Section 8.8(a) hereof, to the relevant Assignor or to whomever may be lawfully entitled to receive such surplus.
(b)    For purposes of this Agreement: (i) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations owing to the applicable Secured Creditors entitled thereto, as the case may be; (ii) “Primary Obligations” shall mean (x) in the case of the Credit Document Obligations all principal of, premium, fees and interest on, all Loans, all Unpaid Drawings (and all interest thereon), the Stated Amount of (and the obligation to cash collateralize) all outstanding Letters of Credit and all Fees and (y) in the case of the Other Obligations, all amounts due to an Other Creditor under each Secured Hedging Agreement and/or Treasury Services Agreement, as applicable (other than indemnities, fees (including, without limitation, reasonable attorneys’ fees) and similar obligations and liabilities); and (iii) “Secondary Obligations” shall mean all Obligations other than Primary Obligations.
(c)    When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 5.4 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors entitled to such distribution, with each such Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.
(d)    Each of the Secured Creditors, by their acceptance of the benefits hereof and of the other Security Documents, agrees and acknowledges that if the Lender Creditors receive (or are to receive)

a distribution on account of undrawn amounts with respect to Letters of Credit issued under the Credit Agreement (which shall only occur after all outstanding Revolving Loans under the Credit Agreement and Unpaid Drawings have been paid in full), such amounts shall be paid to the Administrative Agent under the Credit Agreement and held by it, for the equal and ratable benefit of the Lender Creditors, as cash security for the repayment of Obligations owing to the Lender Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of all outstanding Letters of Credit under the Credit Agreement, and after the application of all such cash security to the repayment of all Obligations owing to the Lender Creditors after giving effect to the termination of all such Letters of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 5.4(a) hereof.
(e)    All payments required to be made hereunder shall be made (x) if to the Lender Creditors, to the Administrative Agent for the account of the Lender Creditors, and (y) if to the Secured Hedging Creditors or the Treasury Services Creditors, to the trustee, paying agent or other similar representative (each, a “Representative”) for the Secured Hedging Creditors or the Treasury Services Creditors, as applicable, or, in the absence of such a Representative, directly to the Secured Hedging Creditors or the Treasury Services Creditors, as applicable.
(f)    For purposes of applying payments received in accordance with this Section 5.4, the Collateral Agent shall be entitled to rely upon the Administrative Agent and (ii) the Representative or, in the absence of such a Representative, upon the Secured Hedging Creditors and the Treasury Services Creditors, as applicable, for a determination (which the Administrative Agent, each Representative, the Secured Hedging Creditors and the Treasury Services Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Lender Creditors, the Secured Hedging Creditors or the Treasury Services Creditors, as the case may be. Unless it has received written notice from a Lender Creditor, a Secured Hedging Creditor or a Treasury Services Creditor to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has written notice from a Secured Hedging Creditor to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secured Hedging Agreements are in existence.
(g)    It is understood that the Assignors shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral and the aggregate amount of the Obligations.
(h)    It is understood and agreed by each Assignor and each Secured Creditor that the Collateral Agent shall have no liability for any determinations made by it in this Section 5.4, in each case except to the extent resulting from the gross negligence or willful misconduct of the Collateral Agent (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Assignor and each Secured Creditor also agrees that the Collateral Agent may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Collateral Agent shall be entitled to wait for, and may conclusively rely on, any such determination.
5.5.    Remedies Cumulative. Each and every right, power and remedy hereby specifically given to the Collateral Agent shall be in addition to every other right, power and remedy specifically given to the Collateral Agent under this Agreement, the other Secured Debt Agreements or now or hereafter existing at law, in equity or by statute and each and every right, power and remedy whether specifically herein given or otherwise existing may be exercised from time to time or simultaneously and as often and in such order as may be deemed expedient by the Collateral Agent. All such rights, powers and remedies shall be cumulative and the exercise or the beginning of the exercise of one shall not be deemed a waiver of the right to exercise any other or others. No delay or omission of the Collateral Agent in the exercise of any such right, power or remedy and no renewal or extension of any of the Obligations shall impair any such right, power or remedy or shall be construed to be a waiver of any Default or Event of Default or an acquiescence thereof. No notice to or demand on any Assignor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Collateral Agent to any other or further action in any circumstances without notice or demand. In the event that the Collateral Agent shall bring any suit to enforce any of its rights hereunder and shall be entitled to judgment, then in such suit the Collateral Agent may recover reasonable expenses, including reasonable attorneys’ fees, and the amounts thereof shall be included in such judgment.
5.6.    Discontinuance of Proceedings. In case the Collateral Agent shall have instituted any proceeding to enforce any right, power or remedy under this Agreement by foreclosure, sale, entry or otherwise, and such proceeding shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Collateral Agent, then and in every such case the relevant Assignor, the Collateral Agent and each holder of any of the Obligations shall be restored to their former positions and rights hereunder with respect to the Collateral subject to the security interest created under this Agreement, and all rights, remedies and powers of the Collateral Agent shall continue as if no such proceeding had been instituted.
ARTICLE VI

INDEMNITY
6.1.    Indemnity. (a)  Each Assignor jointly and severally agrees to indemnify, reimburse and hold the Collateral Agent, each other Lender and their respective successors, assigns, employees, affiliates and agents (hereinafter in this Section 6.1 referred to individually as “Indemnitee,” and collectively as “Indemnitees”) harmless, in accordance with Section 13.01(c) of the Credit Agreement, any and all liabilities, obligations, losses, damages, penalties, claims, actions (including removal or remedial actions), judgments, suits, costs, expenses and disbursements (including reasonable and documented out-of-pocket attorneys’ and consultants’ fees and disbursements (but limited, in the case of attorneys’ fees and disbursements, to one counsel to the Administrative Agent, one additional counsel for all Issuing Lenders and Lenders, taken as a whole, one local counsel for the Administrative Agent and the Lenders, taken as a whole, in each relevant jurisdiction, and, solely in the case of an actual or perceived conflict of interests, one additional counsel in each relevant jurisdiction to each group of affected Lenders similarly situated, taken as a whole)) incurred by, imposed on or assessed against any of them as a result of, or arising out of, or in any way related to, or by reason of, (i) any investigation, litigation or other proceeding (whether or not the Lead Arrangers, the Administrative Agent, the Collateral Agent, the Syndication Agent, any Co-Documentation Agent, any Issuing Lender or any Lender is a party thereto and whether or not such investigation, litigation or other proceeding is brought by or on behalf of any Credit Party) related to the entering into and/or performance of this Agreement or any other Credit Document or the use of any Letter of Credit or the proceeds of any Loans hereunder or the consummation of the Transaction or any other transactions contemplated herein or in any other Credit Document or the exercise of any of their rights or remedies provided herein or in the other Credit Documents or (ii) (x) the handling of the Credit Account and Collateral of the Borrowers as provided in this Agreement or (y) the Agents’ and the Lenders’ relying on any instructions of the Company, or (z) any other action taken by the Agents or the Lenders hereunder or under the other Credit Documents; provided that no Indemnitee shall be indemnified pursuant to this Section 6.1(a) for losses, damages or liabilities to the extent caused by the gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Assignor agrees that upon written notice by any Indemnitee of the assertion of such a liability, obligation, damage, injury, penalty, claim, demand, action, suit or judgment, the relevant Assignor shall assume full responsibility for the defense thereof. Each Indemnitee agrees to use its best efforts to promptly notify the relevant Assignor of any such assertion of which such Indemnitee has knowledge.
(b)    Without limiting the application of Section 6.1(a) hereof, each Assignor agrees, jointly and severally, to pay or reimburse the Collateral Agent for any and all reasonable and documented out-of-pocket fees, costs and expenses of whatever kind or nature incurred in connection with the creation, preservation or protection of the Collateral Agent’s Liens on, and security interest in, the Collateral, including, without limitation, all fees and taxes in connection with the recording or filing of instruments and documents in public offices, payment or discharge of any taxes or Liens upon or in respect of the Collateral, premiums for insurance with respect to the Collateral and all other fees, costs and expenses in connection with protecting, maintaining or preserving the Collateral and the Collateral Agent’s interest therein, whether through judicial proceedings or otherwise, or in defending or prosecuting any actions, suits or proceedings arising out of or relating to the Collateral.
(c)    If and to the extent that the obligations of any Assignor under this Section 6.1 are unenforceable for any reason, such Assignor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law.
6.2.    Indemnity Obligations Secured by Collateral; Survival. Any amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement hereunder or under the other Credit Documents shall constitute Obligations secured by the Collateral. The indemnity obligations of each Assignor contained in this Article VI shall continue in full force and effect notwithstanding the full payment of all of the other Obligations and notwithstanding the full payment of all the Notes issued, and Loans made, under the Credit Agreement, the termination of all Letters of Credit issued under the Credit Agreement, the termination of all Secured Hedging Agreements entered into with the Secured Hedging Creditors, the termination of all Treasury Services Agreements entered into with the Treasury Services Creditors and the payment of all other Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.
ARTICLE VII

DEFINITIONS
The following terms shall have the meanings herein specified. Such definitions shall be equally applicable to the singular and plural forms of the terms defined.
“Account” shall mean any “account” as such term is defined in the UCC, and in any event shall include but shall not be limited to, all rights to payment of any monetary obligation, whether or not earned by performance, (i) for property that has been or is to be sold, leased, licensed, assigned or otherwise disposed of, (ii) for services rendered or to be rendered, (iii) for a policy of insurance issued or to be issued, (iv) for a secondary obligation incurred or to be incurred, (v) for energy provided or to be provided, (vi) for the use or hire of a vessel under a charter or other contract, (vii) arising out of the use of a credit or charge card or information contained on or for use with the card, or (viii) as winnings in a lottery or other game of chance operated or sponsored by a State, governmental unit of a State, or person licensed or authorized to operate the game by a State or governmental unit of a State. Without limiting the foregoing, the term “account” shall include all Health-Care-Insurance Receivables.
“Administrative Agent” shall have the meaning provided in the recitals of this Agreement.

“Agreement” shall mean this Security Agreement, as the same may be amended, modified, restated and/or supplemented from time to time in accordance with its terms.
“Assignor” shall have the meaning provided in the first paragraph of this Agreement.
“Borrower” shall have the meaning provided in the recitals of this Agreement.
“Canadian Borrower” shall have the meaning provided in the recitals of this Agreement.
“Cash Collateral Account” shall mean a non-interest bearing cash collateral account maintained with, and in the sole dominion and control of, the Collateral Agent for the benefit of the Secured Creditors.
“Chattel Paper” shall mean “chattel paper” as such term is defined in the UCC. Without limiting the foregoing, the term “Chattel Paper” shall in any event include all Tangible Chattel Paper and all Electronic Chattel Paper.
“Collateral” shall have the meaning provided in Section 1.1(a) of this Agreement.
“Collateral Agent” shall have the meaning provided in the first paragraph of this Agreement.
“Commercial Tort Claims” shall mean “commercial tort claims” as such term is defined in the UCC.
“Commodity Account” shall mean all “commodity accounts” as such term is defined in the UCC.
“Company” shall have the meaning provided in the recitals of this Agreement.
“Contract Rights” shall mean all rights of any Assignor under each Contract, including, without limitation, (i) any and all rights to receive and demand payments under any or all Contracts, (ii) any and all rights to receive and compel performance under any or all Contracts and (iii) any and all other rights, interests and claims now existing or in the future arising in connection with any or all Contracts.
“Contracts” shall mean all contracts between any Assignor and one or more additional parties (including, without limitation, any Interest Rate Protection Agreements, Other Hedging Agreements, licensing agreements and any partnership agreements, joint venture agreements and limited liability company agreements).
“Controlling Fixed Asset Collateral Agent” shall have the meaning provided in the Intercreditor Agreement.
“Copyrights” shall mean all: (a) copyrights (whether statutory or common law, whether registered or unregistered and whether published or unpublished) all mask works (as such term is defined in 17 U.S.C. Section 901, et seq.), and all copyright registrations and applications therefor, including, without limitation, the copyright registrations and applications in the United States Copyright Office listed in Annex G; (b) rights and privileges arising under applicable law with respect to such copyrights; and (c) renewals and extensions thereof and amendments thereto.
“Copyright Security Agreement” shall mean a copyright security agreement, in the form attached hereto as Exhibit A, executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Creditors.
“Credit Agreement” shall have the meaning provided in the recitals of this Agreement.

“Credit Document Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VII.
“Credit Documents” shall have the meaning provided in the Credit Agreement.
“DBNY” shall have the meaning provided in the first paragraph of this Agreement.
“Deposit Accounts” shall mean all “deposit accounts” as such term is defined in the UCC and all other demand, deposit, time, savings, cash management, passbook and similar accounts.
“Discharge of Fixed Asset Obligations” shall have the meaning provided in the Intercreditor Agreement.
“Documents” shall mean “documents” as such term is defined in the UCC.
“Domain Names” shall mean all Internet domain names and associated URL addresses in or to which any Assignor now or hereafter has any right, title or interest.
“Electronic Chattel Paper” shall mean “electronic chattel paper” as such term is defined in the UCC.
“Equipment” shall mean any “equipment” as such term is defined in the UCC, and in any event, shall include, but shall not be limited to, all machinery, equipment, furnishings, fixtures and vehicles now or hereafter owned by any Assignor and any and all additions, substitutions and replacements of any of the foregoing and all accessions thereto, wherever located, together with all attachments, components, parts, equipment and accessories installed thereon or affixed thereto.
“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement.
“Excluded Assets” shall have the meaning provided in Section 1.1(b) of this Agreement.
“Financial Assets” shall mean all present and future “financial assets” (as such term is defined in the UCC).
“Fixed Asset Document” shall have the meaning provided in the Intercreditor Agreement.
“Fixed Asset Priority Collateral” shall have the provided in the Intercreditor Agreement.
“Fixture” shall mean “fixture” as such term is defined in the UCC.
“General Intangibles” shall mean “general intangibles” as such term is defined in the UCC.
“Goods” shall mean “goods” as such term is defined in the UCC.
“Health-Care-Insurance Receivable” shall mean any “health-care-insurance receivable” as such term is defined in the UCC.
“Indemnitee” shall have the meaning provided in Section 6.1(a) of this Agreement.
“Instrument” shall mean “instruments” as such term is defined in the UCC.
“Intellectual Property” shall mean (a) all intellectual and similar property of any Assignor of every kind and nature now owned or hereafter acquired by any Assignor, including inventions, designs, Patents, Copyrights, Licenses, Trademarks, Software, Trade Secrets, confidential or proprietary technical and business information, know-how, show-how or other data or information, software and databases and all embodiments or fixations thereof and related documentation, registrations and franchises, and all additions, improvements and accessions to, and books and records describing or used in connection with, any of the foregoing; (b) rights corresponding to any of the foregoing throughout the world, including as provided by international treaties or conventions, and all other rights of any kind whatsoever accruing thereunder or pertaining thereto; (c) income, royalties, damages, claims, and payments now or hereafter due or payable under and with respect to any of the foregoing, including damages and payments for past and future infringements, misappropriations, or other violations thereof; and (d) rights to sue for past, present, and future infringements, misappropriations, or other violations of any of the foregoing, including the right to settle suits involving claims and demands for royalties owing.
“Intellectual Property Security Agreement” shall mean a Copyright Security Agreement, a Patent Security Agreement or a Trademark Security Agreement.
“Inventory” shall mean merchandise, inventory and goods, and all additions, substitutions and replacements thereof and all accessions thereto, wherever located, together with all goods, supplies, incidentals, packaging materials, labels, materials and any other items used or usable in manufacturing, processing, packaging or shipping same, in all stages of production from raw materials through work in process to finished goods, and all products and proceeds of whatever sort and wherever located any portion thereof which may be returned, rejected, reclaimed or repossessed by the Collateral Agent from any Assignor’s customers, and shall specifically include all “inventory” as such term is defined in the UCC.
“Investment Property” shall mean “investment property” as such term is defined in the UCC.
“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is (a) the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender or (b) the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under this Agreement for any reason, together with the Administrative Agent’s, such Lender’s or such affiliate’s successor and assigns), so long as the Administrative Agent, such Lender, such affiliate or such successor or assign participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement.
“Lender Creditors” shall have the meaning provided in the recitals of this Agreement.
“Lenders” shall have the meaning provided in the recitals of this Agreement.
“Letter-of-Credit Rights” shall mean “letter-of-credit rights” as such term is defined in the UCC.
“Licenses” shall mean any and all licenses, agreements, consents, orders, franchises and similar arrangements in respect of the licensing, development, use or disclosure of any Intellectual Property.
“Location” of any Assignor, shall mean such Assignor’s “location” as determined pursuant to Section 9-307 of the UCC.
“Money” shall mean all present and future “money” (as defined in the UCC).
“Obligations” shall mean and include, as to any Assignor, all of the following:
(i)    the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal,

premium, interest, reimbursement obligations under Letters of Credit, fees, costs and indemnities (including, without limitation, all interest, fees and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest, fees or expenses is allowed in any such proceeding)) of such Assignor to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, each Credit Document to which such Assignor is a party (including, without limitation, in the event such Assignor is a Guarantor, all such obligations, liabilities and indebtedness of such Assignor under its Guaranty) and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Credit Document (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations or indebtedness with respect to Secured Hedging Agreements or Treasury Services Agreements, being herein collectively called the “Credit Document Obligations”);
(ii)    the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including without limitation, all interest, fees and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Assignor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest, fees or expenses is allowed in any such proceeding) owing by such Assignor to the Secured Hedging Creditors, now existing or hereafter incurred under, arising out of or in connection with any Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, without limitation, in the case of an Assignor that is a Guarantor, all obligations, liabilities and indebtedness of such Assignor under its Guaranty in respect of the Secured Hedging Agreements), and the due performance and compliance by such Assignor with all of the terms, conditions and agreements contained in each such Secured Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Secured Hedging Obligations”; provided, however, in no event will Secured Hedging Obligations include any Excluded Swap Obligations);
(iii)    the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest, fees and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest, fees or expenses is allowed in any such proceeding) owing by such Assignor to each Treasury Services Creditor with respect to Treasury Services, whether now in existence or hereafter arising in each case under any Treasury Services Agreement (including, without limitation, in the case of an Assignor that is a Guarantor, all obligations, liabilities and indebtedness of such Assignor under its Guaranty in respect of the ~~Secured Hedging~~Treasury Services Agreements) (all such obligations, liabilities and indebtedness described in this clause (iii) being herein collectively called the “Treasury Services Obligations” and, together with the Secured Hedging Obligations, the “Other Obligations”);
(iv)    any and all sums advanced by the Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral;
(v)    in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Assignor referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the reasonable expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs;
(vi)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 6.1 of this Agreement; and
(vii)    all amounts owing to any Agent pursuant to any of the Credit Documents in its capacity as such;
it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether now existing or hereinafter incurred or extended from time to time after the date of this Agreement.
“Omnibus Amendment” shall have the meaning provided in the recitals of this Agreement.
“Original Security Agreement” shall have the meaning provided in the recitals of this Agreement.
“Other Creditors” shall mean the Secured Hedging Creditors and the Treasury Services Creditors.
“Other Obligations” shall have the meaning provided in the definition of “Obligations”.
“Patents” shall mean all (a) industrial designs, letters patent, certificates of inventions, all registrations and recordings thereof, and all applications for letters patent, including registrations, recordings and pending applications in the United States Patent and Trademark Office listed in Annex G, and (b) reissues, continuations, divisions, continuations-in-part, renewals or extensions thereof, and the inventions disclosed or claimed therein, including the right to make, use and/or sell the inventions disclosed or claimed therein and all improvements thereto.
“Patent Security Agreement” shall mean a patent security agreement, in the attached hereto as Exhibit B, executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Creditors.
“Permits” shall mean, to the extent permitted to be assigned by the terms thereof or by applicable law, all licenses, permits, consent, approval, rights, orders, variances, franchises or authorizations of or from any Governmental Authority or agency.
“Pledge Agreement Collateral” shall mean all “Collateral” as defined in the U.S. Pledge Agreement.
“Primary Obligations” shall have the meaning provided in Section 5.4(b) of this Agreement.
“Promissory Note” shall have the meaning provided in the Uniform Commercial Code as in effect in the State of New York.
“Pro Rata Share” shall have the meaning provided in Section 5.4(b) of this Agreement.
“Proceeds” shall mean all “proceeds” as such term is defined in the UCC and, in any event, shall also include, but not be limited to, (i) any and all proceeds of any insurance, indemnity, warranty or guaranty payable to the Collateral Agent or any Assignor from time to time with respect to any of the Collateral, (ii) any and all payments (in any form whatsoever) made or due and payable to any Assignor from time to time in connection with any requisition, confiscation, condemnation, seizure or forfeiture of all or any part of the Collateral by any Governmental Authority (or any person acting under color of Governmental Authority) and (iii) any and all other amounts from time to time paid or payable under or in connection with any of the Collateral.
“Recordable Intellectual Property” shall mean (i) any Patent issued by or applied for issuance with the United States Patent and Trademark Office, (ii) any Trademark registered or applied for registration with the United States Patent and Trademark Office, (iii) any Copyright registered or applied for registration with the United States Copyright Office and (iv) any material License granting to any Assignor any exclusive right to use, copy, reproduce, distribute, prepare derivative works, display or publish any records or other materials pertaining to a Copyright registered with the United States Copyright Office.
“Registered Organization” shall have the meaning provided in the Uniform Commercial Code as in effect on the date hereof in the State of New York.
“Representative” shall have the meaning provided in Section 5.4(e) of this Agreement.
“Secondary Obligations” shall have the meaning provided in Section 5.4(b) of this Agreement.
“Secured Creditors” shall have the meaning provided in the recitals of this Agreement.
“Secured Debt Agreements” shall mean and include this (i) Agreement, (ii) the other Credit Documents, (iii) the Secured Hedging Agreements entered into with a Secured Hedging Creditor and (iv) the Treasury Services Agreements entered into with a Treasury Services Creditor.
“Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreements entered into with a Lender Counterparty, provided that (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that it constitutes a “Secured Hedging Agreement” for purposes of the Credit Agreement and the other Credit Documents and (ii) the Company and the other parties thereto shall have delivered to the Collateral Agent a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement constitutes a “Secured Hedging Agreement” for purposes of the Credit Agreement and the other Credit Documents.
“Secured Hedging Creditors” shall have the meaning provided in the recitals of this Agreement.
“Secured Hedging Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VII.
“Securities Accounts” shall mean all present and future “securities accounts” (as such term is defined in Article 8 of the UCC), including all monies, “uncertificated securities,” and “securities entitlements” (each as defined in Article 8 of the UCC) contained therein.
“Security” means all present and future “securities” (as such term is defined in Article 8 of the UCC).
“Security Entitlements” shall mean all present and future “security entitlements” (as such term is defined in Article 8 of the UCC).
“Software” shall mean all computer software, programs and databases (including, without limitation, source code, object code and all related applications and data files), firmware and documentation and materials relating thereto, together with any and all maintenance rights, service rights, programming rights, hosting rights, test rights, improvement rights, renewal rights and indemnification rights and any substitutions, replacements, improvements, error corrections, updates and new versions of any of the foregoing.
“State” shall mean any state of the United States.
“Supporting Obligations” shall mean any “supporting obligation” as such term is defined in the UCC, now or hereafter owned by any Assignor, or in which any Assignor has any rights, and, in any event, shall include, but shall not be limited to all of such Assignor’s rights in any Letter-of-Credit Right or secondary obligation that supports the payment or performance of, and all security for, any Account, Chattel Paper, Document, General Intangible, Instrument or Investment Property.
“Tangible Chattel Paper” shall mean “tangible chattel paper” as such term is defined in the UCC.
“Termination Date” shall have the meaning provided in Section 8.8(a) of this Agreement.
“Trade Secrets” shall mean any confidential and proprietary information, including inventions, formulae, algorithms, production procedures, know-how, methods, techniques, marketing, plans, analyses, proposals, customer lists, supplier lists, specifications, models, personal information, data collections, source code and object code of an Assignor worldwide whether written or not.
“Trademarks” shall mean all: (a) trademarks, service marks, certification marks, domain names and associated URLs, trade names, corporate names, company names, business names, fictitious business names, trade styles, trade dress, logos, slogans, other source or business identifiers, designs and general intangibles of like nature, all registrations and recordings thereof, and all registrations and applications filed in connection therewith, including registrations and registration applications in the United States Patent and Trademark Office that are listed in Annex G, (b) all extensions or renewals of any of the foregoing, (c) goodwill associated therewith or symbolized thereby, (d) other assets, rights and interests that uniquely reflect or embody such goodwill, and (e) rights and privileges arising under applicable law with respect to the use of any of the foregoing.
“Trademark Security Agreement” shall mean a trademark security agreement, in the form attached hereto as Exhibit C, executed and delivered by an Assignor in favor of the Collateral Agent for the benefit of the Secured Creditors.
“Transmitting Utility” shall have the meaning provided in Section 9‑102(a)(80) of the UCC as in effect on the date hereof.
“Treasury Services” shall have the meaning provided in the recitals of this Agreement.
“Treasury Services Agreement” shall have the meaning provided in the recitals of this Agreement.
“Treasury Services Creditors” shall have the meaning provided in the recitals of this Agreement.
“Treasury Services Obligations” shall have the meaning provided in the definition of “Obligations” in this Article VII.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“U.S. Borrower” shall have the meaning provided in the recitals of this Agreement.
“Vehicles” shall mean all cars, trucks and other vehicles covered by a certificate of title law of any state.
ARTICLE VIII

MISCELLANEOUS
8.1    Notices. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be in writing and shall be sent or delivered by mail, telecopy or courier service and all such notices and communications shall, when mailed, telecopied or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Collateral Agent or any Assignor shall not be effective until received by the Collateral Agent or such Assignor, as the case may be. All notices and other communications shall be in writing and addressed as follows:
(a)    if to any Assignor, c/o:
Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
Attention: Treasurer’s Office
Facsimile: (410) 865-8901
with a copy to:
Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
Attention: General Counsel’s Office
Facsimile: (410) 865-8001
(b)    if to the Collateral Agent, at:
Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Attention: Mark Kellam II
Facsimile: 904-746-4860
(c)    if to any Lender Creditor other than the Collateral Agent, at such address as such Lender Creditor shall have specified in the Credit Agreement;
(d)    if to any Secured Hedging Creditor, at such address as such Secured Hedging Creditor shall have specified in writing to the Company and the Collateral Agent;
(e)    if to any Treasury Services Creditor, at such address as such Treasury Services Creditor shall have specified in writing to the Company and the Collateral Agent;

or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.
8.2.    Waiver; Amendment. Except as provided in Sections 8.8, 8.12 and 8.13 hereof and Section 13.12 of the Credit Agreement, none of the terms and conditions of this Agreement or any other Security Document may be changed, waived, modified or varied in any manner whatsoever unless in writing duly signed by each Assignor directly affected thereby (it being understood that the addition or release of any Assignor hereunder or under another Security Document shall not constitute a change, waiver, discharge or termination affecting any Assignor other than the Assignor so added or released) and the Collateral Agent (with the written consent of the Required Lenders).
8.3.    Obligations Absolute. The obligations of each Assignor hereunder shall remain in full force and effect without regard to, and shall not be impaired by, (a) any bankruptcy, insolvency, reorganization, arrangement, readjustment, composition, liquidation or the like of such Assignor; (b) any exercise or non-exercise, or any waiver of, any right, remedy, power or privilege under or in respect of this Agreement or any other Secured Debt Agreement; or (c) any amendment to or modification of any other Secured Debt Agreement or any security for any of the Obligations (in each case), whether or not such Assignor shall have notice or knowledge of any of the foregoing.
8.4.    Successors and Assigns. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 8.8 hereof, (ii) be binding upon each Assignor, its successors and assigns, provided however, that except as otherwise permitted by the Credit Agreement, no Assignor shall assign any of its rights or obligations hereunder without the prior written consent of the Collateral Agent (with the consent of the Required Lenders), and (iii) inure, together with the rights and remedies of the Collateral Agent hereunder, to the benefit of the Collateral Agent, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Assignor herein or in any certificate or other instrument delivered by such Assignor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.
8.5.    Headings Descriptive. The headings of the several sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
8.6.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL.
(a)    THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH ASSIGNOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH ASSIGNOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH ASSIGNOR, AND AGREES NOT

TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER SUCH ASSIGNOR. EACH ASSIGNOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH ASSIGNOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 8.1 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN, HOWEVER, SHALL AFFECT THE RIGHT OF THE COLLATERAL AGENT UNDER THIS AGREEMENT OR ANY SECURED CREDITOR TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY ASSIGNOR IN ANY OTHER JURISDICTION.
(b)    EACH ASSIGNOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN THE COUNTY OF NEW YORK AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
8.7.    Assignors’ Duties. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Assignor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Collateral Agent shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, nor shall the Collateral Agent be required or obligated in any manner to perform or fulfill any of the obligations of any Assignor under or with respect to any Collateral.
8.8.    Termination; Release.
(a)    On the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation in Section 6.1 hereof, shall survive such termination) and the Collateral Agent, at the request and expense of the respective Assignor, will promptly execute and deliver to such Assignor a proper instrument or instruments (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Agreement, and will duly assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Collateral Agent and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement. As used in this Agreement, “Termination Date” shall mean the date upon which the Total Revolving Loan Commitment under the Credit Agreement has been terminated, no Note is outstanding (and all Loans and Unpaid Drawings have been paid in full), all Letters of Credit have been terminated (or have been cash collateralized or backstopped by another letter of credit, in either case on terms and pursuant to arrangements reasonably satisfactory to the Administrative Agent and the respective Issuing Lenders (which arrangements, in any event, shall require such cash collateral or backstop letter of credit to be in a stated amount equal to at least 105% of the aggregate Stated Amount of all Letters of Credit outstanding at such time)), all Obligations under Secured Hedging Agreements and Treasury Services Agreements and all other Obligations (other than indemnities under the Credit Documents which are not then due and payable) then due and payable have been paid in full (or arrangements with respect to the Secured Hedging Agreements and/or Treasury Services Agreements that are satisfactory to the applicable Secured Hedging Creditor or Treasury Services Creditor have been made or the express provisions of such Secured Hedging Agreement or Treasury Services Agreement shall not require the related Obligations to be repaid or cash collateralized at such time) and all Secured Hedging Agreements and Treasury Services Agreements have been terminated (or arrangements with respect to the Secured Hedging Agreements and Treasury Services Agreements that are satisfactory to the applicable Secured Hedging Creditors or Treasury Services Creditors, as the case may be, have been made or the express provisions of such Secured Hedging Agreement or Treasury Services Agreement shall not require the related Obligations to be repaid or cash collateralized at such time).
(b)    In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 13.12 of the Credit Agreement), and the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement to the extent required to be so applied, the Collateral Agent, at the request and expense of such Assignor, will duly release from the security interest created hereby (and will promptly execute and deliver such documentation, including termination or partial release statements, including UCC-3s, subordination agreements and the like in connection therewith to evidence the release of such item of Collateral or to subordinate its interest in such item of Collateral) and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Collateral Agent and has not theretofore been released pursuant to this Agreement. In the case of any sale or disposition of any Collateral permitted under Section 10.02 of the Credit Agreement (unless sold to another Credit Party), the security interest created hereby on such Collateral shall be automatically released without the need for further action by any Person.  Furthermore, upon the release of any U.S. Guarantor from the U.S. Guaranty in accordance with the provisions thereof, such Assignor (and the Collateral at such time assigned by the respective Assignor pursuant hereto) shall be automatically released from this Agreement, and the Collateral Agent, at the request and expense of such Assignor being released, will promptly execute and deliver such documentation, including termination or partial release statements, including UCC-3s, and the like in connection therewith) and assign, transfer and deliver to such Assignor (without recourse and without any representation or warranty) the Collateral of such Assignor being released.
(c)    At any time that an Assignor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 8.8(a) or (b), such Assignor shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of such Assignor stating that the release of the respective Collateral is permitted pursuant to such Section 8.8(a) or (b). At any time that the Company or the respective Assignor desires that a Subsidiary of the Company which has been released from the U.S. Guaranty be released hereunder as provided in the penultimate sentence of Section 8.8(b) hereof, it shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of the Company and the respective Assignor stating that the release of the respective Assignor (and its Collateral) is permitted pursuant to such Section 8.8(b).

(d)    The Collateral Agent shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with, or which the Collateral Agent in good faith believes to be in accordance with, this Section 8.8.
8.9.    Counterparts.  This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Collateral Agent.
8.10.    Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
8.11.    The Collateral Agent and the other Secured Creditors. The Collateral Agent will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood and agreed that the obligations of the Collateral Agent as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement. The Collateral Agent shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement.
8.12.    Additional Assignors. It is understood and agreed that any Domestic Subsidiary of the Company that desires to become an Assignor hereunder, or is required to execute a counterpart of this Agreement after the date hereof pursuant to the requirements of the Credit Agreement or any other Credit Document, shall become an Assignor hereunder by (x) executing a counterpart hereof and delivering same to the Collateral Agent or by executing a Joinder Agreement and delivering the same to the Collateral Agent, in each case as may be requested by the Collateral Agent (provided such Joinder Agreement shall not require the consent of any Assignor), (y) delivering supplements to Annexes A through G, inclusive, hereto as are necessary to cause such Annexes to be complete and accurate with respect to such additional Assignor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Assignor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Collateral Agent and with all documents and actions required above to be taken to the reasonable satisfaction of the Collateral Agent and upon such execution and delivery, such Subsidiary shall constitute an Assignor hereunder.
8.13.    Intercreditor Agreement. This Agreement is subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Collateral Agent pursuant to this Agreement and the exercise of any right or remedy in respect of the Collateral by the Collateral Agent (or any Secured Creditor) hereunder is subject to the provisions of the Intercreditor Agreement and in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, no Credit Party shall be required hereunder to take any action with respect to the Collateral that is inconsistent with the provisions of the Intercreditor Agreement.
8.14.    Release of Assignors. If at any time all of the Equity Interests of any Assignor (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the pledgor, transferor, mortgagor or other corresponding party under such other Security Document) owned by the Company and its Subsidiaries (other than the Equity Interests of a Borrower) are sold (to a Person other than the Company or any of its Subsidiaries) in a transaction permitted pursuant to the Credit Agreement (and which does not violate the terms of any other Credit Document then in effect), then, at the request and expense of the Company, the respective Assignor shall be immediately released as an Assignor pursuant to this Agreement (and upon the reasonable request of the Company and at the expense of the Assignors, the Collateral Agent (or, to the extent any other Security Document requires releases thereunder to occur in accordance with the provisions of this Agreement, the pledgee, assignee, mortgagee or other corresponding party under such other Security Document) shall execute and deliver such instruments of release as are reasonably necessary to evidence the release of such Assignor and otherwise reasonably satisfactory to the Collateral Agent). At any time the Company desires that the Collateral Agent acknowledge that an Assignor has been released from this Agreement as provided in this Section 8.14, the Company shall deliver to the Collateral Agent a certificate signed by an Authorized Officer of the Company stating that (i) the transaction is permitted pursuant to the Credit Agreement (and does not violate the terms of any other Credit Documents then in effect) and (ii) the release of the respective Assignor is permitted pursuant to this Section 8.14.
8.15.    Fixed Asset Priority Collateral. Notwithstanding anything herein to the contrary, prior to the Discharge of Fixed Asset Obligations, the requirements under this Agreement to deliver or grant control over Fixed Asset Priority Collateral to the Pledgee, or to give any notice to any Person or in respect of the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Fixed Asset Priority Collateral, shall be deemed satisfied if the Assignors comply with the requirements of the similar provision of the applicable Fixed Asset Document. Until the Discharge of Fixed Asset Obligations, the delivery of any Fixed Asset Priority Collateral to the Controlling Fixed Asset Collateral Agent pursuant to the applicable Fixed Asset Documents as bailee for the Collateral Agent shall satisfy any delivery requirement hereunder or under any other Secured Debt Agreement.
8.16.    No Novation. This Agreement does not extinguish the obligations or security interests under the Original Security Agreement or discharge or release the obligations or the Liens of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations or security interests outstanding under the Original Security Agreement which shall remain in full force and effect and continued hereunder without interruption hereunder, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Assignor from any of its obligations or liabilities under the Original Security Agreement or other documents executed in connection therewith.
[Remainder of this page intentionally left blank; signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

ASSIGNORS:
CIENA CORPORATION

By: _____________________________________ Name: Title:

CIENA COMMUNICATIONS, INC.

By: ______________________________________ Name: Title:

CIENA GOVERNMENT SOLUTIONS, INC.

By: _______________________________________ Name: Title:

Accepted and Agreed to:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent

By:	___________________________________

Name:

Title:

By:	___________________________________

Name:

Title:

ANNEX A
to
SECURITY AGREEMENT
SCHEDULE OF CHIEF EXECUTIVE OFFICES

Name of Assignor	Address of Chief Executive Office

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION
(AND WHETHER A REGISTERED ORGANIZATION AND/OR
A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION
LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS
AND FEDERAL EMPLOYER IDENTIFICATION NUMBERS
SCHEDULE OF TRADE AND FICTITIOUS NAMES

Annex A

DESCRIPTION OF CERTAIN SIGNIFICANT TRANSACTIONS OCCURRING WITHIN ONE YEAR PRIOR TO THE DATE OF THE SECURITY AGREEMENT

Annex A

DESCRIPTION OF COMMERCIAL TORT CLAIMS

SCHEDULE OF INVENTORY AND EQUIPMENT

SCHEDULE OF INTELLECTUAL PROPERTY

EXHIBIT A
COPYRIGHT SECURITY AGREEMENT

(Copyrights, Copyright Registrations, Copyright
Applications and Copyright Licenses)
WHEREAS, [name of Assignor], a _____________ [corporation]28 (herein referred to as the “Assignor”) owns, or in the case of licenses is a party to, the Copyright Collateral (as defined below);
WHEREAS, Ciena Corporation, a Delaware corporation (the “Company”), Ciena Communications, Inc. a Delaware corporation (together with the Company and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated in Canada (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, are parties to that certain ABL Credit Agreement, dated as of August 13, 2012 (as amended from time to time, the “Credit Agreement”);
WHEREAS, pursuant to an Amended and Restated Security Agreement, dated as of August 13, 2012 and amended and restated as of July 15, 2014 (as further amended and/or supplemented from time to time, the “Security Agreement”), among the Borrowers, the other Assignors party thereto and Deutsche Bank AG New York Branch as collateral agent for the Secured Creditors referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and certain other Security Documents (including this Copyright Security Agreement) the Assignor has secured certain of its obligations (the “Secured Obligations”) by granting to the Grantee for the benefit of such Secured Creditors a continuing security interest in personal property of the Assignor, including all right, title and interest of the Assignor in, to and under the Copyright Collateral (as defined below); and
WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in the recitals thereto) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

__________________________

28    Modify as needed if the Assignor is not a corporation

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor grants to the Grantee, to secure the Secured Obligations, a continuing security interest in all of the Assignor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Copyright Collateral”), whether now owned or existing or hereafter acquired or arising, but subject to Section 1.1(b) of the Security Agreement:
(i)    each Copyright, owned by the Assignor, including, without limitation, each Copyright registration or application therefor referred to in Schedule 1 hereto;
(ii)    each License, related to any Copyright (each, a “Copyright License”) to which the Assignor is a party, including, without limitation, each Copyright License identified in Schedule 1 hereto; and
(iii)    all proceeds of, revenues from, and accounts and general intangibles arising out of, the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Assignor against third parties for past, present or future infringement of any Copyright (including, without limitation, any Copyright owned by the Assignor and identified in Schedule 1), and all rights and benefits of the Assignor under any Copyright License (including, without limitation, any Copyright License identified in Schedule 1).
The Assignor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full power and authority in the name of the Assignor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Copyright Collateral any and all appropriate action which the Assignor might take with respect to the Copyright Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Copyright Security Agreement and to accomplish the purposes hereof.
Except to the extent permitted in the Security Agreement or the Credit Agreement, the Assignor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Copyright Collateral.
The foregoing security interest is granted in conjunction with the security interests granted by the Assignor to the Grantee pursuant to the Security Agreement. The Assignor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Copyright Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
This Copyright Security Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Assignor has caused this Copyright Security Agreement to be duly executed by its officer thereunto duly authorized as of the date first listed above.
[NAME OF ASSIGNOR]

By:	___________________________ Name: Title:

Acknowledged:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent,

By:	___________________________________ Name: Title:

By:	___________________________________ Name: Title:

Schedule 1
to Copyright
Security Agreement
[NAME OF ASSIGNOR]

COPYRIGHT REGISTRATIONS

Registration No.	Registration Date	Title	Expiration Date

COPYRIGHT APPLICATIONS

Case No.	Serial No.	Country	Date	Filing Title

COPYRIGHT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT B
FORM OF PATENT SECURITY AGREEMENT

(Patents, Patent Applications and Patent Licenses)
WHEREAS, [name of Assignor], a _____________ corporation (herein referred to as the “Assignor”) owns, or in the case of licenses is a party to, the Patent Collateral (as defined below);
WHEREAS, Ciena Corporation, a Delaware corporation (the “Company”), Ciena Communications, Inc. a Delaware corporation (together with the Company and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated in Canada (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, are parties to that certain ABL Credit Agreement, dated as of August 13, 2012 (as amended from time to time, the “Credit Agreement”);
WHEREAS, pursuant to an Amended and Restated Security Agreement, dated as of August 13, 2012 and amended and restated as of July 15, 2014 (as further amended and/or supplemented from time to time, the “Security Agreement”), among the Borrowers, the other Assignors party thereto and Deutsche Bank AG New York Branch as collateral agent for the Secured Creditors referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and certain other Security Documents (including this Copyright Security Agreement) the Assignor has secured certain of its obligations (the “Secured Obligations”) by granting to the Grantee for the benefit of such Secured Creditors a continuing security interest in personal property of the Assignor, including all right, title and interest of the Assignor in, to and under the Patent Collateral (as defined below); and
WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in the recitals thereto) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

____________________________

1    Modify as needed if the Assignor is not a corporation

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor grants to the Grantee, to secure the Secured Obligations, a continuing security interest in all of the Assignor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Patent Collateral”), whether now owned or existing or hereafter acquired or arising, but subject to Section 1.1(b) of the Security Agreement:
(i)    each Patent owned by the Assignor, including, without limitation, each Patent referred to in Schedule 1 hereto;
(ii)    each License, related to any Patent (each, a “Patent License”) to which the Assignor is a party, including, without limitation, each Patent License identified in Schedule 1 hereto; and
(iii)    all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Assignor against third parties for past, present or future infringement of any Patent (including, without limitation, any Patent owned by the Assignor and identified in Schedule 1 hereto) and all rights and benefits of the Assignor under any Patent License (including, without limitation, any Patent License identified in Schedule 1 hereto).
The Assignor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full power and authority in the name of the Assignor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Patent Collateral any and all appropriate action which the Assignor might take with respect to the Patent Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Patent Security Agreement and to accomplish the purposes hereof.
Except to the extent permitted in the Security Agreement or the Credit Agreement, the Assignor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Patent Collateral.
The foregoing security interest is granted in conjunction with the security interests granted by the Assignor to the Grantee pursuant to the Security Agreement. The Assignor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Patent Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
This Patent Security Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Assignor has caused this Patent Security Agreement to be duly executed by its officer thereunto duly authorized as of the date first listed above.
[NAME OF ASSIGNOR]

By:	_________________________________ Name: Title:

Acknowledged:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent,

By:	_____________________________________ Name: Title:

By:	_____________________________________ Name: Title:

Schedule 1
to Patent
Security Agreement
[NAME OF ASSIGNOR]
PATENTS AND DESIGN PATENTS

Patent No.	Issued	Expiration	Country	Title

PATENT APPLICATIONS

Case No.	Serial No.	Country	Application Date	Filing Title

PATENT LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT C
FORM OF TRADEMARK SECURITY AGREEMENT

(Trademarks, Trademark Registrations, Trademark
Applications and Trademark Licenses)
WHEREAS, [name of Assignor], a _____________ corporation (herein referred to as the “Assignor”) owns, or in the case of licenses is a party to, the Trademark Collateral (as defined below);
WHEREAS, Ciena Corporation, a Delaware corporation (the “Company”), Ciena Communications, Inc. a Delaware corporation (together with the Company and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated in Canada (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto and Deutsche Bank AG New York Branch, as administrative agent, are parties to that certain ABL Credit Agreement, dated as of August 13, 2012 (as amended from time to time, the “Credit Agreement”);
WHEREAS, pursuant to an Amended and Restated Security Agreement, dated as of August 13, 2012 and amended and restated as of July 15, 2014 (as further amended and/or supplemented from time to time, the “Security Agreement”), among the Borrowers, the other Assignors party thereto and Deutsche Bank AG New York Branch as collateral agent for the Secured Creditors referred to therein (in such capacity, together with its successors in such capacity, the “Grantee”), and certain other Security Documents (including this Copyright Security Agreement) the Assignor has secured certain of its obligations (the “Secured Obligations”) by granting to the Grantee for the benefit of such Secured Creditors a continuing security interest in personal property of the Assignor, including all right, title and interest of the Assignor in, to and under the Trademark Collateral (as defined below); and
WHEREAS, terms defined in the Security Agreement (or whose definitions are incorporated by reference in the recitals thereto) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;

________________________

1 Modify as needed if the Assignor is not a corporation

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Assignor grants to the Grantee, to secure the Secured Obligations, a continuing security interest in all of the Assignor’s right, title and interest in, to and under the following (all of the following items or types of property being herein collectively referred to as the “Trademark Collateral”), whether now owned or existing or hereafter acquired or arising, but subject to Section 1.1(b) of the Security Agreement:
(i)    each Trademark (as defined in the Security Agreement) owned by the Assignor, including, without limitation, each Trademark registration and application referred to in Schedule 1 hereto and all of the goodwill of the business connected with the use of, or symbolized by each Trademark;
(ii)    each License (as defined in the Security Agreement), related to any Trademark (each, a “Trademark License”) to which the Assignor is a party, including, without limitation, each Trademark License identified in Schedule 1 hereto and all of the goodwill of the business connected with the use of, or symbolized by each Trademark licensed pursuant thereto; and
(iii)    all proceeds of and revenues from the foregoing, including, without limitation, all proceeds of and revenues from any claim by the Assignor against third parties for past, present or future unfair competition with, or violation of intellectual property rights in connection with or injury to, or infringement or dilution of any Trademark owned by the Assignor (including, without limitation, any Trademark identified in Schedule 1 hereto), and all rights and benefits of the Assignor under any Trademark License (including, without limitation, any Trademark License identified in Schedule 1 hereto), or for injury to the goodwill associated with any of the foregoing;
provided that no security interest shall be granted in any United States intent-to-use Trademark applications to the extent that, and solely during the period in which, the grant of a security interest therein would impair the validity or enforceability of such intent-to-use Trademark applications under applicable federal law.
The Assignor irrevocably constitutes and appoints the Grantee and any officer or agent thereof, with full power of substitution, as its true and lawful attorney‑in‑fact with full power and authority in the name of the Assignor or in the Grantee’s name, from time to time, in the Grantee’s discretion, so long as any Event of Default shall have occurred and be continuing, to take with respect to the Trademark Collateral any and all appropriate action which the Assignor might take with respect to the Trademark Collateral and to execute any and all documents and instruments which may be necessary or desirable to carry out the terms of this Trademark Security Agreement and to accomplish the purposes hereof.
Except to the extent permitted in the Security Agreement or the Credit Agreement, the Assignor agrees not to sell, license, exchange, assign or otherwise transfer or dispose of, or grant any rights with respect to, or mortgage or otherwise encumber, any of the Trademark Collateral.
The foregoing security interest is granted in conjunction with the security interests granted by the Assignor to the Grantee pursuant to the Security Agreement. The Assignor acknowledges and affirms that the rights and remedies of the Grantee with respect to the security interest in the Trademark Collateral granted hereby are more fully set forth in the Security Agreement, the terms and provisions of which are incorporated by reference herein as if fully set forth herein.
This Trademark Security Agreement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the Assignor has caused this Trademark Security Agreement to be duly executed by its officer thereunto duly authorized as of the date first listed above.
[NAME OF ASSIGNOR]

By:	Name: Title:

Acknowledged:
DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent,

By:	______________________________________ Name: Title:

By:	______________________________________ Name: Title:

Schedule 1
to Trademark
Security Agreement
[NAME OF ASSIGNOR]
TRADEMARK REGISTRATIONS

TRADEMARK	REG. NO.	REG. DATE

TRADEMARK APPLICATIONS

TRADEMARK	APP. NO.	APP. DATE

TRADEMARK LICENSES

Name of Agreement	Parties Licensor/Licensee	Date of Agreement	Subject Matter

EXHIBIT E
[See attached conformed U.S. Pledge Agreement]

~~EXECUTION VERSION~~
AMENDED AND RESTATED PLEDGE AGREEMENT
~~[NTD: Conformed copy addressing revisions in Fourth Amendment.]~~
AMENDED AND RESTATED PLEDGE AGREEMENT, dated as of August 13, 2012 and amended and restated as of July 15, 2014, (as the same may be further amended, restated, modified and/or supplemented from time to time, this “Agreement”), among each of the undersigned pledgors (each, a “Pledgor” and, together with any other entity that becomes a pledgor hereunder pursuant to Section 32 hereof, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH (in its individual capacity, and any successor corporation thereto by merger, consolidation or otherwise, “DBNY”), as collateral agent (in such capacity, together with any successor collateral agent, the “Pledgee”), for the benefit of the Secured Creditors (as defined below). Certain capitalized terms as used herein are defined in Section 2 hereof. Except as otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement (as defined below) shall be used herein as therein defined.
W I T N E S S E T H :
WHEREAS, Ciena Corporation, a Delaware corporation (the “Company”), Ciena Communications, Inc., a Delaware corporation (“CCI”), Ciena Government Solutions, Inc., a Delaware corporation (together with the Company, CCI and each other Wholly-Owned Domestic Subsidiary of the Company that becomes a U.S. Borrower pursuant to the terms of the Credit Agreement, collectively, the “U.S. Borrowers”), Ciena Canada, Inc., a corporation incorporated under the laws of Canada (together with each other Wholly-Owned Canadian Subsidiary of the Company that becomes a Canadian Borrower pursuant to the terms of the Credit Agreement, collectively, the “Canadian Borrowers”; and the Canadian Borrowers, together with the U.S. Borrowers, collectively, the “Borrowers”), the lenders from time to time party thereto (the “Lenders”), Bank of America, N.A., as Syndication Agent, Morgan Stanley Senior Funding, Inc. and Wells Fargo Bank, National Association, as Co-Documentation Agents and Deutsche Bank AG New York Branch, as Collateral Agent and as Administrative Agent, have entered into an ABL Credit Agreement, dated as of August 13, 2012 (as amended by that certain Amendment to Credit Agreement, dated as of August 24, 2012, that certain Omnibus Second Amendment to Credit Agreement and First Amendment to U.S. Security Agreement, Canadian Security Agreement, U.S. Pledge Agreement, U.S. Guaranty and Canadian Guaranty, dated as of March 5, 2013 (the “Omnibus Amendment”), and that certain Third Amendment to Credit Agreement, dated as of July 15, 2014 and as further amended, modified, restated and/or supplemented from time to time, the “Credit Agreement”), providing for the making of Loans to the Borrowers, and the issuance of, and participation in, Letters of Credit for the account of the Borrowers, all as contemplated therein (the Lenders, each Issuing Lender, the Administrative Agent, the Pledgee, each other Agent and the Lead Arrangers are herein called the “Lender Creditors”);
WHEREAS, the Pledgors and the Pledgee have entered into a Pledge Agreement, dated as of August 13, 2012 (as amended by the Omnibus Amendment and as further, restated, modified and/or supplemented from time to time to, but not including the date hereof, the “Original Pledge Agreement”);
WHEREAS, the Company and/or one or more of its Subsidiaries have entered into, or may at any time and from time to time on or after the date hereof enter into, one or more Secured Hedging Agreements with one or more Lender Counterparties (the “Secured Hedging Creditors”);

WHEREAS, the Company and/or one or more of its Subsidiaries and (x) any Lender (and/or one or more of its banking affiliates) reasonably acceptable to the Administrative Agent or (y) any Person that was a lender (or a banking affiliate of a Lender) when such Person entered into a Treasury Services Agreement (as defined below), in each case designated to the Administrative Agent in writing by the Company as a provider of Treasury Services (as defined below), including Bank of America, N.A. who is hereby so designated (collectively, the “Treasury Services Creditors” and, together with the Lender Creditors and the Secured Hedging Creditors, the “Secured Creditors”), have entered into, or in the future may enter into, arrangements to provide treasury, depositary or cash management services (including without limitation, overnight overdraft services) to the Company and such Subsidiaries, and automated clearinghouse transfers of funds (collectively, “Treasury Services,” and with any written agreement evidencing such arrangements, as amended, modified, supplemented, replaced or refinanced from time to time, herein called a “Treasury Services Agreement”), where such Treasury Services Agreements may be evidenced by standard account terms of the respective Treasury Services Creditor;
WHEREAS, pursuant to the U.S. Guaranty, each Pledgor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations;
WHEREAS, pursuant to the U.S. Guaranty, each U.S. Guarantor has jointly and severally guaranteed to the Secured Creditors the payment when due of all Guaranteed Obligations as described (and defined) therein;
WHEREAS, it is a condition precedent to (i) the making of Loans to the Borrowers, and the issuance of (and participation in) Letters of Credit for the account of the Borrowers, in each case, under the Credit Agreement, (ii) the Secured Hedging Creditors entering into Secured Hedging Agreements with the Company and/or its Subsidiaries and (iii) the extension of the Treasury Services by Treasury Services Creditors to the Company and/or its Subsidiaries that each Pledgor shall have executed and delivered to the Pledgee this Agreement; and
WHEREAS, each Pledgor will obtain benefits from the incurrence of Loans by the Borrowers and the issuance of (and participation in) Letters of Credit for the account of the Borrowers under the Credit Agreement and the entering into by the Company and/or its Subsidiaries of Secured Hedging Agreements with the Secured Hedging Creditors and the extension of Treasury Services to the Company and/or its Subsidiaries and, accordingly, desires to execute this Agreement to amend and restate the Original Pledge Agreement and in order to (i) satisfy the condition described in the preceding paragraph and (ii) to induce (x) the Lenders to make Loans to the Borrowers and issue (and/or participate in) Letters of Credit for the account of the Borrowers and (y) the Secured Hedging Creditors to enter into Secured Hedging Agreements with the Company and/or its Subsidiaries and (z) the Treasury Services Creditors to provide Treasury Services to the Company and/or its Subsidiaries pursuant to Treasury Services Agreements;
NOW, THEREFORE, in consideration of the foregoing and other benefits accruing to each Pledgor, the receipt and sufficiency of which are hereby acknowledged, each Pledgor hereby makes the following representations and warranties to the Pledgee for the benefit of the Secured Creditors and hereby covenants and agrees with the Pledgee for the benefit of the Secured Creditors as follows:
1.    SECURITY FOR OBLIGATIONS. This Agreement is made by each Pledgor for the benefit of the Secured Creditors to secure:
(i)    the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, principal, premium, interest, reimbursement obligations under Letters of Credit, fees, costs and indemnities

(including, without limitation, all interest, fees and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor or any Subsidiary thereof at the rate provided for in the respective documentation, whether or not a claim for post-petition interest, fees or expenses is allowed in any such proceeding)) of such Pledgor owing to the Lender Creditors, whether now existing or hereafter incurred under, arising out of, or in connection with, the Credit Agreement and the other Credit Documents to which such Pledgor is a party (including, in the event such Pledgor is a Guarantor, all such obligations, liabilities and indebtedness of such Pledgor under its Guaranty) and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in the Credit Agreement and in such other Credit Documents (all such obligations, liabilities and indebtedness under this clause (i), except to the extent consisting of obligations, liabilities or indebtedness with respect to Secured Hedging Agreements or Treasury Services Agreements, being herein collectively called the “Credit Document Obligations”);
(ii)    the full and prompt payment when due (whether at stated maturity, by acceleration or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest, fees and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding of any Pledgor at the rate provided for in the respective documentation, whether or not a claim for post-petition interest, fees or expenses is allowed in any such proceeding) owing by such Pledgor to the Secured Hedging Creditors now existing or hereafter incurred under, arising out of or in connection with each Secured Hedging Agreement, whether such Secured Hedging Agreement is now in existence or hereinafter arising (including, in the case of a Pledgor that is a Guarantor, all obligations, liabilities and indebtedness of such Pledgor under its Guaranty in respect of each Secured Hedging Agreements), and the due performance and compliance by such Pledgor with all of the terms, conditions and agreements contained in each Secured Hedging Agreement (all such obligations, liabilities and indebtedness under this clause (ii) being herein collectively called the “Secured Hedging Obligations”; provided, however, in no event will Secured Hedging Obligations include any Excluded Swap Obligations);
(iii)    the full and prompt payment when due (whether at the stated maturity, by required prepayment, declaration, acceleration, demand or otherwise) of all obligations, liabilities and indebtedness (including, without limitation, all interest, fees and expenses that accrue after the commencement of any case, proceeding or other action relating to the bankruptcy, insolvency, reorganization or similar proceeding at the rate provided for in the respective documentation, whether or not such interest, fees or expenses is allowed in any such proceeding) owing by such Pledgor to each Treasury Service Creditor with respect to Treasury Services, whether now in existence or hereafter arising in each case under any Treasury Services Agreement (all such obligations, liabilities and indebtedness described in this clause (iii) being herein collectively called the “Treasury Service Obligations”);
(iv)    any and all sums advanced by the Pledgee in order to preserve the Collateral or preserve its security interest in the Collateral;
(v)    in the event of any proceeding for the collection or enforcement of any indebtedness, obligations, or liabilities of such Pledgor referred to in clauses (i), (ii) and (iii) above, after an Event of Default shall have occurred and be continuing, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Pledgee of its rights hereunder, together with reasonable attorneys’ fees and disbursements and court costs incurred in accordance with the Credit Documents;

(vi)    all amounts paid by any Indemnitee as to which such Indemnitee has the right to reimbursement under Section 13 of this Agreement; and
(vii)    all amounts owing to the Administrative Agent, the Pledgee or any of their respective affiliates pursuant to any of the Credit Documents in its capacity as such.
All such obligations, liabilities, indebtedness, sums and expenses set forth above in this clause (a) being herein collectively called the “Obligations”, it being acknowledged and agreed that the “Obligations” shall include extensions of credit of the types described above, whether now existing or hereafter incurred or extended from time to time after the date of this Agreement.
2.    DEFINITIONS. (a) Unless otherwise defined herein, all capitalized terms used herein and defined in the Credit Agreement shall be used herein as therein defined. Reference to singular terms shall include the plural and vice versa.
(b)    The following capitalized terms used herein shall have the definitions specified below:
“ABL Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
“Adverse Claim” shall have the meaning given such term in Section 8-102(a)(1) of the UCC.
“Agreement” shall have the meaning set forth in the recitals hereto.
“Borrower” shall have the meaning set forth in the recitals hereto.
“Canadian Borrower” shall have the meaning set forth in the recitals hereto.
“Certificated Security” shall have the meaning given such term in Section 8‑102(a)(4) of the UCC.
“Clearing Corporation” shall have the meaning given such term in Section 8‑102(a)(5) of the UCC.
“Collateral” shall have the meaning set forth in Section 3.1 hereof.
“Collateral Accounts” shall mean any and all accounts established and maintained by the Pledgee in the name of any Pledgor to which Collateral may be credited.
“Company” shall have the meaning set forth in the recitals hereto.
“Controlling Fixed Asset Collateral Agent” shall have the meaning given such term in the Intercreditor Agreement.
“Credit Agreement” shall have the meaning set forth in the recitals hereto.
“Credit Document Obligations” shall have the meaning set forth in Section 1(i) hereof.
“Discharge of Fixed Asset Obligations” shall have the meaning given such term in the Intercreditor Agreement.

“Domestic Corporation” shall have the meaning set forth in the definition of “Stock”.
“Domestic Non-Subsidiary” shall mean a Domestic Person that is not a Subsidiary.
“Domestic Person” shall mean a Person that is organized under the laws of the United States, any State thereof or the District of Columbia.
“Event of Default” shall mean any Event of Default under, and as defined in, the Credit Agreement.
“Financial Asset” shall have the meaning given such term in Section 8-102(a)(9) of the UCC.
“Fixed Asset Collateral Agent” shall have the meaning given such term in the Intercreditor Agreement.
“Fixed Asset Document” shall have the meaning given such term in the Intercreditor Agreement.
“Fixed Asset Priority Collateral” shall have the meaning provided in the Intercreditor Agreement.
“Foreign Corporation” shall have the meaning set forth in the definition of “Stock”.
“Immaterial Certificated Security Investment” shall have the meaning set forth in Section 3.2(a)(i) hereof.
“Indemnitees” shall have the meaning set forth in Section 13 hereof.
“Initial Fixed Asset Collateral Agent” shall have the meaning given such term in the Intercreditor Agreement.
“Instrument” shall have the meaning given such term in Section 9-102(a)(47) of the UCC.
“Intercreditor Agreement” shall mean that certain ABL/Term Intercreditor Agreement, dated as of July 15 (as amended, restated, supplemented, amended or restated or otherwise modified from time to time), by and among the U.S. Credit Parties, the Pledgee, the Administrative Agent and Bank of America, N.A., as the Initial Fixed Asset Administrative Agent (as defined therein) and the Initial Fixed Asset Collateral Agent (which is the Intercreditor Agreement referred to in the Credit Agreement).
“Investment Property” shall have the meaning given such term in Section 9‑102(a)(49) of the UCC.
“Lender Counterparty” shall mean any counterparty to an Interest Rate Protection Agreement and/or Other Hedging Agreement that is (a) the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender or (b) the Administrative Agent, a Lender or an affiliate of the Administrative Agent or a Lender at the time such Person enters into such Interest Rate Protection Agreement and/or Other Hedging Agreement, together with the Administrative Agent’s, such Lender’s or such affiliate’s successors and assigns (even if the Administrative Agent or such Lender subsequently ceases to be the Administrative Agent or a Lender, as the case may be, under the Credit Agreement for any reason), so long as the Administrative Agent, such Lender, such affiliate or such successor or assign participates in such Interest Rate Protection Agreement and/or Other Hedging Agreement.
“Lender Creditors” shall have the meaning set forth in the recitals hereto.
“Lenders” shall have the meaning set forth in the recitals hereto.
“Limited Liability Company Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all limited liability company capital and interest in other limited liability companies), at any time owned by any limited liability company.
“Limited Liability Company Interests” shall mean the entire limited liability company membership interest at any time owned by any Pledgor in any limited liability company.
“Location” of any Pledgor shall mean such Pledgor’s “location” as determined pursuant to Section 9-307 of the UCC.
“Non-Voting Equity Interests” shall mean all Equity Interests of any Person which are not Voting Equity Interests.
“Notes” shall mean (x) all intercompany notes at any time issued to each Pledgor and (y) all other promissory notes from time to time issued to, or held by, each Pledgor (other than promissory notes issued in connection with extensions of trade credit by any Pledgor in the ordinary course of business).
“Obligations” shall have the meaning set forth in Section 1 hereof.
“Omnibus Amendment” shall have the meaning set forth in the recitals hereto.
“Original Pledge Agreement” shall have the meaning set forth in the recitals hereto.
“Partnership Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed (including, without limitation, all partnership capital and interest in other partnerships), at any time owned by any general partnership or limited partnership.
“Partnership Interest” shall mean the entire general partnership interest or limited partnership interest at any time owned by any Pledgor in any general partnership or limited partnership.
“Pledge Agreement Supplement” shall mean a pledge agreement supplement, in a form reasonably satisfactory to the Pledgee and attached hereto as Exhibit A, signed and delivered to the Pledgee for the purpose of adding a Subsidiary as a party hereto pursuant to Section 32 hereof and/or adding additional property to the Collateral.
“Pledged Limited Liability Company Interests” shall mean all Limited Liability Company Interests at any time pledged or required to be pledged hereunder.
“Pledged Notes” shall mean all Notes at any time pledged or required to be pledged hereunder.
“Pledgee” shall have the meaning set forth in the first paragraph of this Agreement.

“Pledgor” shall have the meaning set forth in the first paragraph hereof.
“Proceeds” shall have the meaning given such term in Section 9-102(a)(64) of the UCC.
“Registered Organization” shall have the meaning given such term in Section 9‑102(a)(70) of the UCC.
“Required Lenders” shall have the meaning given such term in the Credit Agreement.
“Secured Creditors” shall have the meaning set forth in the recitals hereto.
“Secured Debt Agreements” shall mean and include this (i) Agreement, (ii) the other Credit Documents, (iii) the Secured Hedging Agreements entered into with a Secured Hedging Creditor and (iv) the Treasury Services Agreements entered into with any Treasury Services Creditor.
“Secured Hedging Agreement” shall mean each Interest Rate Protection Agreement and/or Other Hedging Agreements entered into with a Lender Counterparty, provided that (i) such Interest Rate Protection Agreement and/or Other Hedging Agreement expressly states that it constitutes a “Secured Hedging Agreement” for purposes of the Credit Agreement and the other Credit Documents, and (ii) the Company and the other parties thereto shall have delivered to the Pledgee a written notice specifying that such Interest Rate Protection Agreement and/or Other Hedging Agreement constitutes a “Secured Hedging Agreement” for purposes of the Credit Agreement and the other Credit Documents.
“Secured Hedging Creditors” shall have the meaning set forth in the recitals hereto.
“Secured Hedging Obligations” shall have the meaning set forth in Section 1(ii) hereof.
“Securities Account” shall have the meaning given to such term in 8-501 of the UCC.
“Securities Act” shall mean the Securities Act of 1933, as amended, as in effect from time to time.
“Securities Intermediary” shall have the meaning given such term in Section 8‑102(14) of the UCC.
“Security” and “Securities” shall have the meaning given such term in Section 8‑102(a)(15) of the UCC and shall in any event include all Stock and all Notes.
“Security Entitlement” shall have the meaning given such term in Section 8‑102(a)(17) of the UCC.
“State” shall mean any state of the United States.
“Stock” shall mean (x) with respect to corporations incorporated under the laws of the United States or any State thereof or the District of Columbia (each, a “Domestic Corporation”), all of the issued and outstanding shares of capital stock of any Domestic Corporation at any time owned by any Pledgor and (y) with respect to corporations which are not Domestic Corporations (each, a “Foreign Corporation”), all of the issued and outstanding shares of capital stock or other Equity Interests of any Foreign Corporation at any time owned by any Pledgor.

“Termination Date” shall have the meaning set forth in the Security Agreement.
“Transmitting Utility” has the meaning given such term in Section 9-102(a)(80) of the UCC.
“UCC” shall mean the Uniform Commercial Code as in effect from time to time in the State of New York; provided that all references herein to specific Sections or subsections of the UCC are references to such Sections or subsections, as the case may be, of the Uniform Commercial Code as in effect in the State of New York on the date hereof; provided further, that, if perfection or the effect of perfection or non-perfection or the priority of any Lien on any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than New York, “UCC” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.
“ULC” means an unlimited company, an unlimited liability company or an unlimited liability corporation incorporated pursuant to, or otherwise governed by, the laws of any of the provinces or territories of Canada.
“ULC Shares” shall mean shares in any ULC at any time owned or otherwise held by any Pledgor.
“Uncertificated Security” shall have the meaning given such term in Section 8‑102(a)(18) of the UCC.
“U.S. Borrower” shall have the meaning set forth in the recitals hereto.
“Voting Equity Interests” of any Person shall mean all classes of Equity Interests of such Person entitled to vote.
3. PLEDGE OF SECURITIES, ETC.
3.1    Pledge. To secure the Obligations now or hereafter owed or to be performed by such Pledgor (but subject to the proviso at the end of this Section 3.1), each Pledgor does hereby grant and pledge to the Pledgee for the benefit of the Secured Creditors, and does hereby create a continuing security interest in favor of the Pledgee for the benefit of the Secured Creditors in, all of its right, title and interest in and to the following, whether now existing or hereafter from time to time acquired (collectively, the “Collateral”):
(a)    each of the Collateral Accounts, including any and all assets of whatever type or kind deposited by such Pledgor in any such Collateral Account, whether now owned or hereafter acquired, existing or arising, including, without limitation, all Financial Assets, Investment Property, monies, checks, drafts, Instruments, Securities or interests therein of any type or nature deposited or required by the Credit Agreement or any other Secured Debt Agreement to be deposited in such Collateral Account, and all investments and all certificates and other Instruments (including depository receipts, if any) from time to time representing or evidencing the same, and all dividends, interest, distributions, cash and other property from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;
(b)    all Securities owned or held by such Pledgor from time to time and all options and warrants owned by such Pledgor from time to time to purchase Securities, together with all rights, privileges, authority and powers of such Pledgor relating to such Securities in each such issuer or under any organizational document of each such issuer, and the certificates, instruments and agreements representing such Securities and any and all interest of such Pledgor in the entries on the books of any financial intermediary pertaining to such Securities;
(c)    all Limited Liability Company Interests owned by such Pledgor from time to time and all of its right, title and interest in each limited liability company to which each such Limited Liability Company Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Limited Liability Company Interests and applicable law:
(A)    all its capital therein and its interest in all profits, income, surpluses, losses, Limited Liability Company Assets of such limited liability company and other distributions to which such Pledgor shall at any time be entitled in respect of such Limited Liability Company Interests;
(B)    all other payments due or to become due to such Pledgor in respect of Limited Liability Company Interests, whether under any limited liability company agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;
(C)    all of its claims, rights, powers, privileges, authority, options, security interests, Liens and remedies, if any, under any limited liability company agreement or operating agreement, or at law or otherwise in respect of such Limited Liability Company Interests;
(D)    all present and future claims, if any, of such Pledgor against any such limited liability company for monies loaned or advanced, for services rendered or otherwise;
(E)    all of such Pledgor’s rights under any limited liability company agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Limited Liability Company Interests, including any power to terminate, cancel or modify any such limited liability company agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Limited Liability Company Interests and any such limited liability company, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Limited Liability Company Asset of such limited liability company, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and
(F)    all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;
(d)    all Partnership Interests owned by such Pledgor from time to time and all of its right, title and interest in each partnership to which each such Partnership Interest relates, whether now existing or hereafter acquired, including, without limitation, to the fullest extent permitted under the terms and provisions of the documents and agreements governing such Partnership Interests and applicable law:
(A)    all its capital therein and its interest in all profits, income, surpluses, losses, Partnership Assets of any such partnership and other distributions to which such Pledgor shall at any time be entitled in respect of such Partnership Interests;
(B)    all other payments due or to become due to such Pledgor in respect of Partnership Interests, whether under any partnership agreement or otherwise, whether as contractual obligations, damages, insurance proceeds or otherwise;
(C)    all of its claims, rights, powers, privileges, authority, options, security interests, Liens and remedies, if any, under any partnership agreement or operating agreement, or at law or otherwise in respect of such Partnership Interests;
(D)    all present and future claims, if any, of such Pledgor against any such partnership for monies loaned or advanced, for services rendered or otherwise;
(E)    all of such Pledgor’s rights under any partnership agreement or operating agreement or at law to exercise and enforce every right, power, remedy, authority, option and privilege of such Pledgor relating to such Partnership Interests, including any power to terminate, cancel or modify any partnership agreement or operating agreement, to execute any instruments and to take any and all other action on behalf of and in the name of such Pledgor in respect of such Partnership Interests and any such partnership, to make determinations, to exercise any election (including, but not limited to, election of remedies) or option or to give or receive any notice, consent, amendment, waiver or approval, together with full power and authority to demand, receive, enforce, collect or receipt for any of the foregoing or for any Partnership Asset, to enforce or execute any checks, or other instruments or orders, to file any claims and to take any action in connection with any of the foregoing; and
(F)    all other property hereafter delivered in substitution for or in addition to any of the foregoing, all certificates and instruments representing or evidencing such other property and all cash, securities, interest, dividends, rights and other property at any time and from time to time received, receivable or otherwise distributed in respect of or in exchange for any or all of the foregoing;
(e)    all Securities Accounts, Financial Assets and Investment Property owned by such Pledgor from time to time;
(f)    all Security Entitlements owned by such Pledgor from time to time in any and all of the foregoing; and
(g)    all Proceeds of any and all of the foregoing;
provided that (i) (x) except to the extent that such pledge is to secure a Pledgor’s guaranty of a Canadian Credit Party’s Obligations, no Voting Equity Interests of any Foreign Subsidiary which represents more than 66% of the total combined voting power of all classes of Voting Equity Interests of the respective Foreign Subsidiary shall be pledged hereunder, provided, however, that immediately upon the amendment of the

Code to allow the pledge of a greater percentage of Stock in a Foreign Subsidiary without causing a repatriation (or deemed repatriation) of earnings or adverse tax consequences, the Equity Interests shall include, and the security interest granted by each Pledgor shall attach to, such greater percentage of Voting Equity Interests of each directly owned Foreign Subsidiary that is a Subsidiary of such Pledgor to secure all other Obligations and (y) each Pledgor shall be required to pledge hereunder 100% of the Non-Voting Equity Interests of each Foreign Subsidiary at any time and from time to time acquired by such Pledgor, which Non-Voting Equity Interests shall not be subject to the limitations described in the preceding clause (x) and (ii) notwithstanding anything herein to the contrary, in no event shall the security interest and lien granted under Section 3.1 hereof attach to, and the term “Collateral” (and the component terms thereof) shall not include, (x) any Equity Interests owned by any Pledgor in any Person for so long as the grant of such security interest shall constitute or result in (A) other than in the case of a Wholly-Owned Subsidiary of the Company, a breach or termination pursuant to the terms of, or a default under, any Indebtedness assumed by the Company or any of its Subsidiaries pursuant to Section 10.04(g) of the Credit Agreement or any organizational document of such Person (although the Company will use its commercially reasonable efforts to endeavor that the organizational documents of a Subsidiary do not contain a restriction on the pledge thereof), (B) if such Person is organized under the laws of any foreign jurisdiction (other than Canada or any province or territory thereof), a breach of any law or regulation which prohibits the creation of a security interest thereunder (other than to the extent that any such term specified in clause (A) or (B) above is rendered ineffective pursuant to Section 9-406, 9-407, 9-408 or 9-409 of the UCC (or any successor provision or provisions) of any relevant jurisdiction or any other then-applicable law (including the Bankruptcy Code) or principles of equity) or (C) if such Person is organized under the laws of any foreign jurisdiction (other than Canada or any province or territory thereof), require the consent of a Governmental Authority to permit the grant of a security interest therein (and such consent has not been obtained); provided, however, that such security interest shall attach immediately at such time as the condition causing such abandonment, invalidation, unenforceability breach or termination shall no longer be effective and to the extent severable, shall attach immediately to any portion of such property or other rights that does not result in any of the consequences specified in clause (A), (B) or (C) above and (y) any Margin Stock, unless the Secured Creditors have made any necessary filings with the Board of Governors of the United States Federal Reserve in connection therewith and the respective Pledgor shall have provided the respective Secured Creditors with an executed Form FR U-1 or Form FR G-3, as applicable; provided further, that each applicable Pledgor shall provide to the Secured Creditors notice of the existence of any Margin Stock (other than treasury stock) that would constitute Collateral absent this proviso at the time of delivery of any financial statements required to be delivered pursuant to Section 9.01(a) and 9.01(b) of the Credit Agreement and, thereafter, such Margin Stock shall constitute Collateral to the extent the Secured Creditors have made such necessary filings with the Board of Governors of the United States Federal Reserve in connection therewith and the respective Pledgor shall have provided the respective Secured Creditors with an executed Form FR U-1 or Form FR G-3, as applicable.
3.2    Procedures . (a) To the extent that any Pledgor at any time or from time to time owns, acquires or obtains any right, title or interest in any Collateral, such Collateral shall automatically (and without the taking of any action by such Pledgor) be pledged pursuant to Section 3.1 of this Agreement and, in addition thereto, subject to the Intercreditor Agreement, such Pledgor shall (to the extent provided below) take the following actions as set forth below (as promptly as practicable and, in any event, within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion) after it obtains such Collateral) for the benefit of the Pledgee and the other Secured Creditors:
(i)        with respect to a Certificated Security (other than (x) a Certificated Security credited on the books of a Clearing Corporation or Securities Intermediary ~~or~~, (y) a Certificated

Security issued by (A) any Foreign Subsidiary ~~(other than a Canadian Subsidiary or a Subsidiary organized under the laws of Luxembourg or the United Kingdom)~~ of the Company that is not a Material Subsidiary or (B) a Person that is not a Subsidiary and is organized under the laws of a foreign jurisdiction or (z) a Certificated Security issued by a Domestic Non-Subsidiary, which Certificated Security has a book value or purchase price (whichever is greater) of less than $10,000,000 (an “Immaterial Certificated Security Investment”)), such Pledgor shall physically deliver such Certificated Security to the Pledgee, endorsed to the Pledgee or endorsed in blank; provided that, notwithstanding the foregoing, with respect to (1) a Certificated Security issued by any Foreign Subsidiary of the Company that is not a Material Subsidiary or (2) an Immaterial Certificated Security Investment, such Pledgor shall, within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion) after it obtains such Collateral, notify the Pledgee thereof and, upon the request of the Pledgee (or on such date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness (pursuant to request or otherwise) and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion), such Pledgor shall physically deliver any such Certificated Security to the Pledgee, endorsed to the Pledgee or endorsed in blank;
(ii)    with respect to an Uncertificated Security (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary) issued by a Subsidiary of the Company (other than any Foreign Subsidiary ~~(other than a Canadian Subsidiary or a Subsidiary organized under the laws of Luxembourg or the United Kingdom) of the~~of the Company that is not a Material Subsidiary), such Pledgor shall cause the issuer of such Uncertificated Security to duly authorize, execute, and deliver to the Pledgee, an agreement for the benefit of the Pledgee and the other Secured Creditors substantially in the form of Annex H hereto (appropriately completed to the reasonable satisfaction of the Pledgee and with such modifications, if any, as shall be reasonably satisfactory to the Pledgee) pursuant to which such issuer agrees to comply with any and all instructions originated by the Pledgee without further consent by the registered owner and not to comply with instructions regarding such Uncertificated Security originated by any other Person other than a court of competent jurisdiction (it being understood that the Pledgee shall not deliver any such instructions until after the occurrence and during the continuance of an Event of Default); provided that, notwithstanding the foregoing, with respect to an Uncertificated Security issued by any Foreign Subsidiary of the Company that is not a Material Subsidiary, such Pledgor shall, within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion) after it obtains such Collateral, notify the Pledgee thereof and, upon the request of the Pledgee (or on such date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness (pursuant to request or otherwise) and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion), such Pledgor shall otherwise comply with the delivery requirements of this clause (ii);
(iii)    with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest issued by a Subsidiary of the Company (other than any Foreign Subsidiary ~~(other than a Canadian Subsidiary or a Subsidiary organized under~~

~~the laws of Luxembourg or the United Kingdom) of the Company~~ that is not a Material Subsidiary) in a Security Account or credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), such Pledgor shall promptly notify the Pledgee thereof and shall promptly use commercially reasonable efforts to take (x) all actions required (i) to comply with the applicable rules of such Clearing Corporation or Securities Intermediary and (ii) to perfect the security interest of the Pledgee under applicable law (including, in any event, under Sections 9-314(a), (b) and (c), 9-106 and 8‑106(d) of the UCC) and (y) such other actions as the Pledgee deems necessary or reasonably desirable to effect the foregoing; provided that, notwithstanding the foregoing, with respect to a Certificated Security, Uncertificated Security, Partnership Interest or Limited Liability Company Interest issued by any Foreign Subsidiary of the Company that is not a Material Subsidiary in a Security Account or credited on the books of a Clearing Corporation or Securities Intermediary (including a Federal Reserve Bank, Participants Trust Company or The Depository Trust Company), such Pledgor shall, within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion) after it obtains such Collateral, notify the Pledgee thereof and, upon the request of the Pledgee (or on such date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness (pursuant to request or otherwise) and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion), such Pledgor shall otherwise use commercially reasonable efforts to comply with the requirements of subclauses (x) and (y) of this clause (iii);
(iv)    with respect to a Partnership Interest or a Limited Liability Company Interest (other than a Partnership Interest or Limited Liability Company Interest (x) credited to a Security Account or on the books of a Clearing Corporation or Securities Intermediary ~~or~~, (y) issued by a (A) Foreign Subsidiary ~~(other than a Canadian Subsidiary or a Subsidiary organized under the laws of Luxembourg or the United Kingdom)~~ of the Company that is not a Material Subsidiary or (B) a Person that is not a Subsidiary and is organized under the laws of a foreign jurisdiction or (z) that constitutes an Immaterial Certificated Security Investment (or would constitute an Immaterial Certificated Security Investment if such Partnership Interest or Limited Liability Company Interest were represented by a certificate)), (1) if such Partnership Interest or Limited Liability Company Interest is represented by a certificate and is a Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(i) hereof, and (2) if such Partnership Interest or Limited Liability Company Interest is not represented by a certificate and is an Uncertificated Security for purposes of the UCC, the procedure set forth in Section 3.2(a)(ii) hereof; provided that, notwithstanding the foregoing, with respect to (1) a Partnership Interest or a Limited Liability Company Interest issued by any Foreign Subsidiary of the Company that is not a Material Subsidiary or (2) an Immaterial Certificated Security Investment (or a Partnership Interest or a Limited Liability Company Interest that would constitute an Immaterial Certificated Security Investment if such Partnership Interest or Limited Liability Company Interest were represented by a certificate), such Pledgor shall, within 30 days (or such later date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility and any other Permitted Additional Secured Indebtedness, and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion) after it obtains such Collateral, notify the Pledgee thereof and, upon the request of the Pledgee (or on such date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness (pursuant to request or otherwise) and, in any event, as such date may be extended from time to time by the Pledgee in its sole discretion), such Pledgor shall otherwise comply with the requirements of this clause (iv);
(v)    with respect to any Note with a value equal to $~~3,000,000 or more~~10,000,000 or more (or such lesser amount as may be required pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness), physical delivery of each such Note to the Pledgee, endorsed in blank, or, at the request of the Pledgee, endorsed to the Pledgee; and
(vi)    with respect to cash proceeds from any of the Collateral described in Section 3.1 hereof upon the occurrence and continuance of an Event of Default, upon the Collateral Agent’s written request, (i) establishment by the Pledgee of a cash account in the name of such Pledgor over which the Pledgee shall have “control” within the meaning of the UCC and at any time any Default or Event of Default is in existence no withdrawals or transfers may be made therefrom by any Person except with the prior written consent of the Pledgee and (ii) deposit of such cash in such cash account.
(b)    In addition to the actions required to be taken pursuant to Section 3.2(a) hereof, each Pledgor shall take the following additional actions, subject to the Intercreditor Agreement with respect to the Collateral:
(i)    with respect to all Collateral of such Pledgor whereby or with respect to which the Pledgee may obtain “control” thereof within the meaning of Section 8‑106 of the UCC (or under any provision of the UCC as same may be amended or supplemented from time to time, or under the laws of any relevant State other than the State of New York), such Pledgor shall take all actions requested from time to time by the Pledgee as may be necessary or reasonably advisable in the reasonable judgment of the Pledgee so that “control” of such Collateral is obtained and at all times held by the Pledgee in accordance with Section 3.2(a) hereof; and
(ii)    each Pledgor shall cause, and hereby authorizes the Pledgee to cause, appropriate financing statements (on appropriate forms) under the Uniform Commercial Code as in effect in the various relevant States, covering all Collateral hereunder (with the form of such financing statements to be reasonably satisfactory to the Pledgee), to be filed in the relevant filing offices so that at all times the Pledgee’s security interest in all Investment Property and other Collateral which can be perfected by the filing of such financing statements (in each case to the maximum extent perfection by filing may be obtained under the laws of the relevant States, including, without limitation, Section 9-312(a) of the UCC) is so perfected. Notwithstanding the foregoing, if reasonably requested by any Pledgor, the Pledgee shall, at such Pledgor’s expense, make such filings as may be reasonably requested to evidence that the security interests hereunder do not attach to any property that is excluded from the Collateral pursuant to the proviso in Section 3.1 hereof.
3.3    Subsequently Acquired Collateral.  If any Pledgor shall acquire (by purchase, stock dividend, distribution or otherwise) any additional Collateral at any time or from time to time after the date hereof, such Collateral shall automatically (and without any further action being required to be taken) be subject to the pledge and security interests created pursuant to Section 3.1 hereof and, furthermore, such Pledgor will thereafter take (or cause to be taken) all action ~~(as promptly as practicable and, in any event, within 30 days after it obtains such Collateral)~~ with respect to such Collateral in accordance with the procedures set forth in Section 3.2 hereof, and will ~~(i) with respect to any Collateral~~

~~other than Equity Interests issued by (A) a Foreign Subsidiary (other than a Canadian Subsidiary or a Subsidiary organized under the laws of Luxembourg or the United Kingdom) of the Company that is not a Material Subsidiary or (B) a Person that is not a Subsidiary and is organized under the laws of a foreign jurisdiction, promptly thereafter deliver to the Pledgee a certificate executed by an authorized officer of such Pledgor describing such Collateral and certifying that the same has been duly pledged in favor of the Pledgee (for the benefit of the Secured Creditors) hereunder and (ii) promptly thereafter (or in the case of any Equity Interests issued by (A) a Foreign Subsidiary (other than a Canadian Subsidiary or a Subsidiary organized under the laws of Luxembourg or the United Kingdom) of the Company that is not a Material Subsidiary or (B) a Person that is not a Subsidiary and is organized under the laws of a foreign jurisdiction~~, at the time of delivery of any compliance certificate required to be delivered pursuant to Section 9.01(d) of the Credit Agreement (or such earlier date that any such action is required to be taken pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness) deliver to the Pledgee supplements to Annexes A through G hereto as are necessary to cause such Annexes to be complete and accurate at such time; provided that a supplement to Annex D shall only be required in connection with the acquisition of any Note with a value equal to $3,000,000 or more (or such lesser amount as may be required pursuant to the terms of the 2014 Term Facility or any other Permitted Additional Secured Indebtedness). Without limiting the foregoing, each Pledgor shall be required to pledge hereunder in accordance with the terms hereof the Equity Interests of any Foreign Subsidiary at any time and from time to time after the date hereof acquired by such Pledgor, provided that (x) any such pledge of Voting Equity Interests of any Foreign Subsidiary shall be subject to the provisions of clause (x) of the proviso to Section 3.1 hereof and (y) each Pledgor shall be required to pledge hereunder 100% of the Non-Voting Equity Interests of each Foreign Subsidiary at any time and from time to time acquired by such Pledgor.
3.4    Transfer Taxes. Each pledge of Collateral under Section 3.1 or Section 3.3 hereof shall be accompanied by any transfer tax stamps required in connection with the pledge of such Collateral.
3.5    Certain Representations and Warranties Regarding the Collateral. Each Pledgor represents and warrants that on the date hereof: (i) each Subsidiary of such Pledgor, and the direct ownership thereof, is listed in Annex B hereto; (ii) the Stock (and any warrants or options to purchase Stock) of each Subsidiary held by such Pledgor consists of the number and type of shares of the stock (or warrants or options to purchase any stock) of the corporations as described in Annex C hereto; (iii) such Stock referenced in clause (ii) of this paragraph constitutes that percentage of the issued and outstanding capital stock of the issuing corporation as is set forth in Annex C hereto; (iv) the Notes with a value equal to $1,000,000 or more held by such Pledgor consist of the promissory notes described in Annex D hereto where such Pledgor is listed as the lender; (v) the Limited Liability Company Interests of each Subsidiary held by such Pledgor consist of the number and type of interests of the Persons described in Annex E hereto; (vi) each such Limited Liability Company Interest referenced in clause (v) of this paragraph constitutes that percentage of the issued and outstanding equity interest of the issuing Person as set forth in Annex E hereto; (vii) the Partnership Interests of each Subsidiary held by such Pledgor consist of the number and type of interests of the Persons described in Annex F hereto; (viii) each such Partnership Interest referenced in clause (vii) of this paragraph constitutes that percentage or portion of the entire partnership interest of the issuing Person as set forth in Annex F hereto; (ix) the exact address of each chief executive office of such Pledgor is listed on Annex G hereto; and (x) such Pledgor has complied with the respective procedure set forth in Section 3.2(a) hereof with respect to each item of Collateral described in Annexes C through F hereto.
3.6    Conflicts with Foreign Pledge Agreements. To the extent that there is any overlap between, or conflict with, the provisions of this Agreement and any Foreign Pledge Agreement, such

Foreign Pledge Agreement shall prevail with respect only to (i) any provision relating to the pledged collateral described in and covered under such Foreign Pledge Agreement and (ii) any provision where adherence to the law governing such Foreign Pledge Agreement is required for such Foreign Pledge Agreement to be enforceable in accordance with its terms.
4.    APPOINTMENT OF SUB-AGENTS; ENDORSEMENTS, ETC. The Pledgee shall have the right to appoint one or more sub-agents for the purpose of retaining physical possession of the Collateral, which may be held (in the discretion of the Pledgee) in the name of the relevant Pledgor, endorsed or assigned in blank or in favor of the Pledgee or any nominee or nominees of the Pledgee or a sub-agent appointed by the Pledgee.
5.    VOTING, ETC., WHILE NO EVENT OF DEFAULT OR SPECIFIED DEFAULT. Unless and until there shall have occurred and be continuing an Event of Default, each Pledgor shall be entitled to exercise any and all voting and other rights pertaining to the Collateral owned by it, and to give consents, waivers or ratifications in respect thereof; provided that, in each case, no vote shall be cast or any consent, waiver or ratification given or any action taken or omitted to be taken which would violate, or result in a breach of any covenant contained in, any of the terms of any Secured Debt Agreement, or in a manner adverse to the interests of the Pledgee or any other Secured Creditor in the Collateral in any material respect, unless permitted by the terms of the Secured Debt Agreements. All such rights of each Pledgor to vote and to give consents, waivers and ratifications shall cease following written notice from the Pledgee in case an Event of Default has occurred and is continuing (provided that no such notice shall be required if any Event of Default under Section 11.05 of the Credit Agreement has occurred and is continuing), and Section 7 hereof shall become applicable.
6.    DIVIDENDS AND OTHER DISTRIBUTIONS. Unless and until there shall have occurred and be continuing an Event of Default and following written notice from the Pledgee (provided that no such notice shall be required if any Event of Default under Section 11.05 of the Credit Agreement has occurred and is continuing), all cash dividends, cash distributions, cash Proceeds and other cash amounts payable in respect of the Collateral shall be paid to the respective Pledgor. The Pledgor shall be entitled to receive directly, subject to the other terms of this Agreement:
(i)    all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash dividends other than as set forth above) paid or distributed by way of dividend or otherwise in respect of the Collateral;
(ii)    all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash subject to the first sentence of this Section 6) paid or distributed in respect of the Collateral by way of stock-split, spin-off, split-up, reclassification, combination of shares or similar rearrangement; and
(iii)    all other or additional stock, notes, certificates, limited liability company interests, partnership interests, instruments or other securities or property (including, but not limited to, cash) which may be paid in respect of the Collateral by reason of any consolidation, merger, exchange of stock, conveyance of assets, liquidation or similar corporate or other reorganization.

All cash dividends, cash distributions or other cash payments which are received by any Pledgor contrary to the provisions of this Section 6 or Section 7 hereof shall be received in trust for the benefit of the Pledgee, shall be segregated from other property or funds of such Pledgor and shall be promptly paid over to the Pledgee as Collateral in the same form as so received (with any necessary endorsement).
7.    REMEDIES IN CASE OF AN EVENT OF DEFAULT. If there shall have occurred and be continuing an Event of Default, then and in every such case, subject to the Intercreditor Agreement, the Pledgee shall be entitled to exercise all of the rights, powers and remedies (whether vested in it by this Agreement, any other Secured Debt Agreement or by law) for the protection and enforcement of its rights in respect of the Collateral, and the Pledgee shall be entitled to exercise all the rights and remedies of a secured party under the UCC as in effect in any relevant jurisdiction and also shall be entitled, without limitation, to exercise the following rights, which each Pledgor hereby agrees to be commercially reasonable:
(i)        Following written notice to such Pledgor (provided that no such notice shall be required if any Event of Default under Section 11.05 of the Credit Agreement has occurred and is continuing), to receive all amounts payable in respect of the Collateral otherwise payable under Section 6 hereof to such Pledgor;
(ii)    to transfer all or any part of the Collateral into the Pledgee’s name or the name of its nominee or nominees;
(iii)    to accelerate any Pledged Note which may be accelerated in accordance with its terms, and take any other lawful action to collect upon any Pledged Note (including, without limitation, to make any demand for payment thereon);
(iv)    to appoint by instrument in writing a receiver (which term as used in this Agreement includes a receiver and manager) or agent of all or any part of the Collateral and remove or replace from time to time any receiver or agent;
(v)    to institute proceedings in any court of competent jurisdiction for the appointment of a receiver of all or any part of the Collateral;
(vi)    to vote (and exercise all rights and powers in respect of voting) all or any part of the Collateral (whether or not transferred into the name of the Pledgee) and give all consents, waivers and ratifications in respect of the Collateral and otherwise act with respect thereto as though it were the outright owner thereof (each Pledgor hereby irrevocably constituting and appointing the Pledgee the proxy and attorney-in-fact of such Pledgor, with full power of substitution to do so);
(vii)    at any time and from time to time to sell, assign and deliver, or grant options to purchase, all or any part of the Collateral, or any interest therein, at any public or private sale, without demand of performance, advertisement or, notice of intention to sell or of the time or place of sale or adjournment thereof or to redeem or otherwise purchase or dispose (all of which are hereby waived by each Pledgor), for cash, on credit or for other property, for immediate or future delivery without any assumption of credit risk, and for such price or prices and on such terms as the Pledgee in its absolute discretion may determine, provided at least 10 days’ written notice of the time and place of any such sale shall be given to the respective Pledgor. The Pledgee shall not be obligated to make any such sale of Collateral regardless of whether any such notice of sale has theretofore been given. Each Pledgor hereby waives and releases to the fullest extent permitted by law any right or equity of redemption with respect to the Collateral, whether before or after sale hereunder, and all rights, if any, of marshalling the Collateral and any other security or the Obligations or otherwise. At any such sale, unless prohibited by applicable law, the Pledgee on behalf of the Secured Creditors may bid for and purchase all or any part of the Collateral so sold free from any such right or equity of redemption. Neither the Pledgee nor any other Secured Creditor shall be liable for failure to collect or realize upon any or all of the Collateral or for any delay in so doing nor shall any of them be under any obligation to take any action whatsoever with regard thereto; and
(viii)    to set off any and all Collateral against any and all Obligations, and to withdraw any and all cash or other Collateral from any and all Collateral Accounts and to apply such cash and other Collateral to the payment of any and all Obligations.
8.    REMEDIES, CUMULATIVE, ETC. Each and every right, power and remedy of the Pledgee provided for in this Agreement or in any other Secured Debt Agreement, or now or hereafter existing at law or in equity or by statute shall be cumulative and concurrent and shall be in addition to every other such right, power or remedy. The exercise or beginning of the exercise by the Pledgee or any other Secured Creditor of any one or more of the rights, powers or remedies provided for in this Agreement or any other Secured Debt Agreement or now or hereafter existing at law or in equity or by statute or otherwise shall not preclude the simultaneous or later exercise by the Pledgee or any other Secured Creditor of all such other rights, powers or remedies, and no failure or delay on the part of the Pledgee or any other Secured Creditor to exercise any such right, power or remedy shall operate as a waiver thereof. No notice to or demand on any Pledgor in any case shall entitle it to any other or further notice or demand in similar or other circumstances or constitute a waiver of any of the rights of the Pledgee or any other Secured Creditor to any other or further action in any circumstances without notice or demand. The Secured Creditors agree that this Agreement may be enforced only by the action of the Pledgee, acting upon the instructions of the Required Lenders, and that no other Secured Creditor shall have any right individually to seek to enforce or to enforce this Agreement or to realize upon the security to be granted hereby, it being understood and agreed that such rights and remedies may be exercised by the Pledgee for the benefit of the Secured Creditors upon the terms of this Agreement and the other Security Documents.
9.    RECEIVER’S POWERS. (a) Any receiver appointed by the Pledgee pursuant to Section 7 hereof is vested with the rights and remedies which could have been exercised by the Pledgee in respect of any Pledgor or the Collateral and such other powers and discretions as are granted in the instrument of appointment and any supplemental instruments. The identity of the receiver, its replacement and its remuneration are within the sole and unfettered discretion of the Pledgee.
(b)    Any receiver appointed by the Pledgee pursuant to Section 7 hereof will act as agent for the Pledgee for the purposes of taking possession of the Collateral, but otherwise and for all other purposes (except as provided below), as agent for the Pledgors. The receiver may sell, lease, or otherwise dispose of Collateral in accordance with the terms hereof as agent for the Pledgors or as agent for the Pledgee as the Pledgee may determine in its discretion. Each Pledgor agrees to ratify and confirm all actions of the receiver acting as agent for such Pledgor so long as such actions are taken in accordance with the terms hereof.
(c)    The Pledgee, in appointing or refraining from appointing any receiver, does not incur liability to the receiver, the Pledgors or otherwise and is not responsible for any misconduct or negligence of such receiver except to the extent resulting from the gross negligence or willful misconduct of the Pledgee

(as determined by a court of competent jurisdiction in a final and non-appealable decision) (it being agreed that appointing or refraining to appoint any receiver in the reasonable judgment of the Pledgee’s or based on the advice of advisors or counsel shall not constitute gross negligence or willful misconduct).
10.    ULC SHARES. (a) Notwithstanding anything else contained in this Agreement or any other document or agreement among all or some of the parties hereto, each Pledgor is the sole registered and beneficial owner of all its Collateral that is ULC Shares and will remain so until such time as such ULC Shares are effectively transferred into the name of the Pledgee, any of the Secured Creditors, or any nominee of the foregoing or any other Person on the books and records of such ULC. Accordingly, such Pledgor shall be entitled to receive and retain for its own account any dividend on or other distribution, if any, in respect of ULC Shares that are Collateral and shall have the right to vote such ULC Shares and to control the direction, management and policies of any ULC to the same extent as such Pledgor would if such ULC Shares were not pledged to the Pledgee for the benefit of the Secured Creditors pursuant hereto. Nothing in this Agreement or any other document or agreement among all or some of the parties hereto is intended to, and nothing in this Agreement or any other document or agreement among all or some of the parties hereto shall, constitute the Pledgee, any of the Secured Creditors or any Person other than a Pledgor, a member of any ULC for the purposes of Companies Act (Nova Scotia), the Business Corporations Act (British Columbia), the Business Corporations Act (Alberta) or any other applicable legislation until such time as notice is given to such Pledgor and further steps are taken hereunder or thereunder so as to register the Pledgee, any of the Secured Creditors or any nominee of the foregoing, as specified in such notice, as the holder of shares of such ULC. To the extent any provision hereof would have the effect of constituting the Pledgee or any of the Secured Creditors a member of a ULC prior to such time, such provision shall be severed herefrom and ineffective with respect to Collateral that is shares of such ULC without otherwise invalidating or rendering unenforceable this Agreement or invalidating or rendering unenforceable such provision insofar as it relates to Collateral that is not shares of such ULC.
(b)    Except upon the exercise of rights to sell or otherwise dispose of Collateral that is ULC Shares if there shall have occurred and be continuing an Event of Default, no Pledgor shall cause or permit, or enable any ULC in which it holds ULC Shares that are Collateral to cause or permit, the Pledgee or any other Secured Creditor to: (a) be registered as a shareholder or member of a ULC; (b) have any notation entered in its favour in the share register of a ULC; (c) be held out as a shareholder or member of a ULC; (d) receive, directly or indirectly, any dividends, property or other distributions from a ULC by reason of the Pledgee or any other Secured Creditor holding a security interest in a ULC or ULC Shares; or (e) act as a shareholder or member of a ULC, or exercise any rights of a shareholder or member including the right to attend a meeting of, or to vote the shares of, a ULC.
11.    APPLICATION OF PROCEEDS. (a) Subject to the Intercreditor Agreement, all monies collected by the Pledgee upon any sale or other disposition of, any collection from, or other realization upon all or any part of, the Collateral (whether or not expressly characterized as such) in connection with the exercise of its rights and remedies in accordance with this Agreement, together with all other monies received by the Pledgee hereunder, shall be applied in the manner provided in Section 5.4 of the U.S. Security Agreement.
(b)    It is understood and agreed that each Pledgor shall remain jointly and severally liable with respect to the Obligations to the extent of any deficiency between the amount of the proceeds of the Collateral pledged by it hereunder and the aggregate amount of the Obligations.

(c)    It is understood and agreed by each Pledgor and each Secured Creditor that the Pledgee shall have no liability for any determinations made by it in this Section 11, in each case except to the extent resulting from the gross negligence or willful misconduct of the Pledgee (as determined by a court of competent jurisdiction in a final and non-appealable decision). Each Pledgor and each Secured Creditor also agrees that the Pledgee may (but shall not be required to), at any time and in its sole discretion, and with no liability resulting therefrom, petition a court of competent jurisdiction regarding any application of Collateral in accordance with the requirements hereof, and the Pledgee shall be entitled to wait for, and may conclusively rely on, any such determination.
12.    PURCHASERS OF COLLATERAL. Upon any sale of the Collateral by the Pledgee hereunder (whether by virtue of the power of sale herein granted, pursuant to judicial process or otherwise), the receipt of the Pledgee or the officer making such sale shall be a sufficient discharge to the purchaser or purchasers of the Collateral so sold, and such purchaser or purchasers shall not be obligated to see to the application of any part of the purchase money paid over to the Pledgee or such officer or be answerable in any way for the misapplication or nonapplication thereof.
13.    INDEMNITY. Each Pledgor jointly and severally agrees (i) to indemnify, reimburse and hold harmless the Pledgee and each other Lender Creditor and their respective successors, assigns, employees, agents (including any receiver appointed pursuant to Section 7 hereof) and affiliates (individually an “Indemnitee”, and collectively, the “Indemnitees”) from and against any and all obligations, damages, injuries, penalties, claims, actions, demands, losses, judgments, costs, expenses, disbursements and liabilities (including, without limitation, liabilities for penalties) of whatsoever kind or nature, and (ii) to reimburse each Indemnitee for all reasonable costs, expenses and disbursements, including reasonable attorneys’ fees and expenses (but limited, in the case of attorneys’ fees and expenses, to one counsel to the Pledgee, one additional counsel for all other Lender Creditors, taken as a whole, one local counsel for the Pledgee and the other Lender Creditors, taken as a whole, in each relevant jurisdiction, and, solely in the case of an actual or perceived conflict of interests, one additional counsel in each relevant jurisdiction to each group of affected Indemnitees similarly situated, taken as a whole), in each case arising out of or resulting from this Agreement or the exercise by any Indemnitee of any right or remedy granted to it hereunder or under any other Credit Document (but excluding any obligations, damages, injuries, penalties, claims, actions, demands, losses, judgments, suits, costs, expenses, disbursements and liabilities (including, without limitation, liabilities for penalties) or expenses of whatsoever kind or nature to the extent incurred or arising by reason of gross negligence or willful misconduct of such Indemnitee (as determined by a court of competent jurisdiction in a final and non-appealable decision)). In no event shall the Pledgee hereunder be liable, in the absence of gross negligence or willful misconduct on its part (as determined by a court of competent jurisdiction in a final and non-appealable decision), for any matter or thing in connection with this Agreement other than to account for monies or other property actually received by it in accordance with the terms hereof. If and to the extent that the obligations of any Pledgor under this Section 13 are unenforceable for any reason, such Pledgor hereby agrees to make the maximum contribution to the payment and satisfaction of such obligations which is permissible under applicable law. The indemnity obligations of each Pledgor contained in this Section 13 shall continue in full force and effect notwithstanding the full payment of all the Notes issued under the Credit Agreement, the termination of all Letters of Credit, and the payment of all other Credit Obligations and notwithstanding the discharge thereof and the occurrence of the Termination Date.
14.    PLEDGEE NOT A PARTNER OR LIMITED LIABILITY COMPANY MEMBER. (a) Nothing herein shall be construed to make the Pledgee or any other Secured Creditor liable as a member of any limited liability company or as a partner of any partnership and neither the Pledgee nor any other Secured Creditor by virtue of this Agreement or otherwise (except as referred to in the following sentence) shall have any of the duties, obligations or liabilities of a member of any limited liability company or as a partner in any partnership. The parties hereto expressly agree that, unless the Pledgee shall become the absolute owner of Collateral consisting of a Limited Liability Company Interest or a Partnership Interest pursuant hereto, this Agreement shall not be construed as creating a partnership or joint venture among the Pledgee, any other Secured Creditor, any Pledgor and/or any other Person.
(b)    Except as provided in the last sentence of paragraph (a) of this Section 14, the Pledgee, by accepting this Agreement, did not intend to become a member of any limited liability company or a partner of any partnership or otherwise be deemed to be a co-venturer with respect to any Pledgor, any limited liability company, partnership and/or any other Person either before or after an Event of Default shall have occurred. The Pledgee shall have only those powers set forth herein and the Secured Creditors shall assume none of the duties, obligations or liabilities of a member of any limited liability company or as a partner of any partnership or any Pledgor except as provided in the last sentence of paragraph (a) of this Section 14.
(c)    The Pledgee and the other Secured Creditors shall not be obligated to perform or discharge any obligation of any Pledgor as a result of the pledge hereby effected.
(d)    The acceptance by the Pledgee of this Agreement, with all the rights, powers, privileges and authority so created, shall not at any time or in any event obligate the Pledgee or any other Secured Creditor to appear in or defend any action or proceeding relating to the Collateral to which it is not a party, or to take any action hereunder or thereunder, or to expend any money or incur any expenses or perform or discharge any obligation, duty or liability under the Collateral.
15.    FURTHER ASSURANCES; POWER-OF-ATTORNEY. (a) Each Pledgor agrees that it will, at such Pledgor’s own expense, file and refile, or cause to be filed or refiled, under the UCC or other applicable law such financing statements, continuation statements and other documents, in form reasonably acceptable to the Pledgee, in such offices as the Pledgee (acting on its own or on the instructions of the Required Lenders) may reasonably deem necessary or appropriate and wherever required or permitted by law in order to perfect and preserve the Pledgee’s security interest in the Collateral hereunder and hereby authorizes the Pledgee to file financing statements and amendments thereto relative to all or any part of the Collateral (including, without limitation, financing statements which list the Collateral specifically and/or “all assets” as collateral) without the signature of such Pledgor where permitted by law, in such offices as the Pledgee may reasonably deem necessary or advisable or wherever required or permitted by law in order to perfect and preserve the Pledgee’s security interest in the Collateral hereunder and agrees to do such further acts and things and to execute and deliver to the Pledgee such additional conveyances, assignments, agreements and instruments as the Pledgee may reasonably require or deem advisable to carry into effect the purposes of this Agreement or to further assure and confirm unto the Pledgee its rights, powers and remedies hereunder or thereunder.
(b)    Each Pledgor hereby constitutes and appoints the Pledgee its true and lawful attorney-in-fact, irrevocably, with full authority in the place and stead of such Pledgor and in the name of such Pledgor or otherwise, from time to time after the occurrence and during the continuance of an Event of Default, in the Pledgee’s discretion, to act, require, demand, receive and give acquittance for any and all monies and claims for monies due or to become due to such Pledgor under or arising out of the Collateral, to endorse any checks or other instruments or orders in connection therewith and to file any claims or take any action or institute any proceedings and to execute any instrument which the Pledgee may deem necessary or advisable to accomplish the purposes of this Agreement, which appointment as attorney is coupled with an interest.
16.    THE PLEDGEE AS COLLATERAL AGENT. The Pledgee will hold in accordance with this Agreement all items of the Collateral at any time received under this Agreement. It is expressly understood, acknowledged and agreed by each Secured Creditor that by accepting the benefits of this Agreement each such Secured Creditor acknowledges and agrees that the obligations of the Pledgee as holder of the Collateral and interests therein and with respect to the disposition thereof, and otherwise under this Agreement, are only those expressly set forth in this Agreement and in Section 12 of the Credit Agreement. The Pledgee shall act hereunder on the terms and conditions set forth herein and in Section 12 of the Credit Agreement. Notwithstanding the foregoing, the Controlling Fixed Asset Collateral Agent has agreed pursuant to Section 5.04 of the Intercreditor Agreement to hold that part of the ABL Priority Collateral that is in its possession or control (or in the possession or control of its agents or bailees), as collateral agent and as bailee for the Pledgee.
17.    TRANSFER BY THE PLEDGORS. Subject to the Intercreditor Agreement, except as permitted by the terms of the Credit Documents prior to the Termination Date, no Pledgor will sell or otherwise dispose of, grant any option with respect to, or mortgage, pledge or otherwise encumber any of the Collateral or any interest therein.
18.    REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE PLEDGORS. (a)  Each Pledgor represents, warrants and covenants as to itself and each of its Subsidiaries that:
(i)    it is the legal, beneficial and record owner of, and has good and marketable title to, all of its Collateral consisting of one or more Securities, Partnership Interests and Limited Liability Company Interests and that it has sufficient interest in all of its Collateral in which a security interest is purported to be created hereunder for such security interest to attach (subject, in each case, to no pledge, Lien, mortgage, hypothecation, security interest, charge, option, Adverse Claim or other encumbrance whatsoever, except the Liens and security interests created by this Agreement or permitted under the Secured Debt Agreements);
(ii)    it has full power, authority and legal right to pledge all the Collateral pledged by it pursuant to this Agreement;
(iii)    this Agreement has been duly authorized, executed and delivered by such Pledgor and constitutes a legal, valid and binding obligation of such Pledgor enforceable against such Pledgor in accordance with its terms, except to the extent that the enforceability hereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law);
(iv)    except to the extent already obtained or made, no consent of any other party (including, without limitation, any stockholder, partner, member or creditor of such Pledgor or any of its Subsidiaries) and no consent, license, permit, approval or authorization of, exemption by, notice or report to, or registration, filing or declaration with, any Governmental Authority is required to be obtained by such Pledgor (which has not been obtained or made) in connection with (a) the execution, delivery or performance of this Agreement by such Pledgor, (b) the validity or enforceability of this Agreement against such Pledgor, (c) the perfection of the Pledgee’s security interest in such Pledgor’s Collateral or (d) except for (i) compliance with or as may be required by applicable securities laws and (ii) the consent of the landlord under the Ottawa Capitalized Lease, or any renewal, replacement, refinancing or extension thereof, to any Transfer (as defined in the Ottawa Capitalized Lease as in effect on the original date thereof) (or similar term contained in any renewal, replacement, refinancing or extension of the Ottawa Capitalized Lease) not permitted by the terms thereof, the exercise by the Pledgee of any of its rights or remedies provided herein;
(v)    neither the execution, delivery or performance by such Pledgor of this Agreement, nor compliance by it with the terms and provisions hereof nor the consummation of the transactions contemplated hereby: (i) will contravene any provision of any applicable law, statute, rule or regulation, or any applicable order, writ, injunction or decree of any court, arbitrator or governmental instrumentality, domestic or foreign, applicable to such Pledgor; (ii) will conflict or be inconsistent with or result in any breach of any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the properties or assets of such Pledgor or any of its Subsidiaries pursuant to the terms of any indenture, lease, mortgage, deed of trust, credit agreement, loan agreement or any other material agreement, contract or other instrument to which such Pledgor or any of its Subsidiaries is a party or is otherwise bound, or by which it or any of its properties or assets is bound or to which it may be subject; or (iii) will violate any provision of the certificate of incorporation, by-laws, certificate of partnership, partnership agreement, certificate of formation or limited liability company agreement (or equivalent organizational documents), as the case may be, of such Pledgor or any of its Subsidiaries;
(vi)    all of such Pledgor’s Collateral (consisting of Securities, Limited Liability Company Interests and Partnership Interests) of any Subsidiary has been duly and validly issued, and in the case of any Stock of a Domestic Corporation is fully paid and non-assessable and is subject to no options to purchase or similar rights;
(vii)    each of such Pledgor’s Pledged Notes constitutes, or when executed by the obligor that is a Subsidiary thereof will constitute, the legal, valid and binding obligation of such obligor, enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors’ rights generally and by general equitable principles (regardless of whether enforcement is sought in equity or at law); and
(viii)    the security interests created under this Agreement (when executed and delivered by all parties hereto) are effective to create in favor of the Pledgee, for the benefit of the Secured Creditors, a legal, valid and enforceable security interest in all right, title and interest of the Pledgors in all of the Collateral, and when proper UCC financing statements have been filed in the appropriate filing offices against each Pledgor and the Pledgee has obtained “control” (within the meaning of the UCC) of the Collateral, the Pledgee, for the benefit of the Secured Creditors, shall have a perfected security interest in all Collateral to the extent such security interest can be perfected by filing a UCC financing statement under the UCC or by the Pledgee having “control” of the Collateral, subject to no security interests of any other Person (other than Permitted Liens (it being understood that the Permitted Liens described in Section 10.02(s) of the Credit Agreement are subject to the terms of the Intercreditor Agreement at any time that Permitted Additional Secured Indebtedness is outstanding), subject to the terms of the Intercreditor Agreement at any times that Permitted

Additional Secured Indebtedness is outstanding, Permitted Liens described in Section 10.01(s) of the Credit Agreement).
(b)    Each Pledgor covenants and agrees that it will defend the Pledgee’s right, title and security interest in and to such Pledgor’s Collateral and the proceeds thereof against the claims and demands of all persons whomsoever (other than Permitted Liens); and each Pledgor covenants and agrees that it will have like title to and right to pledge any other property at any time hereafter pledged to the Pledgee by such Pledgor as Collateral hereunder as provided herein and will likewise defend the right thereto and security interest therein of the Pledgee and the other Secured Creditors.
19.    LEGAL NAMES; TYPE OF ORGANIZATION (AND WHETHER A REGISTERED ORGANIZATION AND/OR A TRANSMITTING UTILITY); JURISDICTION OF ORGANIZATION; LOCATION; ORGANIZATIONAL IDENTIFICATION NUMBERS; FEDERAL EMPLOYER IDENTIFICATION NUMBERS; CHANGES THERETO; ETC.As of the date hereof, the exact legal name of each Pledgor, the type of organization of such Pledgor, whether or not such Pledgor is a Registered Organization, the jurisdiction of organization of such Pledgor, such Pledgor’s Location, the organizational identification number (if any) of each Pledgor, the Federal Employer Identification Number (if any) and whether or not such Pledgor is a Transmitting Utility, is listed on Annex A hereto for such Pledgor. No Pledgor shall change its legal name, its type of organization, its status as a Registered Organization (in the case of a Registered Organization), its status as a Transmitting Utility or as a Person which is not a Transmitting Utility, as the case may be, its jurisdiction of organization, its Location, or its organizational identification number (if any) or its Federal Employer Identification Number (if any), except that any such changes shall be permitted (so long as not in violation of the applicable requirements of the Secured Debt Agreements and so long as same do not involve (x) a Registered Organization ceasing to constitute same or (y) any Pledgor changing its jurisdiction of organization or Location from the United States or a State thereof to a jurisdiction of organization or Location, as the case may be, outside the United States or a State thereof) if (i) it shall have given to the Pledgee not less than 10 days’ prior written notice of each change to the information listed on Annex A (as adjusted for any subsequent changes thereto previously made in accordance with this sentence), together with a supplement to Annex A which shall correct all information contained therein for such Pledgor, and (ii) in connection with the respective change or changes, it shall have taken all action reasonably requested by the Pledgee to maintain the security interests of the Pledgee in the Collateral intended to be granted hereby at all times fully perfected and in full force and effect. In addition, to the extent that any Pledgor does not have an organizational identification number on the date hereof and later obtains one, such Pledgor shall promptly thereafter deliver a notification to the Pledgee of such organizational identification number and shall take all actions reasonably satisfactory to the Pledgee to the extent necessary to maintain the security interest of the Pledgee in the Collateral intended to be granted hereby fully perfected and in full force and effect.
20.    PLEDGORS’ OBLIGATIONS ABSOLUTE, ETC. The obligations of each Pledgor under this Agreement shall be absolute and unconditional and shall remain in full force and effect without regard to, and shall not be released, suspended, discharged, terminated or otherwise affected by, any circumstance or occurrence whatsoever (other than termination of this Agreement pursuant to Section 22 hereof), including, without limitation:
(i)    any renewal, extension, amendment or modification of, or addition or supplement to or deletion from any Secured Debt Agreement (other than this Agreement in accordance with its terms), or any other instrument or agreement referred to therein, or any assignment or transfer thereof;
(ii)    any waiver, consent, extension, indulgence or other action or inaction under or in respect of any such agreement or instrument including, without limitation, this Agreement (other than a waiver consent or extension with respect to this Agreement in accordance with its terms);
(iii)    any furnishing of any additional security to the Pledgee or its assignee or any acceptance thereof or any release of any security by the Pledgee or its assignee;
(iv)    any limitation on any party’s liability or obligations under any such instrument or agreement or any invalidity or unenforceability, in whole or in part, of any such instrument or agreement or any term thereof; or
(v)    any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceeding relating to any Pledgor or any Subsidiary of any Pledgor, or any action taken with respect to this Agreement by any trustee or receiver, or by any court, in any such proceeding, whether or not such Pledgor shall have notice or knowledge of any of the foregoing.
21.    SALE OF COLLATERAL WITHOUT REGISTRATION. (a) If an Event of Default shall have occurred and be continuing and any Pledgor shall have received from the Pledgee a written request or requests that such Pledgor cause any registration, qualification or compliance under any federal or state securities law or laws to be effected with respect to all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, such Pledgor as soon as practicable and at its expense will use its best efforts to cause such registration to be effected (and be kept effective) and will use its best efforts to cause such qualification and compliance to be effected (and be kept effective) as may be so requested and as would permit or facilitate the sale and distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests, including, without limitation, registration under the Securities Act, as then in effect (or any similar statute then in effect), appropriate qualifications under applicable blue sky or other state securities laws and appropriate compliance with any other governmental requirements; provided, that the Pledgee shall furnish to such Pledgor such information regarding the Pledgee as such Pledgor may request in writing and as shall be required in connection with any such registration, qualification or compliance. Each Pledgor will cause the Pledgee to be kept reasonably advised in writing as to the progress of each such registration, qualification or compliance and as to the completion thereof, will furnish to the Pledgee such number of prospectuses, offering circulars and other documents incident thereto as the Pledgee from time to time may reasonably request, and will indemnify, to the extent permitted by law, the Pledgee and all other Secured Creditors participating in the distribution of such Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests against all claims, losses, damages and liabilities caused by any untrue statement (or alleged untrue statement) of a material fact contained therein (or in any related registration statement, notification or the like) or by any omission (or alleged omission) to state therein (or in any related registration statement, notification or the like) a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same may have been caused by an untrue statement or omission based upon information furnished in writing to such Pledgor by the Pledgee or such other Secured Creditor expressly for use therein.

(b)    If at any time when the Pledgee shall determine to exercise its right to sell all or any part of the Collateral consisting of Securities, Limited Liability Company Interests or Partnership Interests pursuant to Section 7 hereof, and such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act, as then in effect, the Pledgee may, in its sole and absolute discretion, sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Pledgee may deem necessary or advisable in order that such sale may legally be effected without such registration. Without limiting the generality of the foregoing, in any such event the Pledgee, in its sole and absolute discretion (i) may proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof shall have been filed under such Securities Act, (ii) may approach and negotiate with a single possible purchaser to effect such sale, and (iii) may restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In the event of any such sale, the Pledgee shall incur no responsibility or liability for selling all or any part of the Collateral at a price which the Pledgee, in its sole and absolute discretion, may in good faith deem reasonable under the circumstances, notwithstanding the possibility that a substantially higher price might be realized if the sale were deferred until the registration as aforesaid.
22.    TERMINATION; RELEASE. (a) On the Termination Date, this Agreement shall terminate (provided that all indemnities set forth herein including, without limitation, in Section 13 hereof shall survive any such termination) and the Pledgee, at the request and expense of such Pledgor, will execute and deliver to such Pledgor a proper instrument or instruments (including UCC termination statements) acknowledging the satisfaction and termination of this Agreement (including, without limitation, UCC termination statements and instruments of satisfaction, discharge and/or reconveyance), and will duly release from the security interest created hereby and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as may be in the possession of the Pledgee or any of its sub‑agents hereunder and as has not theretofore been sold or otherwise applied or released pursuant to this Agreement, together with any moneys at the time held by the Pledgee or any of its sub-agents hereunder and, with respect to any Collateral consisting of an Uncertificated Security issued by a Subsidiary of the Company (other than an Uncertificated Security credited on the books of a Clearing Corporation or Securities Intermediary), a termination of the agreement relating thereto executed and delivered by the issuer of such Uncertificated Security pursuant to Section 3.2(a)(ii) or by the respective partnership or limited liability company pursuant to Section 3.2(a)(iv)(2).
(b)    In the event that any part of the Collateral is sold or otherwise disposed of (to a Person other than a Credit Party) at any time prior to the Termination Date, in connection with a sale or disposition permitted by Section 10.02 of the Credit Agreement, or is otherwise released at the direction of the Required Lenders, and the proceeds of such sale or disposition (or from such release) are applied in accordance with the terms of the Credit Agreement to the extent required to be so applied, the Pledgee, at the request and expense of such Pledgor, will duly release from the security interest created hereby (and will execute and deliver such documentation, including termination or partial release statements and the like in connection therewith) and assign, transfer and deliver to such Pledgor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or otherwise disposed of, or released, and as may be in the possession of the Pledgee (or, in the case of Collateral held by any sub-agent designated pursuant to Section 4 hereof, such sub‑agent) and has not theretofore been released pursuant to this Agreement. Furthermore, upon the release of any U.S. Guarantor from the U.S. Guaranty in accordance with the provisions thereof, such Pledgor (and the Collateral at such time assigned or pledged by the respective Pledgor pursuant hereto) shall be released from this Agreement. In the case of any such sale or disposition of any property constituting Collateral in a transaction permitted pursuant to Section 10.02 of the Credit

Agreement, the Liens created by any of this Agreement on such Collateral shall be automatically released without need for further action by any Person.
(c)    At any time that any Pledgor desires that the Pledgee deliver any release or such other documentation as provided in the foregoing Section 22(a) or (b), such Pledgor shall deliver to the Pledgee (and the relevant sub-agent, if any, designated pursuant to Section 4 hereof) a certificate signed by an Authorized Officer of such Pledgor stating that the release of the respective Collateral is permitted pursuant to Section 22(a) or (b) hereof. At any time that the Company or the respective Pledgor desires that a U.S. Guarantor which has been released from the U.S. Guaranty be released hereunder as provided in the penultimate sentence of Section 22(b), it shall deliver to the Pledgee a certificate signed by an Authorized Officer of the Company and the respective Pledgor stating that the release of the respective Pledgor (and its Collateral) is permitted pursuant to such Section 22(b).
(d)    The Pledgee shall have no liability whatsoever to any other Secured Creditor as the result of any release of Collateral by it in accordance with, or which the Pledgee in good faith believes to be in accordance with, this Section 22.
23.    NOTICES, ETC. Except as otherwise specified herein, all notices, requests, demands or other communications to or upon the respective parties hereto shall be sent or delivered by mail, telecopy or courier service and all such notices and communications shall, when mailed, telecopied or sent by courier, be effective when deposited in the mails, delivered to the overnight courier, or sent by telecopier, except that notices and communications to the Pledgee or any Pledgor shall not be effective until received by the Pledgee or such Pledgor, as the case may be. All notices and other communications shall be in writing and addressed as follows:

(a)	if to any Pledgor, at:

c/o Ciena Corporation
7035 Ridge Road
Hanover, Maryland 21076
Attention: Treasurer’s Office
Facsimile: (410) 865-8001

with a copy to:

7035 Ridge Road
Hanover, Maryland 21076
Attention: General Counsel’s Office
Facsimile: (410) 865-8901

(b)    if to the Pledgee, at:

Deutsche Bank AG New York Branch
60 Wall Street
New York, NY 10005
Attention: Mark Kellam II,
Facsimile: 904-746-4860

(c)    if to any Lender Creditor, either (x) to the Administrative Agent, at the address of the Administrative Agent specified in the Credit Agreement, or (y) at such address as such Lender Creditor shall have specified in the Credit Agreement;
(d)    if to any Secured Hedging Creditor, at such address as such Secured Hedging Creditor shall have specified in writing to the Company and the Pledgee;
(e)    if to any Treasury Services Creditor, at such address as such Treasury Services Creditor shall have specified in writing to the Company and the Pledgee;
or at such other address or addressed to such other individual as shall have been furnished in writing by any Person described above to the party required to give notice hereunder.
24.    WAIVER; AMENDMENT. Except as provided in Sections 32 and 34 hereof and Section 13.12 of the Credit Agreement, none of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever.
25.    SUCCESSORS AND ASSIGNS. This Agreement shall create a continuing security interest in the Collateral and shall (i) remain in full force and effect, subject to release and/or termination as set forth in Section 22 hereof, (ii) be binding upon each Pledgor, its successors and assigns; provided, however, that no Pledgor shall assign any of its rights or obligations hereunder without the prior written consent of the Pledgee, and (iii) inure, together with the rights and remedies of the Pledgee hereunder, to the benefit of the Pledgee, the other Secured Creditors and their respective successors, transferees and assigns. All agreements, statements, representations and warranties made by each Pledgor herein or in any certificate or other instrument delivered by such Pledgor or on its behalf under this Agreement shall be considered to have been relied upon by the Secured Creditors and shall survive the execution and delivery of this Agreement and the other Secured Debt Agreements regardless of any investigation made by the Secured Creditors or on their behalf.
26.    HEADINGS DESCRIPTIVE. The headings of the several Sections of this Agreement are inserted for convenience only and shall not in any way affect the meaning or construction of any provision of this Agreement.
27.    GOVERNING LAW; SUBMISSION TO JURISDICTION; VENUE; WAIVER OF JURY TRIAL. (a) THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH AND BE GOVERNED BY THE LAW OF THE STATE OF NEW YORK (WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES). ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT SHALL BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, IN EACH CASE WHICH ARE LOCATED IN THE COUNTY OF NEW YORK, BOROUGH OF MANHATTAN, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PLEDGOR HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH PLEDGOR HEREBY FURTHER IRREVOCABLY WAIVES ANY CLAIM THAT ANY SUCH COURTS LACK PERSONAL JURISDICTION OVER SUCH PLEDGOR, AND AGREES NOT TO PLEAD OR CLAIM IN ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN ANY OF THE AFORESAID COURTS THAT ANY SUCH COURT LACKS PERSONAL JURISDICTION OVER

SUCH PLEDGOR. EACH PLEDGOR FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO ANY SUCH PLEDGOR AT ITS ADDRESS FOR NOTICES AS PROVIDED IN SECTION 23 ABOVE, SUCH SERVICE TO BECOME EFFECTIVE 30 DAYS AFTER SUCH MAILING. EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION TO SUCH SERVICE OF PROCESS AND FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY ACTION OR PROCEEDING COMMENCED HEREUNDER OR UNDER ANY OTHER CREDIT DOCUMENT THAT SUCH SERVICE OF PROCESS WAS IN ANY WAY INVALID OR INEFFECTIVE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF THE PLEDGEE UNDER THIS AGREEMENT, OR ANY SECURED CREDITOR, TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PLEDGOR IN ANY OTHER JURISDICTION.
(b)    EACH PLEDGOR HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER CREDIT DOCUMENT BROUGHT IN THE COURTS REFERRED TO IN CLAUSE (a) ABOVE THAT ARE LOCATED IN NEW YORK COUNTY AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.
(c)    EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER CREDIT DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.
28.    PLEDGOR’S DUTIES. It is expressly agreed, anything herein contained to the contrary notwithstanding, that each Pledgor shall remain liable to perform all of the obligations, if any, assumed by it with respect to the Collateral and the Pledgee shall not have any obligations or liabilities with respect to any Collateral by reason of or arising out of this Agreement, except for the safekeeping of Collateral actually in Pledgee’s possession, nor shall the Pledgee be required or obligated in any manner to perform or fulfill any of the obligations of any Pledgor under or with respect to any Collateral.
29.    COUNTERPARTS. This Agreement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all of which shall together constitute one and the same instrument. A set of counterparts executed by all the parties hereto shall be lodged with the Company and the Pledgee.
30.    SEVERABILITY. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

31.    RECOURSE. This Agreement is made with full recourse to each Pledgor and pursuant to and upon all the representations, warranties, covenants and agreements on the part of such Pledgor contained herein and in the other Secured Debt Agreements and otherwise in writing in connection herewith or therewith.
32.    ADDITIONAL PLEDGORS. It is understood and agreed that any Wholly-Owned Domestic Subsidiary of the Company that is required to become a party to this Agreement after the date hereof pursuant to the requirements of the Credit Agreement shall become a Pledgor hereunder by (x) executing a counterpart hereof, or a Pledge Agreement Supplement in the form attached hereto as Exhibit A, and delivering the same to the Pledgee (provided such Pledge Agreement Supplement shall not require the consent of any Pledgor), (y) delivering supplements to Annexes A through G hereto as are necessary to cause such annexes to be complete and accurate with respect to such additional Pledgor on such date and (z) taking all actions as specified in this Agreement as would have been taken by such Pledgor had it been an original party to this Agreement, in each case with all documents required above to be delivered to the Pledgee and with all documents and actions required above to be taken to the reasonable satisfaction of the Pledgee and upon such execution and delivery, such Subsidiary shall constitute a Pledgor hereunder.
33.    LIMITED OBLIGATIONS. It is the desire and intent of each Pledgor and the Secured Creditors that this Agreement shall be enforced against each Pledgor to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. Notwithstanding anything to the contrary contained herein, in furtherance of the foregoing, it is noted that the obligations of each Pledgor constituting a U.S. Guarantor have been limited as (and to the extent) provided in the U.S. Guaranty.
34.    FIXED ASSET PRIORITY COLLATERAL. Notwithstanding anything herein to the contrary, prior to the Discharge of Fixed Asset Obligations, the requirements under this Agreement to deliver or grant control over Fixed Asset Priority Collateral to the Pledgee, or to give any notice to any Person or in respect of the provision of voting rights or the obtaining of any consent of any Person, in each case in connection with any Fixed Asset Priority Collateral, shall be deemed satisfied if the Pledgors comply with the requirements of the similar provision of the applicable Fixed Asset Document. Until the Discharge of Fixed Asset Obligations, the delivery of any Fixed Asset Priority Collateral to the Controlling Fixed Asset Collateral Agent pursuant to the applicable Fixed Asset Documents as bailee for the Pledgee shall satisfy any delivery requirement hereunder or under any other Secured Debt Agreement.
35.    INTERCREDITOR AGREEMENT. This Agreement is subject to the terms and conditions set forth in the Intercreditor Agreement in all respects and, in the event of any conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement shall govern. Notwithstanding anything herein to the contrary, the Lien and security interest granted to the Pledgee pursuant to this Agreement and the exercise of any right or remedy in respect of the Collateral by the Pledgee (or any Secured Creditor) hereunder or under any other Secured Debt Agreement are subject to the provisions of the Intercreditor Agreement and in the event of any conflict between the terms of the Intercreditor Agreement, this Agreement and any other Secured Debt Agreement, the terms of the Intercreditor Agreement shall govern and control with respect to the exercise of any such right or remedy with respect to Collateral. Without limiting the generality of the foregoing, and notwithstanding anything herein to the contrary, no Pledgor shall be required hereunder or under any Secured Debt Agreement to take any action with respect to the Collateral that is inconsistent with the provisions of the Intercreditor Agreement.
36.    RELEASE OF PLEDGORS. At any time all of the Equity Interests of any Pledgor owned by the Company or any other Pledgor (other than a Borrower) are sold (to a Person other than the Company or any of its Subsidiaries) in a transaction permitted pursuant to the Credit Agreement, then such Pledgor shall be released as a Pledgor pursuant to this Agreement without any further action hereunder (it being understood that the sale of all of the Equity Interests in any Person that owns, directly or indirectly, all of the Equity Interests in any Pledgor shall be deemed to be a sale of all of the Equity Interests in such Pledgor for purposes of this Section 36), and upon the reasonable request of the Company and at the expense of the Pledgors, the Pledgee is authorized and directed, and hereby agrees, to execute and deliver such instruments of release as are reasonably necessary to evidence the release of such Pledgor. At any time that the Company desires that a Pledgor be released from this Agreement as provided in this Section 36, the Company shall deliver to the Pledgee a certificate signed by an Authorized Officer of the Company stating that the release of the respective Pledgor is permitted pursuant to this Section 36. The Pledgee shall have no liability whatsoever to any other Secured Creditor as a result of the release of any Pledgor by it in accordance with, or which it believes to be in accordance with, this Section 36.
37.    NO NOVATION. This Agreement does not extinguish the obligations or security interests under the Original Pledge Agreement or discharge or release the obligations or the Liens of any mortgage, pledge, security agreement or any other security therefor. Nothing herein contained shall be construed as a substitution or novation of the obligations or security interests outstanding under the Original Pledge Agreement which shall remain in full force and effect and continued hereunder without interruption hereunder, except as modified hereby or by instruments executed concurrently herewith. Nothing expressed or implied in this Agreement shall be construed as a release or other discharge of any Pledgor from any of its obligations or liabilities under the Original Pledge Agreement or other documents executed in connection therewith.
* * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their duly authorized officers as of the date first above written.

PLEDGORS:
CIENA CORPORATION

By: Name: Title:

CIENA COMMUNICATIONS, INC.

By: Name: Title:

CIENA GOVERNMENT SOLUTIONS, INC.

By: Name: Title:

Accepted and Agreed to:

DEUTSCHE BANK AG NEW YORK BRANCH,
as Collateral Agent and Pledgee

By:
Name:

Title:

By:
Name:

Title:

ANNEX A
to
PLEDGE AGREEMENT

SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION
(AND WHETHER A REGISTERED ORGANIZATION AND/OR
A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION,
LOCATION, ORGANIZATIONAL IDENTIFICATION NUMBERS AND
FEDERAL EMPLOYER IDENTIFICATION NUMBERS

ANNEX B
to
PLEDGE AGREEMENT

SUBSIDIARIES

ANNEX C
to
PLEDGE AGREEMENT

SCHEDULE OF STOCK

ANNEX D
to
PLEDGE AGREEMENT

SCHEDULE OF NOTES

ANNEX E
to
PLEDGE AGREEMENT

SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS

ANNEX F
to
PLEDGE AGREEMENT

SCHEDULE OF PARTNERSHIP INTERESTS

ANNEX G
to
PLEDGE AGREEMENT

SCHEDULE OF CHIEF EXECUTIVE OFFICES

Name of Pledgor	Address of Chief Executive Office

ANNEX H
to
Pledge Agreement

Form of Agreement Regarding Uncertificated Securities
AGREEMENT (as amended, modified, restated and/or supplemented from time to time, this “Agreement”), dated as of [_______ __, 20__], among the undersigned pledgor (the “Pledgor”), [____________], not in its individual capacity but solely as collateral agent under the Pledge Agreement referred to below (in such capacity, and together with any successor thereto, the “Pledgee”), and [__________], as the issuer of the Uncertificated Securities (as defined below) (the “Issuer”).
W I T N E S S E T H :
WHEREAS, the Pledgor, certain of its affiliates and the Pledgee have entered into an Amended and Restated Pledge Agreement, dated as of August 13, 2012 and amended and restated as of July 15, 2014 (as amended, amended and restated, modified or supplemented from time to time, the “Pledge Agreement”), under which, among other things, in order to secure the payment of the Obligations (as defined in the Pledge Agreement), the Pledgor has or will pledge to the Pledgee for the benefit of the Secured Creditors (as defined in the Pledge Agreement), and grant a security interest in favor of the Pledgee for the benefit of the Secured Creditors in, all of the right, title and interest of the Pledgor in and to any and all Collateral (as defined in the Pledge Agreement) constituting “uncertificated securities” (as defined in Section 8-102(a)(18) of the Uniform Commercial Code, as adopted in the State of New York) (“Uncertificated Securities”), from time to time issued by the Issuer, whether now existing or hereafter from time to time acquired by the Pledgor (with all of such Uncertificated Securities being herein collectively called the “Issuer Pledged Interests”); and
WHEREAS, the Pledgor desires the Issuer to enter into this Agreement in order to perfect the security interest of the Pledgee under the Pledge Agreement in the Issuer Pledged Interests, to vest in the Pledgee control of the Issuer Pledged Interests and to provide for the rights of the parties under this Agreement;
NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:
1. The Pledgor hereby irrevocably authorizes and directs the Issuer, and the Issuer hereby agrees, to comply with any and all instructions and orders originated by the Pledgee (and its successors and assigns) regarding any and all of the Issuer Pledged Interests without the further consent by the registered owner (including the Pledgor), and subject to the Intercreditor Agreement, following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests, not to comply with any instructions or orders regarding any or all of the Issuer Pledged Interests originated by any person or entity other than the Pledgee (and its successors and assigns) or a court of competent jurisdiction.
2. The Issuer hereby certifies that (i) no written notice of any security interest, Lien or other encumbrance or claim affecting the Issuer Pledged Interests (other than the security interest of the Pledgee and any Fixed Asset Collateral Agent) has been received by it, and (ii) the security interest of the Pledgee in the Issuer Pledged Interests has been registered in the books and records of the Issuer.
3. The Issuer hereby represents and warrants that (i) the pledge by the Pledgor of, and the granting by the Pledgor of a security interest in, the Issuer Pledged Interests to the Pledgee, for the benefit of the Secured Creditors, does not violate the charter, by-laws, partnership agreement, membership agreement

~~Annex H~~

or any other organizational agreement governing the Issuer or the Issuer Pledged Interests, and (ii) the Issuer Pledged Interests consisting of capital stock of a corporation are fully paid and nonassessable.
4. All notices, statements of accounts, reports, prospectuses, financial statements and other communications to be sent to the Pledgor by the Issuer in respect of the Issuer will also be sent to the Pledgee at the following address:
[●]

Attention: [●]

Telephone No.: [●]

Telecopier No.: [●]

5. Following its receipt of a notice from the Pledgee stating that the Pledgee is exercising exclusive control of the Issuer Pledged Interests and until the Pledgee shall have delivered written notice to the Issuer that the Termination Date has occurred and this Agreement is terminated, subject to the Intercreditor Agreement, the Issuer will send any and all redemptions, distributions, interest or other payments in respect of the Issuer Pledged Interests from the Issuer for the account of the Pledgee only by wire transfers to such account as the Pledgee shall instruct.
6. Except as expressly provided otherwise in Sections 4 and 5, all notices, instructions, orders and communications hereunder shall be sent or delivered by mail, telegraph, telex, telecopy, cable or overnight courier service and all such notices and communications shall, when mailed, telexed, telecopied, cabled or sent by overnight courier, be effective when deposited in the mails or delivered to overnight courier, prepaid and properly addressed for delivery on such or the next Business Day, or sent by telex or telecopier, except that notices and communications to the Pledgee or the Issuer shall not be effective until received. All notices and other communications shall be in writing and addressed as follows:
(a)    if to the Pledgor, at:
__________________
__________________
__________________
__________________
Attention: _________
Telephone No.:
Fax No.:
(b)    if to the Pledgee, at the address given in Section 5 hereof;

(c)    if to the Issuer, at:
________________________
________________________
________________________
or at such other address as shall have been furnished in writing by any Person described above to the party required to give notice hereunder. As used in this Section 6, “Business Day” means any day other than a Saturday, Sunday, or other day in which banks in New York are authorized to remain closed.

~~Annex H~~

7. This Agreement shall be binding upon the successors and assigns of the Pledgor and the Issuer and shall inure to the benefit of and be enforceable by the Pledgee and its successors and assigns. This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which shall constitute one instrument. In the event that any provision of this Agreement shall prove to be invalid or unenforceable, such provision shall be deemed to be severable from the other provisions of this Agreement which shall remain binding on all parties hereto. None of the terms and conditions of this Agreement may be changed, waived, modified or varied in any manner whatsoever except in writing signed by the Pledgee, the Issuer and the Pledgor.
8. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its principles of conflict of laws.
*   *   *

~~Annex H~~

IN WITNESS WHEREOF, the Pledgor, the Pledgee and the Issuer have caused this Agreement to be executed by their duly elected officers duly authorized as of the date first above written.
[_______________________],

as Pledgor

By: ______________________

Name:

Title:

[_______________________],

as Issuer

By: ______________________

Name:

Title:

Pledgee:

DEUTSCHE BANK AG NEW YORK BRANCH
By: ______________________

Name:

Title:

By:

Name:

Title:

ANNEX A	- SCHEDULE OF LEGAL NAMES, TYPE OF ORGANIZATION (AND WHETHER A REGISTERED ORGANIZATION AND/OR A TRANSMITTING UTILITY), JURISDICTION OF ORGANIZATION, LOCATION AND ORGANIZATIONAL IDENTIFICATION NUMBERS
ANNEX B    -    SCHEDULE OF SUBSIDIARIES
ANNEX C    -    SCHEDULE OF STOCK
ANNEX D    -    SCHEDULE OF NOTES
ANNEX E    -    SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS
ANNEX F    -    SCHEDULE OF PARTNERSHIP INTERESTS
ANNEX G    -    SCHEDULE OF CHIEF EXECUTIVE OFFICES
ANNEX H    -    FORM OF AGREEMENT REGARDING UNCERTIFICATED
SECURITIES

EXHIBIT A        PLEDGE AGREEMENT SUPPLEMENT

EXHIBIT A
to Pledge Agreement
PLEDGE AGREEMENT SUPPLEMENT
PLEDGE AGREEMENT SUPPLEMENT dated as of _______, ____, between [Name of Pledgor] (the “Pledgor”) and Deutsche Bank AG New York Branch, as Pledgee.
WHEREAS, CIENA CORPORATION, a Delaware corporation (the “Company”), CIENA COMMUNICATIONS, INC., a Delaware corporation (“CCI”), CIENA GOVERNMENT SOLUTIONS, INC., a Delaware corporation (“CGSI” and together with the Company and CCI, collectively, the “Pledgors”) and DEUTSCHE BANK AG NEW YORK BRANCH, as Pledgee, are parties to an Amended and Restated Pledge Agreement dated as August 13, 2012 and amended and restated as of July 15, 2014 (as further amended, modified, restated or supplemented from time to time and as heretofore amended and/or supplemented, the “Pledge Agreement”) under which each Pledgor secured certain of its obligations thereof (the “Secured Obligations”);
WHEREAS, [Name of Pledgor] desires to become [is] a party to the Pledge Agreement as a Pledgor thereunder1; and
WHEREAS, terms defined in the Pledge Agreement (or whose definitions are incorporated by reference in Section 2 of the Pledge Agreement) and not otherwise defined herein have, as used herein, the respective meanings provided for therein;
NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1.    Party to Pledge Agreement.2 The Pledgor acknowledges that, by signing this Pledge Agreement Supplement and delivering it to the Pledgee, the Pledgor becomes a “Pledgor” for all purposes of the Pledge Agreement, becomes a party to the Pledge Agreement, will thereafter have all the rights and obligations of a Pledgor thereunder and will be bound by all the provisions thereof as fully as if the Pledgor were one of the original parties thereto. The Pledgor further acknowledges that its obligations hereunder
____________________________

1 If the Pledgor is already a party to the Pledge Agreement, delete this recital and Section 1 hereof.
2 Delete this Section if the Pledgor is already a party to the Pledge Agreement are subject to all the provisions of the Pledge Agreement applicable to the obligations of a Pledgor thereunder.
(a)    Grant of Liens. In order to secure the Secured Obligations now or hereafter owed or to be performed by such Pledgor (but subject to the proviso at the end of Section 3.1 of the Pledge Agreement), the Pledgor does hereby grant and pledge to the Pledgee for the benefit of the Secured Creditors, and does hereby create a continuing security interest in favor of the Pledgee for the benefit of the Secured Creditors in, all of its right, title and interest in and to the following property of the Pledgor, whether now owned or existing or hereafter from time to time acquired or arising and regardless of where located (the “New Collateral”).
[describe property being added to the Collateral]3
(b)    With respect to each right to payment or performance included in the Collateral from time to time, the Lien granted therein includes a continuing security interest in (i) any supporting obligation that supports such payment or performance and (ii) any Lien that (x) secures such right to payment or performance or (y) secures any such supporting obligation.
(c)    The foregoing Liens are granted as security only and shall not subject the Pledgee or any other Secured Creditor to, or transfer or in any way affect or modify, any obligation or liability of the Pledgor with respect to any of the New Collateral or any transaction in connection therewith.
2.    Delivery of Collateral. Concurrently with delivering this Pledge Agreement Supplement to the Pledgee, the Pledgor is complying with the provisions of 3.2 of the Pledge Agreement with respect to Investment Property (as defined in Section 9-102 of the UCC), in each case if and to the extent included in the New Collateral at such time.
3.    Representations and Warranties. (a) The Pledgor is duly organized, validly existing and in good standing under the laws of [jurisdiction of organization].
(b)    The execution, delivery and performance by the Pledgor of this Pledge Agreement Supplement and each other Credit Document to which it is a party has been duly authorized by all necessary corporate or other organizational action, and do not and will not (i) contravene the terms
______________________________

3 If the Pledgor is not already a party to the Pledge Agreement clauses (a) through (g) of, and the proviso to, Section 3.1 of the Pledge Agreement may be appropriate.

of any of the Pledgor’s organizational documents; (ii) conflict with or result in any breach or contravention of, or the creation of any Lien (other than Liens created under the Credit Documents) under, or require any payment to be made under (A) any material contractual obligation to which the Pledgor is a party or affecting the Pledgor or the properties of the Pledgor or any of its Subsidiaries or (B) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which the Pledgor or its property is subject; or (iii) violate any applicable law.
(c)    No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with (a) the execution, delivery or performance by the Pledgor of this Pledge Agreement Supplement or any other Credit Document, (b) the grant by the Pledgor of the Liens granted by it pursuant to the foregoing Section 1 and the other Security Documents, or (c) the perfection or maintenance of the Liens created under the foregoing Section 1 and the other Security Documents (including, subject to the Intercreditor Agreement, the first priority nature thereof) other than (i) those that have already been obtained and are now in full force and effect, (ii) filings to perfect the Liens created by the foregoing Section 1 and the other Security Documents, (iii) those actions as contemplated by Section 3.2 of the Pledge Agreement, and (iv) filings of the Credit Documents with the SEC after the Effective Date in accordance with the requirements thereof.
(d)    The Pledge Agreement as supplemented hereby constitutes a valid and binding agreement of the Pledgor, enforceable in accordance with its terms, except as limited by (i) applicable bankruptcy, insolvency, fraudulent conveyance or other similar laws affecting creditors’ rights generally and (ii) general principles of equity.
(e)    Each of the representations and warranties set forth in Sections 3.5 and 18 of the Pledge Agreement is true as applied to the Pledgor and the New Collateral. For purposes of the foregoing sentence, references in said Sections to a “Pledgor” shall be deemed to refer to the Pledgor, references to Annexes to the Pledge Agreement shall be deemed to refer to the corresponding Annexes to this Pledge Agreement Supplement, references to “Collateral” shall be deemed to refer to the New Collateral, and references to the “Effective Date” shall be deemed to refer to the date on which the Pledgor signs and delivers this Pledge Agreement Supplement.
4.    Governing Law. This Pledge Agreement Supplement shall be construed in accordance with and governed by the laws of the State of New York.

IN WITNESS WHEREOF, the parties hereto have caused this Pledge Agreement Supplement to be duly executed by their respective authorized officers as of the day and year first above written.

[NAME OF PLEDGOR]
By:
Name:
Title:

DEUTSCHE BANK AG NEW YORK BRANCH, as Pledgee
By:
Name:
Title:

Annex A
to Pledge Agreement
Supplement

Schedule of Legal Names, Type of Organization (and Whether a Registered Organization and/or a Transmitting Utility), Jurisdiction of Organization, Location and Organizational Identification Numbers

Exact Legal Name of Pledgor	Type of Organization (or, if the Pledgor is an Individual, so indicate)	Registered Organization? (Yes/No)	Jurisdiction of Organization	Pledgor’s Location (for purposes of NY UCC § 9-307)*	Pledgor’s Organization Identification Number (or, if it has none, so indicate)	Transmitting Utility? (Yes/No)

Annex B
to Pledge Agreement
Supplement

Schedule of Subsidiaries

SUBSIDIARIES

Annex C
to Pledge Agreement
Supplement

Schedule of Stock
SCHEDULE OF STOCK
1.    [Name of Pledgor]

Name of Issuing Corporation	Type of Shares	Number of Shares	Percentage Owned	Certificate No.	Sub-Clause Section 3.2(a)

Annex D
to Pledge Agreement
Supplement

Schedule of Notes

Annex E
to Pledge Agreement
Supplement

Schedule of Limited Liability Company Interests
SCHEDULE OF LIMITED LIABILITY COMPANY INTERESTS
1.    [Name of Pledgor]

Name of Issuing Limited Liability Company	Type of Interest	Percentage Owned	Sub-Clause Section 3.2(a)

Annex F
to Pledge Agreement
Supplement

Schedule of Partnership Interests

[__]

Annex G
to Pledge Agreement
Supplement

Schedule of Chief Executive Offices

Name of Pledgor	Address of Chief Executive Office